AMERICAN TIRE DISTRIBUTORS, INC.

THE SPEED MERCHANT, INC.

T.O. HAAS HOLDING CO, INC.

T.O. HAAS TIRE COMPANY, INC.

TEXAS MARKET TIRE HOLDINGS I, INC.

TEXAS MARKET TIRE, INC.

TARGET TIRE, INC.

ATD MERGERSUB, INC.

FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

dated as of March 31, 2005

$300,000,000.00

Senior Secured Credit Facility

BANC OF AMERICA SECURITIES LLC,

WACHOVIA CAPITAL MARKETS LLC and

GECC CAPITAL MARKETS GROUP, INC., as Co-Lead Arrangers

WACHOVIA BANK, NATIONAL ASSOCIATION

and GENERAL ELECTRIC CAPITAL CORPORATION, as Co-Syndication Agents

THE CIT GROUP/BUSINESS CREDIT, INC., as Documentation Agent

BANC OF AMERICA SECURITIES LLC

as Book Running Manager

and

BANK OF AMERICA, N.A.

as Administrative Agent

-i-

3.18	Borrowers’ Representative.	57
3.19	Joint and Several Liability.	58
3.20	Waiver of Suretyship Defenses.	58
3.21	Statements of Account.	59
3.22	Delegation of Authority to Administrative Agent.	59

SECTION 4. REPRESENTATIONS AND WARRANTIES		59
4.1	Financial Condition.	59
4.2	No Change.	60
4.3	Existence; Compliance with Law.	60
4.4	Power; Authorization.	60
4.5	Enforceable Obligations.	61
4.6	No Legal Bar.	61
4.7	No Material Litigation.	61
4.8	Investment Company Act.	61
4.9	Federal Regulation.	61
4.10	No Default.	62
4.11	Taxes.	62
4.12	Subsidiaries.	62
4.13	Ownership of Property.	62
4.14	ERISA.	62
4.15	Accuracy and Completeness of Information.	63
4.16	Holdings.	63
4.17	Receivables.	63
4.18	Inventory.	64
4.19	Solvency.	64
4.20	Corporate and Fictitious Names.	64
4.21	Employee Relations.	64
4.22	Proprietary Rights.	64
4.23	Trade Names.	65
4.24	Bank Accounts.	65
4.25	Real Property.	65

SECTION 5. CONDITIONS PRECEDENT		65
5.1	Conditions to Initial Loans and Letters of Credit.	65
5.2	Conditions to All Loans and Letters of Credit.	69

SECTION 6. AFFIRMATIVE COVENANTS		70
6.1	Financial Statements.	70
6.2	Certificates; Other Information.	71
6.3	Conduct of Business and Maintenance of Existence.	72
6.4	Maintenance of Property; Insurance.	72
6.5	Inspection of Property; Books and Records; Discussions.	73
6.6	Notices.	74
6.7	Environmental Laws	74
6.8	Additional Collateral.	75
6.9	Collateral Schedules.	76

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6.10	Collection of Receivables.	77
6.11	Merger of Subsidiaries.	78

SECTION 7. NEGATIVE AND INFORMATION COVENANTS		79
7.1	Indebtedness.	79
7.2	Limitation on Liens.	80
7.3	Limitation on Contingent Obligations.	81
7.4	Prohibition of Fundamental Changes.	82
7.5	Prohibition on Sale of Assets.	83
7.6	Limitation on Investments, Loans and Advances.	84
7.7	Hedging Agreements.	88
7.8	Fixed Charge Coverage Ratio.	88
7.9	Limitation on Dividends and Certain Other Payments.	88
7.10	Transactions with Affiliates.	91
7.11	Limitation on Lines of Business.	92
7.12	Amendments to Certain Documents.	92
7.13	Limitation on Prepayments and Amendments of Certain Indebtedness.	92

SECTION 8. EVENTS OF DEFAULT		93
8.1	Events of Default.	93
8.2	Remedies.	95

SECTION 9. SECURITY INTEREST		98
9.1	Priority of Security Interest.	98
9.2	Continued Priority of Security Interest.	99

SECTION 10. THE ADMINISTRATIVE AGENT; THE CO- SYNDICATION AGENTS; THE DOCUMENTATION AGENT; AND THE ISSUING LENDERS		100
10.1	Appointment.	100
10.2	Delegation of Duties.	100
10.3	Exculpatory Provisions.	100
10.4	Reliance by Administrative Agent.	101
10.5	Notice of Default.	101
10.6	Non-Reliance on Administrative Agent, Co-Syndication Agents, Documentation Agent and Other Lenders.	101
10.7	Indemnification.	102
10.8	The Administrative Agent in its Individual Capacity.	103
10.9	Successor Administrative Agent.	103
10.10	Notices from Administrative Agent to Lenders; Notices from Lenders to Administrative Agent.	104
10.11	Declaring Events of Default.	105
10.12	Issuing Lender as Issuer of Letters of Credit.	105
10.13	Co-Syndication Agents and Documentation Agent.	105
10.14	No Reliance on Administrative Agent’s Customer Identification Program.	105
10.15	USA Patriot Act.	105

-iii-

SECTION 11. MISCELLANEOUS		106
11.1	Amendments and Waivers.	106
11.2	Notices.	108
11.3	No Waiver; Cumulative Remedies.	109
11.4	Survival of Representations and Warranties.	109
11.5	Expenses.	109
11.6	Stamp and Other Taxes.	110
11.7	Indemnification.	110
11.8	Successors and Assigns; Participations and Assignments.	111
11.9	Adjustments; Set-off.	114
11.10	Representation of Lenders.	115
11.11	Counterparts.	115
11.12	Governing Law; No Third Party Rights.	115
11.13	Survival.	115
11.14	Submission to Jurisdiction; Waivers.	116
11.15	Interest.	116
11.16	Permitted Payments and Transactions.	117
11.17	Amendment and Restatement.	117

-iv-

SCHEDULES

Schedule I	List of Addresses for Notices; Lending Offices; Commitment Amounts
Schedule II	Pricing Grid
Schedule III	Pro Forma Adjusted EBITDA
Schedule IV	Excluded Collateral
Schedule 1.1	Clearing Banks
Schedule 4.7	Litigation
Schedule 4.11	Taxes
Schedule 4.12	Subsidiaries
Schedule 4.13	Permitted Inventory Locations
Schedule 4.17(b)	Locations of Offices and Records
Schedule 4.20	Corporate and Fictitious Names
Schedule 4.21	Employee Relations
Schedule 4.23	Tradenames
Schedule 4.24	Bank Accounts
Schedule 4.25	Real Property
Schedule 7.1(a)	Existing Indebtedness
Schedule 7.2(g)	Existing Liens
Schedule 7.3(d)	Existing Contingent Obligations
Schedule 7.6(l)	Permitted Investments
Schedule 7.10	Affiliate Transactions

EXHIBITS

EXHIBIT A	Form of Revolving Credit Note
EXHIBIT B	Form of Swing Line Note
EXHIBIT C	Form of Assignment and Acceptance
EXHIBIT D	Form of Parent Guarantee
EXHIBIT E	Form of Parent Pledge Agreement
EXHIBIT F	Form of Subsection 3.11(d)(2) Certificate
EXHIBIT G	Form of Opinion of Gibson, Dunn & Crutcher LLP
EXHIBIT H	Form of Borrower Closing Certificate
EXHIBIT I	Form of Credit Parties Closing Certificate
EXHIBIT J	Form of Borrowing Base Certificate
EXHIBIT K	Form of Vendor Lien Subordination Agreement

-v-

FOURTH AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

THIS FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT dated as of March 31, 2005 (this “Agreement”) is entered into by and among AMERICAN TIRE DISTRIBUTORS, INC., a Delaware corporation (“American Tire”), THE SPEED MERCHANT INC., a California corporation (“Speed Merchant”), T.O. HAAS HOLDING CO., INC., a Nebraska corporation (“Haas Holding”), T.O. HAAS TIRE COMPANY, INC., a Nebraska corporation (“Haas Tire”), TEXAS MARKET TIRE HOLDINGS I, INC., a Texas corporation (“Texas Holdings”), TEXAS MARKET TIRE, INC., a Texas corporation d/b/a BIG STATE TIRE SUPPLY (“Big State”), TARGET TIRE, INC., a North Carolina corporation (“Target”), and ATD MERGERSUB, INC., a Delaware corporation (“MergerCo”); American Tire, Speed Merchant, Haas Holding, Haas Tire, Texas Holdings, Big State, Target and MergerCo are collectively referred to herein as “Borrowers” and individually as a “Borrower”); the several lenders from time to time parties hereto (the “Lenders”); WACHOVIA BANK, NATIONAL ASSOCIATION and GENERAL ELECTRIC CAPITAL CORPORATION, as Co-Syndication Agents (collectively, the “Co-Syndication Agents”); THE CIT GROUP/BUSINESS CREDIT, INC., as Documentation Agent (the “Documentation Agent”); and BANK OF AMERICA, N.A., as administrative agent and collateral agent for the Lenders (the “Administrative Agent”).

W I T N E S S E T H :

WHEREAS, on March 19, 2004, the Borrowers, the financial institutions party thereto from time to time, Fleet Capital Corporation (“FCC”), as Administrative Agent, Wachovia Bank, National Association, as Syndication Agent, The CIT Group/ Business Credit, Inc., as Documentation Agent and Fleet Securities, Inc. as the Arranger entered into that certain Third Amended and Restated Loan and Security Agreement (the “Existing Loan Agreement”);

WHEREAS, on March 7, 2005, MergerCo, American Tire Distributors Holdings, Inc., a Delaware corporation and parent of MergerCo (“Holdings”), American Tire, Charles Charlesbank Equity Fund IV, Limited Partnership, a Massachusetts limited partnership, Charlesbank Capital Partners, LLC, a Massachusetts limited liability company, solely in its capacity as representative of the holders of American Tire’s capital stock, entered into an Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”);

WHEREAS, prior to the date hereof, (i) FCC assigned all of its interests in the loans under the Existing Loan Agreement to Bank of America, N.A. (“Bank of America”), (ii) FCC resigned as Administrative Agent under the Existing Loan Agreement and (iii) Bank of America was appointed as successor Administrative Agent by the Lenders party to the Existing Loan Agreement;

WHEREAS, pursuant to the Merger Agreement and upon the conditions set forth therein, MergerCo will effect a merger of MergerCo with and into American Tire (the “Merger”), with American Tire as the surviving corporation, and that, at the effective time of the Merger (the “Effective Time”), each share of issued and outstanding common stock, par value $0.01 per share

(a “Share”) outstanding immediately prior to the effective time of the Merger (other than Shares owned by American Tire, Holdings or MergerCo or any subsidiary of American Tire or Shares with respect to which appraisal rights are properly exercised under Delaware law) will by virtue of the Merger and without any action on the part of the holder thereof be converted into the right to receive cash equal to the Per Share Common Stock Consideration (as defined in the Merger Agreement);

WHEREAS, subject to certain consent and/or acknowledgements as described in the Merger Agreement, each warrant and option for Shares issued and outstanding immediately prior to the Effective Time shall vest and become exercisable into the right to receive a sum in cash equal to the Warrant Cancellation Payment and Option Cancellation Payment (each as defined in the Merger Agreement), respectively;

WHEREAS, subject to appraisal rights, each share of Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (each as defined in the Merger Agreement) of American Tire will be converted into a cash sum amount described in Article II of the Merger Agreement, each share of Series A Preferred Stock (as defined in the Merger Agreement) will be redeemed, and each share of Series B Preferred Stock (as defined in the Merger Agreement) will be converted into shares of preferred stock of Holdings;

WHEREAS, at the Effective Time, American Tire intends to send out irrevocable notices of redemption (the “Debt Redemption”) of all its outstanding 10% Senior Notes Due 2008, Series D (the “Existing Notes”);

WHEREAS, after giving effect to the Merger, Investcorp, together with certain affiliated entities and other international investors arranged by Investcorp (as defined below), and certain other investors and members of senior management of Holdings or the Borrowers identified to the Lenders before the Closing Date (as defined below) or otherwise reasonably acceptable to Banc of America Securities LLC, Wachovia Capital Markets LLC and GECC Capital Markets Group, Inc., as the Co-Lead Arrangers (collectively, the “Investor Group”), will own and control, 100% of the outstanding common stock of Holdings and Holdings will own and control 100% of the outstanding common stock of American Tire; and

WHEREAS, in connection with the Merger, and to refinance certain of the Borrowers’ existing indebtedness, to finance a portion of the Merger and to pay fees and expenses in connection therewith, as well as for general corporate purposes, the Borrowers have requested that the Lenders modify certain provisions of the Existing Loan Agreement to permit the Merger and establish a $300,000,000 five-year Revolving Credit Facility (the “Revolving Credit Facility”) pursuant to which revolving credit loans may be made to the Borrowers and letters of credit may be issued for the account of the Borrowers;

NOW, THEREFORE, the Borrowers, the Administrative Agent, the Co-Syndication Agents, the Documentation Agent and the Lenders agree that the Existing Loan Agreement is hereby amended and restated in its entirety by this Agreement:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms defined in the caption hereto shall have the meanings set forth therein, and the following terms have the following meanings:

“Account”: has the meaning ascribed to such term in the UCC.

“Account Debtor”: a Person who is obligated on a Receivable.

“ACH Transfer”: the transfer of funds within or between financial institutions using electronic credits and debits in accordance with banking procedures promulgated by the National Automated Clearing House Association or any related regional association.

“Additional Reserves”: reserves (other than the Letter of Credit Reserve, the Rent Reserve or the Dilution Reserve) against the Borrowing Base established by the Administrative Agent from time to time in the exercise of its reasonable credit judgment.

“Adjustment Date”: as defined in the definition of Applicable Margin.

“Administrative Agent”: as defined in the Preamble hereto, and includes any successor agent appointed pursuant to Section 10.9 hereof.

“Affiliate”: of any Person means (a) any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 25% or more of the securities having ordinary voting power for the election of directors of such Person, whether by ownership of securities, contract, proxy or otherwise, or (y) to direct or cause the direction of the management and policies of such Person, whether by ownership of securities, contract, proxy or otherwise.

“Agency Account”: an account of a Borrower maintained by it with a Clearing Bank pursuant to an Agency Account Agreement.

“Agency Account Agreement”: an agreement among a Borrower, the Administrative Agent and a Clearing Bank, in form and substance satisfactory to the Administrative Agent, concerning the collection and transfer of payments which represent the proceeds of Receivables or of any other Collateral.

“Agents”: the collective reference to the Co-Syndication Agents, the Documentation Agent and the Administrative Agent.

“Agreement”: this Loan Agreement, as amended, supplemented, restated or otherwise modified from time to time.

“Alternate Base Rate”: at any time a fluctuating interest rate per annum equal to the greater of (i) the rate of interest announced or quoted from time to time by the Bank as its prime rate for commercial loans (the “Prime Rate”), which rate might not be the lowest rate charged by the Bank, and, if such prime rate for commercial loans is discontinued by the Bank as a standard, a comparable reference rate designated by the Bank as a substitute therefor shall be the Base Rate, and (ii) the Federal Funds Rate plus 1/2 of 1% per annum. For purposes hereof: “Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve system arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Bank from three federal funds brokers of recognized standing selected by Bank. Any change in the Alternate Base Rate due to a change in the prime rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the prime rate or the Federal Funds Effective Rate, respectively.

“Alternate Base Rate Loans”: Loans at such time as they are made and/or being maintained at a rate of interest based upon the Alternate Base Rate.

“Anti-Terrorism Laws”: any applicable United States laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

“Applicable Margin”: for the Revolving Credit Loans of the Types set forth below, the rate per annum set forth under the relevant column heading opposite such Loans below:

Alternate Base Rate Loans	Eurodollar Loans
zero	1.50%

; provided that, from and after the first six month anniversary of the Closing Date, the Applicable Margin with respect to Revolving Credit Loans will be adjusted on each Adjustment Date (as defined below) to the applicable rate per annum set forth in the pricing grid attached hereto as Schedule II based on the Fixed Charge Coverage Ratio as determined from the financial statements delivered in accordance with Section 6.1(b) hereof and related compliance certificate, commencing with the third Fiscal Quarter of Fiscal Year 2005 and quarterly thereafter. Changes in the Applicable Margin resulting from changes in the Fixed Charge Coverage Ratio shall become effective on the first day of the month following the date on which such financial statements and compliance certificates are delivered to the Lenders (the “Adjustment Date”) and shall remain in effect until the next change to be effected pursuant to this definition; provided that (a) the Applicable Margin shall be initially the rate per annum set forth under the relevant column heading above; (b) if for any reason the financial statements required by Section 6.1(b) are not timely delivered to the Lenders, (i) during the period from the date upon which such financial statements were required to be delivered until the date upon which they actually are delivered, the Applicable Margin shall be the Applicable Margin in effect immediately prior to the date such financial statements were due, and (ii) if such financial statements, when actually delivered, would have required an increase in the Applicable Margin over the Applicable Margin in effect immediately prior to the date such financial statements were due, the Borrowers shall promptly following the delivery of such financial statements pay to the Lenders and the Administrative Agent any additional amounts of interest or fees which would have been payable on any previous Interest Payment Date had such higher Applicable Margin been in effect from the date such financial statements were required to be delivered; (c) any change in the Applicable Margin as a result of a change in the Fixed Charge Coverage Ratio shall apply to all Revolving Credit Loans for each day during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change in the Applicable Margin; and (d) if an Event of Default exists on any Adjustment Date or other date upon which the Applicable Margin would otherwise be adjusted hereunder, the Applicable Margin shall in no event be reduced on such Adjustment Date or other date from the Applicable Margin in effect immediately prior to such Adjustment Date or other date until such Event of Default is cured or waived.

“Assignee Group”: two or more Eligible Assignees that are Affiliates of one another or two or more Eligible Assignees managed by the same investment advisor.

“Assignment and Acceptance”: an assignment and acceptance substantially in the form of Exhibit C.

“Available Revolving Credit Commitment”: as to any Lender, at a particular time, an amount equal to (a) the amount of such Lender’s Revolving Credit Commitment at such time less (b) the sum of (i) the aggregate unpaid principal amount at such time of all Revolving Credit Loans made by such Lender pursuant to Section 2.1, (ii) such Lender’s Revolving Credit Commitment Percentage of the aggregate unpaid principal amount at such time of all Swing Line Loans; provided that for purposes of calculating the Revolving Credit Commitments pursuant to Section 2.2 the amount referred to in this clause (ii) shall be zero, (iii) such Lender’s L/C Participating Interest in the aggregate amount available to be drawn at such time under all outstanding Letters of Credit issued by the Issuing Lender and (iv) such Lender’s Revolving Credit Commitment Percentage of the aggregate outstanding amount of L/C Obligations; collectively, as to all the Lenders, the “Available Revolving Credit Commitments.”

“B/F Subordination Agreement”: the Amended and Restated Subordination Agreement dated November 6, 2002, as amended, restated or otherwise modified from time to time, among Bridgestone/Firestone, the Administrative Agent, American Tire, Speed Merchant, Haas Holding and Haas Tire, which amended and restated in its entirety that certain Subordination Agreement dated August 14, 2001.

“Bank”: Bank of America, N.A. and its successors and assigns.

“Banking Relationship Debt”: debt or other obligations of a Borrower to Bank or any Lender (or any Affiliate of Bank or any Lender, including FNB) arising out of or relating to (i) demand deposit and operating account relationships between such Borrower and Bank or any Lender (or any Affiliate of Bank or any Lender, including FNB) or any cash management services provided to such Borrower or any of its Subsidiaries, including any obligations under Cash Management Agreements (but excluding any assets or investment property of American Tire Distributors, Inc. Deferred Compensation Program), and (ii) Interest Rate Protection Agreements or other Hedging Agreements with Bank or any Lender (or any Affiliate of Bank or any Lender, including FNB) not entered into for speculative purposes.

“Bankruptcy Code”: Title I of the Bankruptcy Reform Act of 1978, as amended and codified at Title 11 of the United States Code.

“Base Rate Revolving Credit Loan”: a Revolving Credit Loan that bears interest based upon the Alternate Base Rate.

“Board”: the Board of Governors of the Federal Reserve System, together with any successor.

“Borrowers”: as defined in the Preamble hereto.

“Borrowing Base”: an amount equal to the lesser of:

(a)	the aggregate Revolving Credit Commitments, minus the sum of:

(i)	the Letter of Credit Reserve, plus

(ii)	the Rent Reserve, plus

(iii)	any Additional Reserves, and

(b)	an amount equal to

(i)	85% of the Value of Eligible Receivables, plus

(ii)	an amount equal to the least of:

(A)	65% of the Value of Eligible Tire Inventory, and

(B)	the NOLV Percentage of the Value of Eligible Tire Inventory, and

(C)	$160,000,000; plus

(iii)	an amount equal to the least of:

(A)	50% of the Value of Eligible Non-Tire Inventory;

(B)	the NOLV Percentage of the Value of Eligible Non-Tire Inventory; and

(C)	$45,000,000, minus

(iv)	the sum of:

(A)	the Letter of Credit Reserve, plus

(B)	the Rent Reserve, plus

(C)	the Dilution Reserve, plus

(D)	any Additional Reserves.

“Borrowing Base Certificate”: a certificate in the form attached as Exhibit J or in such form as the Borrowers and the Administrative Agent may agree.

“Borrowing Date”: any Business Day specified in a notice pursuant to (a) Sections 2.4 or 3.1 as a date on which a Borrower requests the Swing Line Lender or the Lenders to make Loans hereunder or (b) Section 2.5 as a date on which a Borrower requests the Issuing Lender to issue a Letter of Credit hereunder.

“Bridgestone/Firestone”: Bridgestone/Firestone North American Tire, LLC, a Delaware limited liability company and successor by merger to Bridgestone/Firestone, Inc., an Ohio corporation.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City, Charlotte, North Carolina or Atlanta, Georgia are authorized or required by law to close.

“Capital Expenditures”: for any period, all amounts which would, in accordance with GAAP, be set forth as capital expenditures (exclusive of any amount attributable to capitalized interest) on the consolidated statement of cash flows or other similar statement of American Tire and its Subsidiaries for such period but shall exclude (a) any expenditures made with the proceeds of condemnation or eminent domain proceedings affecting real property or with insurance proceeds, and (b) expenditures in connection with acquisitions and joint ventures permitted under this Agreement.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Collateral”: collateral consisting of cash or, if acceptable to the Administrative Agent, Cash Equivalents, in each case on which the Administrative Agent, for the benefit of itself as Administrative Agent and the other Secured Parties, has a first priority Lien.

“Cash Collateral Account”: a special interest-bearing deposit account consisting of cash maintained by the Administrative Agent in the name of American Tire but under the sole dominion and control of the Administrative Agent, for the benefit of itself as Administrative Agent and for the benefit of the other Secured Parties.

“Cash Equivalents”: (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (b) certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any Lender or with any domestic (in the case of any investments, acquisitions or holdings by a Borrower or its Domestic Subsidiaries) commercial bank or trust company having capital and surplus in excess of $100,000,000, (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) entered into with any financial institution meeting the qualifications specified in clause (b) above, (d) commercial paper having the highest rating obtainable from S&P or Moody’s and in each case maturing within one year after date of acquisition, (e) investment funds investing 95% of their assets in securities of the type described in clauses (a) through (d) above, (f) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either S&P or Moody’s and (g) indebtedness with a rating of “A” or higher from S&P or “A2” or higher from Moody’s.

“Cash Management Agreement”: any agreement entered into from time to time between any Borrower or any of its Subsidiaries, on the one hand, and Bank or any Lender or any of their Affiliates on the other, in connection with cash management services for collections and for operating, payroll and trust accounts of such Borrower or its Subsidiaries provided by Bank or any Lender or any of their Affiliates, including ACH Transfer services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services.

“Change in Law”: with respect to any Lender, the adoption of, or change in, any law, rule, regulation, policy, guideline or directive (whether or not having the force of law) or any change in the interpretation or application thereof by any Governmental Authority having jurisdiction over such Lender, in each case after the Closing Date.

“Change of Control”: shall be considered to have occurred if (i) at any time prior to an IPO by Holdings: Investcorp and any of its Affiliates (provided that, for purposes of this definition only, the reference to 25% in the definition of Affiliate contained in this Section 1.1 shall be deemed to be 51%) and Subsidiaries, any Person that is a member of the senior management of Holdings and American Tire, and any entity the majority of the equity ownership interests of which is owned by such senior management of Holdings or American Tire, shall cease to own, directly or indirectly, in the aggregate, at least 51% of the issued and outstanding voting stock of Holdings, free and clear of all Liens, (ii) at any time after an IPO by Holdings: if any Person (other than Investcorp, any of its Affiliates or Subsidiaries, any Person that is a member of the senior management of Holdings or American Tire, any entity the majority of the equity ownership interests of which is owned by such senior management of Holdings or American Tire or any Person acting in the capacity of an underwriter), whether singly or in concert with one or more Persons, shall, directly or indirectly, have acquired, or acquire the power (x) to vote or direct the voting of 30% or more, on a fully diluted basis, of the outstanding common stock of Holdings or (y) to elect or designate for election a majority of the Board of Directors of Holdings by voting power, contract or otherwise or (iii) at any time after the Merger, Holdings shall cease to own approximately 100% of the outstanding Capital Stock of American Tire.

“Chattel Paper”: has the meaning ascribed to such term in the UCC.

“CIP Regulations”: has the meaning set forth in Section 10.14.

“Clearing Bank”: the banks listed on Schedule 1.1 hereto and any other banking institution with which an Agency Account has been established pursuant to an Agency Account Agreement.

“Closing Date”: the date on which the Lenders make their initial Loans or the Issuing Lender issues the initial Letter of Credit under this Agreement.

“Closing Forecasts”: as defined in subsection 5.1(d).

“Closing Transactions”: the collective reference to the Equity Contribution, the repayment of certain of the Borrowers’ existing indebtedness on the Closing Date and the issuance of the Senior Notes and the Parent Notes.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all of each Borrower’s right, title and interest in and to each of the following, wherever located and whether now or hereafter existing or now owned or hereafter acquired or arising:

(a) all Accounts;

(b) all Chattel Paper (including Electronic Chattel Paper and Tangible Chattel Paper);

(c) all Documents;

(d) all Inventory including (i) all goods intended for sale or lease or for display or demonstration, (ii) all work in process, and (iii) all raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, packing, shipping, advertising, selling, leasing or furnishing of goods or services or otherwise used or consumed in the conduct of business;

(e) all Instruments;

(f) all Supporting Obligations;

(g) all Letter of Credit Rights;

(h) the Commercial Tort Claims relating to the Collateral;

(i) all General Intangibles related to any of the Collateral (including Intellectual Property but excluding tax refunds and insurance proceeds that are not proceeds of any of the Collateral);

(j) Deposit Accounts;

(k) all Investment Property (including 100% of the stock of each Domestic Subsidiary of a Borrower and 65% of the stock of each Foreign Subsidiary of a Borrower);

(l) all cash or other property deposited with the Administrative Agent or any Lender or any Affiliate of the Administrative Agent or any Lender or which the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, or any Lender or such Affiliate is entitled to retain or otherwise possess as collateral pursuant to the provisions of this Agreement or any of the Loan Documents or any agreement relating to any Letter of Credit, including amounts on deposit in the Cash Collateral Account;

(m) all books, records, files, correspondence, computer programs, tapes, disks and related data processing software which contain information identifying or pertaining to any of the Collateral or any Account Debtor or showing the amounts thereof or payments thereon or otherwise necessary or helpful in the realization thereon or the collection thereof; and

(n) any and all products and cash and non-cash proceeds of the foregoing (including any claims to any items referred to in this definition and any claims against third parties for loss of, damage to or destruction of any or all of the Collateral or for proceeds payable under or unearned premiums with respect to policies of insurance) in whatever form, including cash, negotiable instruments and other instruments for the payment of money, Chattel Paper, security agreements and other documents, provided, however, that notwithstanding anything to the contrary contained herein, the following property of each Borrower shall not constitute “Collateral” hereunder (hereinafter, the “Excluded Property”): (i) Real Property; (ii) Equipment; (iii) Fixtures; (iv) the property described on Schedule IV to this Agreement; (v) any proceeds arising from the sale, lease, assignment or disposition of any of the foregoing Excluded Property, including proceeds consisting of Accounts, General Intangibles, Documents, Instruments, Chattel Paper, Supporting Obligations or Letter of Credit Rights that arise from such sale, lease, assignment or disposition of such Excluded Property; and (vi) the escrowed funds in the amount of $29,076,762 held by the trustee of the Existing Notes on the Closing Date in connection with the Debt Redemption and; provided further, in no event shall Collateral include more than 65% of the total outstanding voting stock of any Foreign Subsidiary.

“Combined Basket”: for purposes of subsections (h), (i) and (m) of Section 7.6 that relate to acquisitions, investments and Permitted Senior Note Repurchases that occur after the Closing Date and subsections (g) and (j) of Section 7.9 that relates to Permitted Series B Redemptions and Permitted Parent Notes Redemptions that occur after the Closing Date, an amount equal to (i) $10,000,000, less (ii) the sum of (a) the Purchase Price of acquisitions made pursuant to Section 7.6(h) prior to the date of such acquisition, (b) the amount of investments made pursuant to Section 7.6(i) in cash prior to the date of such investment, (c) the amount of Permitted Senior Notes Repurchases made in cash prior to the date of such repurchase, (d) the amount of Permitted Series B Redemptions made in cash prior to the date of such redemption, and (e) the amount of Permitted Parent Notes Redemptions made in cash prior to the date of such redemption.

“Commercial Tort Claim”: has the meaning ascribed to such term in the UCC.

“Commercial L/C”: a commercial documentary Letter of Credit under which the Issuing Lender agrees to make payments in Dollars for the account of a Borrower, on behalf of a Borrower or a Subsidiary of the Borrower, in respect of obligations of the Borrower or such Subsidiary in connection with the purchase of goods or services in the ordinary course of business.

“Commitment”: as to Swingline Lender, the Swingline Commitment, and as to any Lender at any time, such Lender’s Revolving Credit Commitment; collectively, as to all the Lenders, the “Commitments”.

“Commitment Fee Rate”: 0.30 % per annum; provided, that commencing with the first sixth month anniversary of the Closing Date and so long as no Event of Default exists, the Commitment Fee Rate will be determined pursuant to the pricing grid attached hereto as Schedule II based upon the Fixed Charge Coverage Ratio as determined from the relevant financial statements delivered pursuant to Section 6.1(b), commencing with the third Fiscal Quarter of Fiscal Year 2005 and quarterly thereafter.

“Commitment Percentage”: as to any Lender at any time, its Revolving Credit Commitment Percentage.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with a Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes a Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code.

“Consolidated Current Assets”: at a particular date, all amounts which would, in conformity with GAAP, be included under current assets on a consolidated balance sheet of the Borrowers and their Subsidiaries as at such date.

“Consolidated Current Liabilities”: at a particular date, all amounts which would, in conformity with GAAP, be included under current liabilities on a consolidated balance sheet of the Borrowers and their Subsidiaries as at such date, excluding the current portion of long-term debt and the entire outstanding principal amount of the Revolving Credit Loans.

“Consolidated EBITDA”: for any specified accounting period for a specified Person, means Consolidated Net Income of such Person for such period before provision for income taxes for such period, plus interest expense, depreciation expense and amortization expense, management fees to the extent constituting Subordinated Indebtedness (or to the extent and in the amount paid on the Closing Date), non-recurring charges (including fees and expenses incurred in connection with the Transactions) and non-cash charges (including to the extent deducted in the computation of Consolidated Net Income of American Tire and its consolidated Subsidiaries for such period, the amount of any non-cash charges taken by American Tire and its consolidated Subsidiaries during such period relating solely to unamortized financing costs incurred by them in connection with the Existing Loan Agreement), in each case without duplication and in each case to the extent deducted in computing Consolidated Net Income for such period.

“Consolidated Indebtedness”: at a particular date, all Indebtedness (excluding the undrawn amount of Letters of Credit), determined on a consolidated basis in accordance with GAAP at such date.

“Consolidated Net Income”: as applied to any Person for any accounting period, the net income or net loss, as the case may be, of such Person for the period in question after giving effect to deduction of or provision for all operating expenses, all taxes and reserves (including reserves for deferred taxes) and all other proper deductions, all determined in accordance with GAAP, provided that there shall be excluded:

(a) the net income or net loss of any Person accrued prior to the date it becomes a Subsidiary of, or is merged into or consolidated with, the Person whose Consolidated Net Income is being determined or a Subsidiary of such Person,

(b) the net income or net loss of any Person in which the Person whose Consolidated Net Income is being determined or any Subsidiary of such Person has an ownership interest, except, in the case of net income, to the extent that any such income has actually been received by such Person or such Subsidiary in the form of cash dividends or similar distributions,

(c) any restoration of any contingency reserve, except to the extent that provision for such reserve was made out of income during any period,

(d) any net gains or losses on the sale or other disposition, not in the ordinary course of business, of investments, business units and other capital assets,

(e) any net gain arising from the collection of the proceeds of any insurance policy,

(f) any write-up of any asset, and

(g) any other extraordinary income or loss.

“Contingent Obligation”: as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount (based on the maximum reasonably anticipated net liability in respect thereof as determined by American Tire in good faith) of the primary obligation or portion thereof in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated net liability in respect thereof (assuming such Person is required to perform thereunder) as determined by American Tire in good faith.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of the property owned by it is bound.

“Controlled Disbursement Account”: one or more accounts maintained by and in the name of the Borrowers (or any of them) with a Disbursing Bank for the purposes of disbursing Loan proceeds and amounts deposited thereto.

“Cooper Subordination Agreement”: that certain Vendor Lien Subordination Agreement dated October 28, 2004, between the Administrative Agent and Cooper Tire & Rubber Company as the same may be amended, restated, or otherwise modified from time to time.

“Credit Parties”: the collective reference to Holdings, the Borrowers and each of their respective direct and indirect Subsidiaries other than any Foreign Subsidiaries of the Borrowers (or any other United States Person).

“Currency Agreement:” any forward contract, future contract, foreign exchange contract, currency swap contract and similar agreement or arrangement between any Person and a financial institution designed to protect such Person against fluctuations in foreign exchange rates.

“Current”: with respect to the applicable accounts payable of American Tire and its consolidated Subsidiaries, means such payables are current in accordance with American Tire’s past payment practices as evidenced by accounts payable agings provided to the Administrative Agent pursuant to the Existing Loan Agreement during the period in Fiscal Year 2005 prior to the Closing Date.

“Debt Redemption”: as defined in the Recitals hereto.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Deposit Account”: has the meaning ascribed to such term in the UCC.

“Dilution Reserve”: an amount equal to the excess of (i) non-cash reductions to the Borrowers’ Receivables (on a combined basis) during a 12-month period prior to the date of determination as established by the Borrowers’ records or by a field examination conducted by the Administrative Agent’s employees or representatives, expressed as a percentage of the Borrowers’ Receivables (on a combined basis) outstanding during the same period, as the same may be adjusted by the Administrative Agent in the exercise of its reasonable credit judgment, over (ii) 5%, multiplied by an amount equal to Eligible Receivables as of the date of determination.

“Disbursing Bank”: any commercial bank with which a Controlled Disbursement Account is maintained after the Closing Date.

“Document”: has the meaning ascribed to such term in the UCC.

“Documentation Agent”: as referenced in the Recitals hereto.

“Dollars” and “$”: refers to lawful money of the United States.

“Domestic Subsidiary”: as to any Person, any Subsidiary of such Person other than a Foreign Subsidiary of such Person.

“Electronic Chattel Paper”: has the meaning ascribed to such term in the UCC.

“Eligible Assignee”: (i) a commercial bank organized under the laws of the United States, or any State thereof, having total assets in excess of $10,000,000,000; (ii) any commercial finance or asset based lending company organized under the laws of the United States, any State thereof or the District of Columbia, having total assets in excess of $10,000,000,000; and (iii) any Lender listed on the signature page of this Agreement; provided that the representation contained in Section 11.10 hereof shall be applicable with respect to any such Person.

“Eligible Inventory”: collectively, Eligible Tire Inventory and Eligible Non-Tire Inventory.

“Eligible Non-Tire Inventory”: items of Inventory (other than tires) of a Borrower held for sale in the ordinary course of the business of such Borrower (but not including packaging or shipping materials or maintenance supplies) that meet all of the following requirements: (a) such Inventory is owned by a Borrower, is subject to the Security Interest, which is perfected as to such Inventory, and is not subject to any other Lien whatsoever other than a Permitted Lien; (b) such Inventory consists of raw materials or finished goods and does not consist of work-in-process, supplies or consigned goods; (c) such Inventory is in good condition and meets in all material respects all material standards applicable to such goods, their use or sale imposed by any governmental agency, or department or division thereof, having regulatory authority over such matters; (d) such Inventory is currently either usable or saleable, at prices approximating at least the cost thereof, in the normal course of the applicable Borrower’s business; (e) such Inventory is not obsolete or returned (except Inventory that is placed back into stock in the ordinary course of business) or repossessed or used goods taken in trade; (f) such Inventory is either located within the United States at one of the Permitted Inventory Locations or is in transit within the United States from one Permitted Inventory Location to another Permitted Inventory Location for not more than seven consecutive days; (g) such Inventory is in the possession and control of a Borrower and not any third party and if located in a warehouse or other facility leased by a Borrower, the lessor has delivered to the Administrative Agent a waiver and consent in form and substance satisfactory to the Administrative Agent or such facility is reflected in the Rent Reserve; and (h) such Inventory is not determined by the Administrative Agent, in the exercise of its reasonable credit judgment, to be ineligible for any reason.

“Eligible Receivable”: the unpaid portion of a Receivable payable in Dollars to a Borrower net of any returns, discounts, credits, or other allowances or deductions agreed to by a Borrower and net of any amounts owed by a Borrower to the Account Debtor on such Receivable, which Receivable meets all of the following requirements: (a) such Receivable is owned by a Borrower and represents a complete bona fide transaction which requires no further act under any circumstances on the part of any Borrower to make such Receivable payable by the Account Debtor; (b) such Receivable is not past due more than 60 days after its due date, which due date shall not be later than 90 days after the invoice date; (c) such Receivable does not arise out of any transaction with any Subsidiary, Affiliate, creditor, lessor or supplier of a Borrower; (d) such Receivable is not owing by an Account Debtor more than 50% of whose then-existing accounts owing to the Borrowers do not meet the requirements set forth in clause (b) above; (e) if the Account Debtor with respect thereto is located outside of the United States of America, Canada or Puerto Rico, the goods which gave rise to such Receivable were shipped after receipt by the applicable Borrower from the Account Debtor of an irrevocable letter of credit that has been confirmed by a financial institution acceptable to the Administrative Agent and is in form and substance acceptable to the Administrative Agent, payable in the full face amount of the face value of the Receivable in Dollars at a place of payment located within the United States and has been duly assigned to the Administrative Agent, except that up to $1,000,000 of such Receivables outstanding at any time that are otherwise Eligible Receivables, may be included in Eligible Receivables without such letter of credit supports; (f) the Account Debtor is not located in any state requiring the filing of a notice of business activities report or similar report in order to permit the Borrowers to seek judicial enforcement in such state of payment of such Account, unless the Borrowers have qualified to do business in such state or have filed a notice of business activities report or equivalent report for the then current year; (g) such Receivable is not subject to the Assignment of Claims Act of 1940, as amended from time to time, or any other applicable law now or hereafter existing similar in effect thereto, as determined in the sole discretion of the Administrative Agent, unless the applicable Borrower has assigned its right to payments of such Receivable so as to comply with the Assignment of Claims Act of 1940, as amended from time to time, or any such other applicable law, or to any contractual provision accepted in writing by such Borrower prohibiting its assignment or requiring notice of or consent to such assignment which notice or consent has not been made or obtained; (h) the Borrower that is the obligee thereof is not in breach of any express or implied representation or warranty with respect to the goods the sale of which gave rise to such Receivable; (i) the Account Debtor with respect to such Receivable is not insolvent or the subject of any bankruptcy or insolvency proceedings of any kind or of any other proceeding or action, threatened or pending, which might, in the Administrative Agent’s reasonable credit judgment, have a materially adverse effect on such Account Debtor; (j) the goods the sale of which gave rise to such Receivable were shipped or delivered to the Account Debtor on an absolute sale basis and not on a bill and hold sale basis, a consignment sale basis, a guaranteed sale basis, a sale or return basis or on the basis of any other similar understanding, and such goods have not been returned or rejected; (k) such Receivable is not owing by an Account Debtor whose then-existing accounts owing to the Borrowers exceed in face amount 20% of the face value of the Borrowers’ total Eligible Receivables, but such Receivable shall be ineligible only to the extent of such excess; (l) such Receivable is evidenced by an invoice or other documentation (in form reasonably acceptable to the Administrative Agent and in a form consistent with past practices of such Borrower) containing only terms normally offered by the applicable Borrower, and dated no later than the date of shipment; (m) such Receivable is a valid, legally enforceable obligation of the Account Debtor with respect thereto and is not subject to any present or contingent (and no facts exist which are the basis for any future), offset, deduction or counterclaim, dispute or other defense on the part of such Account Debtor, except that any Receivable that is subject to any offset, deduction or counterclaim shall be ineligible only to the extent of such offset, deduction or counterclaim;

(n) such Receivable is not evidenced by Chattel Paper or an Instrument of any kind; (o) such Receivable does not arise from the performance of services, including services under or related to any warranty obligation of a Borrower or out of service charges by a Borrower or other fees for the time value of money; (p) such Receivable is subject to the Security Interest, which is perfected as to such Receivable, and is subject to no other Lien whatsoever other than a Permitted Lien and the goods giving rise to such Receivable were not, at the time of the sale thereof, subject to any Lien other than a Permitted Lien; and (q) such Receivable is not determined by the Administrative Agent, in the exercise of its reasonable credit judgment, to be ineligible for any reason.

“Eligible Subordinated Vendor Inventory”: Eligible Tire Inventory that is subject to a Subordinated Vendor Lien.

“Eligible Tire Inventory”: items of Inventory of tires of a Borrower (including Eligible Subordinated Vendor Inventory) held for sale in the ordinary course of the business of such Borrower (but not including packaging or shipping materials or maintenance supplies) that meet all of the following requirements: (a) such Inventory is owned by a Borrower, is subject to the Security Interest, which is perfected as to such Inventory, and is not subject to any other Lien whatsoever other than a Permitted Lien; (b) such Inventory consists of raw materials or finished goods and does not consist of work-in-process, supplies or consigned goods; (c) such Inventory is in good condition and meets in all material respects all material standards applicable to such goods, their use or sale imposed by any governmental agency, or department or division thereof, having regulatory authority over such matters; (d) such Inventory is currently either usable or saleable, at prices approximating at least the cost thereof, in the normal course of the applicable Borrower’s business; (e) such Inventory is not obsolete or returned (except Inventory that is placed back into stock in the ordinary course of business) or repossessed or used goods taken in trade; (f) such Inventory is either located within the United States at one of the Permitted Inventory Locations or is in transit within the United States from one Permitted Inventory Location to another Permitted Inventory Location for not more than seven consecutive days; (g) such Inventory is in the possession and control of a Borrower and not any third party and if located in a warehouse or other facility leased by a Borrower, the lessor has delivered to the Administrative Agent a waiver and consent in form and substance satisfactory to the Administrative Agent or such facility is reflected in the Rent Reserve; and (h) such Inventory is not determined by the Administrative Agent, in the exercise of its reasonable credit judgment, to be ineligible for any reason.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority or requirements of law (including, without limitation, common law) regulating or imposing liability or standards of conduct concerning environmental or public health protection matters, including, without limitation, Hazardous Materials, as now or may at any time hereafter be in effect.

“Environmental Permits”: any and all permits, licenses, registrations, notifications, exemptions and any other authorizations required under any Environmental Law.

“Equity Contribution”: as defined in subsection 5.1(c).

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Equipment”: has the meaning ascribed to such term in the UCC.

“Eurodollar Lending Office”: as to any Lender, the office of such Lender which shall be making or maintaining Eurodollar Loans.

“Eurodollar Loans”: Loans at such time as they are made and/or being maintained at a rate of interest based upon a Eurodollar Rate.

“Eurodollar Rate”: with respect to any Eurodollar Loan for the Interest Period applicable thereto, means a simple per annum interest rate determined pursuant to the following formula:

Eurodollar Rate	=	Interbank Offered Rate
1 - Eurodollar Reserve Percentage

The Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Reserve Percentage”: that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System, as such regulation may be amended from time to time, or any successor regulation, as the maximum reserve requirement (including any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not any Lender or any Affiliate of a Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to any Lender.

“Event of Default”: any of the events specified in Section 8; provided that any requirement for the giving of notice, the lapse of time, or any other condition, has been satisfied.

“Excess Availability”: as of the date of determination, the aggregate principal amount of Revolving Credit Loans available to be borrowed by the Borrowers hereunder at the time in accordance with Section 2.1, which shall be an amount equal to the remainder derived by subtracting the aggregate principal amount of Revolving Credit Loans, L/C Obligations and Swingline Loans outstanding on such date from the Borrowing Base on such date.

“Executive Order No. 13224”: Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001.

“Existing Letters of Credit”: as defined in subsection 2.5(a).

“Existing Notes”: as defined in the Recitals hereto.

“Existing Subordination Agreements”: the B/F Subordination Agreement, the Pirelli Subordination Agreement and the Cooper Subordination Agreement.

“Existing Subordinated Vendors”: Bridgestone/Firestone, Cooper Tire & Rubber Company and Pirelli Tire LLC.

“Fee Letter”: that certain Fee Letter dated of even date herewith, among the Borrowers and the Administrative Agent.

“Financed Capex”: Capital Expenditures funded with the proceeds of Indebtedness (excluding Loans) or represented by obligations under Financing Leases.

“Financial Officer”: the principal financial officer, chief financial officer, treasurer or controller of a Person.

“Financing Lease”: (a) any lease of property, real or personal, the obligations under which are capitalized on a consolidated balance sheet of a Borrower and its consolidated Subsidiaries and (b) any other such lease to the extent that the then present value of any rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee.

“Fiscal Month”: each of the 12 consecutive four- or five-week periods beginning on the first day of the Fiscal Year, in the pattern 4,4,5 within a Fiscal Quarter (or in the pattern 5,5,4 or 4,5,5 or 5,4,5 within any one Fiscal Quarter of any 53-week Fiscal Year).

“Fiscal Quarter”: each of the four consecutive periods of 13 weeks (or 14 weeks in any one Fiscal Quarter of any 53-week Fiscal Year), beginning on the first day of the Fiscal Year.

“Fiscal Year”: the period of 52 or 53 consecutive weeks beginning on the Sunday after the Saturday nearest December 31 in one calendar year and ending on the Saturday nearest December 31 of the following calendar year (or, in the case of any period of 53 consecutive weeks, of the second calendar year ending thereafter) and when followed or preceded by the designation of a calendar year, means such period ending on the Saturday nearest December 31 of such designated calendar year.

“Fixed Charge Coverage Ratio”: for any specified period, the ratio of (i) Consolidated EBITDA of American Tire and its consolidated Subsidiaries for such period, minus cash taxes paid and Capital Expenditures (other than Financed Capex) made by American Tire and its consolidated Subsidiaries determined on a consolidated basis during such period, to (ii) the sum of cash interest expense (excluding non-cash expenses associated with any interest rate hedging transactions; non-cash amortization of debt discount; and non-cash interest expense in respect of costs of issuance of Indebtedness) minus cash interest income, plus scheduled and (without duplication) actual principal payments on Indebtedness (other than the Loans), plus any cash distributions or cash dividends paid (including any cash distributions made by American Tire to Holdings or Holdco, as applicable in accordance with Section 7.9), in each case, of American Tire and its consolidated Subsidiaries.

“Fixtures”: has the meaning ascribed to such term in the UCC.

“FNB”: Fleet National Bank and its successors and assigns.

“Forecasts”: the forecasted (a) balance sheets, (b) income statements, (c) cash flow statements, (d) Excess Availability and (e) calculation of the Fixed Charge Coverage Ratio of American Tire and its consolidated Subsidiaries for each Fiscal Year, prepared annually by American Tire on a consolidated monthly basis, together with a statement for underlying assumptions, in each case in such format and detail as the Administrative Agent may reasonably specify.

“Foreign Subsidiary”: as to any Person, any Subsidiary of such Person which is not organized under the laws of the United States or any state thereof or the District of Columbia.

“GAAP”: generally accepted accounting principles in the United States in effect from time to time.

“General Intangible”: has the meaning ascribed to such term in the UCC.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantees”: the collective reference to the Parent Guarantee and any guarantee which may from time to time be executed and delivered by a Subsidiary (other than Foreign Subsidiaries) pursuant to Section 6.8.

“Hazardous Materials”: any hazardous materials, hazardous wastes, hazardous pesticides or hazardous or toxic substances, and any other material that may give rise to liability under any Environmental Law, including, without limitation, asbestos, petroleum, any other petroleum products (including gasoline, crude oil or any fraction thereof), polychlorinated biphenyls and urea-formaldehyde insulation.

“Hedging Agreement”: any Interest Rate Agreement, Currency Agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Highest Lawful Rate”: as defined in Section 11.15.

“Holdco”: as defined in Section 7.10.

“Holdings”: as defined in the Recitals hereto.

“Indebtedness”: of a Person, at a particular date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) the undrawn face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder and unpaid reimbursement obligations with respect thereto, (c) all liabilities (other than Lease Obligations and liabilities in connection with reserves established in accordance with GAAP) secured by any Lien on any property owned by such Person, even though such Person has not assumed or become liable for the payment thereof, (d) Financing

Leases, and (e) all indebtedness of such Person arising under acceptance facilities; but excluding (i) trade and other accounts payable and accrued expenses payable in the ordinary course of business which are not overdue for a period of more than 120 days or, if overdue for more than 120 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person and (ii) letters of credit supporting the purchase of goods in the ordinary course of business and expiring no more than six months from the date of issuance; provided that the Existing Notes (which shall be redeemed on or prior to May 15, 2005) shall not be included for any purposes and provided further, that any preferred stock issued by Holdings shall not be included for any purposes.

“Initial Notice of Borrowings”: the notice of borrowing given by the Borrowers to the Administrative Agent with respect to the Loans to be made on the Closing Date which shall also specify the method of disbursement.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Instrument”: has the meaning ascribed to such term in the UCC.

“Interbank Offered Rate”: for an Interest Period means the rate per annum (rounded upwards, if necessary to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term “Interbank Offered Rate” shall mean, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on the Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, that if more than one rate is specified on the Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

“Intellectual Property”: as to any Borrower, all intellectual and similar property of every kind and nature now owned or hereafter acquired by such Borrower, including patents, copyrights, trademarks, trade names and all related documentation and registrations and all additions, improvements or accessions to any of the foregoing (but specifically excluding the service marks known as “AUTOEDGE,” “HEAFNET,” and XPRESS PERFORMANCE and the trademark known as “WHEEL WIZARD”).

“Interest Payment Date”: (a) as to Alternate Base Rate Loans, the first day of each month, commencing on the first such day to occur after any Alternate Base Rate Loans are made or any Eurodollar Loans are converted to Alternate Base Rate Loans, (b) as to any Eurodollar Loan in respect of which a Borrower has selected an Interest Period of one month, the last day of such Interest Period and (c) as to any Eurodollar Loan in respect of which a Borrower has selected a longer Interest Period than the period described in clause (b), the last day of each calendar month interval during such Interest Period and, in addition, the last day of such Interest Period.

“Interest Period”: with respect to any Eurodollar Loan:

(a) initially, the period commencing on, as the case may be, the Borrowing Date or conversion date with respect to such Eurodollar Loan and ending one, two, three or six months thereafter (or, if and when available in the judgment of the Administrative Agent to all the relevant Lenders, nine or twelve months thereafter) as selected by a Borrower in its notice of borrowing as provided in Section 3.1 or its notice of conversion as provided in Section 3.2; and

(b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter (or, if and when available in the judgment of the Administrative Agent to all the relevant Lenders, nine or twelve months thereafter) as selected by a Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect to such Eurodollar Loan;

provided that the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period that would otherwise extend beyond the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date, or if the Revolving Credit Termination Date shall not be a Business Day, on the preceding Business Day;

(iii) if such Borrower shall fail to give notice as provided above in clause (b), it shall be deemed to have selected a conversion of a Eurodollar Loan into an Alternate Base Rate Loan (which conversion shall occur automatically and without need for compliance with the conditions for conversion set forth in Section 3.2);

(iv) any Interest Period that begins on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(v) such Borrower shall select Interest Periods so as not to require a prepayment (to the extent practicable) or a scheduled payment of a Eurodollar Loan during an Interest Period for such Eurodollar Loan.

“Interest Rate Agreement”: any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement.

“Inventory”: has the meaning ascribed to such term in the UCC.

“Investcorp”: Investcorp S.A., a Luxembourg corporation.

“Investment Grade Securities”: (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents), (ii) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 by Moody’s or the equivalent of such rating by such rating organization, or if no rating of S&P’s or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Borrowers and their Subsidiaries and (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii) which fund may also hold immaterial amounts of cash pending investment and/or distribution.

“Investment Property”: has the meaning ascribed to such term in the UCC.

“Investor Group”: as defined in the Recitals hereto.

“IPO”: as to any Person, any sale by such Person through an initial public offering of its common (or other voting) stock pursuant to an effective registration statement (other than a registration statement on Form S-4, S-8 or any successor or similar form) filed under the Securities Act of 1933, as amended.

“Issuing Lender”: collectively, Bank of America, N.A., FNB and any of their respective Affiliates, as issuers of the Letters of Credit; with respect to any Letter of Credit, the term “Issuing Lender” shall mean the Issuing Lender with respect to such Letter of Credit, and with respect to any Existing Letter of Credit, the term “Issuing Lender” shall mean FNB.

“L/C Application”: as defined in subsection 2.5(a).

“L/C Obligations”: the obligations of the Borrowers to reimburse an Issuing Lender for any payments made by such Issuing Lender under any Letter of Credit that have not been reimbursed by the Borrowers pursuant to subsection 2.8(a).

“L/C Participating Interest”: an undivided participating interest in the face amount of each issued and outstanding Letter of Credit.

“Lease Obligations”: of the Borrowers and their Subsidiaries, as of the date of any determination thereof, the rental commitments of the Borrowers and their Subsidiaries determined on a consolidated basis in accordance with GAAP, if any, under leases for real and/or personal property (net of rental commitments from sub-leases thereof), excluding however, obligations under Financing Leases.

“Lenders”: as defined in the Preamble hereto.

“Letters of Credit”: the collective reference to the Commercial L/Cs, the Standby L/Cs and the Existing Letters of Credit; individually, a “Letter of Credit”.

“Letter of Credit Availability”: as of the date of determination, the aggregate face amount of Letter of Credit Obligations available to be incurred hereunder at the time of determination in accordance with Section 2.5, which shall be an amount equal to the lesser of (i) the Letter of Credit Facility minus the Letter of Credit Obligations and (ii) the Excess Availability, on such date.

“Letter of Credit Facility”: a subfacility of the Revolving Credit Facility providing for the issuance of Letters of Credit as described in Section 2.5 in an aggregate amount of Letter of Credit Obligations at any one time outstanding not to exceed $25,000,000.

“Letter of Credit Obligations”: at any time, the reimbursement obligations under any Letters of Credit at such time, including the aggregate undrawn available amount of all Letters of Credit outstanding and any Letter of Credit approved for issuance by the Administrative Agent but not yet issued by an Issuing Lender, plus any L/C Obligations that have not been satisfied by the making of a Revolving Credit Loan.

“Letter of Credit Reserve”: at any time, the aggregate Letter of Credit Obligations at such time, other than Letter of Credit Obligations that are fully secured by Cash Collateral.

“Letter of Credit Right”: has the meaning ascribed to such term in the UCC.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing, except for the filing of financing statements in connection with Lease Obligations incurred by a Borrower or its Subsidiaries to the extent that such financing statements relate to the property subject to such Lease Obligations) but excluding any interest of the trustee of the Existing Notes in the escrowed funds in the amount of $29,076,762 on the Closing Date in connection with the Debt Redemption.

“Loan Documents”: the collective reference to this Agreement, the Notes, the Security Agreements, the Fee Letter, the Vendor Lien Subordination Agreements, the Parent Pledge Agreement, the Hedging Agreements, the Agency Account Agreements, the Guarantees and each other instrument, agreement or document executed by Holdings, a Borrower or any Subsidiary of a Borrower in connection with this Agreement whether prior to, or on or after the Closing Date and each other instrument, agreement or document referred to herein or contemplated hereby in favor of Agents, Lenders or another Secured Party.

“Loans”: the collective reference to the Swing Line Loans and the Revolving Credit Loans; individually, a “Loan”.

“Lockbox”: each U. S. Post Office Box specified in a Lockbox Agreement.

“Lockbox Agreement”: each agreement between a Borrower and a Clearing Bank concerning the establishment of a Lockbox for the collection of Receivables.

“Margin Stock”: margin stock as defined in Section 221.1(h) of Regulation U of the Board of Governors of the Federal Reserve System (or any successor).

“Material Contract”: an agreement to which a Borrower is a party (other than the Loan Documents) which breach, termination, cancellation, nonperformance or failure to renew would reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect”: a material adverse effect on the business, assets, conditions (financial or otherwise) or operations of American Tire and its Subsidiaries taken as a whole.

“Measurement Period”: as defined in Section 7.8.

“Merger”: as defined in the Recitals hereto.

“Merger Agreement”: as defined in the Recitals hereto.

“MergerCo”: as defined in the Recitals hereto.

“Moody’s”: Moody’s Investors Service, Inc.

“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NOLV Percentage”: on any date, a fraction equal to the product of (i) 85% times (ii) a fraction, the numerator of which is the orderly liquidation value of Borrowers’ tire or non-tire Inventory, as the case may be, net of liquidation expenses, as most recently determined and reported on by a qualified independent appraiser selected by the Administrative Agent in its reasonable credit judgment or, at the Administrative Agent’s election, by professional appraisers employed by the Administrative Agent, and the denominator of which is the lesser of cost determined on a FIFO (or first-in-first-out) accounting basis and fair market value of Borrowers’ tire or non-tire Inventory, as the case may be, as of the “as of” date used in the most recent appraisal.

“Non-Consenting Lender”: as defined in subsection 11.1(g).

“Non-Funding Lender”: as defined in subsection 3.9(c).

“Notes”: the collective reference to the Swing Line Note and the Revolving Credit Notes; each of the Notes, a “Note”.

“Overadvance”: at any time the amount by which the aggregate outstanding principal amount of Revolving Credit Loans exceeds the Borrowing Base.

“Overadvance Condition”: means and is deemed to exist any time the aggregate outstanding principal amount of Revolving Credit Loans exceeds the Borrowing Base.

“Overadvance Loan”: a Base Rate Revolving Credit Loan made at a time an Overadvance Condition exists or which results in an Overadvance Condition.

“Parent Guarantee”: the Parent Guarantee, substantially in the form of Exhibit D, to be made by Holdings in favor of the Administrative Agent for the ratable benefit of the Lenders, as the same may be amended, restated, modified or supplemented from time to time.

“Parent Note Documents”: the Parent Notes and any and all instruments, agreements or documents executed in connection therewith or pursuant thereto.

“Parent Notes”: unsecured senior or subordinated notes, or any combination thereof or exchange notes, in an aggregate principal amount at maturity not to exceed $51,480,000, that are subject to the following terms and conditions: (i) such Parent Notes shall have a scheduled maturity of no earlier than October 1, 2010, (ii) such Parent Notes shall not be subject to any financial maintenance covenants, (iii) there shall be no guaranty of such Parent Notes by any Borrower, and (iv) such Parent Notes shall not be subject to any scheduled amortization (other than a mandatory redemption of a portion thereof in April 2010).

“Parent Pledge Agreement”: the Pledge Agreement, substantially in the form of Exhibit E, to be made by Holdings in favor of the Administrative Agent, for the ratable benefit of the Lenders, as the same may be amended, restated, modified or supplemented from time to time.

“Participants”: as defined in subsection 11.8(b).

“Participating Lender”: any Revolving Credit Lender (other than the Issuing Lender) with respect to its L/C Participating Interest in each Letter of Credit.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Permanent Debt”: (i) unsecured notes or debentures of any Borrower, that may be issued by American Tire or any Subsidiary on or after the Closing Date and (ii) unsecured notes or debentures of any Borrower that may be issued by American Tire or its Subsidiaries to refinance previously issued Permanent Debt on terms no less favorable to Borrowers and so long as each of the Refinancing Conditions is satisfied as determined by the Administrative Agent.

“Permitted Inventory Locations”: means each location listed on Schedule 4.13 and from time to time each other location within the United States which American Tire has notified the Administrative Agent is a location at which Inventory of a Borrower is maintained.

“Permitted Liens”: means, each of the following:

(a) Liens securing taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, but (i) in all cases only if payment at the time is not due or is being Properly Contested and (ii) in the case of warehousemen or landlords, only if such liens are junior to the Security Interest in any of the Collateral or the relevant premises are reflected in the Rent Reserve,

(b) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation or under payment or performance bonds,

(c) Liens in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, arising under this Agreement and the other Loan Documents, or

(d) Subordinated Vendor Liens.

“Permitted Parent Notes Redemptions”: as defined in Section 7.9(j).

“Permitted Senior Notes Repurchase”: as defined in Section 7.6(m).

“Permitted Series B Redemptions”: as defined in Section 7.9(g).

“Person”: an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Pirelli Subordination Agreement”: that certain Lien Subordination Agreement dated January 13, 2003, between the Administrative Agent and Pirelli Tire LLC, as the same may be amended, restated or otherwise modified from time to time.

“Plan”: at a particular time, any employee benefit plan which is covered by Title IV of ERISA or Section 412 of the Code and in respect of which a Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pro Forma Adjusted EBITDA”: the amount set forth on Schedule III.

“Pro Forma Balance Sheet”: as defined in subsection 4.1(b).

“Pro Forma Fixed Charge Coverage Ratio”: for any specified period, the ratio of (i) Consolidated EBITDA of American Tire and its consolidated Subsidiaries for such period, minus cash taxes paid and Capital Expenditures (other than Financed Capex) made by American Tire and its consolidated Subsidiaries determined on a consolidated basis during such period, to (ii) the sum of cash interest expense (excluding non-cash expenses associated with any interest rate hedging transactions; non-cash amortization of debt discount; and non-cash interest expense in respect of costs of issuance of Indebtedness), minus cash interest income, plus scheduled and (without duplication) actual principal payments on Indebtedness (other than the Loans), plus any cash distributions or cash dividends paid (including cash distributions made by American Tire to Holdings or Holdco, as applicable in accordance with Section 7.9), in each case, of American Tire and its consolidated Subsidiaries; provided, that for purposes of computing this ratio for subsection 7.6(h) only with respect to acquisitions (and without duplication in each case):

(a) the last 12 months of Consolidated EBITDA of the acquired target shall be added to the Consolidated EBITDA of American Tire and its consolidated Subsidiaries (included in (i) above);

(b) the Consolidated EBITDA of American Tire and its consolidated Subsidiaries (including, on a proforma basis, the acquired target) may be adjusted for post-acquisition cost savings certified by Borrowers in good faith and reasonably agreed to by the Borrowers and the Administrative Agent;

(c) there shall be added to cash interest expense of American Tire and its consolidated Subsidiaries (included in (ii) above) the last 12 months of cash interest expense on Indebtedness acquired in connection with such acquisition, plus, on a proforma basis, 12 months of cash interest expense on the incremental Loans undertaken by the Borrowers on the closing date of the acquisition; and

(d) there shall be added to scheduled and actual principal payments of American Tire and its consolidated Subsidiaries (included in (ii) above) the last 12 months of scheduled principal payments on Indebtedness acquired in connection with such acquisition.

“Properly Contested”: (i) the relevant judgment, writ, order or decree is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Borrower has established appropriate reserves in respect thereof as shall be required in conformity with GAAP; (iii) the failure to pay such judgment and discharge any related Lien will not have a Materially Adverse Effect or result in a forfeiture of any Collateral; (iv) the relevant Lien is at all times junior and subordinate in priority to the Liens in favor of the Administrative Agent (except only with respect to property taxes that have priority as a matter of applicable state law and except only with respect to Liens that involve an amount of less than $500,000 so long as the Administrative Agent is able to and has established an Additional Reserve with respect to such amount) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Borrower, such Borrower forthwith pays or discharges in full such judgment, writ, order or decree and all penalties, interest and other amounts due in connection therewith.

“Proportionate Share” or “Ratable Share” or “Ratable” (and with corollary meaning, “Ratably”): as to a Lender, such Lender’s share of an amount in Dollars or of other property at the time of determination equal to (i) the Commitment Percentage of such Lender, or (ii) if the Commitments are terminated, the percentage obtained by dividing the principal amount of the Loans then owing to such Lender by the total principal amount of all Loans then owing to all Lenders, or (iii) if no Loans are outstanding, the percentage obtained by dividing such Lender’s participation in the total Letter of Credit Obligations then outstanding by the total Letter of Credit Obligations then outstanding.

“Proprietary Rights”: as to any Person, such Person’s rights, title and interest in and to intellectual property and all other rights (including rights as a licensee thereof) under any patents, trademarks, trade names, tradestyles, copyrights and all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing, and all rights to sue for past, present and future infringement of any of the foregoing.

“Purchase Price”: with respect to any acquisition permitted under Section 7.6(h), an amount equal to the total consideration paid for such acquisition, including (i) all cash payments (whether classified as purchase price, noncompete payments, consulting payments or otherwise and without regard to whether such amount is paid in whole or in part at the closing of such acquisition or over time thereafter, but excluding any finance charges attributable to deferred payments and excluding any amounts related to earn-outs and any salary or other employment compensation paid to a seller for the purpose of retaining such seller’s services as an active employee of a Borrower or a Subsidiary), (ii) the principal amount of all acquired debt (to the extent permitted under Section 7.1 hereof) and of any Subordinated Indebtedness owing to the seller, and (iii) the value (as determined by the board of directors of American Tire, including pursuant to the applicable purchase agreement between the relevant Borrower and the seller, in the case of any property, the fair value of which is not readily ascertainable) of all other property, other than capital stock of American Tire, transferred by American Tire to the seller.

“Ratable Share,” “Ratable,” or “Ratably”: as defined in the definition of “Proportionate Share.”

“Real Property”: all real property now or hereafter owned or leased by American Tire, or any Subsidiary, including all fees, leaseholds and future interests.

“Receivables”: means “Accounts” as defined in the UCC.

“Refinancing Conditions”: the following conditions, each of which must be satisfied before the refinancing of the Indebtedness (including the Senior Notes, Parent Notes and Permanent Debt) shall be permitted under Section 7.1(c), Section 7.1(k) and Section 7.9(h) of this Agreement and under the Parent Guarantee, as applicable: (i) the replacement Indebtedness is in an aggregate principal amount that does not exceed the aggregate principal amount of the Indebtedness being refinanced plus up to 6% of fees and expenses, and plus any payment in lieu of cash interest or accretion, as applicable, and is not subject to amortization until after the Secured Obligations are paid in full, (ii) the replacement Indebtedness has a final maturity that is after the payment in full of the Secured Obligations, (iii) the replacement Indebtedness does not bear a rate of interest that exceeds a market rate (as determined in good faith by the chief financial officer of American Tire) as of the date of such refinancing, (iv) the covenants as a whole contained in any instrument or agreement relating to the replacement Indebtedness are no less favorable to the Borrowers and Holdings than those relating to the Indebtedness being refinanced, (v) the replacement Indebtedness is unsecured, and (vi) at the time of and after giving effect to such refinancing, no Default or Event of Default shall exist.

“Refunded Swing Line Loans”: as defined in subsection 2.4(b).

“Register”: as defined in subsection 11.8(d).

“Related Document”: any agreement, certificate, document or instrument relating to a Letter of Credit.

“Rent Reserve”: an amount approximately equal to the aggregate monthly rental payable by the Borrowers on all leased properties in respect of which landlord’s or warehouseman’s waivers, in form and substance acceptable to the Administrative Agent, are not in effect or such greater amount as the Administrative Agent may, in its reasonable credit judgment, determine to be appropriate after notice to the Borrowers.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such Plan is in reorganization as such term is used in Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice is waived under subpart B of PBGC Reg 4042.

“Required Lenders”: at a particular time, the holders of more than 50% of the sum of the Revolving Credit Commitments or, if the Revolving Credit Commitments are terminated, the aggregate unpaid principal amount of the Revolving Credit Loans, and participations in Swing Line Loans and the aggregate amount available to be drawn at such time under all outstanding Letters of Credit and L/C Obligations. The Revolving Credit Commitments of any Non-Funding Lender shall be disregarded in determining Required Lenders at any time.

“Requirement of Law”: as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, order, or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: with respect to any Person, the president, chief executive officer, the chief operating officer, the chief financial officer, treasurer, assistant treasurer, corporate controller or any vice president of such Person.

“Revolving Credit Commitment”: as to any Lender, its obligations to (i) make Revolving Credit Loans to the Borrowers pursuant to Section 2.1 and (ii) to purchase its L/C Participating Interest in any Letter of Credit, in an aggregate amount not to exceed the amount set forth under such Lender’s name in Schedule I opposite the caption “Revolving Credit Commitment” or in Schedule 1 to the Assignment and Acceptance by which such Lender acquired its Revolving Credit Commitment, as the same may be reduced from time to time pursuant to Sections 3.3 or 3.4(b) or adjusted pursuant to subsection 11.8(c); collectively, as to all the Lenders, the “Revolving Credit Commitments”. The aggregate principal amount of the Revolving Credit Commitments is $300,000,000.

“Revolving Credit Commitment Percentage”: as to any Lender at any time, the percentage of the aggregate Revolving Credit Commitments then constituted by such Lender’s Revolving Credit Commitment.

“Revolving Credit Commitment Period”: the period from and including the Closing Date to but not including the Revolving Credit Termination Date.

“Revolving Credit Facility”: the facility established by Lenders pursuant to Section 2.1 hereof for the making of Revolving Credit Loans.

“Revolving Credit Lender”: any Lender with a Revolving Credit Commitment.

“Revolving Credit Loans” as defined in subsection 2.1(a).

“Revolving Credit Note”: as defined in subsection 3.13(e).

“Revolving Credit Termination Date”: the earlier of (a) March 31, 2010 and (b) such other earlier date as the Revolving Credit Commitments shall terminate hereunder.

“S&P”: Standard and Poor’s Ratings Services, a division of McGraw-Hill Companies, Inc.

“Schedule of Inventory”: a schedule delivered by the Borrowers to the Administrative Agent pursuant to the provisions of subsection 6.9(b).

“Schedule of Receivables”: a schedule delivered by the Borrowers to the Administrative Agent pursuant to the provisions of subsection 6.9(a).

“Secured Obligations”: in each case whether now in existence or hereafter arising,

(a) the principal of and interest on the Loans,

(b) the reimbursement obligations under any Letters of Credit and all Letter of Credit Obligations,

(c) all Banking Relationship Debt, and

(d) all indebtedness, liabilities and obligations of the Borrowers or any Subsidiary to the Administrative Agent, the Bank or to the Lenders or to any Affiliate of the Administrative Agent, the Bank or any Lender of every kind, nature and description arising under or in respect of this Loan Agreement, the Notes or any of the other Loan Documents, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note, including without limitation, fees and expenses required to be paid or reimbursed pursuant to this Loan Agreement.

“Secured Parties”: (i) each Agent, (ii) each Lender, (iii) the Bank, (iv) each Issuing Lender, and (v) to the extent that it is an obligee under any Banking Relationship Debt, any Affiliate of the Bank or a Lender.

“Security Agreements”: the collective reference to Section 9 hereof (Security Interest), the Parent Pledge Agreement and any security agreement which may from time to time be executed and delivered by a Subsidiary of American Tire pursuant to Section 6.8.

“Security Interest”: the Liens of the Administrative Agent, for the benefit of itself as the Administrative Agent and the other Secured Parties, on and in the Collateral effected hereby or by any of the Loan Documents or pursuant to the terms hereof or thereof.

“Senior Fixed Rate Note Indenture”: the indenture to be entered into by American Tire in connection with the issuance of the Senior Fixed Rate Notes, together with all instruments and other agreements entered into by the Borrowers in connection therewith.

“Senior Fixed Rate Notes”: the $150,000,000 unsecured senior fixed rate notes due 2013 of American Tire that shall be issued under the Senior Fixed Rate Note Indenture (plus any principal amounts issued in lieu of cash interest).

“Senior Floating Rate Note Indenture”: the indenture to be entered into by American Tire in connection with the issuance of the Senior Floating Rate Notes, together with all instruments and other agreements entered into by the Borrowers in connection therewith.

“Senior Floating Rate Notes”: the $140,000,000 unsecured senior floating rate notes of American Tire due 2012 that shall be issued under the Senior Floating Rate Note Indenture (plus any principal amounts issued in lieu of cash interest).

“Senior Note Indentures”: collectively, the Senior Fixed Rate Note Indenture and the Senior Floating Rate Note Indenture.

“Senior Notes”: collectively, the Senior Fixed Rate Notes and the Senior Floating Rate Notes and any refinancing thereof to the extent permitted by Section 7.1(c).

“Series B Preferred Stock”: Series B Preferred Stock of Holdings, $.01 par value per share, for which dividends shall accrue but not be payable.

“Shares”: as defined in the Recitals hereto.

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Standby L/C”: an irrevocable letter of credit under which the Issuing Lender agrees to make payments in Dollars for the account of any Borrower, on behalf of a Borrower or any Subsidiary of such Borrower in respect of obligations of a Borrower or such Subsidiary incurred pursuant to contracts made or performances undertaken or to be undertaken or like matters relating to contracts to which a Borrower or such Subsidiary is or proposes to become a party in the ordinary course of a Borrower’s or such Subsidiary’s business, including, without limiting the foregoing, for insurance purposes or in respect of advance payments or as bid or performance bonds or for any other purpose for which a standby letter of credit might customarily be issued.

“Subordinated Indebtedness”: Indebtedness of a Borrower that is expressly subordinated in right of payment to the prior payment in full of the Secured Obligations on terms and conditions acceptable to the Administrative Agent.

“Subordinated Vendor Debt”: any Indebtedness of American Tire or any Subsidiary to any vendor that is subordinated on terms and conditions acceptable to the Administrative Agent and the Required Lenders in their sole discretion.

“Subordinated Vendor Inventory Eligibility Conditions”: each of the following conditions precedent, the satisfaction of each of which, as determined by the Administrative Agent in its sole discretion, shall be a condition to the inclusion in the Borrowing Base of any Eligible Subordinated Vendor Inventory:

(i) the Borrowers shall have given the Administrative Agent at least ten (10) Business Days prior written notice of their intent to include Inventory subject to a Vendor Lien in the Borrowing Base;

(ii) the Borrowers shall have given the Administrative Agent copies of the security agreement and all related documentation delivered by or on behalf of the applicable vendor and the Borrowers at least ten (10) Business Days prior to the proposed date of inclusion of such Inventory in the Borrowing Base;

(iii) the Borrowers and the applicable vendor shall have executed and delivered to the Administrative Agent a duly executed and completed Vendor Lien Subordination Agreement (it being acknowledged that the Existing Subordination Agreements are acceptable to the Administrative Agent and the Required Lenders) at least ten (10) Business Days prior to the proposed date of inclusion of such Inventory in the Borrowing Base;

(iv) the Administrative Agent shall have reviewed and found acceptable in all respects the documentation delivered under clauses (ii) and (iii) above between the vendor and the Borrowers and shall have confirmed that the Lien of such vendor is a Subordinated Vendor Lien; and

(v) no Default or Event of Default shall exist.

Notwithstanding the terms contained in this definition hereof and in Section 7.2, if the Vendor Lien Subordination Agreement that is delivered pursuant to clause (iii) above is not in identical form to that attached as Exhibit K hereto or to an Existing Subordination Agreement (other than the B/F Subordination Agreement) as of the Closing Date, then the consent of the Administrative Agent and Required Lenders shall be required for any modifications. Eligible Subordinated Vendor Inventory shall be included in the Borrowing Base on the 5th Business Day after the Administrative Agent’s determination that each of the foregoing conditions have been satisfied. If at any time any of the foregoing conditions ceases to be satisfied, the Eligible Subordinated Vendor Inventory shall be deemed ineligible and excluded from the Borrowing Base.

“Subordinated Vendor Lien”: a Vendor Lien that has been subordinated to the Security Interest (i) in the case of the Existing Subordinated Vendors, to the extent and in the manner provided in the Existing Subordination Agreements, (ii) in the case of each other vendor, to the extent and in the manner provided in the Vendor Lien Subordination Agreement executed by such vendor and with respect to this clause (ii), subject to the satisfaction of each of the Subordinated Vendor Inventory Eligibility Conditions, as determined by the Administrative Agent in its sole discretion.

“Subsection 3.11(d)(2) Certificate”: as defined in subsection 3.11(d).

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, by such Person or by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. A Subsidiary shall be deemed wholly-owned by a Person who owns directly or indirectly all of the voting shares of stock or other interests of such Subsidiary having voting power under ordinary circumstances to vote for directors or other managers of such corporation, partnership or other entity, except for directors’ qualifying shares. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of a Borrower; provided that any joint venture in which an investment is made pursuant to subsection 7.6(i) shall, so long as such investment is maintained in reliance on such subsection, not be a “Subsidiary” of a Borrower for any purpose of this Agreement.

“Subsidiary Pledge Agreements”: individually and collectively, (i) the Stock Pledge Agreement made by American Tire in favor of Agent dated March 19, 2004, with respect to the Capital Stock of Speed Merchant and Haas Holdings, (ii) the Stock Pledge Agreement made by Hass Holdings in favor of Agent dated March 19, 2004, with respect to the Capital Stock of Haas Tire, (iii) the Stock Pledge Agreement made by American Tire in favor of Agent dated July 30, 2004, with respect to the Capital Stock of Texas Holdings, (iv) the Stock Pledge Agreement made by Texas Holdings in favor of Agent dated March 19, 2004, with respect to the Capital Stock of Big State, and (v) the Stock Pledge Agreement made by American Tire in favor of Agent dated September 1, 2004, with respect to the Capital Stock of Target, each as at any time amended, restated or as otherwise modified.

“Supermajority Lenders”: at a particular time, the holders of at least 67% of the sum of the Revolving Credit Commitments or, if the Revolving Credit Commitments are terminated, the aggregate unpaid principal amount of the Revolving Credit Loans, and participations in Swing Line Loans and the aggregate amount available to be drawn at such time under all outstanding Letters of Credit and L/C Obligations. The Revolving Credit Commitments of any Non-Funding Lender shall be disregarded in determining Supermajority Lenders at any time.

“Supporting Letter of Credit”: a standby letter of credit, in form and substance satisfactory to the Administrative Agent, issued by an issuer satisfactory to the Administrative Agent in its sole and absolute judgment in an amount equal to 105% of the greatest amount for which such Letter of Credit may be drawn, under which Supporting Letter of Credit the Administrative Agent shall be entitled to draw amounts necessary to reimburse the Issuing Lender and to the extent that the Lenders have reimbursed Issuing Lender for any payments, for payments made by the Lenders.

“Supporting Obligation”: has the meaning ascribed to such term in the UCC.

“Swing Line Commitment”: the Swing Line Lender’s obligation to make Swing Line Loans pursuant to Section 2.4.

“Swing Line Lender”: Bank of America, N.A. or any affiliate of Bank of America, in its capacity as lender of the Swing Line Loans.

“Swing Line Loans”: as defined in subsection 2.4(a).

“Swing Line Note”: as defined in subsection 3.13(e).

“Tangible Chattel Paper”: has the meaning ascribed to such term in the UCC.

“Termination Date”: March 31, 2010, or such earlier date as all Secured Obligations shall have been irrevocably paid in full and the Commitments shall have been terminated.

“Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day); Tranches may be identified as “Eurodollar Tranches”.

“Transactions”: the collective reference to the Closing Transactions and the Merger.

“Transferee”: as defined in subsection 11.8(f).

“Trigger Event”: as defined in Section 6.10(b).

“Type”: as to any Loan, its nature as an Alternate Base Rate Loan or Eurodollar Loan.

“UCC”: means the Uniform Commercial Code (or any successor statute) as adopted and in force in the State of New York or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such state.

“Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any successor versions thereof.

“United States”: the United States of America.

“United States Person”: any Person organized under the laws of the United States or any state thereof or the District of Columbia.

“Unsubordinated Vendor Lien”: a Vendor Lien that is not a Subordinated Vendor Lien and that secures only open account or trade accounts payable obligations of a Borrower to the vendor in whose favor such Lien is created.

“USA Patriot Act”: means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

“Value”: with reference to the value of Eligible Tire Inventory or Eligible Non-Tire Inventory, as the case may be, on any date, means value determined on the basis of the lower of cost or market value of such Eligible Tire Inventory or Eligible Non-Tire Inventory, as the case may be, with the cost thereof calculated on a FIFO (or first-in, first-out) accounting basis as determined in accordance with GAAP.

“Vendor Lien”: a Lien created in favor of a vendor of tires to a Borrower, that encumbers exclusively all or any of such vendor’s branded tire inventory and does not encumber any proceeds thereof or any other Collateral.

“Vendor Lien Subordination Agreement”: means an agreement in the form attached hereto as Exhibit K whereby, among other things, a vendor of tires subordinates its Lien in the branded inventory sold by such vendor to a Borrower to the Security Interest.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.

(b) As used herein and in the Notes, any other Loan Document and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrowers and their Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP. To the extent there are any changes in GAAP from the date of this Agreement, the financial covenants set forth herein at the option of the Borrowers will either (i) continue to be determined in accordance with GAAP in effect on the Closing Date, as applicable, or (ii) be adjusted or reset to reflect such changes in GAAP, such adjustments or resets to be mutually agreed to by American Tire and the Administrative Agent but until American Tire and the Administrative Agent agree to any such adjustment, the financial covenants will be determined in accordance with GAAP in effect on the Closing Date.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

(d) Whenever the phrase “to the knowledge of the Borrowers” or words of similar import relating to the knowledge of the Borrowers (or any of them) are used herein, such phrase shall mean and refer to the actual knowledge of the president, the chief executive officer or the principal financial officer of, or the in-house legal counsel to, American Tire.

(e) Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Words denoting individuals include corporations and vice versa.

(f) References to any legislation or statute or code, or to any provisions of any legislation or statute or code, shall include any modification or reenactment of, or any legislative, statutory or code provision substituted for, such legislation, statute or code or provision thereof.

(g) References to any document or agreement (including this Agreement) shall include references to such document or agreement as amended, novated, supplemented, modified or replaced from time to time, so long as and to the extent that such amendment, novation, supplement, modification or replacement is not prohibited by the terms of this Agreement or is consented to, if such consent is required, in accordance with the applicable provisions of this Agreement.

(h) Except where specifically restricted in a Loan Document, references to any Person include its successors and substitutes and assigns permitted or not prohibited under such Loan Document.

(i) References to the time of day are to the time of day in New York, New York.

(j) Titles of Articles and Sections in this Agreement are for convenience only, do not constitute part of this Agreement and neither limit nor amplify the provisions of this Agreement, and all references in this Agreement to Articles, Sections, subsections, paragraphs, clauses, subclauses, Schedules or Exhibits shall refer to the corresponding Article, Section, subsection, paragraph, clause or subclause of, or Schedule or Exhibit attached to, this Agreement, unless specific reference is made to the articles, sections or other subdivisions or divisions of, or to schedules or exhibits to, another document or instrument.

(k) Whenever from the context it appears appropriate, the term “Loan”, including such terms as used as part of a defined term including the term “Loan”, shall mean and include a Loan made by all Lenders to the Borrowers as well as a Lender’s Proportionate Share of any Loan.

(l) Unless otherwise specified herein, any Lien created or purported to be created hereby or by or pursuant to any Loan Documents in favor of the Administrative Agent and each payment made to the Administrative Agent, is and shall be deemed to have been created in favor of the Administrative Agent, for its benefit as the Administrative Agent and for the Ratable benefit of the other Secured Parties, or made to and received by the Administrative Agent for the Ratable benefit of the other Secured Parties, as the case may be.

(m) Whenever in this Agreement reference is made to “including,” or “include,” such reference shall be understood to mean “including, without limitation” (and, for purposes of this Agreement and the other Loan Documents, the parties agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters to matters similar to the matters specifically mentioned).

SECTION 2. AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENTS

2.1 Revolving Credit Commitments.

(a) Subject to the terms and conditions hereof, each Lender severally agrees to the extent of its Revolving Credit Commitment to extend credit to the Borrowers from time to time on any Borrowing Date during the Revolving Credit Commitment Period (i) by purchasing an L/C Participating Interest in each Letter of Credit issued by an Issuing Lender and (ii) by making loans in Dollars (individually, a “Revolving Credit Loan”, and collectively, the “Revolving Credit Loans”) to the Borrowers from time to time. Notwithstanding the above, in no event shall any Revolving Credit Loans be made, or Letter of Credit be issued, if the aggregate amount of the Revolving Credit Loans to be made or Letter of Credit to be issued would, after giving effect to the use of proceeds, if any, thereof, exceed the aggregate Excess Availability at any time and the aggregate principal amount of all outstanding Revolving Credit Loans shall not exceed the Borrowing Base (subject to Section 3.17), nor shall any Letter of Credit be issued if after giving effect thereto the sum of the undrawn amount of all outstanding Letters of Credit Obligations would exceed $25,000,000. It is expressly understood and agreed that the Revolving Credit Lenders may and at present intend to use the Borrowing Base as a maximum ceiling on Revolving Credit Loans made to the Borrowers; provided, however, that it is agreed that should the aggregate outstanding amount of such Revolving Credit Loans exceed the ceiling so determined or any other limitation set forth in this Agreement, whether in connection with an Overadvance pursuant to Section 3.17 or otherwise, such Loans shall nevertheless constitute Secured Obligations and, as such, shall be entitled to all benefits thereof and security therefor.

(b) During the Revolving Credit Commitment Period, the Borrowers may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof, and/or by having an Issuing Lender issue Letters of Credit, having such Letters of Credit expire undrawn upon or if drawn upon, reimbursing such Issuing Lender for such drawing, and having an Issuing Lender issue new Letters of Credit.

(c) A request for the borrowing of a Base Rate Revolving Credit Loan shall be made, or shall be deemed to be made, in the following manner:

(i) whenever a check or other item is presented to a Disbursing Bank for payment against a Controlled Disbursement Account in an amount greater than the then available balance in such account, such Disbursing Bank shall, and is hereby irrevocably authorized by the Borrowers to, give the Administrative Agent notice thereof, which notice shall be deemed to be a request for a Base Rate Revolving Credit Loan on the date of such notice in an amount equal to the excess of such check or other item over such available balance, and such request shall be irrevocable.

(ii) unless payment is otherwise made by the Borrowers, the becoming due of any amount required to be paid under this Agreement or any of the Notes as interest shall be deemed to be a request for a Base Rate Revolving Credit Loan on the due date in the amount required to pay such interest, and such request shall be irrevocable;

(iii) unless payment is otherwise made by the Borrowers, a becoming due of any fees, costs or expenses or other Secured Obligation shall be deemed to be a request for a Base Rate Revolving Credit Loan on the due date in the amount then so due, and such request shall be irrevocable; and

(iv) the receipt by the Administrative Agent of notification from an Issuing Lender to the effect that a payment has been made under a Letter of Credit or Letter of Credit Obligations and that the Borrowers have failed to reimburse such Issuing Lender therefor in accordance with the terms of subsection 2.8(a), shall be deemed to be a request for a Base Rate Revolving Credit Loan on the date such notification is received in the amount of such payment which is so unreimbursed.

(d) The Borrowers hereby irrevocably authorize the Administrative Agent to disburse the proceeds of each borrowing requested, or deemed to be requested, pursuant to Section 2.1 as follows:

(i) the proceeds of each borrowing requested under subsection 3.1(a)(i) (other than the borrowing of any Loans made on the Closing Date) or subsection 3.1(a)(ii) shall be disbursed by the Administrative Agent in Dollars in immediately available funds to a Controlled Disbursement Account or, in the absence of a Controlled Disbursement Account, to such other account as may be agreed upon by the Borrowers and the Administrative Agent from time to time, and the proceeds of the Loans to be made on the Closing Date shall be disbursed in accordance with the Initial Notice of Borrowing,

(ii) the proceeds of each borrowing deemed requested under subsection 2.1(c)(i), 2.1(c)(ii) or Section 2.1(c)(iii) shall be disbursed by the Administrative Agent by way of direct payment of the relevant Secured Obligation, and

(iii) the proceeds of each borrowing deemed requested under subsection 2.1(c)(iv) shall be disbursed by the Administrative Agent directly to the applicable Issuing Lender on behalf of the Borrowers for application to the reimbursement obligations under any Letter of Credit.

2.2 Commitment Fee. The Borrowers agree to pay to the Administrative Agent for the account of each Lender (other than any Non-Funding Lender) a commitment fee from and including the Closing Date to and including the Revolving Credit Termination Date computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made (whether or not the Borrowers shall have satisfied the applicable conditions to borrow or for the issuance of a Letter of Credit set forth in Section 5). Such commitment fee shall be payable monthly in arrears on the first day of each month and on the Revolving Credit Termination Date, commencing on the first such date to occur on or following the Closing Date.

2.3 Proceeds of Revolving Credit Loans. The proceeds of Revolving Credit Loans shall be used to repay existing indebtedness, to finance a portion of the Merger, to pay fees, expenses and financing costs in connection with the Transactions and the Debt Redemption, and for ongoing working capital and for other general corporate purposes of American Tire and its Subsidiaries to the extent permitted by this Agreement.

2.4 Swing Line Commitment.

(a) Subject to the terms and conditions hereof, the Swing Line Lender agrees, so long as the Administrative Agent has not received notice that an Event of Default has occurred and is continuing, to make swing line loans (individually, a “Swing Line Loan”; collectively, the “Swing Line Loans”) to the Borrowers from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $15,000,000; provided that no Swing Line Loan may be made if the aggregate principal amount of the Swing Line Loans to be made would exceed the aggregate Excess Availability at such time (such Swing Line Loans will be deemed usage of the Revolving Credit Facility for purpose of calculating Excess Availability). Amounts borrowed by the Borrowers under this Section 2.4 may be repaid and, through but excluding the Revolving Credit Termination Date, reborrowed. All Swing Line Loans shall be made as Alternate Base Rate Loans plus the Applicable Margin then in effect for Revolving Credit Loans and shall not be entitled to be converted into Eurodollar Loans. The Borrowers shall give the Swing Line Lender irrevocable notice (which notice must be received by the Swing Line Lender prior to 2:00 p.m., New York City time) on the requested Borrowing Date specifying the amount of each requested Swing Line Loan, which shall be in an aggregate minimum amount of $250,000 or a whole multiple of $100,000 in excess thereof. The proceeds of each Swing Line Loan will be made available by the Swing Line Lender to the Borrowers by crediting the account of the Borrowers at the office of the Swing Line Lender with such proceeds. The proceeds of Swing Line Loans may be used solely for the purposes referred to in Section 2.3.

(b) The Swing Line Lender at any time in its sole and absolute discretion may request each Revolving Credit Lender, including the Swing Line Lender, to make a Revolving Credit Loan in an amount equal to such Lender’s Revolving Credit Commitment Percentage of the amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given. Unless any of the events described in paragraph (f) of Section 8.1 shall have occurred (in which event the procedures of paragraph (c) of this Section 2.4 shall apply) each such Lender shall make the proceeds of its Revolving Credit Loan available to the Swing Line Lender for the account of the Swing Line Lender at the office of the Swing Line Lender specified in Section 11.2 (or such other location as the Swing Line Lender may direct) prior to 12:00 noon (New York City time) in funds immediately available on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Refunded Swing Line Loans.

(c) If prior to the making of a Revolving Credit Loan pursuant to paragraph (b) of this Section 2.4 one of the events described in paragraph (f) of Section 8.1 shall have occurred, each Revolving Credit Lender will, on the date such Loan was to have been made, purchase an undivided participating interest in the Refunded Swing Line Loan in an amount equal to its Revolving Credit Commitment Percentage of such Refunded Swing Line Loan. Each such Lender will immediately transfer to the Swing Line Lender in immediately available funds, the amount of its participation.

(d) Whenever, at any time after the Swing Line Lender has received from any Revolving Credit Lender such Lender’s participating interest in a Refunded Swing Line Loan, the Swing Line Lender receives any payment on account thereof, the Swing Line Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded) in like funds as received; provided that in the event that such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed by the Swing Line Lender to it in like funds as such payment is required to be returned by the Swing Line Lender.

(e) The obligation of each Revolving Credit Lender to purchase participating interests pursuant to subsection 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrowers; (iv) any breach of this Agreement by any Borrower or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.5 Issuance of Letters of Credit.

(a) The Borrowers may from time to time request an Issuing Lender to issue a Standby L/C or a Commercial L/C by delivering to the Administrative Agent at its address specified in Section 11.2 (or such other location as the Administrative Agent may direct) a letter of credit application in such Issuing Lender’s then customary form (the “L/C Application”) completed to the satisfaction of such Issuing Lender and the Administrative Agent, together with the proposed form of such Letter of Credit (which shall comply with the applicable requirements of paragraph (b) below) and such other certificates, documents and other papers and information as such Issuing Lender may request; provided, however, that if no Issuing Lender is able to issue a Letter of Credit (based upon circumstances other than the failure of Borrowers’ to satisfy the conditions to issuance of such Letter of Credit), then Administrative Agent may permit another Lender to issue such Letter of Credit and such Lender shall constitute an Issuing Lender hereunder and shall be entitled to all of the benefits hereof and; provided further, no step-up Letters of Credit may be issued without the prior written consent of the Administrative Agent. Each letter of credit issued or deemed issued and outstanding under the Existing Loan Agreement on the Closing Date, including any extension or renewal thereof (each, an “Existing Letter of Credit”) shall constitute a “Letter of Credit” for all purposes of this Agreement, issued, for purposes of this subsection 2.5(a), on the Closing Date.

(b) Each Standby L/C and Commercial L/C issued hereunder shall be issued for the account of a Borrower and shall, among other things, (i) be in such form requested by such Borrower as shall be acceptable to such Issuing Lender in its sole discretion and (ii) with respect to a Standby L/C, have an expiry date occurring not later than 365 days after the date of issuance of such Letter of Credit and, with respect to a Commercial L/C, have an expiry date occurring not later than 365 days after the date of issuance of such Letter of Credit and in the case of Standby L/Cs, may be automatically renewed on its expiry date for an additional period equal to the initial term, but in no case shall any Letter of Credit have an expiry date occurring later than the Revolving Credit Termination Date. Each L/C Application and each Letter of Credit shall be subject to the International Standby Practices (ISP 98) of the International Chamber of Commerce or any successor code adopted by an Issuing Lender (in the case of Standby L/Cs) or the Uniform Customs (in the case of Commercial L/Cs).

2.6 Participating Interests. Effective in the case of each Letter of Credit as of the date of the opening thereof, each Issuing Lender agrees to allot and does allot, to itself and each other Revolving Credit Lender, and each such Lender severally and irrevocably agrees to take and does take in such Letter of Credit, an L/C Participating Interest in a percentage equal to such Lender’s Revolving Credit Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit.

2.7 Procedure for Opening Letters of Credit. The Administrative Agent will notify each Lender after the end of each calendar month of any Letters of Credit issued by the Issuing Lenders. Upon receipt of any L/C Application from a Borrower and approved by the Administrative Agent, an Issuing Lender will process such L/C Application, and the other certificates, documents and other papers delivered to such Issuing Lender in connection therewith, in accordance with its customary procedures and, subject to the terms and conditions hereof, shall promptly open such Letter of Credit by issuing the original of such Letter of Credit to the beneficiary thereof and by furnishing a copy thereof to such Borrower; provided that no such Letter of Credit shall be issued if Section 2.1 would be violated thereby.

2.8 Payments in Respect of Letters of Credit.

(a) The Borrowers agree forthwith upon demand by an Issuing Lender and otherwise in accordance with the terms of the L/C Application relating thereto, (i) to reimburse such Issuing Lender through the Administrative Agent for any payment made by such Issuing Lender under any Letter of Credit issued for the account of a Borrower on the Business Day such Borrower receives notice of such payment if such notice is received by 11:00 a.m. (New York City time) or the next succeeding Business Day if after 11:00 a.m. (New York City time), provided, that reimbursement may be made by the automatic funding of a Revolving Credit Loan at the Administrative Agent’s election and the Borrowers hereby irrevocably authorize and direct the Administrative Agent to take such actions as may be necessary to effectuate such automatic funding and (ii) to pay interest on any unreimbursed portion of any such payment from the date of such payment until reimbursement in full thereof at a rate per annum equal to (A) on or prior to the date which is one Business Day after the day on which such Issuing Lender demands reimbursement from such Borrower for such payment, the Alternate Base Rate plus the Applicable Margin for the Revolving Credit Loans and (B) thereafter, the Alternate Base Rate plus the Applicable Margin for the Revolving Credit Loans plus 2%.

(b) In the event that an Issuing Lender makes a payment under any Letter of Credit and is not reimbursed in full therefor forthwith upon demand of such Issuing Lender, and otherwise in accordance with the terms of the L/C Application relating to such Letter of Credit, the Administrative Agent will promptly notify each other Revolving Credit Lender. Forthwith upon its receipt of any such notice, each such other Lender will pay to the Administrative Agent for the account of such Issuing Lender, in immediately available funds, an amount equal to such other Lender’s Ratable Share (based on its Revolving Credit Commitment Percentage) of the L/C Obligation arising from such unreimbursed payment.

(c) Whenever, at any time after an Issuing Lender has made a payment under any Letter of Credit and has received from any other Revolving Credit Lender such other Lender’s Ratable Share of the L/C Obligation arising therefrom, such Issuing Lender receives any reimbursement on account of such L/C Obligation or any payment of interest on account thereof, such Issuing Lender will promptly distribute to such other Lender its Ratable Share thereof in like funds as received; provided that in the event that the receipt by such Issuing Lender of such reimbursement or such payment of interest (as the case may be) is required to be returned, such other Lender will return to such Issuing Lender any portion thereof previously distributed by such Issuing Lender to it in like funds as such reimbursement or payment is required to be returned by such Issuing Lender.

2.9 Letter of Credit Fees.

(a) In lieu of any letter of credit commissions and fees provided for in any L/C Application relating to Standby L/Cs, Commercial L/Cs or Existing Letters of Credit (other than standard issuance, amendment and negotiation fees), the Borrowers agree to pay the Administrative Agent, for the account of the Issuing Lender and the Participating Lenders, with respect to each Standby L/C, Commercial L/C or Existing Letter of Credit issued for the account of the Borrowers, a per annum Standby L/C, Commercial L/C or Existing Letter of Credit fee, as the case may be, equal to the Applicable Margin for Revolving Credit Loans which are Eurodollar Loans (or such higher rate if an Event of Default exists) per annum on the average daily amount of the aggregate undrawn amount under each Standby L/C and Existing Letter of Credit in the case of a Standby L/C and Existing Letter of Credit and on the aggregate undrawn amount of each Commercial L/C in the case of a Commercial L/C, in either case, payable, in arrears, on the first day of each month. The Administrative Agent will disburse any Standby L/C, Commercial L/C or Existing Letter of Credit fees received pursuant to this subsection 2.9(a) to the respective Lenders promptly following the receipt of any such fees. In addition, the Borrowers shall pay to an Issuing Lender, for its own account, a fee equal to 0.125% per annum on the face amount of each Standby L/C, Commercial L/C or Existing Letter of Credit which fee shall be payable at the same times as participation fees are paid to Revolving Credit Lenders. Notwithstanding the foregoing, the Borrowers agree to pay standard issuance, amendment and negotiation fees to the Issuing Lenders.

(b) For purposes of any payment of fees required pursuant to this Section 2.9, the Administrative Agent agrees to provide to the Borrowers a statement of any such fees to be so paid; provided that the failure by the Administrative Agent to provide the Borrowers with any such invoice shall not relieve the Borrowers of their obligation to pay such fees.

2.10 Letter of Credit Reserves.

(a) If any Change in Law shall either (i) impose, modify, deem or make applicable any reserve, special deposit, assessment or similar requirement against letters of credit issued by an Issuing Lender or (ii) impose on an Issuing Lender any other condition regarding this Agreement (with respect to Letters of Credit) or any Letter of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost to such Issuing Lender of issuing or maintaining any Letter of Credit (which increase in cost shall be the result of such Issuing Lender’s reasonable allocation of the aggregate of such cost increases resulting from such events), then, upon demand by such Issuing Lender, the Borrowers shall immediately pay to such Issuing Lender, from time to time as specified by such Issuing Lender, additional amounts which shall be sufficient to compensate such Issuing Lender for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the rate applicable to Alternate Base Rate Loans pursuant to subsection 3.5(b). The Borrowers shall not be required to make any payments to an Issuing Lender for any additional amounts pursuant to this subsection 2.10(a) unless such Issuing Lender has given written notice to the Borrowers of its intent to request such payments prior to or within 60 days after the date on which such Issuing Lender became entitled to claim such amounts. A certificate, setting forth in reasonable detail the calculation of the amounts involved, submitted by such Issuing Lender to the Borrowers concurrently with any such demand by such Issuing Lender, shall be conclusive, absent manifest error, as to the amount thereof.

(b) In the event that any Change in Law with respect to an Issuing Lender shall, in the opinion of such Issuing Lender, require that any obligation under any Letter of Credit be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by such Issuing Lender or any corporation controlling such Issuing Lender, and such Change in Law shall have the effect of reducing the rate of return on such Issuing Lender’s or such corporation’s capital, as the case may be, as a consequence of such Issuing Lender’s obligations under such Letter of Credit to a level below that which such Issuing Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account such Issuing Lender’s or such corporation’s policies, as the case may be, with respect to capital adequacy) by an amount deemed by such Issuing Lender to be material, then from time to time following notice by such Issuing Lender to the Borrowers of such Change in Law, within 15 days after demand by such Issuing Lender, the Borrowers shall pay to such Issuing Lender such additional amount or amounts as will compensate such Issuing Lender or such corporation, as the case may be, for such reduction. Each Issuing Lender will agree that, upon the occurrence of any event giving rise to the operation of paragraph (a) or (b) of this Section 2.10 with respect to such Issuing Lender, that each such Issuing Lender will, if requested by the Borrowers and to the extent permitted by law or by the relevant Governmental Authority, endeavor in good faith to avoid or minimize the increase in costs or reduction in payments resulting from such event; provided that such avoidance or minimization can be made in such a manner that such Issuing Lender, in its sole determination, suffers no economic, legal or regulatory disadvantage. The Borrowers shall not be required to make any payments to such Issuing Lender for any additional amounts pursuant to this subsection 2.10(b) unless such Issuing Lender has given written notice to the Borrowers of its intent to request such payments prior to or within 60 days after the date on which such Issuing Lender became entitled to claim such amounts. A certificate, in reasonable detail setting forth the calculation of the amounts involved, submitted by such Issuing Lender to the Borrowers concurrently with any such demand by such Issuing Lender, shall be conclusive, absent manifest error, as to the amount thereof.

(c) The Borrowers and each Participating Lender agree that the provisions of the foregoing paragraphs (a) and (b) shall apply equally to each Participating Lender in respect of its L/C Participating Interest in such Letter of Credit, as if the references in such paragraphs and provisions referred to, where applicable, such Participating Lender or, in the case of paragraph (b), any corporation controlling such Participating Lender.

2.11 Further Assurances. The Borrowers hereby agree, from time to time, to do and perform any and all acts and to execute any and all further instruments reasonably requested by an Issuing Lender more fully to effect the purposes of this Agreement and the issuance of Letters of Credit hereunder.

2.12 Obligations Absolute. The payment obligations of the Borrowers under this Agreement with respect to the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(i) the existence of any claim, set-off, defense or other right which any Borrower or any of its Subsidiaries may have at any time against any beneficiary, or any transferee, of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), an Issuing Lender, the Administrative Agent or any Lender, or any other Person, whether in connection with this Agreement, any Loan Document, the transactions contemplated herein, or any unrelated transaction;

(ii) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent or invalid or any statement therein being untrue or inaccurate in any respect;

(iii) payment by an Issuing Lender under any Letter of Credit against presentation of a draft or certificate or other document which does not comply with the terms of such Letter of Credit or is insufficient in any respect, except where such payment constitutes gross negligence or willful misconduct on the part of such Issuing Lender; or

(iv) any other circumstances or happening whatsoever, whether or not similar to any of the foregoing, except for any such circumstances or happening constituting gross negligence or willful misconduct on the part of such Issuing Lender.

2.13 Assignments. No Participating Lender’s participation in any Letter of Credit or any of its rights or duties hereunder shall be subdivided, assigned or transferred (other than in connection with a transfer of part or all of such Participating Lender’s Revolving Credit Commitment in accordance with subsection 11.8(c)) without the prior written consent of the Administrative Agent and the applicable Issuing Lender, which consent will not be unreasonably withheld. Such consent may be given or withheld without the consent or agreement of any other Participating Lender.

2.14 Participations. The obligation of each Revolving Credit Lender to purchase participating interests pursuant to Section 2.6 shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against an Issuing Lender, any Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of any Borrower; (iv) any breach of this Agreement by any Borrower or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

SECTION 3. GENERAL PROVISIONS APPLICABLE TO LOANS

3.1 Procedure for Borrowing.

(a) The Borrowers may borrow under the Commitments on any Business Day; provided that, with respect to any borrowing, the Borrowers shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 noon (or, with respect to Swing Line Loans, 2:00 p.m.), New York City time, (i) three Business Days prior to the requested Borrowing Date if all or any part of the Loans are to be Eurodollar Loans and (ii) on the Borrowing Date (or, in the case of Swing Line Loans and, if the Closing Date occurs on the date this Agreement is executed and delivered, Loans made on the Closing Date, on the requested Borrowing Date) if the borrowing is to be solely of Alternate Base Rate Loans) and specifying (a) the amount of the borrowing, (b) whether such Loans are initially to be Eurodollar Loans or Alternate Base Rate Loans or a combination thereof, (c) if the borrowing is to be entirely or partly Eurodollar Loans, the length of the Interest Period for such Eurodollar Loans and (d) whether the Loan is a Swing Line Loan or Revolving Credit Loan. Upon receipt of such notice the Administrative Agent shall promptly notify each affected Lender thereof. Not later than 12:00 noon, New York City time, on the Borrowing Date specified in such notice, each affected Lender shall make available to the Administrative Agent at the office of the Administrative Agent specified in Section 11.2 (or at such other location as the Administrative Agent may direct) an amount in immediately available funds equal to the amount of the Loan to be made by such Lender (except that proceeds of Swing Line Loans will be made available to the Borrowers in accordance with subsection 2.4(a)). Loan proceeds received by the Administrative Agent hereunder shall promptly be made available to the Borrowers by the Administrative Agent’s crediting the account of the Borrowers, at the office of the Administrative Agent specified in Section 11.2, with the aggregate amount actually received by the Administrative Agent from the Lenders and in like funds as received by the Administrative Agent.

(b) Any borrowing of Eurodollar Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (i) the aggregate principal amount of all Eurodollar Loans having the same Interest Period shall not be less than $1,000,000 or a whole multiple of $500,000 in excess thereof and (ii) no more than thirteen (13) Interest Periods shall be in effect at any one time.

(c) If for any reason any payment of principal with respect to any Eurodollar Loan is made on any day prior to the last day of the Interest Period applicable to such Eurodollar Loan or, after having given a notice of borrowing with respect to any Eurodollar Loan or a notice of conversion or continuation with respect to any Loan to be continued as or converted into a Eurodollar Loan, such Loan is not made or is not continued as or converted into a Eurodollar Loan due to the Borrowers’ failure to borrow or to fulfill the applicable conditions set forth in Article 5, the Borrowers shall pay to each Lender, an amount equal to such Lender’s costs and expenses incurred as a result of such failure, including in connection with obtaining deposits to fund its Ratable Share of such new (or continued or converted) Loan and redeploying such deposits. The Borrowers shall pay such amount upon presentation by the Administrative Agent of a statement setting forth the amount and the applicable Lender’s calculation thereof in reasonable detail, which statement shall be deemed true and correct absent manifest error.

3.2 Conversion and Continuation Options.

(a) Subject to Section 3.12, the Borrowers may elect from time to time to convert Eurodollar Loans into Alternate Base Rate Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 12:00 noon, New York City time, at least three Business Days prior to the proposed conversion date. The Borrowers may elect from time to time to convert all or a portion of the Alternate Base Rate Loans (other than Swing Line Loans) then outstanding to Eurodollar Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 12:00 noon, New York City time, at least three Business Days prior to the proposed conversion date, specifying the Interest Period selected therefor, and, if no Default or Event of Default has occurred and is continuing, such conversion shall be made on the requested conversion date or, if such requested conversion date is not a Business Day, on the next succeeding Business Day. Upon receipt of any notice pursuant to this Section 3.2, the Administrative Agent shall promptly notify each affected Lender thereof. All or any part of the outstanding Loans (other than Swing Line Loans) may be converted as provided herein; provided that partial conversions of Alternate Base Rate Loans shall be in the aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof and the aggregate principal amount of the resulting Eurodollar Loans outstanding in respect of any one Interest Period shall be at least $1,000,000 or a whole multiple of $500,000 in excess thereof.

(b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrowers giving notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing, (ii) if, after giving effect thereto, subsection 3.1(b) would be contravened or (iii) after the date that is one month prior to the Revolving Credit Termination Date.

3.3 Changes of Commitment Amounts; Termination.

(a) Reduction of Commitments.

(i) The Borrowers shall have the right, at any time and from time to time, upon at least five Business Days’ prior irrevocable, written notice to the Administrative Agent, to reduce permanently and Ratably in part the Commitments; provided, however, that any such partial reduction shall be in an amount equal to $5,000,000 or any larger integral multiple of $1,000,000 and shall not reduce the aggregate Commitments below an amount equal to the sum of the Letter of Credit Reserve plus the Rent Reserve plus any Additional Reserves. As of the date of reduction set forth in such notice, the Commitments shall be permanently reduced to the amount stated in the Borrowers’ notice (and each Lender’s Commitment shall be reduced Ratably) for all purposes herein, and the Borrowers shall pay the amount necessary to reduce the amount of the outstanding Loans to any amount that does not exceed the Borrowing Base (as reduced), together with accrued interest on any amounts so prepaid.

(ii) The aggregate Commitments shall be automatically reduced to zero on the Termination Date.

(iii) The Commitments or any portion thereof terminated or reduced pursuant to this Section 3.3 may not be reinstated.

(iv) The Borrowers may not reduce the Revolving Credit Commitments to zero unless simultaneously therewith, the Borrowers repay in full all other Secured Obligations and any and all other amounts due hereunder as provided in Section 3.3(b) below.

(b) Termination of Agreement. The Borrowers shall have the right, at any time, to terminate this Agreement upon not less than five Business Days’ prior written notice, which notice shall specify the effective date of such termination. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender thereof. On the date specified in such notice, such termination shall be effected, provided, that the Borrowers shall, on or prior to such date, pay to the Administrative Agent, for its account and the account of the Lenders, in same day funds, an amount equal to all Secured Obligations (other than with respect to Letter of Credit Obligations) outstanding on such date, including all (i) accrued interest thereon, (ii) all accrued fees provided for hereunder, (iii) any amounts payable to the Administrative Agent or the Lenders pursuant to Sections 3.1, 3.12, 11.5, 11.6, 11.7 and 11.13, and, in addition thereto, shall deliver to the Administrative Agent, in respect of each outstanding Letter of Credit, either a Supporting Letter of Credit or Cash Collateral. Additionally, the Borrowers shall provide the Administrative Agent and the Lenders with indemnification in form and substance satisfactory to the Administrative Agent in its reasonable judgment with respect to such customary matters as the Administrative Agent and the Lenders shall reasonably require. Following a notice of termination as provided for in this Section 3.3(b) and upon payment in full of the amounts specified in this Section 3.3(b), and execution and delivery of any required indemnification, this Agreement shall be terminated and the Administrative Agent, the Lenders and the Borrowers shall have no further obligations to any other party hereto, except for the obligations to the Administrative Agent and the Lenders pursuant to Section 11.7 hereof, which shall survive any termination of this Agreement.

3.4 Optional and Mandatory Prepayments; Repayments of Revolving Credit Loans.

(a) Subject to Section 3.12, the Borrowers may at any time and from time to time prepay Loans, in whole or in part, without premium or penalty, by irrevocable notice to the Administrative Agent by 10:00 a.m., New York City time, on the same Business Day (or, in the case of Swing Line Loans, by irrevocable notice to the Administrative Agent by 12:00 noon, New York City time, on the same Business Day) in the case of Alternate Base Rate Loans, and three Business Days’ irrevocable notice to the Administrative Agent in the case of Eurodollar Loans, specifying the date and amount of prepayment. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. If such notice is given, the Borrowers shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein.

(b) The Borrowers shall give the Administrative Agent (which shall promptly notify each Lender) notice of each prepayment pursuant to this subsection 3.4 setting forth the date and amount thereof. Except as otherwise may be agreed by the Borrowers and the Required Lenders, any prepayment of Loans pursuant to this Section 3.4 shall be applied, first, to any Alternate Base Rate Loans then outstanding and the balance of such prepayment, if any, to the Eurodollar Loans then outstanding; provided that prepayments of Eurodollar Loans, if not on the last day of the Interest Period with respect thereto, shall, at the option of the Borrowers be prepaid subject to the provisions of Section 3.12 or the amount of such prepayment (after application to any Alternate Base Rate Loans) shall be deposited with the Administrative Agent as Cash Collateral for the Loans on terms reasonably satisfactory to the Administrative Agent and thereafter shall be applied in the order of the Interest Periods next ending most closely to the date such prepayment is required to be made and on the last day of each such Interest Period. After such application, unless an Event of Default shall have occurred and be continuing, any remaining interest earned on such Cash Collateral shall be paid to American Tire, as agent for the Borrowers.

(c) If at any time the aggregate outstanding unpaid principal amount of the Revolving Credit Loans exceeds the Borrowing Base in effect at such time, but subject to the provisions of Section 3.17, the Borrowers shall repay the Revolving Credit Loans in an amount sufficient to reduce the aggregate unpaid principal amount of the Revolving Credit Loans by an amount equal to such excess, together with accrued and unpaid interest on the amount so repaid to the date of repayment.

(d) The Borrowers hereby instruct the Administrative Agent to repay the Revolving Credit Loans outstanding on any day in an amount equal to the amount received by the Administrative Agent on such day pursuant to subsection 6.10(c).

3.5 Interest Rates and Payment Dates.

(a) Eurodollar Loans shall bear interest for each day during each Interest Period applicable thereto, commencing on (and including) the first day of such Interest Period to, but excluding, the last day of such Interest Period, on the unpaid principal amount thereof at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

(b) Alternate Base Rate Loans shall bear interest for the period from and including the date such Loans are made to, but excluding, the maturity date thereof, or to, but excluding, the conversion date if such Loans are earlier converted into Eurodollar Loans on the unpaid principal amount thereof at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(c) If all or a portion of (i) the principal amount of any of the Loans or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) such Loan, if a Eurodollar Loan, shall be converted into an Alternate Base Rate Loan at the end of the then-current Interest Period for said Eurodollar Loan (which conversion shall occur automatically and without need for compliance with the conditions for conversion set forth in Section 3.2), and any such overdue amount shall, without limiting the rights of the Lenders under Section 8, bear interest (which shall be payable on demand) at a rate per annum which is 2% plus the Alternate Base Rate plus the Applicable Margin (or, in the case of a Eurodollar Loan, the Eurodollar Rate for the Interest Period plus the Applicable Margin plus 2%, if higher) from the date of such non-payment until paid in full (as well after as before judgment).

(d) Except as otherwise expressly provided for in this Section 3.5, interest shall be payable in arrears on each Interest Payment Date.

3.6 Computation of Interest and Fees.

(a) Interest in respect of Alternate Base Rate Loans, at any time that the Alternate Base Rate is determined by reference to the Prime Rate, hereunder shall be calculated on the basis of a 365 (or 366 as the case may be) day year for the actual days elapsed. Interest in respect of Eurodollar Loans, all fees hereunder, and in respect of Alternate Base Rate Loans at any time that the Alternate Base Rate is determined by reference to the Federal Funds Effective Rate shall be calculated on the basis of a 360 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrowers and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or the Eurocurrency Reserve Percentage shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate is announced or such change in the Eurocurrency Reserve Percentage becomes effective, as the case may be. The Administrative Agent shall as soon as practicable notify the Borrowers and the Lenders of the effective date and the amount of each such change.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrowers or any Lender, deliver to the Borrowers or such Lender a statement showing the quotations used by the Administrative Agent in determining the Eurodollar Rate.

3.7 Certain Fees. The Borrowers agree to pay to the Administrative Agent, for its own account, a non-refundable agent’s fee as provided in the Fee Letter, payable in advance on the Closing Date and on each anniversary of the Closing Date.

3.8 Inability to Determine Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that (a) by reason of circumstances affecting the interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any Interest Period with respect to (i) proposed Loans that the Borrowers have requested be made as Eurodollar Loans, (ii) any Eurodollar Loans that will result from the requested conversion of all or part of the Alternate Base Rate Loans into Eurodollar Loans or (iii) the continuation of any Eurodollar Loan as such for an additional Interest Period, or (b) dollar deposits in the relevant amount and for the relevant period with respect to any such Eurodollar Loan are not generally available to the Lenders in their respective Eurodollar Lending Offices’ interbank Eurodollar markets, the Administrative Agent shall forthwith give telecopy notice of such determination, confirmed in writing, to the Borrowers and the Lenders at least one day prior to, as the case may be, the requested Borrowing Date, the conversion date or the last day of such Interest Period. If such notice is given (i) any requested Eurodollar Loans shall be made as Alternate Base Rate Loans, (ii) any Alternate Base Rate Loans that were to have been converted to Eurodollar Loans shall be continued as Alternate Base Rate Loans, and (iii) any outstanding Eurodollar Loans shall be converted on the last day of the then current Interest Period applicable thereto into Alternate Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made and no Alternate Base Rate Loans shall be converted to Eurodollar Loans.

3.9 Pro Rata Treatment and Payments.

(a) Except to the extent otherwise provided herein, each borrowing of Loans by the Borrowers from the Lenders and any reduction of the Commitments of the Lenders hereunder shall be made Ratably according to the relevant Commitment Percentages of the Lenders with respect to the Loans borrowed or the Commitments to be reduced.

(b) All monies to be applied to the Secured Obligations shall be allocated among the Administrative Agent and such of the Lenders and other holders of the Secured Obligations as are entitled thereto (and, with respect to monies allocated to the Lenders, on a Ratable basis unless otherwise provided in this Section 3.9): (i) first, to the Swing Line Lender (or to any Lender to the extent such Lender has previously repaid such Loan) to pay principal and accrued interest on any portion of any Swing Line Loan; (ii) second, to the Administrative Agent to pay the amount of expenses that have not been reimbursed to the Administrative Agent by the Borrowers or the Lenders, together with interest accrued thereon; (iii) third, to the Administrative Agent to pay any indemnified amount that has not been paid to the Administrative Agent by the Borrowers or the Lenders, together with interest accrued thereon; (iv) fourth, to the Administrative Agent to pay any fees due and payable to the Administrative Agent under this Agreement; (v) fifth, to the Lenders for any indemnified amount that they have paid to the Administrative Agent and for any expenses that they have reimbursed to the Administrative Agent; (vi) sixth, to the Lenders to pay any fees due and payable to the Lenders under this Agreement; (vii) seventh, in payment of the unpaid accrued interest in respect of the Loans; (viii) eighth, in payment of the unpaid principal in respect of the Loans and any other Secured Obligations (including Secured Obligations arising under Hedging Agreements but excluding any other Banking Relationship Debt) then outstanding and held by any Lender to be shared among the Lenders on a Ratable basis, or on such other basis as may be agreed upon in writing by all of the Lenders (which agreement or agreements may be entered into without notice to or the consent or approval of the Borrowers); and (ix) ninth, to any Banking Relationship Debt (other than Secured Obligations arising under Hedging Agreements) on a pro rata basis. The allocations set forth in this Section 3.9(b) are solely to determine the rights and priorities of the Administrative Agent and the Lenders as among themselves and may be changed by the Administrative Agent and the Lenders without notice to or the consent or approval of the Borrowers or any other Person. Whenever allocation is made pursuant to this Section 3.9(b) to the holder of Secured Obligations in which another Lender acquires a participation, the monies received by such holder shall be shared as between such holder and such participants on a Ratable basis.

(c) If any Lender (a “Non-Funding Lender”) has (x) failed to make a Revolving Credit Loan required to be made by it hereunder or (y) given notice to the Borrowers and the Administrative Agent that it will not make, or that it has disaffirmed or repudiated any obligation to make, any Revolving Credit Loan, in each case by reason of the provisions of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, or otherwise, (i) any payment made on account of the principal of the Revolving Credit Loans outstanding shall be made as follows:

(A) in the case of any such payment made on any date when and to the extent that in the determination of the Administrative Agent the Borrowers would be able under the terms and conditions hereof to reborrow the amount of such payment under the Commitments and to satisfy any applicable conditions precedent set forth in Section 5 to such reborrowing, such payment shall be made on account of the outstanding Revolving Credit Loans held by the Lenders other than the Non-Funding Lender Ratably according to the respective outstanding principal amounts of the Revolving Credit Loans of such Lenders; and

(B) otherwise, such payment shall be made on account of the outstanding Revolving Credit Loans held by the Lenders Ratably according to the respective outstanding principal amounts of such Revolving Credit Loans; and

(ii) any payment made on account of interest on the Revolving Credit Loans shall be made Ratably according to the respective amounts of accrued and unpaid interest due and payable on the Revolving Credit Loans with respect to which such payment is being made. The Borrowers agree to give the Administrative Agent such assistance in making any determination pursuant to subparagraph (i)(A) of this paragraph as the Administrative Agent may reasonably request. Any such determination by the Administrative Agent shall be conclusive and binding on the Lenders.

(d) All payments (including prepayments) to be made by the Borrowers on account of principal, interest and fees shall be made without set-off or counterclaim and unless paid in accordance with Section 2.1(c) shall be made to the Administrative Agent, for the account of the Lenders at the Administrative Agent’s office located at 6100 Fairview Road, Suite 200, Charlotte, North Carolina 28210, in lawful money of the United States and in immediately available funds. The Administrative Agent shall promptly distribute such payments in accordance with the provisions of Section 3.9 upon receipt in like funds as received. If any payment hereunder (other than payments on Eurodollar Loans) would become due and payable on a day other than a Business Day, such payment shall become due and payable on the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension), unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount which would constitute its Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent in accordance with Section 3.1 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection 3.9(e) shall be conclusive absent manifest error. If such Lender’s Commitment Percentage of such borrowing is not in fact made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Alternate Base Rate Loans hereunder (in lieu of any otherwise applicable interest), on demand, from the Borrowers, without prejudice to any rights which any such Borrower or the Administrative Agent may have against such Lender hereunder. Nothing contained in this Section 3.9 shall relieve any Lender which has failed to make available its ratable portion of any borrowing hereunder from its obligation to do so in accordance with the terms hereof.

(f) The failure of any Lender to make the Loan to be made by it on any Borrowing Date shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such Borrowing Date.

(g) All payments and optional prepayments (other than prepayments as set forth in Section 3.11 with respect to increased costs) of Eurodollar Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Loans with the same Interest Period shall not be less than $1,000,000 or a whole multiple of $500,000 in excess thereof.

3.10 Illegality. Notwithstanding any other provision herein, if (i) any Change in Law occurring after the date that any lender becomes a Lender party to this Agreement, shall make it unlawful for such Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, the commitment of such Lender hereunder to make Eurodollar Loans or to convert all or a portion of Alternate Base Rate Loans into Eurodollar Loans shall forthwith be suspended until such time, if any, as such illegality shall no longer exist and such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Alternate Base Rate Loans for the duration of the respective Interest Periods (or, if permitted by applicable law, at the end of such Interest Periods) and all payments of principal which would otherwise be applied to such Eurodollar Loans shall be applied instead to such Lender’s Alternate Base Rate Loans. The Borrowers hereby agree to pay any Lender, promptly upon its demand, any amounts payable pursuant to Section 3.12 in connection with any conversion in accordance with this Section 3.10 (such Lender’s notice of such costs, as certified in reasonable detail as to such amounts to the Borrowers through the Administrative Agent, to be conclusive absent manifest error).

3.11 Requirements of Law.

(a) In the event that any Change in Law or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority occurring after the date that any lender becomes a Lender party to this Agreement:

(i) does or shall subject any such Lender or its Eurodollar Lending Office to any tax of any kind whatsoever with respect to this Agreement, any Note or any Eurodollar Loans made by it, or change the basis of taxation of payments to such Lender or its Eurodollar Lending Office of principal, the commitment fee, interest or any other amount payable hereunder (except for (x) net income and franchise taxes imposed on the net income of such Lender or its Eurodollar Lending Office by the jurisdiction under the laws of which such Lender is organized or any political subdivision or taxing authority thereof or therein, or by any jurisdiction in which such Lender’s Eurodollar Lending Office is located or any political subdivision or taxing authority thereof or therein, including changes in the rate of tax on the overall net income of such Lender or such Eurodollar Lending Office, and (y) taxes resulting from the substitution of any such system by another system of taxation; provided that the taxes payable by Lenders subject to such other system of taxation are not generally charged to borrowers from such Lenders having loans or advances bearing interest at a rate similar to the Eurodollar Rate);

(ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of the Eurodollar Rate; or

(iii) does or shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender or its Eurodollar Lending Office of making, converting, renewing or maintaining advances or extensions of credit or to reduce any amount receivable hereunder, in each case, in respect of its Eurodollar Loans, then, in any such case, the Borrowers shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender deems to be material as determined by such Lender with respect to such Eurodollar Loans, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the Alternate Base Rate plus 1%.

(b) In the event that any Change in Law occurring after the date that any lender becomes a Lender party to this Agreement with respect to any such Lender shall, in the opinion of such Lender, require that any Commitment of such Lender be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by such Lender or any corporation controlling such Lender, and such Change in Law shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital, as the case may be, as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account such Lender’s or such corporation’s policies, as the case may be, with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time following notice by such Lender to the Borrowers of such Change in Law as provided in paragraph (c) of this Section 3.11, within 15 days after demand by such Lender, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation on an after-tax basis, as the case may be, for such reduction.

(c) The Borrowers shall not be required to make any payments to any Lender for any additional amounts pursuant to this Section 3.11 unless such Lender has given written notice to the Borrowers, through the Administrative Agent, of its intent to request such payments prior to or within 60 days after the date on which such Lender became entitled to claim such amounts. If any Lender has notified the Borrowers through the Administrative Agent of any increased costs pursuant to paragraph (a) of this Section 3.11, the Borrowers at any time thereafter may, upon at least three Business Days’ notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and subject to Section 3.12, prepay (or convert into Alternate Base Rate Loans) all (but not a part) of the Eurodollar Loans then outstanding. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of paragraph (a) of this Section 3.11 with respect to such Lender, it will, if requested by the Borrowers and to the extent permitted by law or by the relevant Governmental Authority, endeavor in good faith to avoid or minimize the increase in costs or reduction in payments resulting from such event (including, without limitation, endeavoring to change its Eurodollar Lending Office); provided, that such avoidance or minimization can be made in such a manner that such Lender, in its sole determination, suffers no economic, legal or regulatory disadvantage. If any Lender requests compensation from any Borrowers under this Section 3.11, the Borrowers may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender thereafter to make or continue Loans of the Type with respect to which such compensation is requested, or to convert Loans of any other Type into Loans of such Type, until the Requirement of Law giving rise to such request ceases to be in effect; provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(d) Each Lender (and in case of an Eligible Assignee on the date it becomes a Lender) that is not a United States Person (as defined in Section 7701(a)(30) of the Code) for federal income tax purposes either (1) in the case of a Lender that is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (i) represents to the Borrowers (for the benefit of the Borrowers and the Administrative Agent) that under applicable law and treaties no taxes are required to be withheld by any Borrower or the Administrative Agent with respect to any payments to be made to such Lender in respect of the Loans or the L/C Participating Interests, (ii) agrees to furnish to the Borrowers, with a copy to the Administrative Agent, either U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN (wherein such Lender claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder) and (iii) agrees (for the benefit of the Borrowers and the Administrative Agent), to the extent it may lawfully do so at such times, to provide the Borrowers, with a copy to the Administrative Agent, a new Form W-8ECI or Form W-8BEN upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such Lender, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption or (2) in the case of a Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (i) agrees to furnish to the Borrowers, with a copy to the Administrative Agent, (a) a certificate substantially in the form of Exhibit F hereto (any such certificate, a “Subsection 3.11(d)(2) Certificate”) and (b) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, certifying to such Lender’s legal entitlement at the Closing Date (or, in the case of an Eligible Assignee, on the date it becomes a Lender) to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to all payments to be made under this Agreement, and (ii) agrees, to the extent legally entitled to do so, upon reasonable request by the Borrowers, to provide to the Borrowers (for the benefit of the Borrowers and the Administrative Agent) such other forms as may be required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Agreement. Notwithstanding any provision of this Section 3.11 or subsection 3.9(d) to the contrary, the Borrowers shall have no obligation to pay any amount to or for the account of any Lender (or the Eurodollar Lending Office of any Lender) on account of any taxes pursuant to this Section 3.11, to the extent that such amount results from (i) the failure of any Lender to comply with its obligations pursuant to this Section 3.11, (ii) any representation or warranty made or deemed to be made by any Lender pursuant to this subsection 3.11(d) proving to have been incorrect, false or misleading in any material respect when so made or deemed to be made or (iii) any Change in Law or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, the effect of which would be to subject to any taxes any payment made pursuant to this Agreement to any Lender making the representation and covenants set forth in subsection 3.11(d)(2), which payment would not be subject to such taxes were such Lender eligible to make and comply with, and actually made and complied with, the representation and covenants set forth in subsection 3.11(d)(1) hereinabove.

(e) A certificate in reasonable detail as to any amounts submitted by such Lender, through the Administrative Agent, to the Borrowers, shall be conclusive in the absence of manifest error. The covenants contained in this Section 3.11 shall survive the termination of this Agreement and repayment of the Loans.

3.12 Indemnity. The Borrowers agree to indemnify and defend each Lender and to hold such Lender harmless from any loss or expense (but without duplication of any amounts payable as default interest) which such Lender may sustain or incur as a consequence of (a) default by the Borrowers in payment of the principal amount of or interest on any Eurodollar Loans of such Lender, including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder, (b) default by the Borrowers in making a borrowing after the Borrowers have given a notice in accordance with Section 3.1 or in making a conversion of Alternate Base Rate Loans to Eurodollar Loans or in continuing Eurodollar Loans as such, in either case, after the Borrowers have given notice in accordance with Section 3.2, (c) default by the Borrowers in making any prepayment after the Borrowers have given a notice in accordance with Section 3.4, or (d) a payment or prepayment of a Eurodollar Loan or conversion (including without limitation, as a result of Section 3.4 and/or a conversion pursuant to Section 3.10) of any Eurodollar Loan into an Alternate Base Rate Loan, in either case on a day which is not the last day of an Interest Period with respect thereto, including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Eurodollar Loans hereunder (but excluding loss of profit). This covenant shall survive termination of this Agreement and repayment of the Loans.

3.13 Repayment of Loans; Evidence of Indebtedness.

(a) The Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of each Lender (i) the then unpaid principal amount of each Revolving Credit Loan of such Lender on the Revolving Credit Termination Date, and (ii) the then unpaid principal amount of the Swing Line Loans of the Swing Line Lender on the Revolving Credit Termination Date. The Borrowers hereby further agree to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum and on the dates set forth in Section 3.5.

(b) Each Lender shall open and maintain on its books a loan account in American Tire’s name (each, a “Loan Account” and collectively, the “Loan Accounts”). Each such Loan Account shall show as debits thereto each Loan made under this Agreement by such Lender to the Borrowers and as credits thereto all payments received by such Lender and applied to principal of such Loans, so that the balance of the Loan Account at all times reflects the principal amount due such Lender from the Borrowers.

(c) The Administrative Agent shall maintain the Register pursuant to subsection 11.8(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Revolving Credit Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.

(d) The entries made in the Register and the Loan Accounts shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain the Register or any such Loan Account, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans made to the Borrowers by such Lender or to repay any other obligations in accordance with the terms of this Agreement.

(e) The Borrowers agree that, upon the request to the Administrative Agent by any Lender, the Borrowers will execute and deliver to such Lender (i) a promissory note of the Borrowers evidencing the Revolving Credit Loans of such Lender, substantially in the form of Exhibit A with appropriate insertions as to date and principal amount (a “Revolving Credit Note”), and/or (ii) in the case of the Swing Line Lender, a promissory note of the Borrowers evidencing the Swing Line Loans of the Swing Line Lender, substantially in the form of Exhibit B with appropriate insertions as to date and principal amount (the “Swing Line Note”).

3.14 Replacement of Lenders. In the event any Lender or any Issuing Lender is a Non-Funding Lender, exercises its rights pursuant to Section 3.10 or requests payments pursuant to Sections 2.10 or 3.11, the Borrowers may require, at the Borrowers’ expense (including payment of any processing fees under subsection 11.8(e)) and subject to Section 3.12, such Lender or such Issuing Lender to assign, at par plus accrued interest and fees, without recourse (in accordance with Section 11.8) all of its interests, rights and obligations hereunder (including all of its Commitments and the Loans and other amounts at the time owing to it hereunder and its Notes and its interest in the Letters of Credit) to an Eligible Assignee; provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other Governmental Authority, (ii) the Borrowers shall have received the written consent of the Administrative Agent, which consent shall not unreasonably be withheld, to such assignment, (iii) the Borrowers shall have paid to the assigning Lender or such Issuing Lender all monies other than principal, interest and fees accrued and owing hereunder to it (including pursuant to Sections 2.10, 3.10, 3.11 and 3.12) and (iv) in the case of a required assignment by such Issuing Lender, the Letters of Credit shall be canceled and returned to such Issuing Lender.

3.15 Notice of Adjustments to Eligibility Criteria, Imposition of Additional Reserves Against Borrowing Base, Etc. The Administrative Agent shall give the Borrowers and the Lenders written notice of any adjustment by the Administrative Agent to the eligibility criteria for Eligible Receivables or Eligible Inventory, the exclusion from the Borrowing Base of any Inventory pursuant to clause (h) of the definition “Eligible Tire Inventory,” or pursuant to clause (h) of the definition of Eligible Non-Tire Inventory, the exclusion from the Borrowing Base of any Receivables pursuant to clause (q) of the definition “Eligible Receivables,” any adjustment affecting the Dilution Reserve pursuant to clause (i) of the definition of such term or of the imposition by the Administrative Agent of any Additional Reserves, and, in each case, shall use reasonable efforts to give such notice to the Borrowers and the Lenders prior to or concurrently with the effectiveness of any such adjustment, exclusion or imposition, but such failure to give notice shall not result in any liability to the Administrative Agent.

3.16 Valuation of Inventory. For purposes of determining the NOLV Percentage, the net orderly liquidation value of Borrowers’ Inventory shall be determined and reported on not less frequently than semi-annually, or more frequently if requested by Administrative Agent, by a qualified independent appraiser selected by the Administrative Agent or, at the Administrative Agent’s election, by professional appraisers employed by the Administrative Agent.

3.17 Overadvances. Notwithstanding anything to the contrary contained elsewhere in this Section 3.17 or this Agreement or the other Loan Documents and whether or not a Default or Event of Default exists at the time, the Administrative Agent may in its discretion in order to preserve the Collateral or protect the Lenders’ interest hereunder, require all Lenders to honor requests or deemed requests by the Borrowers for Revolving Credit Loans at a time that an Overadvance Condition exists or which would result in an Overadvance Condition and each Lender shall be obligated to continue to make its Revolving Credit Commitment Percentage of any such Overadvance Loan up to a maximum amount outstanding equal to its Revolving Credit Commitment, so long as such Overadvance is not known by the Administrative Agent to exceed the lesser of (i) $25,000,000 and (ii) 10% of the Borrowing Base at such time or to exist for more than 30 consecutive Business Days or more than 45 Business Days in any twelve month period.

3.18 Borrowers’ Representative. American Tire shall act under this Agreement as the representative of all Borrowers, and each other Borrower hereby appoints American Tire as its representative, hereunder, for all purposes, including requesting borrowings and receiving account statements and other notices and communications to the Borrowers (or any of them) from the Administrative Agent or any Lender. The Administrative Agent and the Lenders may rely, and shall be fully protected in relying, on any request for borrowing, disbursement instruction, report, information or any other notice or communication made or given by American Tire, whether in its own name, on behalf of any other Borrower or on behalf of “the Borrowers,” and neither the Administrative Agent nor any Lender shall have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such request, instruction, report, information, notice or communication, nor shall the joint and several character of the Borrowers’ liability for the Secured Obligations be affected. The Administrative Agent and each Lender intend to maintain a single loan account in the name of “American Tire Distributors, Inc.” hereunder and each Borrower expressly agrees to such arrangement and confirms that such arrangement shall have no effect on the joint and several character of its liability for the Secured Obligations.

3.19 Joint and Several Liability. The Secured Obligations shall constitute one joint and several direct and general obligation of all of the Borrowers. Notwithstanding anything to the contrary contained herein, each of the Borrowers shall be jointly and severally, with each other Borrower, directly and unconditionally liable to the Administrative Agent and the other Secured Parties for all Secured Obligations and shall have the obligations of co-maker with respect to the Loans, the Notes, and the Secured Obligations, it being agreed that the advances to each Borrower inure to the benefit of all Borrowers, and that the Administrative Agent and the Lenders are relying on the joint and several liability of the Borrowers as co-makers in extending the Loans hereunder. Each Borrower hereby unconditionally and irrevocably agrees that upon default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any principal of, or interest on, any Loan or other Secured Obligation payable to the Administrative Agent or any Secured Party, it will forthwith pay the same, without notice or demand.

3.20 Waiver of Suretyship Defenses. Each Borrower agrees that the joint and several liability of the Borrowers provided for in Section 3.19 shall not be impaired or affected by any modification, supplement, extension or amendment or any contract or agreement to which the other Borrowers may hereafter agree (other than an agreement signed by the Administrative Agent and the Lenders specifically releasing such liability), nor by any delay, extension of time, renewal, compromise or other indulgence granted by the Administrative Agent or any Lender with respect to any of the Secured Obligations, nor by any other agreements or arrangements whatever with the other Borrowers or with anyone else, each Borrower hereby waiving all notice of such delay, extension, release, substitution, renewal, compromise or other indulgence, and hereby consenting to be bound thereby as fully and effectually as if it had expressly agreed thereto in advance. The liability of each Borrower is direct and unconditional as to all of the Secured Obligations, and may be enforced without requiring the Administrative Agent or any Lender first to resort to any other right, remedy or security. Each Borrower hereby expressly waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Secured Obligations, the Notes, this Agreement or any other Loan Document (other than notices expressly required in this Agreement or by any of the Loan Documents) and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Borrower or any other Person or any collateral, including any rights any Borrower may otherwise have under the New York General Obligations Law.

3.21 Statements of Account. The Administrative Agent will account separately to the Borrowers monthly with a statement of Loans, charges and payments made to and by the Borrowers pursuant to this Agreement, and such accounts rendered by the Administrative Agent shall be deemed final, binding and conclusive, save for manifest error, unless the Administrative Agent is notified by the Borrowers in writing to the contrary within 30 days of the date the account to the Borrowers was so rendered. Such notice by the Borrowers shall be deemed an objection to only those items specifically objected to therein. Failure of the Administrative Agent to render such account shall in no way affect the rights of the Administrative Agent or of the Lenders hereunder.

3.22 Delegation of Authority to Administrative Agent. Without limiting the generality of Section 10.1, each Lender expressly authorizes the Administrative Agent to determine on behalf of such Lender (i) the creation or elimination of Additional Reserves and (ii) whether or not Inventory or Receivables shall be deemed to constitute Eligible Tire Inventory, Eligible Non-Tire Inventory or Eligible Receivables.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce the Agents and Lenders to enter into this Agreement and the Lenders to make the Loans and to induce the Issuing Lenders to issue, and the Participating Lenders to participate in, the Letters of Credit, each Borrower hereby represents and warrants to each Lender and the Administrative Agent as of the Closing Date and as of the making of any extension of credit hereunder on or after the Closing Date:

4.1 Financial Condition.

(a) The audited consolidated balance sheet of American Tire and its consolidated Subsidiaries as at Fiscal Year end 2002, 2003 and 2004, and the related consolidated statements of income and of cash flows for the Fiscal Year ended on such date, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, present fairly the consolidated financial condition of the Borrowers and their consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the respective Fiscal Years then ended.

(b) The unaudited consolidated pro forma balance sheet of American Tire and its consolidated Subsidiaries as of Fiscal Year 2004 end (the “Pro Forma Balance Sheet”), copies of which have been furnished to each Lender, is the unaudited balance sheet of the Borrowers and their consolidated Subsidiaries adjusted to give effect (as if such events had occurred on the date set forth therein) to (i) the Closing Transactions and Debt Redemption and (ii) the incurrence of the Loans and the issuance of the Letters of Credit to be incurred or issued, as the case may be, on the Closing Date and all Indebtedness that the Borrowers and their consolidated Subsidiaries expect to incur, and the payment of all amounts the Borrowers and their consolidated Subsidiaries expect to pay, in connection with the Closing Transactions and Debt Redemption. The Pro Forma Balance Sheet, together with the notes thereto, was prepared based on good faith assumptions in accordance with GAAP and is based on the best information available to the Borrowers as of the date of delivery thereof and reflects on a pro forma basis the financial position of the Borrowers and their consolidated Subsidiaries as of Fiscal Year 2004 end, as adjusted, as described above, assuming that the events specified in the preceding sentence had actually occurred as of Fiscal Year 2004 end.

4.2 No Change. Since October 2, 2004, (a) there has been no change, and (as of the Closing Date only) no development or event which has had or could reasonably be expected to have a Material Adverse Effect on (i) the ability of American Tire and its Subsidiaries to perform their obligations under the Loan Documents and with respect to the other financings contemplated hereby or (ii) the rights and remedies of the Lenders under the Loan Documents and (b) no dividends or other distributions have been declared, paid or made upon the Capital Stock of any Borrower nor has any of the Capital Stock of any Borrower been redeemed, retired, repurchased or otherwise acquired for value by any Borrower or any of its Subsidiaries, except as permitted under this Agreement.

4.3 Existence; Compliance with Law. Each Borrower and each of its Subsidiaries (a) is duly organized and validly existing under the laws of the jurisdiction of its incorporation, (b) has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not have a Material Adverse Effect (c) is duly qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure so to qualify would not have a Material Adverse Effect, (d) is in compliance with all applicable statutes, laws, ordinances, rules, orders, permit, regulations of any Governmental Authority or instrumentality, domestic or foreign and Environmental Laws required to conduct its business, except where noncompliance would not have a Material Adverse Effect, and (e) is in compliance in all material respects with the Anti-Terrorism Laws.

4.4 Power; Authorization. Each Borrower and each of its Subsidiaries has the power and authority to make, deliver and perform each of the Loan Documents to which it is a party. Each Borrower and each of its Subsidiaries has taken all necessary action to authorize the execution, delivery and performance of each of the Loan Documents to which it is or will be a party. No consent or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority) is required in connection with the execution, delivery or performance by any Borrower or any of its Subsidiaries, or for the validity or enforceability in accordance with its terms against any Borrower or any of its Subsidiaries, of any Loan Document except for consents, authorizations and filings which have been obtained or made and are in full force and effect and except (i) such consents, authorizations and filings, the failure to obtain or perform (x) which would not have a Material Adverse Effect and (y) which would not adversely affect the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder, and (ii) such filings as are necessary to perfect the Liens of the Administrative Agent created pursuant to this Agreement and the Loan Documents.

4.5 Enforceable Obligations. This Agreement and the Merger Agreement have been duly executed and delivered, and each of the other Loan Documents and any other agreement to be entered into by any Credit Party pursuant to the Merger Agreement will be, duly executed and delivered on behalf of each Credit Party that is party thereto. This Agreement and the Merger Agreement each constitutes, and each of the other Loan Documents and any other agreement to be entered into by any Credit Party pursuant to the Merger Agreement will constitute upon execution and delivery, the legal, valid and binding obligation of each Credit Party that is party thereto, and is enforceable against each Credit Party that is party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.6 No Legal Bar. The execution, delivery and performance of each Loan Document, the incurrence or issuance of and use of the proceeds of the Loans and of drawings under the Letters of Credit and the transactions contemplated by the Merger Agreement and the Loan Documents, (a) will not violate any Requirement of Law or any Material Contract applicable to or binding upon a Borrower or any of its Subsidiaries or any of their respective properties or assets, in any manner which, individually or in the aggregate, (i) would have a Material Adverse Effect on the ability of American Tire or any such Subsidiary taken as a whole to perform their obligations under the Loan Documents and the Merger Agreement and any other agreement to be entered into pursuant to the Merger Agreement, to which it is a party, (ii) would give rise to any liability on the part of the Administrative Agent or any Lender, or (iii) would have a Material Adverse Effect and (b) will not result in the creation or imposition of any Lien on any of its properties or assets pursuant to any Requirement of Law applicable to it, as the case may be, or any of its Material Contracts, except for the Liens arising under the Loan Documents and Permitted Liens.

4.7 No Material Litigation. Other than as disclosed in the Merger Agreement or as set forth on Schedule 4.7, no lawsuits, claims, proceedings or investigations are pending or, to the best knowledge of the Borrowers, threatened as of the Closing Date against or affecting any Borrower or any of its Subsidiaries or any of their respective properties, assets, operations or businesses (including after giving effect to the Closing Transactions), in which there is a probability of an adverse determination, and is reasonably likely, if adversely decided, to have a Material Adverse Effect.

4.8 Investment Company Act. Neither any Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended).

4.9 Federal Regulation. No part of the proceeds of any of the Loans or any drawing under a Letter of Credit will be used for any purpose which violates the provisions of Regulation T, U or X of the Board. Neither any Borrower nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under said Regulation U.

4.10 No Default. The Borrowers and each of their Subsidiaries have performed all material obligations required to be performed by them under their Material Contracts (including after giving effect to the Closing Transactions) and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder, except to the extent that such breach or default would not reasonably be expected to have a Material Adverse Effect. Neither any Borrower nor any of its Subsidiaries (including after giving effect to the Closing Transactions) is in default under any material judgment, order or decree of any Governmental Authority, domestic or foreign, applicable to it or any of its respective properties, assets, operations or business, except to the extent that any such defaults would not, in the aggregate, have a Material Adverse Effect.

4.11 Taxes. Except as set forth on Schedule 4.11, each Borrower and each of its Subsidiaries (including after giving effect to the Closing Transactions) has filed or caused to be filed all material tax returns which, to the knowledge of such Borrower, are required to be filed and have paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount of which is currently being Properly Contested).

4.12 Subsidiaries. After giving effect to the consummation of the Closing Transactions and the Debt Redemption, the Subsidiaries of American Tire and their jurisdictions of incorporation on the Closing Date shall be as set forth on Schedule 4.12.

4.13 Ownership of Property. Except as set forth in Schedule 4.13, each of American Tire and its Subsidiaries has (i) valid and legal title to or leasehold interest in all of the Collateral and (ii) valid and legal title to or leasehold interest in all other material personal property, Real Property and other assets used in its business, except with respect to clause (ii) only where failure to have the valid and legal title or a leasehold interest would not have a Material Adverse Effect.

4.14 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan that would result in a material liability to any Borrower or any of its Subsidiaries, and each Plan has complied during such period in all material respects with the applicable provisions of ERISA and the Code. Neither any Borrower nor any Commonly Controlled Entity has been involved in any transaction that would cause such Borrower or any of its Subsidiaries to be subject to material liability with respect to a Plan to which such Borrower or any of its Subsidiaries or any Commonly Controlled Entity contributed or was obligated to contribute during the six-year period ending on the date this representation is made or deemed made; or incurred any material liability under Title IV of ERISA which would become or remain a material liability of any Borrower or any of its Subsidiaries after the Closing Date, except those which would not have a Material Adverse Effect. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits in an amount that would result in a material liability to any Borrower or any of its Subsidiaries. Neither any Borrower, nor any of its Subsidiaries nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither any Borrower, nor any of its Subsidiaries nor any Commonly Controlled Entity would become subject to any liability under ERISA if any Borrower or any of its Subsidiaries or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made, in either case that would result in a material liability to any Borrower or any of its Subsidiaries. To the knowledge of the Borrowers, no such Multiemployer Plan is in Reorganization or Insolvent.

4.15 Accuracy and Completeness of Information. The factual statements contained in the financial statements referred to in Section 4.1, the Loan Documents (including the schedules thereto), the Merger Agreement, and any other certificates or documents furnished or to be furnished to the Administrative Agent or the Lenders from time to time in connection with this Agreement, taken as a whole, do not and will not, to the best knowledge of the Borrowers, as of the date when made, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made, all except as otherwise qualified herein or therein, such knowledge qualification being given only with respect to factual statements made by Persons other than the Borrowers or any of their Subsidiaries; provided that with respect to projected financial information, the Borrowers represent only that such information has been and will be prepared in good faith based upon assumptions believed by the Borrowers to be reasonable at the time.

4.16 Holdings. Holdings is a company organized under the laws of Delaware on behalf of the Investor Group in connection with the Merger and has not carried on any activities, incurred any liabilities, assumed any obligations or acquired any assets prior to the Closing Date other than those incident to its formation and the transactions contemplated by the Merger Agreement, the Parent Notes or the Loan Documents.

4.17 Receivables.

(a) Status.

(1) Each Receivable reflected in the computations included in any Borrowing Base Certificate meets the criteria enumerated in clauses (a) through (p) of the definition “Eligible Receivables,” except as disclosed in such Borrowing Base Certificate or as disclosed in a timely manner in a subsequent Borrowing Base Certificate or otherwise in writing to the Administrative Agent.

(2) No Borrower has any knowledge of any fact or circumstance not disclosed to the Administrative Agent in a Borrowing Base Certificate or otherwise in writing which would impair the validity or collectibility of any Eligible Receivable of $1,000,000 or more or of Eligible Receivables which (regardless of the individual amount thereof) aggregate $2,000,000 or more.

(b) Chief Executive Office. The chief executive office of each Borrower and the books and records relating to the Receivables are located at the address or addresses set forth on Schedule 4.17(b).

4.18 Inventory.

(a) Schedule of Inventory. All Inventory included in any Schedule of Inventory or Borrowing Base Certificate delivered to the Administrative Agent meets the criteria enumerated in clauses (a) through (g) of the definitions “Eligible Tire Inventory” or “Eligible Non-Tire Inventory,” except as disclosed in such Schedule of Inventory or Borrowing Base Certificate.

(b) Condition. All Eligible Tire Inventory and Eligible Non-Tire Inventory is in good condition, meets all material standards imposed by any governmental agency, or department or division thereof, having regulatory authority over such goods, their use or sale, and is currently either usable or salable in the normal course of the applicable Borrower’s business, except to the extent reserved against in the financial statements referred to in Section 4.1 or a Borrowing Base Certificate delivered pursuant to Section 5.1(q).

(c) Location. All Eligible Tire Inventory and Eligible Non-Tire Inventory is located at a Permitted Inventory Location or is in transit to a Permitted Inventory Location.

4.19 Solvency. As of the Closing Date, in each case after giving effect to the debt represented by the Loans outstanding and to be incurred and the Transactions, each Borrower and each of its Subsidiaries is solvent, having assets of a fair salable value which exceeds the amount required to pay its debts as they become absolute and matured (including contingent, subordinated, unmatured and unliquidated liabilities), and each Borrower and each of its Subsidiaries is able to and anticipates that it will be able to meet its debts as they mature and has adequate capital to conduct the business in which it is or proposes to be engaged.

4.20 Corporate and Fictitious Names. Except as otherwise disclosed on Schedule 4.20, during the five-year period preceding the Closing Date, neither any Borrower nor any predecessor thereof has been known as or used any corporate or fictitious name other than the corporate name of such Borrower on the Closing Date.

4.21 Employee Relations. The Borrowers and each Subsidiary have stable work forces in place and none of them is, except as set forth on Schedule 4.21, party to any collective bargaining agreement nor has any labor union been recognized as the representative of a Borrower’s or any of its Subsidiaries’ employees, and the Borrowers know of no pending, threatened or contemplated strikes, work stoppage or other labor disputes involving a Borrower’s or any Subsidiary’s employees.

4.22 Proprietary Rights. Each Borrower owns or has the right to use all material Proprietary Rights necessary or desirable in the conduct of its business. To the best of the Borrowers’ knowledge, none of such Proprietary Rights related to any of the Collateral infringes on or conflicts with any other Person’s property, and no other Person’s property infringes on or conflicts with the Proprietary Rights related to any of the Collateral.

4.23 Trade Names. All trade names or styles under which any Borrower sells Inventory or creates Receivables, or to which instruments in payment of Receivables are made payable, are listed on Schedule 4.23.

4.24 Bank Accounts. Attached hereto as Schedule 4.24 is a complete and correct list of all checking accounts, depository accounts, special deposit accounts and other accounts maintained by any Borrower or Subsidiary with any commercial bank or savings bank and each such account (except any account indicated by an asterisk (*)) is either (i) subject to an Agency Account Agreement or (ii) subject to directions from the account holder to the institution maintaining such account, in form and substance approved by the Administrative Agent, to transfer all collected funds therein daily to the Administrative Agent upon notice from the Administrative Agent.

4.25 Real Property. No Borrower nor any Subsidiary owns any Real Property nor leases any Real Property other than that described on Schedule 4.25 and other than Real Property acquired or leased after the Closing Date.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Initial Loans and Letters of Credit. The obligation of each Lender to make its Loans, and the obligation of the Issuing Lenders to issue any Letter of Credit, on the Closing Date are subject to the satisfaction, or waiver by such Lender, immediately prior to or concurrently with the making of such Loans or the issuance of such Letters of Credit, as the case may be, of the following conditions:

(a) Agreement; Notes. The Administrative Agent shall have received (i) a counterpart of this Agreement for each Lender duly executed and delivered by a duly authorized officer of the Borrowers, (ii) for the account of each Revolving Credit Lender requesting the same pursuant to Section 3.13, a Revolving Credit Note of the Borrowers conforming to the requirements hereof and executed by a duly authorized officer of the Borrowers, and (iii) if requested by Bank of America, for the account of Bank of America, a Swing Line Note, conforming to the requirements hereof and executed by a duly authorized officer of the Borrowers.

(b) Closing Transactions. The Closing Transactions shall be consummated simultaneously pursuant to the Merger Agreement and no material provision of the Merger Agreement shall have been amended, supplemented, waived or otherwise modified in any material respect without the prior written consent of the Administrative Agent.

(c) Capitalization; Capital Structure.

(i) (a) There shall have been contributed to the equity of Holdings at least $241,400,000, of which: (i) $229,400,000 shall be in cash and shall consist of (x) $210,000,000 in cash from the Investor Group and (y) $20,000,000 in cash from the gross proceeds of the issuance by Holdings of 8% cumulative redeemable preferred stock, and (ii) $12,000,000 shall be in non-cash contributions that consist of (x) $8,000,000 of the rollover of management’s equity and (y) $4,000,000 arising from the issuance of the Series B Preferred Stock by Holdings related to the cancellation of the existing Series B preferred stock of

American Tire (collectively, the “Equity Contribution”), and (b) American Tire or Holdings shall have received at least $330,000,000 aggregate gross principal amount from the issuance of the Senior Notes and the issuance of the Parent Notes and Holdings shall have contributed the proceeds of the Parent Notes to American Tire.

(ii) The terms, conditions and documentation of all equity securities of each Borrower or each of its Subsidiaries to be outstanding at or after the Closing Date, the certificate of incorporation, by-laws, other governing documents and the corporate and capital structure of each Borrower and each of its Subsidiaries (excluding the identity and amount of equity contribution of any member of the Investor Group), in each case after giving effect to the consummation of the Closing Transactions, shall be in form and substance satisfactory to the Administrative Agent.

(d) Financial Statements. The Administrative Agent shall have received the financial statements described in Section 4.1 and the monthly financial statements for the Fiscal Month of January 2005 and a forecast prepared by the officers of American Tire of balance sheets, income statements, cash flow statements, Excess Availability and calculation of the Fixed Charge Coverage Ratio of American Tire and its consolidated Subsidiaries for each Fiscal Month of Fiscal Year 2005, giving pro forma effect to the Transactions (the “Closing Forecasts”). The Administrative Agent shall have received a certificate from the chief financial officer of Holdings and American Tire to the effect that the Pro Forma Balance Sheet and Closing Forecasts were prepared on good faith assumptions believed to be reasonable at the time made.

(e) Fees. The Administrative Agent, the Co-Lead Arrangers and the Lenders shall have received all fees, expenses and other consideration presented for payment required to be paid or delivered on or before the Closing Date.

(f) Pledge Agreements. The Administrative Agent shall have received:

(i) the Parent Pledge Agreement executed and delivered by a duly authorized officer of the parties thereto, together with stock certificates representing 100% of all issued and outstanding certificated shares of Capital Stock of American Tire, and undated stock powers for each certificate, executed in blank and delivered by a duly authorized officer of the applicable pledgor and the acknowledgment and consent of the issuer thereunder in the form annexed thereto; and

(ii) the Subsidiary Pledge Agreements executed and delivered by a duly authorized officer of the parties thereto, together with stock certificates representing 100% of all issued and outstanding certificated shares of Capital Stock of the Subsidiaries of American Tire, and undated stock powers for each certificate, executed in blank and delivered by a duly authorized officer of the applicable pledgor and the acknowledgment and consent of the issuer thereunder in the form annexed thereto; and

(g) Parent Guarantee. The Administrative Agent shall have received the Parent Guarantee, executed and delivered by a duly authorized officer of Holdings.

(h) Merger Agreement. The Administrative Agent shall have received the Merger Agreement, executed and delivered by a duly authorized officer of the parties thereto and with no material change to such agreement from the copy thereof delivered to the Administrative Agent prior to the Closing Date, except as otherwise agreed to by Administrative Agent in writing.

(i) Legal Opinions. The Administrative Agent shall have received, dated the Closing Date and addressed to the Administrative Agent and the Lenders (i) an opinion of Gibson, Dunn & Crutcher LLP, counsel to the Credit Parties, (ii) an opinion of the general counsel of the Borrowers, and (iii) opinions of North Carolina, Texas and Nebraska local counsel to the Borrowers, in form and substance acceptable to the Administrative Agent.

(j) Closing Certificate. The Administrative Agent shall have received a Closing Certificate of each Credit Party dated the Closing Date, in substantially the form of Exhibit H and Exhibit I, respectively, with appropriate insertions and attachments, in form and substance satisfactory to the Administrative Agent and its counsel, executed by the President or any Vice President and the Secretary or any Assistant Secretary (or other appropriate officers or representatives) of Holdings and its Subsidiaries, respectively.

(k) Solvency Certificate. The Administrative Agent shall have received a certificate of the chief financial officer of American Tire in form and substance satisfactory to it which shall document the solvency of American Tire and its Subsidiaries after giving effect to the consummation of the Closing Transactions and the Debt Redemption, and the other transactions and related financings contemplated hereby.

(l) Other Agreements. The Administrative Agent shall have received duly executed originals of each of the Loan Documents and each additional document or instrument reasonably requested by the Required Lenders.

(m) Litigation. On the Closing Date, (i) there shall be no injunctions or restraining orders pending against any Credit Party with respect to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (including the Merger and the other Transactions) or (ii) there shall be no actions, suits or proceedings against any Credit Party with respect to this Agreement or any other Loan Documents or the transactions contemplated hereby or thereby (including the Merger and the other Transactions) which if determined adversely to such Credit Party could reasonably be expected to have a Material Adverse Effect or which could have a material adverse effect on the rights or remedies of the Lenders hereunder or under any other Loan Documents or the ability of any Credit Party to perform its respective obligations to the Lenders hereunder or under any other Loan Documents.

(n) Consents, Approvals and Filings. On the Closing Date, all necessary governmental and other third party authorizations, consents, approvals or waivers required in connection with the execution, delivery and performance by the Credit Parties, and the validity and enforceability against the Credit Parties, of the Loan Documents to which any of them is a party, or otherwise in connection with the transactions contemplated by the Loan Documents and the Merger Agreement, shall have been obtained or made and remain in full force and effect (except where the failure to do so would not reasonably be expected to have a material adverse effect on (x) the business, operations, property, condition (financial or otherwise) of the American Tire and its Subsidiaries taken as a whole or (y) (i) the validity or enforceability of this

Agreement, any of the Notes or the other Loan Documents or (ii) the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder), and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains or prevents such transactions or imposes materially adverse conditions upon the consummation of such transactions.

(o) Closing Debt Ratio. The Administrative Agent shall have received a certificate from the chief financial officer in form and substance reasonably satisfactory to the Administrative Agent to the effect that the pro forma ratio of Consolidated Indebtedness (net of excess working capital and based upon an annual average working capital amount) of Holdings and its Subsidiaries to Pro Forma Adjusted EBITDA (calculated in accordance with Schedule III, attached hereto) for the Fiscal Year ending January 1, 2005 is no greater than 6.5 to 1.0, after giving effect to the Transactions and any acquisitions made by the Borrowers during such period.

(p) Sarbanes-Oxley Certifications. The Administrative Agent shall have received certificates from the chief executive officer and chief financial officer of American Tire which are required by Section 906 and Section 302 of the Sarbanes-Oxley Act of 2002.

(q) Minimum Excess Availability. The Administrative Agent shall have received Borrowing Base Certificate, in form and substance satisfactory to Administrative Agent in all respects, prepared as of the close of business on the Friday immediately preceding the Closing Date, duly executed and delivered by the chief financial officer of American Tire demonstrating Excess Availability of at least $25,000,000, after giving effect to the Loans to be made on the Closing Date and the Borrowers’ payment (or provision of payment) of all costs and expenses incurred by Borrowers in connection with this Agreement and the Transactions.

(r) Schedules of Inventory and Receivables. The Administrative Agent shall have received a Schedule of Inventory and a Schedule of Receivables, each prepared as of the close of business on the Friday immediately preceding the Closing Date.

(s) No Material Adverse Effect. Since October 2, 2004, there shall not have been any event, change or effect that has a Material Adverse Effect.

(t) Perfection of Liens. The Administrative Agent shall have received copies of all filing receipts or acknowledgments issued by any Governmental Authority to evidence any filing or recordation necessary to perfect the Liens of Administrative Agent in the Collateral and evidence in form satisfactory to Administrative Agent and Lenders that such Liens constitute valid and perfected security interests and Liens, and that there are no other Liens upon any Collateral except for Permitted Liens.

(u) Good Standing Certificates. The Administrative Agent shall have received good standing certificates for Holdings and each Borrower, issued by the Secretary of State or other appropriate official of such Person’s jurisdiction of organization and each jurisdiction where the conduct of such Person’s business activities or ownership of its property necessitates qualification.

(v) Insurance. The Administrative Agent shall have received certified copies of the property and casualty insurance policies of Holdings and Borrowers with respect to the

Collateral, or certificates of insurance with respect to such policies in form acceptable to the Administrative Agent, and loss payable endorsements naming the Administrative Agent as lender’s loss payee with respect to each such policy to the extent of the Collateral and certified copies of Borrowers’ liability insurance policies, including product liability policies, together with endorsements naming the Administrative Agent as an additional insured, all as required by the Loan Documents.

(w) Springing Control Agreements. The Administrative Agent shall have received the duly executed springing control agreements, in form and substance satisfactory to the Administrative Agent in all respects.

(x) No Labor Disputes. The Administrative Agent shall have received assurances satisfactory to it that there are no threats of strikes or work stoppages by any employees, or organization of employees, of any Borrower which the Administrative Agent reasonably determines may have a Material Adverse Effect.

5.2 Conditions to All Loans and Letters of Credit. The obligation of each Lender to make any Loan (other than any Revolving Credit Loan the proceeds of which are to be used to repay Refunded Swing Line Loans) and the obligation of the Issuing Lenders to issue any Letter of Credit is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:

(a) Representations and Warranties. Each of the representations and warranties made in or pursuant to Section 4 or which are contained in any other Loan Document shall be true and correct in all material respects on and as of the date of such Loan or of the issuance of such Letter of Credit as if made on and as of such date (unless (i) stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date (ii) as a result of changes in the nature of a Borrower’s or, if applicable, any of its Subsidiaries’ business or operations that may occur after the date hereof in the ordinary course of business of such Borrower or Subsidiary so long as the Administrative Agent has (or, if otherwise required by the terms of this Agreement, the Required Lenders or all the Lenders have) consented to such changes or such changes are not violative of any provision of this Agreement).

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such Borrowing Date or after giving effect to such Loan to be made or such Letter of Credit to be issued on such Borrowing Date.

Each borrowing by a Borrower hereunder and the issuance of each Letter of Credit by an Issuing Lender hereunder shall constitute a representation and warranty by such Borrower as of the date of such borrowing or issuance that the conditions in clauses (a) and (b) and of this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

Each of the Borrowers hereby agree that, so long as the Commitments remain in effect, any Loan, Note or L/C Obligation remains outstanding and unpaid, any amount (unless cash in an amount equal to such amount has been deposited to a cash collateral account established by the Administrative Agent) remains available to be drawn under any Letter of Credit or any other amount is owing to any Lender or the Administrative Agent hereunder or under any of the other Loan Documents, it shall, and, in the case of the agreements contained in Sections 6.3 through 6.6, and Sections 6.8 and 6.9, American Tire shall cause each of its Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent (with sufficient copies for each Lender which the Administrative Agent shall promptly furnish to each Lender):

(a) as soon as available, but in any event within 95 days after the end of each Fiscal Year of American Tire, a copy of: (i) the consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such Fiscal Year and the related consolidated statement of stockholders’ equity and the consolidated statements of income and cash flows of Holdings and its consolidated Subsidiaries for such Fiscal Year, and (ii) the consolidated balance sheet of American Tire and its consolidated Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income and cash flows of American Tire and its consolidated Subsidiaries for such Fiscal Year; in the case of the financial statements referred to in clause (i) above, reported on, without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, or qualification which would affect the computation of financial covenants, by independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of American Tire, copies of: (i) the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such Fiscal Quarter and the related unaudited consolidated statement of stockholders’ equity and the unaudited consolidated statements of income and cash flows of Holdings and its consolidated Subsidiaries for such Fiscal Quarter and the portion of the Fiscal Year of Holdings and its consolidated Subsidiaries through such date, and (ii) the unaudited consolidated balance sheet of American Tire and its consolidated Subsidiaries as at the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of American Tire and its consolidated Subsidiaries for such Fiscal Quarter and the portion of the Fiscal Year of American Tire and its consolidated Subsidiaries through such date; in the case of each of the financial statements referred to above, certified by the Financial Officer of each of Holdings and American Tire, as the case may be, as presenting fairly the financial condition and results of operations of Holdings and the Borrowers for the applicable period(s);

(c) as soon as available, but in any event not later than 30 days after the end of each Fiscal Month (or 50 days after the end of any Fiscal Month that is the last Fiscal Month of each of the first three Fiscal Quarters, or 95 days after the end of any Fiscal Month that is the last Fiscal Month, of a Fiscal Year) copies of: (i) the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such Fiscal Month and the related unaudited consolidated statements of income and cash flows of Holdings and its consolidated

Subsidiaries for such Fiscal Month and the portion of the Fiscal Year of Holdings and its consolidated Subsidiaries through such date, and (ii) the unaudited consolidated balance sheet of American Tire and its consolidated Subsidiaries as at the end of such Fiscal Month and the related unaudited consolidated statements of income and cash flows of American Tire and its consolidated Subsidiaries for such Fiscal Month and the portion of the Fiscal Year of American Tire and its consolidated Subsidiaries through such date; in the case of each of the financial statements referred to above, certified by the Financial Officer of each of Holdings and American Tire, as the case may be, as presenting fairly the financial condition and results of operations of Holdings and the Borrowers for the applicable period(s);

(d) as soon as available, but in any event not later than 30 days after the beginning of each Fiscal Year of the Borrowers to end after the Closing Date, Forecasts for the upcoming Fiscal Year;

(e) concurrently with the delivery of financial statements pursuant to subsection 6.1(a), (b) or (c) a certificate of the chief financial officer or treasurer of American Tire setting forth, in reasonable detail, the computation of the Fixed Charge Coverage Ratio as enumerated in Section 7.8 as of the last day of the fiscal period covered by such financial statements;

all such financial statements to be complete and correct in all material respects (subject, in the case of interim statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and (except in the case of the statements referred to in paragraphs (b) and (c) of this Section 6.1) in accordance with GAAP and to be accompanied by a management discussion in form and consistent with discussions provided to Lenders prior to the Closing Date and a monthly and year-to-date comparison to the Borrowers’ prior Fiscal Year performance and to the Forecasts (provided, that for purposes of subsection 6.1(a) and subsection 6.1(b), so long as the Borrowers are subject to SEC reporting requirements, the 10K and 10Q of Holdings for such periods shall satisfy the requirement with respect to the audited annual financial statements and the unaudited quarterly financial statements).

6.2 Certificates; Other Information. Furnish to the Administrative Agent (with sufficient copies for each Lender which the Administrative Agent shall promptly deliver to each Lender):

(a) concurrently with the delivery of the consolidated financial statements referred to in subsection 6.1(a), a letter from the independent certified public accountants reporting on such financial statements stating that in making the examination necessary to express their opinion on such financial statements no knowledge was obtained of any Default or Event of Default under subsection 3.4(b), Sections 7.1 and 7.3, and Sections 7.5 through 7.10, except as specified in such letter;

(b) concurrently with the delivery of the financial statements referred to in subsections 6.1(a), (b) and (c), a certificate of the chief financial officer or treasurer of American Tire stating that, to the best of such officer’s knowledge, during such period no such officer has obtained knowledge of any Default or Event of Default that has occurred and is continuing except as specified in such certificate.

(c) promptly upon receipt thereof, copies of all final reports submitted to Holdings or any of its Subsidiaries by independent certified public accountants in connection with each annual, interim or special audit of the books of Holdings or any of its Subsidiaries made by such accountants, and, upon the request of any Lender (through the Administrative Agent), any final comment letter submitted by such accountants to management in connection with their annual audit;

(d) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available to the public generally by Holdings or any of its Subsidiaries, if any, and all regular and periodic reports and all final registration statements and final prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the SEC or any Governmental Authority succeeding to any of its functions;

(e) promptly, such additional financial and other information as any Lender may from time to time reasonably request (through the Administrative Agent).

6.3 Conduct of Business and Maintenance of Existence. Continue to engage in businesses of the same general type as now conducted by it, and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges, franchises, copyrights, patents, trademarks and trade names necessary or desirable in the normal conduct of its business except for rights, privileges, franchises, copyrights, patents, trademarks and tradenames the loss of which would not in the aggregate have a Material Adverse Effect, and except as otherwise permitted by Sections 7.4 and 7.5; comply with all applicable Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect; and comply in all material respects with all Anti-Terrorism Laws.

6.4 Maintenance of Property; Insurance.

(a) Keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted); and

(b) Maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and with only such deductibles as are usually maintained by, and against at least such risks as are usually insured against in the same general area by, companies engaged in the same or a similar business, and furnish to each Lender, (i) annually, a schedule disclosing (in a manner substantially similar to that used in the schedule provided pursuant to subsection 5.1(v)) all insurance against products liability risk maintained by the Borrowers and their Subsidiaries pursuant to this subsection 6.4(b) or otherwise and (ii) upon written request of any Lender, full information as to the insurance carried.

(c) All insurance policies required hereunder relating to Collateral shall name the Administrative Agent as an additional insured and shall contain lender loss payable clauses in the form submitted to the Borrowers by the Administrative Agent, or otherwise in form and substance satisfactory to the Required Lenders, naming the Administrative Agent, as lender’s loss payee, as its interests may appear, and providing that

(i) all proceeds thereunder shall be payable to the Administrative Agent,

(ii) no such insurance shall be affected by any act or neglect of the insurer or owner of the property described in such policy, and

(iii) such policy and loss payable clauses may be canceled, amended or terminated only upon at least 10 days’ prior written notice given to the Administrative Agent.

(d) Any proceeds of insurance referred to in this Section 6.4 that are paid to the Administrative Agent shall be, at the option of the Required Lenders in their sole discretion, either (i) applied to replace the damaged or destroyed property, or (ii) applied to the payment or prepayment of the Secured Obligations, provided that if no Event of Default exists, then, upon the Borrowers’ written request to the Administrative Agent, such proceeds shall be disbursed by the Administrative Agent to the Borrowers pursuant to such procedures as the Administrative Agent shall reasonably establish to enable Borrowers to replace or repair such damaged or destroyed property within ninety (90) days after the receipt of such proceeds.

6.5 Inspection of Property; Books and Records; Discussions. Keep complete and accurate records of Inventory on a basis consistent with past practices of American Tire so as to permit comparison of Inventory records relating to different time periods, itemizing and describing the kind, type and quantity of Inventory and the applicable Borrower’s or Subsidiary’s cost thereof and a current price list for such Inventory, and keep complete and accurate records of all other Collateral. The Borrowers will prepare a physical listing of all Inventory, wherever located, at least annually. In addition, the Administrative Agent and each Lender (by any of their officers, employees or agents) shall have the right, to the extent that the exercise of such right shall be within the control of a Borrower, at any time or times to:

(a) visit the properties of the Borrowers and the Subsidiaries, inspect the Collateral and the other assets of the Borrowers and the Subsidiaries and inspect and make extracts from the books and records of the Borrowers and the Subsidiaries, including management letters prepared by independent accountants, all during customary business hours at such premises and upon reasonable notice to Borrowers (unless an Event of Default exists, in which event, no notice shall be required);

(b) discuss the Borrowers’ and the Subsidiaries’ business, assets, liabilities, financial condition, results of operations and business prospects, insofar as the same are reasonably related to the rights of the Administrative Agent or the Lenders hereunder or under any of the Loan Documents, with the Borrowers’ and the Subsidiaries’ (i) principal officers, (ii) independent accountants, and (iii) any other Person (except that any such discussion with any third parties shall be conducted only in accordance with the Administrative Agent’s or such Lender’s standard operating procedures relating to the maintenance of the confidentiality of confidential information of Borrowers); and

(c) verify the amount, quantity, value and condition of, or any other matter relating to, any of the Collateral and in this connection to review, audit and make extracts from all records and files related to any of the Collateral. The Borrowers will deliver to the Administrative Agent, upon the Administrative Agent’s request, any instrument necessary for it to obtain records from any service bureau maintaining records on behalf of the Borrowers or any Subsidiary (it being understood that, prior to an Event of Default, the Borrowers shall only be required to pay or reimburse the Administrative Agent for 3 field exams and 2 inventory appraisals per year).

6.6 Notices. Promptly give notice to the Administrative Agent (to be distributed by the Administrative Agent to the Lenders):

(a) of the occurrence of any Default or Event of Default;

(b) of any (i) default or event of default under any instrument or other agreement, guarantee or collateral document of American Tire or any of its Subsidiaries or Holdings which default or event of default has not been waived and would have a Material Adverse Effect or (ii) litigation, investigation or proceeding which may exist at any time between American Tire or any of its Subsidiaries and any Governmental Authority, or receipt of any notice of any environmental claim or assessment against American Tire or any of its Subsidiaries by any Governmental Authority, which in any such case would have a Material Adverse Effect;

(c) of the following events, as soon as practicable after, and in any event within 10 days after, any Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan which Reportable Event could reasonably result in material liability to any Borrower and its Subsidiaries taken as a whole or (ii) the institution of proceedings or the taking of any other action by PBGC, any Borrower or any Commonly Controlled Entity to terminate, withdraw or partially withdraw from any Plan and, with respect to a Multiemployer Plan, the Reorganization or Insolvency of such Plan, in each of the foregoing cases which could reasonably result in material liability to any Borrower and its Subsidiaries taken as a whole, and in addition to such notice, deliver to the Administrative Agent and each Lender whichever of the following may be applicable: (a) a certificate of a Responsible Officer of any Borrower setting forth details as to such Reportable Event and the action that any Borrower or such Commonly Controlled Entity proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with PBGC, or (b) any notice delivered by PBGC evidencing its intent to institute such proceedings or any notice to PBGC that such Plan is to be terminated, as the case may be.

Each notice pursuant to this Section 6.6 shall be accompanied by a statement of a Responsible Officer of the Borrowers setting forth details of the occurrence referred to therein.

6.7 Environmental Laws. Comply in all respects with all Environmental Laws applicable to it, and obtain, comply with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned, except for instances of noncompliance that (i) are being contested in good faith by appropriate proceedings, or (ii) would not reasonably be expected to result in a Material Adverse Effect; and promptly notify the Administrative Agent of its receipt of any notice of a violation of any Environmental Law or other such applicable laws that could reasonably be expected to result in a Material Adverse Effect.

6.8 Additional Collateral.

(a) With respect to any assets acquired after the Closing Date by American Tire or any of its Domestic Subsidiaries (including interests owned by a Borrower in any joint venture unless the joint venture agreement prohibits the pledge of such interest to another Person) that are intended to be subject to the Lien created by any of the Security Agreements or this Agreement but which are not so subject (but, in any event, excluding (i) any assets described in paragraph (b) or (c) of this subsection, (ii) assets having a book value of less than $500,000 and (iii) Excluded Property) (A) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Security Agreements or such other documents as the Administrative Agent shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien on such assets, and (B) take all actions necessary or advisable to cause such Lien to be duly perfected to the extent required by such Security Agreement in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be requested by the Administrative Agent.

(b) With respect to any Person that is or becomes a Subsidiary (other than any Foreign Subsidiary of American Tire) that has assets, promptly (and in any event within 30 days after such Person becomes a Subsidiary): (i) execute and deliver to the Administrative Agent, for the benefit of the Lenders, a joinder agreement to this Agreement and such other documents (including, if requested by Administrative Agent, an amendment to any Hedging Agreement to add such Subsidiary thereto) as may reasonably be determined by the Administrative Agent to add such Subsidiary as an additional “Borrower” hereunder, and/or a new pledge agreement or such amendments to the relevant Security Agreement as the Administrative Agent shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien on the Capital Stock of such Subsidiary which is owned by American Tire or any of its Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers executed and delivered in blank by a duly authorized officer of the Borrowers or such Subsidiary, as the case may be, and (iii) if requested by Administrative Agent, cause such new Subsidiary (a) to become a party to a subsidiary guarantee, if applicable, or such comparable documentation which is in form and substance reasonably satisfactory to the Administrative Agent, and (b) to take all actions necessary or advisable to cause the Lien created by the Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be requested by the Administrative Agent.

(c) With respect to any Person that is or becomes a Foreign Subsidiary of American Tire and that has assets, promptly (and in any event within 30 days after such Person becomes a Subsidiary): (i) execute and deliver to the Administrative Agent a new pledge agreement or such amendments to the relevant Security Agreement as the Administrative Agent reasonably shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien on the Capital Stock of such Subsidiary which is owned by American Tire or any of its Subsidiaries (provided that in no event shall more than 65% of the

Capital Stock of any such Foreign Subsidiary be required to be so pledged), and (ii) if such Capital Stock is issued in certificated form, deliver to the Administrative Agent any certificates representing such Capital Stock, together with undated stock powers executed and delivered in blank by a duly authorized officer of American Tire or such Subsidiary, as the case may be, and take or cause to be taken all such other actions under the law of the jurisdiction of organization of such Foreign Subsidiary as may be necessary or advisable to perfect such Lien on such Capital Stock, and if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described in clauses (i) and (ii) immediately preceding, which opinions shall be in form and substance, and from counsel, satisfactory to the Administrative Agent.

6.9 Collateral Schedules.

(a) Deliver to the Administrative Agent on or before the Closing Date and not later than the 20th day of each calendar month thereafter a Schedule of Receivables which:

(i) shall be as of the last Business Day of the immediately preceding Fiscal Month,

(ii) shall be reconciled to the Borrowing Base Certificate as of such last Business Day, and

(iii) shall set forth a detailed aged trial balance of all of the Borrowers’ then existing Receivables, specifying the names, balance due and, if a Default or Event of Default then exists, the addresses, for each Account Debtor obligated on an Receivable so listed.

(b) Schedule of Inventory. Deliver to the Administrative Agent on or before the Closing Date and not later than the 20th day of each calendar month thereafter a Schedule of Inventory as of the last Business Day of the immediately preceding Fiscal Month of the Borrowers, itemizing and describing the kind, type and quantity of Inventory, the applicable Borrower’s cost thereof and the location thereof.

(c) Cash and Collateral Reporting. Deliver to the Administrative Agent (i) upon the request of the Administrative Agent, not less frequently than weekly, the forecasted cash receipts and disbursements, in form and substance reasonably satisfactory to the Administrative Agent, of American Tire and its Subsidiaries, on a consolidated basis, for the succeeding 13 weeks, (ii) upon the request of the Administrative Agent, not less frequently than weekly, a summary accounts payable aging, and (iii) on the 20th day of each calendar month, a Borrowing Base Certificate prepared as of the last Business Day of the preceding Fiscal Month; provided, that, if Excess Availability is less than $35,000,000 at any time or an Event of Default exists, then Administrative Agent may require that Borrowing Base Certificates be delivered more frequently.

(d) Additional Information. The Administrative Agent may in its reasonable credit judgment from time to time request that the Borrowers deliver the schedules and certificates described in subsections 6.9(a), (b) and (c) more or less often and on different schedules than specified in such Sections. The Borrowers also will furnish to the Administrative Agent and each Lender such other information with respect to the Collateral as the Administrative Agent or any Lender may from time to time reasonably request.

6.10 Collection of Receivables.

(a) The Borrowers will and will cause each other Borrower to cause all monies, checks, notes, drafts and other payments relating to or constituting proceeds of trade accounts receivable, other Receivables and other Collateral to be deposited in (i) an Agency Account in accordance with the procedures set out in the corresponding Agency Account Agreement or (ii) an account subject to instructions from the account holder, in form and substance satisfactory to the Administrative Agent, requiring the transfer of collected balances in such account to the Administrative Agent not less often than each Business Day if a Trigger Event (as defined below) has occurred. In particular, each Borrower will and will cause each other Borrower to advise each Account Debtor that makes payment to such Borrower or other Borrower by wire transfer, ACH Transfer or similar means to make payment directly to an Agency Account or, if the applicable Borrower or other Borrower is not party to an Agency Account Agreement, then to an account subject to such instructions.

(b) If Excess Availability is less than $25,000,000 or an Event of Default exists (a “Trigger Event”), without limiting the ability of the Administrative Agent and the Lenders to exercise other rights and remedies hereunder, the Administrative Agent may require (and at the direction of the Required Lenders, shall require) that all collected balances in each Agency Account be transferred to Administrative Agent not less often than each Business Day and that any or all of the Borrowers establish Lockboxes to which monies, checks, notes, drafts and other payments relating to or constituting proceeds of Collateral shall be sent; provided, however, that if Excess Availability exceeds $25,000,000 for a period of 120 consecutive days, then collections will not be required to be remitted daily to the Administrative Agent (unless Excess Availability is less than $25,000,000 thereafter), and Borrowers may access the Agency Accounts. If such requirement is imposed and if requested by Administrative Agent, each Borrower will and will cause each other Borrower to:

(i) advise each Account Debtor on trade accounts receivable that does not make payments directly to an Agency Account to address all remittances with respect to amounts payable on account thereof to a specified Lockbox, and

(ii) stamp all invoices relating to trade accounts receivable with a legend satisfactory to the Administrative Agent indicating that payment is to be made to such Borrower or other Borrower via a specified Lockbox.

(c) Subject to the provisions of Section 6.10(b) above, the Borrowers shall cause all collected balances in each Agency Account and the Borrowers shall, and shall cause each other Borrower to, cause all collected balances in each other bank account subject to transfer instructions approved by the Administrative Agent, to be transmitted daily by wire transfer, ACH Transfer, depository transfer check or other means in accordance with the procedures set forth in the corresponding Agency Account Agreement or such instructions, to the Administrative Agent at the Administrative Agent’s office:

(i) for application, on account of the Secured Obligations, as provided in subsection 3.4(d), Sections 3.9, and 8.2, such credits to be entered as of the Business Day they are received if they are received prior to 1:30 and to be conditioned upon final payment in cash or solvent credits of the items giving rise to them, and

(ii) with respect to the balance, so long as no Default or Event of Default has occurred and is continuing, for transfer by wire transfer, ACH Transfer or depository transfer check to a Controlled Disbursement Account.

(d) Any monies, checks, notes, drafts or other payments referred to in subsection (a) or (b) of this Section 6.10 which, notwithstanding the terms of such subsection, are received by or on behalf of the applicable Borrower will be held in trust for the Administrative Agent and will be delivered to the Administrative Agent or a Clearing Bank or a bank with which an account subject to satisfactory transfer instructions is maintained, as promptly as possible, in the exact form received, together with any necessary endorsements for application by the Administrative Agent directly to the Secured Obligations or, as applicable, for deposit in the Agency Account maintained with such Clearing Bank and processing in accordance with the terms of the corresponding Agency Account Agreement or for deposit in such account and processing and transfer in accordance with such instructions.

6.11 Merger of Subsidiaries. Unless otherwise agreed to by Administrative Agent in writing, the Borrowers shall cause the following mergers to occur within the time periods specified below:

(a) MergerCo shall merge with and into American Tire on the Closing Date, with American Tire being the surviving corporation after giving effect to such merger;

(b) Within one hundred eighty (180) days after the Closing Date,

(i) Speed Merchant and Target Tire, shall merge with and into American Tire with American Tire being the surviving corporation after giving effect to such merger,

(ii) Haas Tire shall merge with and into Haas Holding with Haas Holding being the surviving corporation after giving effect to such merger, and

(iii) Big State shall merge with and into Texas Holdings, with Texas Holdings being the surviving corporation after giving effect to such merger; and

(c) Within three hundred sixty (360) days after the Closing Date, Haas Holding and Texas Holdings shall merge with and into American Tire, with American Tire being the surviving corporation after giving effect to such mergers.

SECTION 7. NEGATIVE AND INFORMATION COVENANTS

Each of the Borrowers hereby agrees that it shall not, and it shall not permit any of its Subsidiaries to, directly or indirectly so long as the Commitments remain in effect or any Loan, Note or L/C Obligation remains outstanding and unpaid, any amount remains available to be drawn under any Letter of Credit (unless cash in an amount equal to such amount has been deposited to a cash collateral account established by the Administrative Agent) or any other amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document (it being understood that each of the permitted exceptions to each of the covenants in this Section 7 is in addition to, and not overlapping with, any other of such permitted exceptions except to the extent expressly provided):

7.1 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) the Indebtedness outstanding on the Closing Date and reflected on Schedule 7.1(a), including the refinancing of any such Indebtedness on terms and conditions taken as a whole no less favorable to American Tire and its Subsidiaries or the Lenders;

(b) Indebtedness consisting of the Loans and in connection with the Letters of Credit and this Agreement;

(c) unsecured Indebtedness of the Borrowers consisting of up to $290,000,000 of Senior Notes (plus any principal amounts issued in lieu of cash interest or accretion), and any refinancing of the Senior Notes plus principal in lieu of cash interest or accretion plus up to 6% of fees and expenses in connection with such refinancing and plus up to $40,000,000 and any accretion and up to 6% of fees and expenses incurred in connection with a refinancing of the Parent Notes, so long as, in each case, each of the Refinancing Conditions is satisfied as determined by the Administrative Agent;

(d) Indebtedness (i) of any of the Borrowers to any Subsidiary, (ii) of any Domestic Subsidiary to any of the Borrowers or any other Subsidiary and (iii) of any Foreign Subsidiary to the Borrowers or any other Subsidiary in an aggregate principal amount at any time outstanding not to exceed $5,000,000 (plus the sum of any amounts dividended or distributed by any Foreign Subsidiary to the Borrowers or any Domestic Subsidiary), minus (a) the amount of any guarantees of obligations of Foreign Subsidiaries pursuant to subsection 7.3(c) and (b) the amount of any investments made in a Foreign Subsidiary pursuant to subsection 7.6(b)(iii);

(e) Indebtedness of American Tire and its Subsidiaries for industrial revenue bonds or other similar governmental and municipal bonds, or for the deferred purchase price of newly acquired property and to finance equipment of American Tire and its Subsidiaries (pursuant to purchase money mortgages or otherwise and whether owed to the seller or a third party) used in the ordinary course of business (provided such financing is entered into within 180 days of the later of such acquisition or the completion of such construction, improvement, repairs or additions) of American Tire and its Subsidiaries in an amount (based on the remaining balance of the obligations therefor on the books of American Tire and its Subsidiaries) which shall not exceed $15,000,000 in the aggregate at any one time outstanding and Indebtedness of American Tire and its Subsidiaries in respect of Financing Leases not to exceed $10,000,000 in the aggregate at any time;

(f) (i) Indebtedness of American Tire or any of its Subsidiaries assumed in connection with acquisitions permitted by subsection 7.6(h) (so long as such Indebtedness was not incurred in anticipation of such acquisition and excluding any secured revolving credit debt), (ii) Indebtedness of newly acquired Subsidiaries of American Tire acquired in such acquisitions (so long as such Indebtedness was not incurred in anticipation of such acquisition and excluding any secured revolving credit debt) and (iii) unsecured Subordinated Indebtedness of American Tire or any of its Subsidiaries owed to the seller in any acquisition permitted by subsection 7.6(h) constituting part of the Purchase Price thereof (provided, however, that the payment of all or any portion of such Subordinated Indebtedness may be supported by a Letter of Credit or an unsecured letter of credit to the extent the issuance thereof is otherwise permitted under this Agreement);

(g) Indebtedness in connection with workmen’s compensation obligations;

(h) unsecured Subordinated Indebtedness of American Tire and its Subsidiaries;

(i) unsecured vendor loans, advances and similar financings in an aggregate principal amount outstanding at any time not to exceed $25,000,000;

(j) Subordinated Vendor Debt;

(k) other unsecured Indebtedness (including Permanent Debt) not otherwise included in subsections (a) through (j), in an aggregate amount not to exceed $25,000,000; and

(l) other unsecured Indebtedness, not otherwise included in subsections (a) through (k), so long as Excess Availability at the time of and after giving pro forma effect thereto is at least $25,000,000.

7.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets, income or profits, whether now owned or hereafter acquired, except:

(a) Liens for taxes, assessments or other governmental charges not yet delinquent or which are being Properly Contested;

(b) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations which are not yet due or which are bonded or which are being Properly Contested;

(c) pledges or deposits in connection with workmen’s compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, tenders, trade or government contracts (other than for borrowed money), leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements (including, without limitation, reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, changes, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially detract from the aggregate value of the properties of the Borrowers and their Subsidiaries, taken as a whole, or in the aggregate materially interfere with or adversely affect in any material respect the ordinary conduct of the business of American Tire and its Subsidiaries on the properties subject thereto, taken as a whole;

(f) Liens in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, arising under this Agreement and the other Loan Documents, including (i) Liens pursuant to the Loan Documents in respect of Banking Relationship Debt and (ii) bankers’ liens arising by operation of law;

(g) Liens existing on the Closing Date after giving effect to the consummation of the Closing Transactions and described on Schedule 7.2(g) (including the extension of any Liens listed on such Schedule relating to any Indebtedness permitted under subsection 7.1(a) in connection with any refinancing of such Indebtedness permitted by such subsection and any Liens securing Indebtedness to be repaid on the Closing Date to the extent the Borrowers have made arrangements to terminate such Liens in a manner satisfactory to the Administrative Agent); provided that no such Lien shall extend to or cover other property of American Tire or its Subsidiaries other than the respective property so encumbered and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the original principal amount of the Indebtedness so secured;

(h) Unsubordinated Vendor Liens;

(i) Liens arising by virtue of the rendition, entry or issuance against American Tire or any Subsidiary, or any property of American Tire or any Subsidiary, of any judgment, writ, order, or decree for so long as each such Lien is in existence for less than 20 consecutive days after it first arises or is being Properly Contested and is at all times junior in priority to any Liens in favor of Administrative Agent;

(j) Liens securing Indebtedness permitted pursuant to Section 7.1(e) that does not extend to any Collateral;

(k) Permitted Liens (to the extent not already included in this Section 7.2); and

(l) Liens in favor of the trustee of the Existing Notes on the $29,076,762 of escrowed funds in connection with the Debt Redemption.

7.3 Limitation on Contingent Obligations. Create, incur, assume or suffer to exist any Contingent Obligation except:

(a) the Guarantees;

(b) unsecured guarantees by the Borrowers or any Subsidiary incurred in the ordinary course of business for an aggregate amount not to exceed $5,000,000 at any one time;

(c) unsecured guarantees of the obligations of Foreign Subsidiaries not to exceed $5,000,000 in the aggregate at any time (plus the sum of any amounts dividended or distributed by any Foreign Subsidiary to the Borrowers or any Domestic Subsidiary) minus any amounts loaned to or invested in any Foreign Subsidiaries by the Borrowers;

(d) Contingent Obligations existing on the Closing Date and described in Schedule 7.3(d) and Contingent Obligations relating to any Indebtedness permitted under Section 7.1 (but excluding any guarantees by any Borrower of the Parent Notes which guarantees are not permitted by this Agreement);

(e) guarantees of obligations to third parties in connection with relocation of employees of American Tire or any of its Subsidiaries, in an amount which, together with all loans and advances made pursuant to subsection 7.6(g), shall not exceed $1,000,000 at any time outstanding;

(f) Contingent Obligations in connection with workmen’s compensation obligations;

(g) unsecured guarantees of the Senior Notes or Permanent Debt;

(h) unsecured guarantees to the extent constituting Subordinated Indebtedness permitted under Section 7.1(h);

(i) any Borrower may guaranty the obligation of any other Borrower;

(j) unsecured Contingent Obligations not otherwise included in subsections (a) through (i), not to exceed $25,000,000 in the aggregate; and

(k) other unsecured Contingent Obligations, not otherwise included in subsections (a) through (j), so long as Excess Availability at the time of and after giving pro forma effect thereto is at least $25,000,000.

Notwithstanding anything to the contrary contained herein, Borrowers shall not be permitted to guarantee the Parent Notes or any other Indebtedness incurred by Holdings that Holdings is expressly permitted to incur by the Parent Guarantee.

7.4 Prohibition of Fundamental Changes. Enter into any merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or engage in any type of business other than of the same general type now conducted by it, except (a) for the transactions otherwise permitted pursuant to clause (b) of Section 7.6, (b) any Subsidiary of American Tire may be merged with and into American Tire or any Borrower or a wholly owned Subsidiary of any Borrower, (c) any Subsidiary may otherwise be dissolved; provided that upon dissolution, the assets of such Subsidiary are transferred to any Borrower or one of American Tire’s wholly owned Domestic Subsidiaries (or, in the case of a dissolution of a Foreign Subsidiary, such assets are transferred to any Borrower or one of any Borrower’s wholly owned Subsidiaries) on the terms and subject to the conditions set forth in subsection 7.6(b) and (d) any Borrower may sell all, but not less than all, of the capital stock of any Subsidiary whose assets constitute less than 5% of the total assets of American Tire and its consolidated Subsidiaries on such date, provided that (I) both before and after giving pro forma effect to any proposed sale, no Default or Event of Default exists, and (II) the Excess Availability on the date of such proposed sale, after giving pro forma effect to such proposed sale, shall be at least $25,000,000, and (e) the Merger.

7.5 Prohibition on Sale of Assets. Convey, sell, lease (other than a sublease of real property), assign, transfer or otherwise dispose of any of its property, business or assets, whether now owned or hereafter acquired, except:

(a) for sales or other dispositions of inventory in the ordinary course of business;

(b) that (1) any Subsidiary of American Tire may sell, lease, transfer, or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to, and any Subsidiary of American Tire may merge with and into, American Tire or any other Borrower, and (2) any Borrower may sell or otherwise dispose of, or part with control of any or all of, the Capital Stock of any Subsidiary to any Borrower; provided that no such transaction may be effected if it would result in the transfer of any assets of, or any Capital Stock of, any Borrower or a Subsidiary to, or the merger with and into, another Subsidiary all of the Capital Stock of which owned by any Borrower or any Subsidiary has not been pledged to the Administrative Agent and which has not guaranteed the obligations of the Borrowers, for the benefit of the Lenders, under the Notes and this Agreement, and granted liens or security interests in favor of the Administrative Agent, for the benefit of the Lenders, to secure such guarantee, pursuant to a guarantee, security agreement and other documentation reasonably satisfactory to the Administrative Agent;

(c) leases of real property owned in fee;

(d) any condemnation or eminent domain proceedings affecting any real property;

(e) substantially like-kind exchanges of real property or equipment;

(f) for the sale or other disposition of any equipment that, in the reasonable judgment of American Tire has become uneconomic, obsolete or worn out;

(g) for the sale or other disposition of any other property (other than Collateral) not otherwise covered by subsection (a) through (f), if no Event of Default exists and so long as the proceeds arising from the sale or other disposition of such property are concurrently reinvested by the Borrowers and their Subsidiaries into their business for general working capital purposes; and

(h) the turnover of past due receivables to a collection agency in the ordinary course of business of the Borrowers solely for collection purposes so long as no Event of Default exists and any proceeds thereof are applied to the Secured Obligations or otherwise reinvested in the business of the Borrowers in accordance with Section 6.10.

7.6 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or make any other investment in (including, without limitation, any acquisition of all or any substantial portion of the assets, and any acquisition of a business or a product line, of other companies, other than the acquisition of inventory in the ordinary course of business), any Person, except as otherwise permitted in Section 7.9 and except:

(a) loans or advances, to the extent, in each case, the Indebtedness created thereby is permitted by subsection 7.1(d);

(b) (i) any Borrower may make investments in any Borrower (by way of capital contribution or otherwise), (ii) any Borrower and any Subsidiary may make investments in, or create, any wholly owned Domestic Subsidiary (by way of capital contribution or otherwise) or make investments permitted by subsection 7.6(b); provided that, in any such case, the requirements of Section 6.8 are satisfied, and (iii) any Borrower may make investments in, or create, any wholly owned Foreign Subsidiary (by way of capital contribution or otherwise) or make investments permitted by subsection 7.6(b); provided that (x) the requirements of Section 6.8 are satisfied and (y) the aggregate amount of all investments in such Foreign Subsidiaries shall not exceed (i) $5,000,000 (plus the sum of any amounts dividend or distributed by such Foreign Subsidiaries to any Borrower or any Domestic Subsidiary), minus (ii) the amount of any Indebtedness of any Foreign Subsidiary at any such time outstanding in accordance with subsections 7.1(d)(iii) or 7.3(c);

(c) the Borrowers may redeem or repurchase their Existing Notes in connection with the Debt Redemption;

(d) (i) the Borrowers may invest in, acquire and hold Cash Equivalents and Investment Grade Securities and (ii) make loans in connection with the sale of assets other than Collateral;

(e) the Borrowers may make payroll advances in the ordinary course of business;

(f) the Borrowers may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (provided that nothing in this clause (f) shall prevent the Borrowers from offering such concessionary trade terms, or from receiving such investments, in connection with the bankruptcy or reorganization of their respective suppliers or customers or the settlement of disputes with such customers or suppliers arising in the ordinary course of business, as management deems reasonable in the circumstances);

(g) Borrowers may make (i) advances to employees in the ordinary course of business for business expenses and (ii) travel and entertainment advances and relocation and other loans to officers and employees of the Borrowers; provided that the aggregate principal amount of all such loans and advances outstanding at any one time, together with the guarantees of such loans and advances made pursuant to subsection 7.3(e), shall not exceed $500,000 at any one time outstanding;

(h) Borrowers may make expenditures to acquire all or a portion of the Capital Stock or assets of a Person organized under the laws of the United States of America or any state thereof so long as each of the following conditions are satisfied as determined by Administrative Agent:

(i) such Person is engaged primarily in (x) one or more businesses in which Borrowers are engaged or (y) one or more businesses reasonably related thereto;

(ii) if the Purchase Price of such acquisition exceeds the Combined Basket, Excess Availability at the time of such expenditure and after giving pro forma effect thereto is at least $25,000,000 and the Pro Forma Fixed Charge Coverage Ratio for the immediately preceding twelve Fiscal Months for which financial statements have been received by Administrative Agent in accordance with Section 6.1(c) is at least 1.0 to 1.0;

(iii) if the Purchase Price of such acquisition is less than the Combined Basket, the Pro Forma Fixed Charge Coverage Ratio for the immediately preceding twelve Fiscal Months for which financial statements have been received by Administrative Agent in accordance with Section 6.1(c) is at least 1.0 to 1.0;

(iv) the provisions of Section 6.8 are satisfied;

(v) the applicable Borrower has made available to the Administrative Agent, not later than 10 Business Days prior to the proposed date of such acquisition, copies of lien search results and copies of the acquisition documents (including a copy of the purchase and sale agreement with all schedules and exhibits thereto) and other due diligence information obtained or prepared by Borrowers and consistent with Borrowers’ past practice in connection with prior acquisitions;

(vi) the Administrative Agent shall have received evidence satisfactory to it that both before and after giving pro forma effect to such acquisition, such Borrower is solvent, having assets of a fair salable value which exceeds the amount required to pay its debts as they become absolute and matured (including contingent, subordinated, unmatured and unliquidated liabilities), and such Borrower is able to and anticipates that it will be able to meet its debts as they mature and has adequate capital to conduct the business in which it is or proposes to be engaged; and

(vii) no Default or Event of Default has occurred and is continuing or would result therefrom;

(i) Borrowers may make investments in, or loans or investments to, joint ventures with other Persons organized under the laws of the United States of America or any state thereof so long as each of the following conditions are satisfied as determined by Administrative Agent:

(i) such joint venture is engaged primarily in (x) one or more businesses in which Borrowers are engaged or (y) one or more businesses reasonably related thereto;

(ii) if the amount of the investments or loans is equal to or less than the Combined Basket, the Fixed Charge Coverage Ratio for the Measurement Period as calculated at the end of the most recent Fiscal Month for which financial statements have been received by Administrative Agent in accordance with Section 6.1(c) is at least 1.0 to 1.0;

(iii) if the amount of the investments or loans exceeds the Combined Basket, Excess Availability at the time of such expenditure and after giving pro forma effect thereto is at least $25,000,000 and the Fixed Charge Coverage Ratio for the Measurement Period as calculated at the end of the most recent Fiscal Month for which financial statements have been received by Administrative Agent in accordance with Section 6.1(c) is at least 1.0 to 1.0;

(iv) the provisions of Section 6.8 are satisfied;

(v) the Administrative Agent shall have received evidence satisfactory to it that both before and after giving pro forma effect to such transaction, such Borrower is solvent, having assets of a fair salable value which exceeds the amount required to pay its debts as they become absolute and matured (including contingent, subordinated, unmatured and unliquidated liabilities), and such Borrower is able to and anticipates that it will be able to meet its debts as they mature and has adequate capital to conduct the business in which it is or proposes to be engaged; and

(vi) no Default or Event of Default has occurred and is continuing or would result therefrom;

(j) sales of inventory on credit in the ordinary course of business;

(k) shares of capital stock, evidence of Indebtedness or other security acquired in consideration for or as evidence of past-due or restructured receivables in an aggregate face amount of such Receivables as to Borrowers at any time not to exceed $1,000,000;

(l) investments listed on Schedule 7.6(l); and

(m) Borrowers may repurchase or redeem the Senior Notes so long as the following conditions are satisfied as determined by Administrative Agent (each such acquisition and payments, collectively, a “Permitted Senior Notes Repurchase”):

(i) if the amount of the repurchase is equal to or less than the Combined Basket, the Fixed Charge Coverage Ratio for the Measurement Period as calculated at the end of the most recent Fiscal Month for which financial statements have been received by Administrative Agent in accordance with Section 6.1(c) is at least 1.0 to 1.0;

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(ii) if the amount of the repurchase exceeds the Combined Basket, Excess Availability at the time of such repurchase and after giving pro forma effect thereto is at least $25,000,000 and the Fixed Charge Coverage Ratio for the Measurement Period as calculated at the end of the most recent Fiscal Month for which financial statements have been received by Administrative Agent in accordance with Section 6.1(c) is at least 1.0 to 1.0;

(iii) no Event of Default exists or would result therefrom;

(iv) American Tire shall have given Administrative Agent at least 10 Business Days prior written notice of such Permitted Senior Notes Repurchase;

(v) simultaneously with any Permitted Senior Notes Repurchase, the acquired Senior Notes shall be cancelled;

(vi) both before and after giving pro forma effect to any Permitted Senior Notes Repurchase, each Borrower and each of its Subsidiaries is solvent, having assets of a fair salable value which exceeds the amount required to pay its debts as they become absolute and matured (including contingent, subordinated, unmatured and unliquidated liabilities), and each Borrower and each of its Subsidiaries is able to and anticipates that it will be able to meet its debts as they mature and has adequate capital to conduct the business in which it is or proposes to be engaged; and

(vii) on or immediately before the closing date of any Permitted Senior Notes Repurchase, American Tire shall have furnished to the Administrative Agent and the Lenders a certificate setting forth, in reasonable detail, its calculation of the amounts to be paid in cash in respect of principal of Senior Notes to be repurchased and the accrued and unpaid interest, premium, fees, expenses and commissions payable in connection with closing such Permitted Senior Notes Repurchase.

In connection with any merger (or other distribution of the assets) of a Subsidiary that is not a Borrower with and into (or to) a Borrower, or any acquisition, whether by purchase of stock, merger, or purchase of assets and whether in a single transaction or series of related transactions, by a Borrower, the Administrative Agent shall have the right to determine in its reasonable credit judgment which Inventory or Receivables so acquired shall be included in the Borrowing Base (subject to the provisions of the definitions “Borrowing Base,” “Eligible Tire Inventory,” “Eligible Non-Tire Inventory” and “Eligible Receivables” and any other provisions of this Agreement and the other Loan Documents applicable to the computation and reporting of the Borrowing Base). In connection with such determination, the Administrative Agent may obtain, at the Borrowers’ expense, such appraisals, commercial finance exams and other assessments of such Receivables and Inventory as it may reasonably deem desirable and all such appraisals, exams and other assessments shall be paid for by Borrowers and shall not be limited by or included in the number of appraisals and field exams reimbursable under Section 6.5(c).

7.7 Hedging Agreements. Enter into, create, incur, assume or suffer to exist any Hedging Agreements or obligations in respect thereof except in the ordinary course of business for non-speculative purposes.

7.8 Fixed Charge Coverage Ratio. In the event that Excess Availability at any time falls below $25.0 million (the “Covenant Trigger”), then the Fixed Charge Coverage Ratio will be tested immediately (unless a Cure Period is then in effect) with reference to the applicable Measurement Period and will not be less than 1.0 to 1.0 (the “Covenant Test”); provided, however, that: if after the date of the Covenant Trigger, Borrowers are not in compliance with the Covenant Test, then so long as (i) Excess Availability each day during the Cure Period is above $15,000,000 and (ii) the Borrowers are and remain Current in their accounts payable, then the Borrowers will have a 30 day period, commencing on the Covenant Trigger date (the “Cure Period”) to cause Excess Availability to exceed $25,000,000 as of the last day of the Cure Period so that the Covenant Test does not apply or the Fixed Charge Coverage Ratio is above 1.0 to 1.0 based upon the most recent financial statements that have been received by Administrative Agent in accordance with Section 6.1(c), except that, (i) if Excess Availability is below $15,000,000 at any time after the date of the Covenant Trigger and during the Cure Period, the Borrowers shall not be entitled to any Cure Period, and (ii) in no event shall the Borrowers be entitled to more than one Cure Period during any period of 110 consecutive days.

For purposes of this section, the “Measurement Period” shall be defined as follows: (a) for the fourth Fiscal Month of Fiscal Year 2005 through and including the second Fiscal Month of Fiscal Year 2006, with respect to the period from and including the fourth Fiscal Month of Fiscal Year 2005 to and including such Fiscal Month, on a cumulative basis, and (b) for the third Fiscal Month of Fiscal Year 2006 and each Fiscal Month thereafter, on the immediately preceding twelve (12) Fiscal Months, in each case for which financial statements have been received by the Administrative Agent in accordance with Section 6.1(c).

7.9 Limitation on Dividends and Certain Other Payments. Declare any dividends on any shares of any class of Capital Stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any shares of any class of Capital Stock, or any warrants or options to purchase such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of American Tire or any of its Subsidiaries; except that:

(a) Subsidiaries may pay dividends to any Borrower or to Domestic Subsidiaries of any Borrower which are directly or indirectly wholly owned by any Borrower (or, in case of Foreign Subsidiaries, to any Borrower or to Subsidiaries of any Borrower which are directly or indirectly wholly owned by any Borrower);

(b) American Tire and its Subsidiaries may pay or make dividends or distributions to any holder of its Capital Stock in the form of additional shares of Capital Stock of the same class and type;

(c) any Borrower may repurchase or provide the funds to Holdings to purchase shares of Capital Stock of Holdings owned by former, present or future employees of

Holdings or American Tire or its Subsidiaries or their assigns, estates and heirs; provided that (1) the aggregate amount expended by the Borrowers pursuant to this clause (c) shall not in the aggregate exceed $3,000,000 in the aggregate during the term of this Agreement unless Excess Availability at the time of and after giving effect to such purchase is at least $25,000,000 (provided, that for purposes of the $3,000,000 limitation, any amounts received by the Borrowers for use as working capital in the business as a result of the resale of such repurchased shares of capital stock by the Borrowers shall be deemed to reinstate in equal amount the amount of the $3,000,000 limitation previously used); and (2) no Default or Event of Default has occurred and is continuing or would result therefrom;

(d) (i) any Borrower may make distributions directly or indirectly to Holdings to allow Holdings to pay its operating and administrative expenses in an amount not to exceed $2,000,000 per Fiscal Year and (ii) any Borrower or its Subsidiaries may make distributions directly or indirectly to Holdings in amounts equal to amounts required for Holdings to pay taxes to the extent Holdings is liable for such taxes and such taxes are attributable to the operations of American Tire and its Subsidiaries; provided, however, that the Borrowers shall not make any such tax distributions in excess of American Tire and its Subsidiaries stand alone tax liability in respect of such taxes;

(e) American Tire and its Subsidiaries may make any non-compete, bonus or “earn-out” payments payable to former stockholders of American Tire and its Subsidiaries pursuant to agreements in effect on the Closing Date;

(f) So long as no Event of Default exists or would result therefrom, Borrowers may make dividends to Holdings for the sole purpose of paying dividends with respect to the Series B Preferred Stock;

(g) Borrowers may make distributions to Holdings so that Holdings may repurchase or redeem the Series B Preferred Stock so long as the following conditions are satisfied as determined by Administrative Agent (each such payment, collectively, a “Permitted Series B Redemption”):

(i) if the amount of the repurchase is equal to or less than the Combined Basket, the Fixed Charge Coverage Ratio for the Measurement Period as calculated at the end of the most recent Fiscal Month for which financial statements have been received by Administrative Agent in accordance with Section 6.1(c) is at least 1.0 to 1.0;

(ii) if the amount of the repurchase exceeds the Combined Basket, Excess Availability at the time of such repurchase and after giving pro forma effect thereto is at least $25,000,000 and the Fixed Charge Coverage Ratio for the Measurement Period as calculated at the end of the most recent Fiscal Month for which financial statements have been received by Administrative Agent in accordance with Section 6.1(c) is at least 1.0 to 1.0;

(iii) no Event of Default exists or would result therefrom;

(iv) American Tire shall have given Administrative Agent at least 10 Business Days prior written notice of such Permitted Series B Redemption;

(v) simultaneously with any Permitted Series B Redemption, the acquired Series B Preferred Stock shall be cancelled;

(vi) both before and after giving pro forma effect to any Permitted Series B Redemption, each Borrower and each of its Subsidiaries is solvent, having assets of a fair salable value which exceeds the amount required to pay its debts as they become absolute and matured (including contingent, subordinated, unmatured and unliquidated liabilities), and each Borrower and each of its Subsidiaries is able to and anticipates that it will be able to meet its debts as they mature and has adequate capital to conduct the business in which it is or proposes to be engaged; and

(vii) on or immediately before the closing date of any Permitted Series B Redemption, American Tire shall have furnished to the Administrative Agent and the Lenders a certificate setting forth, in reasonable detail, its calculation of the amounts to be paid in cash in respect of the Series B Preferred Stock to be repurchased and the accrued and unpaid fees, expenses and commissions payable in connection with closing such Permitted Series B Redemption;

(h) so long as no Event of Default exists at the time or would result therefrom, American Tire may make distributions directly to Holdings to allow Holdings (i) to pay regularly scheduled installments of interest (including additional interest pursuant to the applicable registration rights agreement) that have accrued on the Parent Notes (or any refinancing of the Parent Notes to the extent permitted by Section 7.1(c) and the Parent Guarantee), (ii) to pay in April 2010 the mandatory principal redemption amount as referenced in the Parent Notes, (iii) to refinance the Parent Notes to the extent expressly permitted by the Parent Guarantee and Section 7.1(c) hereof, and (iv) to pay principal and interest on other unsecured Indebtedness incurred by Holdings to the extent that such Indebtedness is permitted by the Parent Guarantee;

(i) American Tire may make distributions directly to Holdings for payments expressly referenced and permitted under Section 11.16 hereof; and

(j) Subject to the conditions set forth below, Borrowers may make dividends to Holdings for the sole purpose of permitting Holdings to repurchase or redeem the Parent Notes so long as the following conditions are satisfied as determined by Administrative Agent (each such acquisition and payments, collectively, a “Permitted Parent Notes Redemption”):

(i) if the amount of the repurchase is equal to or less than the Combined Basket, the Fixed Charge Coverage Ratio for the Measurement Period calculated at the end of the most recent Fiscal Month for which financial statements have been received by Administrative Agent in accordance with Section 6.1(c) is at least 1.0 to 1.0;

(ii) if the amount of the repurchase exceeds the Combined Basket, Excess Availability at the time of such repurchase and after giving pro forma effect thereto is at least $25,000,000 and the Fixed Charge Coverage Ratio for the Measurement

Period calculated at the end of the most recent Fiscal Month for which financial statements have been received by Administrative Agent in accordance with Section 6.1(c) is at least 1.0 to 1.0;

(iii) no Event of Default exists or would result therefrom;

(iv) American Tire and Holdings shall have given Administrative Agent at least 10 Business Days prior written notice of such Permitted Parent Notes Redemption;

(v) Simultaneously with any Permitted Parent Notes Redemption, the acquired Parent Notes shall be cancelled;

(vi) both before and after giving pro forma effect to any Permitted Parent Notes Redemption, Holdings and each Borrower and each of their respective Subsidiaries is solvent, having assets of a fair salable value which exceeds the amount required to pay its debts as they become absolute and matured (including contingent, subordinated, unmatured and unliquidated liabilities), and Holdings and each Borrower and each of their respective Subsidiaries is able to and anticipates that it will be able to meet its debts as they mature and has adequate capital to conduct the business in which it is or proposes to be engaged; and

(vii) on or immediately before the closing date of any Permitted Parent Notes Redemption, Holdings and American Tire shall have furnished to the Administrative Agent and the Lenders a certificate setting forth, in reasonable detail, their calculation of the amounts to be paid in cash in respect of principal of Parent Notes to be repurchased and the accrued and unpaid interest, premium, fees, expenses and commissions payable in connection with closing such Permitted Parent Notes Redemption.

(k) so long as no Event of Default exists at the time or would result therefrom, the Borrowers may make distributions to Holdings for payments pursuant to the buy back of up to 35% of the Parent Notes from proceeds of an equity offering as permitted by the Parent Note Indenture or with proceeds of equity.

7.10 Transactions with Affiliates. Except as described on Schedule 7.10, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate except for transactions which are otherwise permitted under this Agreement and which are in the ordinary course of the Borrowers’ or a Subsidiary’s business and which are upon fair and reasonable terms no less favorable to the Borrowers or such Subsidiary than it would obtain in a hypothetical comparable arm’s length transaction with a Person not an Affiliate; provided that nothing in this Section 7.10 shall prohibit American Tire or its Subsidiaries from engaging in the following transactions: (x) the performance of American Tire’s or any Subsidiary’s obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business, (y) the payment of compensation to employees, officers, directors or consultants in the ordinary course of business, (z) the maintenance of benefit programs or arrangements for employees, officers or directors, including, without limitation, vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans, in each case, in the ordinary course of business, (aa) so long as no Event of Default exists or would result therefrom, and each of the conditions referenced herein are satisfied, the creation by Holdings of a 100% wholly-owned Subsidiary of Holdings (“Holdco”) to directly own 100% of the capital stock of American Tire so long as concurrently therewith Holdco executes and delivers to Administrative Agent a duly executed pledge agreement and Guarantee identical to the Parent Pledge Agreement and Parent Guarantee, and such other agreements, documents and instruments as Administrative Agent may request, or (bb) the unsecured guaranty by Holdings of the Senior Notes.

7.11 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which American Tire or any Subsidiary is engaged on the date of this Agreement (or which are related thereto).

7.12 Amendments to Certain Documents. Amend, modify, waive or terminate any provisions of the Merger Agreement, the Senior Note Indentures, the Senior Notes, the Parent Notes, the Parent Note Documents, the existing security agreements between American Tire and the Existing Subordinated Vendors, or any future security agreements between American Tire and its Subsidiaries and any holder of a Subordinated Vendor Lien, in each case, in a manner which is materially adverse to the Lenders, without the consent of the Administrative Agent and the Required Lenders, which consent shall not be unreasonably withheld, or amend any of the organizational documents of Holdings or any Borrower so as to change the name or state of organization of such Person, without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld or delayed.

7.13 Limitation on Prepayments and Amendments of Certain Indebtedness.

(a) Optionally prepay, retire, redeem, purchase, defease or exchange, or make or arrange for any mandatory prepayment, retirement, redemption, purchase or defeasance of any Subordinated Indebtedness or the Senior Notes (other than pursuant to Sections 7.1(c) and 7.6(m)), the Series B Preferred Stock (other than pursuant to Section 7.9(g)), except for (1) the buy-back of up to 35% of the Senior Notes from proceeds of an equity offering as permitted by the Senior Note Indentures, or (2) with proceeds of equity; or

(b) waive, amend, supplement, modify, terminate or release any of the provisions with respect to any Subordinated Indebtedness, the Senior Notes or the Parent Notes without the prior consent of the Administrative Agent, to the extent that any such waiver, amendment, supplement, modification, termination or release would be materially adverse to the Lenders.

SECTION 8. EVENTS OF DEFAULT

8.1 Events of Default. Each of the following events shall constitute an “Event of Default” hereunder:

(a) The Borrowers shall fail to (i) pay any principal of any Loan or Note when due in accordance with the terms hereof or thereof or (ii) pay any interest on any Loan or Note when due in accordance with the terms thereof or hereof or (iii) pay any other amount payable hereunder within ten days after any such other amount becomes due in accordance with the terms thereof or hereof, after written notice thereof has been given to American Tire by the Administrative Agent; or

(b) Any representation or warranty made or deemed made by any Credit Party in any Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) (i) American Tire or its Subsidiaries shall default in the observance or performance of any agreement contained in Section 6.5, Section 6.8 or Section 6.10 or Sections 7.1 through 7.13 of this Agreement, and the Administrative Agent shall have delivered to American Tire written notice of such defaults (and if with respect to Section 7.8, the Cure Period to the extent applicable, shall have expired); or (ii) American Tire or its Subsidiaries shall default in the observance or performance of any agreement contained in Section 6.9 and the Administrative Agent shall have given written notice of such default under Section 6.9 to American Tire and American Tire shall not have cured such breach within two (2) Business Days after American Tire’s receipt of such notice (provided, that Borrowers may only have two cure periods under this clause (ii) in any Fiscal Year); or

(d) Any Credit Party shall default in the observance or performance of any other agreement contained in any Loan Document and such default shall continue unremedied for a period of 30 days after written notice thereof has been given to the Borrowers by the Administrative Agent; or

(e) American Tire or any of its Subsidiaries or Holdings shall (i) default in any payment of principal of or interest on or other amounts in respect of any Indebtedness involving an amount in excess of $7,500,000 (other than the Loans, the L/C Obligations and any inter-company debt) or Interest Rate Agreement or in the payment of any Contingent Obligation, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness, Interest Rate Agreement or Contingent Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness, Interest Rate Agreement or Contingent Obligation involving an amount in excess of $7,500,000 or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness, the party or parties to such Interest Rate Agreements or beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, any applicable grace period having expired, such Interest Rate Agreement to be terminated any applicable grace period having expired or such Contingent Obligation to become payable, any applicable grace period having expired; in each case; or

(f) (i) American Tire or any of its Subsidiaries or Holdings shall commence any case, proceeding or other action (a) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or American Tire or any of its Subsidiaries or Holdings shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against American Tire or any of its Subsidiaries or Holdings any case, proceeding or other action of a nature referred to in clause (i) above which (a) results in the entry of an order for relief or any such adjudication or appointment or (b) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against American Tire or any of its Subsidiaries or Holdings any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) American Tire or any of its Subsidiaries or Holdings shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii), or (iii) above; or (v) American Tire or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) Any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that could reasonably be expected to result in a liability to American Tire in excess of $2,500,000 (ii) any “accumulated funding deficiency” (as defined in Section 412 of the Code and Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrowers or any Commonly Controlled Entity that could reasonably be expected to result in a liability to any Borrower or any Commonly Controlled Entity in excess of 1,000,000, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in a liability to any Borrower or any Commonly Controlled Entity in excess of $2,500,000, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA that could reasonably be expected to result in a liability to any Borrower or any Commonly Controlled Entity in excess of $2,500,000, (v) any Borrower or any Commonly Controlled Entity shall incur a liability in excess of $2,500,000 in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other events or conditions shall occur or exist with respect to a Plan, and such event or condition, together with all other such events or conditions, relating to a Plan, if any, would be reasonably likely to subject American Tire or any of its Subsidiaries to any tax, penalty or other liabilities in the aggregate resulting in a Material Adverse Effect; or

(h) One or more judgments or decrees shall be entered against American Tire or any of its Subsidiaries or Holdings involving in the aggregate a liability (to the extent not paid or to the extent not covered by insurance or indemnities to the extent American Tire, in its reasonable good faith judgment, believes that such judgment or decree will be paid when due by the parties providing such indemnities) of $1,000,000 or more and all such judgments or decrees shall continue undischarged or unstayed for 20 days; or

(i) Any Loan Document shall cease, for any reason, to be in full force and effect or any Credit Party or any of its Subsidiaries shall so assert in writing, or any Security Agreement shall cease to be effective to grant a perfected Lien on the collateral described therein with the priority purported to be created thereby (other than as a result of any action or inaction on the part of the Administrative Agent or the Lenders), subject to such exceptions as may be permitted therein or herein; or

(j) There shall have occurred a Change of Control; or

(k) Holdings shall at any time engage in any business, other than (i) the Transactions and such other transactions as are expressly permitted by the Parent Guarantee, and (ii) the ownership of the Capital Stock of American Tire, and businesses incidental thereto.

8.2 Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default:

(i) if such event is an Event of Default specified in clause (i) or (ii) of Section 8.1 (f) above, automatically (A) the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes shall immediately become due and payable, and (B) all obligations of Borrowers in respect of the Letters of Credit, although contingent and unmatured, shall become immediately due and payable and the Issuing Lenders’ obligations to issue the Letters of Credit shall immediately terminate; and

(ii) if such event is any other Event of Default, so long as any such Event of Default shall be continuing, either or both of the following actions may be taken: (A) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to American Tire, declare the Commitments and the Issuing Lenders’ obligations to issue the Letters of Credit to be terminated forthwith, whereupon the Commitments and such obligations shall immediately terminate and (B) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice of default to American Tire, (1) declare all or a portion of the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable and (2) declare all or a portion of the obligations of the Borrowers in respect of the Letters of Credit, although contingent and unmatured, to be due and payable forthwith, whereupon the same shall immediately become due and payable and/or demand that the Borrowers discharge any or all of the obligations supported by the Letters of Credit by paying or prepaying any amount due or to become due in respect of such obligations. All payments under this Section 8 on account of undrawn Letters of Credit shall be made by the Borrowers directly to a cash collateral account established by the Administrative Agent for such purpose for application to the Borrowers’ reimbursement obligations under Section 2.8 as drafts are presented under the Letters of Credit, with the balance, if any, to be applied to the Borrowers’ obligations under this Agreement and the Notes as the Administrative Agent shall determine with the approval of the Required Lenders. Except as expressly provided above in this Section 8, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

(b) If any Event of Default shall have occurred, and during the continuance of any Event of Default, the Administrative Agent may, and at the direction of the Required Lenders in their sole and absolute discretion shall, in addition to the rights under Section 8.2(a) do any of the following:

(i) notify, or request the Borrowers to notify, in writing or otherwise, any Account Debtor or obligor with respect to any one or more of the Receivables to make payment to the Administrative Agent, for the benefit of the Secured Parties, or any agent or designee of the Administrative Agent, at such address as may be specified by the Administrative Agent and if, notwithstanding the giving of any notice, any Account Debtor or other such obligor shall make payments to the Borrowers, the Borrowers shall hold all such payments received in trust for the Administrative Agent, for the account of the Secured Parties, without commingling the same with other funds or property of, or held by, the Borrowers, and shall deliver the same to the Administrative Agent or any such agent or designee of the Administrative Agent immediately upon receipt by the Borrowers in the identical form received, together with any necessary endorsements;

(ii) settle or adjust disputes and claims directly with Account Debtors and other obligors on Receivables for amounts and on terms which the Administrative Agent considers advisable and in all such cases only the net amounts received by the Administrative Agent, for the account of the Secured Parties, in payment of such amounts, after deductions of costs and attorneys’ fees, shall constitute Collateral and the Borrowers shall have no further right to make any such settlements or adjustments or to accept any returns of merchandise;

(iii) enter upon any premises in which Inventory may be located and, without resistance or interference by the Borrowers, take physical possession of any or all thereof and maintain such possession on such premises or move the same or any part thereof to such other place or places as the Administrative Agent shall choose, without being liable to the Borrowers on account of any loss, damage or depreciation that may occur as a result thereof, so long as the Administrative Agent shall act reasonably and in good faith;

(iv) require the Borrowers to and the Borrowers shall, without charge to the Administrative Agent or any Lender, assemble the Inventory and maintain or deliver it into the possession of the Administrative Agent or any agent or representative of the Administrative Agent at such place or places as the Administrative Agent may designate and as are reasonably convenient to both the Administrative Agent and the applicable Borrower;

(v) at the expense of the Borrowers, cause any of the Inventory to be placed in a public or field warehouse, and the Administrative Agent shall not be liable to the Borrowers on account of any loss, damage or depreciation that may occur as a result thereof, so long as the Administrative Agent shall act reasonably and in good faith;

(vi) without notice, demand or other process, and without payment of any rent or any other charge, enter any of the Borrowers’ premises and, without breach of the peace, until the Administrative Agent, on behalf of the Secured Parties, completes the enforcement of its rights in the Collateral, take possession of such premises or place custodians in exclusive control thereof, remain on such premises and use the same and any of the Borrowers’ equipment, for the purpose of (A) completing any work in process, preparing any Inventory for disposition and disposing thereof, and (B) collecting any Receivable, and the Administrative Agent for the benefit of the Secured Parties is hereby granted a license or sublicense and all other rights as may be necessary, appropriate or desirable to use the Proprietary Rights in connection with the foregoing, and the rights of the Borrowers under all licenses, sublicenses and franchise agreements shall inure to the Administrative Agent for the benefit of the Secured Parties (provided, however, that any use of any federally registered trademarks as to any goods shall be subject to the control as to the quality of such goods of the owner of such trademarks and the goodwill of the business symbolized thereby);

(vii) exercise any and all of its rights under any and all of the Loan Documents;

(viii) apply any Collateral consisting of cash to the payment of the Secured Obligations in any order in which the Administrative Agent, on behalf of the Secured Parties, may elect or use such cash in connection with the exercise of any of its other rights hereunder or under any of the Loan Documents;

(ix) establish or cause to be established one or more Lockboxes or other arrangement for the deposit of proceeds of Receivables, and, in such case, the Borrowers shall cause to be forwarded to the Administrative Agent at the Administrative Agent’s office, on a daily basis, copies of all checks and other items of payment and deposit slips related thereto deposited in such Lockboxes, together with collection reports in form and substance satisfactory to the Administrative Agent; and

(x) exercise all of the rights and remedies of a secured party under the UCC and under any other applicable law, including the right, without notice except as specified below and with or without taking possession thereof, to sell the Collateral or any part thereof in one or more parcels at public or private sale, at any location chosen by the Administrative Agent, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Administrative Agent may deem commercially reasonable. Each Borrower agrees that, to the extent notice of sale shall be required by law, at least 10 days’ notice to the Borrowers of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification, but notice given in any other reasonable manner or at any other reasonable time shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

SECTION 9. SECURITY INTEREST

9.1 Priority of Security Interest.

(a) American Tire, Speed Merchant, Haas Holding, Haas Tire, Texas Holdings, Big State and Target each hereby confirms the mortgage, pledge and assignment to the Administrative Agent, for the benefit of itself as Administrative Agent and the other Secured Parties, under the Existing Loan Agreement and the other Loan Documents of the Collateral and the creation in favor of the Administrative Agent, for the benefit of itself as Administrative Agent and the other Secured Parties, under the Existing Loan Agreement and the other Loan Documents of a continuing security interest in the Collateral, all as security for the Secured Obligations, and each Borrower hereby mortgages, pledges and assigns all of the Collateral to the Administrative Agent, for the benefit of itself as Administrative Agent and the other Secured Parties, and grants to the Administrative Agent, for the benefit of itself as Administrative Agent and the other Secured Parties, a continuing security interest in, and a continuing Lien upon, all of the Collateral as security for the payment, observance and performance of the Secured Obligations.

(b) As additional security for all of the Secured Obligations, the Borrowers grant to the Administrative Agent, for the benefit of itself as Administrative Agent and the other Secured Parties, a security interest in, and assigns to the Administrative Agent, for the benefit of itself as Administrative Agent and the other Secured Parties, all of the Borrowers’ right, title and interest in and to, any deposits or other sums at any time credited by or due from each Lender and each Affiliate of a Lender to a Borrower under this Agreement, or credited by or due from any participant of any Lender to a Borrower, with the same rights therein as if the deposits or other sums were credited by or due from such Lender. Each Borrower hereby authorizes each Lender and each Affiliate of such Lender and each participant to pay or deliver to the Administrative Agent, for the account of the Lenders, without any necessity on the Administrative Agent’s or any Lender’s part to resort to other security or sources of reimbursement for the Secured Obligations, at any time during the continuation of any Event of Default or in the event that the Administrative Agent, on behalf of the Lenders, should make demand for payment hereunder in accordance with the terms hereof, then and without further notice to any Borrower (such notice being expressly waived), any of the aforesaid deposits (general or special, time or demand, provisional or final) or other sums for application to any Secured Obligation, irrespective of whether any demand has been made or whether such Secured Obligation is mature, and the rights given the Administrative Agent, the Lenders, their Affiliates and participants hereunder are cumulative with such Person’s other rights and remedies, including other rights of set-off. The Administrative Agent will promptly notify the Borrowers of its receipt of any such funds for application to the Secured Obligations, but failure to do so will not affect the validity or enforceability thereof. The Administrative Agent may give notice of the above grant of a security interest in and assignment of the aforesaid deposits and other sums, and authorization, to, and make any suitable arrangements with, any Lender, any such Affiliate of any Lender or participant for effectuation thereof, and each Borrower hereby irrevocably appoints the Administrative Agent as its attorney to collect any and all such deposits or other sums to the extent any such payment is not made to the Administrative Agent or any Lender by such Lender, Affiliate or participant.

9.2 Continued Priority of Security Interest.

(a) The Security Interest granted by the Borrowers shall at all times be valid, perfected and enforceable against each Borrower and all third parties in accordance with the terms of this Agreement, as security for the Secured Obligations, and the Collateral (i) except as permitted by Section 7.2, shall not at any time be subject to any Liens that are prior to the Security Interest and (ii) except as permitted by Section 7.2, shall not at any time be subject to any other Liens.

(b) The Borrowers shall, at their sole cost and expense, take all action that may be necessary or desirable, or that the Administrative Agent may reasonably request, so as at all times to maintain the validity, perfection, enforceability and rank of the Security Interest in the Collateral in conformity with the requirements of subsection 9.1(a), or to enable the Administrative Agent and the Lenders to exercise or enforce their rights hereunder, including:

(i) paying all taxes, assessments and other claims lawfully levied or assessed on any of the Collateral, except to the extent that such taxes, assessments and other claims constitute Permitted Liens,

(ii) obtaining, after the Closing Date, landlords’, mortgagees’, bailees’, warehousemen’s or processors’ releases, subordinations or waivers (except as to premises reflected in the Rent Reserve or other adjustments to the Borrowing Base), and using all reasonable efforts to obtain mechanics’ releases, subordinations or waivers,

(iii) if requested by Administrative Agent and if any amounts payable under or in connection with any of the Collateral having a face value in excess of $1,000,000 in the aggregate at any time outstanding shall be or become evidenced by an Instrument or Chattel Paper, delivering to the Administrative Agent, for the benefit of the Secured Parties, such Instruments or Chattel Paper, endorsed or accompanied by such instruments of assignment as the Administrative Agent may specify, and

(iv) executing and delivering financing statements, pledges, designations, hypothecations, notices and assignments in each case in form and substance reasonably satisfactory to the Administrative Agent relating to the creation, validity, perfection, maintenance or continuation of the Security Interest under the UCC or other applicable law.

(c) The Administrative Agent is hereby authorized to file one or more financing or continuation statements or amendments thereto in the name of a Borrower for any purpose described in subsection 9.2(b). The Administrative Agent will give the Borrowers notice of the filing of any such statements or amendments, which notice shall specify the locations where such statements or amendments were filed. A carbon, photographic, xerographic or other reproduction of this Agreement or of any of the Security Agreements or of any financing statement filed in connection with this Agreement is sufficient as a financing statement.

(d) At the Administrative Agent’s request, each Borrower shall mark its books and records as directed by the Administrative Agent and as may be necessary or appropriate to evidence, protect and perfect the Security Interest and shall cause its financial statements to reflect the Security Interest.

SECTION 10. THE ADMINISTRATIVE AGENT; THE CO-SYNDICATION AGENTS; THE

DOCUMENTATION AGENT; AND THE ISSUING LENDERS

10.1 Appointment. Each Lender hereby irrevocably designates and appoints Bank of America, N.A. as the Administrative Agent, Wachovia Bank, National Association and General Electric Capital Corporation as the Co-Syndication Agents and The CIT Group/Business Credit, Inc. as Documentation Agent under this Agreement and irrevocably authorizes Bank of America, N.A. as Administrative Agent, Wachovia Bank, National Association and General Electric Capital Corporation, as Co-Syndication Agents and The CIT Group/Business Credit, Inc. as Documentation Agent for such Lender to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent, the Co-Syndication Agents or the Documentation Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or the other Loan Documents, the Administrative Agent shall not have any duties or responsibilities except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Administrative Agent.

10.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and each of the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, except as otherwise provided in Section 10.3. The Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Administrative Agent for the purposes of perfecting security interests and liens in Collateral held by such Lender.

10.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable to any Lender (or any of Lender’s participants) for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Loan Documents (except for its or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any Lender (or any

Lender’s participants) for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, the Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Loan Documents or any Collateral or the Security Interest or other Lien or other interest therein or for any failure of any Credit Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any Loan Document, or to inspect the properties, books or records of any Credit Party.

10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, entries maintained in the Register, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Loan Document in accordance with a request of the Required Lenders (unless a higher percentage of Lenders is expressly required), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

10.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrowers or any other Credit Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6 Non-Reliance on Administrative Agent, Co-Syndication Agents, Documentation Agent and Other Lenders. Each Lender expressly acknowledges that none of the Administrative Agent, the Co-Syndication Agents, or the Documentation Agent nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Credit Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, the Co-Syndication Agents, the Documentation Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Holdings and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the Co-Syndication Agents, the Documentation Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of Holdings and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Credit Parties which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.7 Indemnification.

(a) The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to the respective amounts of their respective Commitments (or, to the extent such Commitments have been terminated, according to the respective outstanding principal amounts of the Loans and the L/C Obligations and the respective obligations, whether as Issuing Lender or a Participating Lender, under the Letters of Credit), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section 10.7 shall survive the repayment of the Loans and all other amounts payable hereunder.

(b) Without limiting the generality of the foregoing provisions of this Section 10.7, if the Administrative Agent should be sued by any receiver, trustee in bankruptcy, debtor-in-possession or other Person on account of any alleged preference or fraudulent transfer received or alleged to have been received from the Borrowers, any Subsidiary or any other Person as the result of any transaction under the Loan Documents, then any monies paid by the

Administrative Agent in settlement or satisfaction of such suit, together with all costs and expenses (including attorneys’ fees and expenses) incurred by Administrative Agent in the defense of same, shall be promptly reimbursed to the Administrative Agent by the Lenders to the extent of each Lender’s Proportionate Share.

(c) Further, without limiting the generality of the foregoing provisions of this Section 10.7, if at any time (whether prior to or after the Termination Date) any action or proceeding shall be brought against the Administrative Agent by the Borrowers, any Subsidiary, or by any other Person claiming by, through or under the Borrowers or any Subsidiary, to recover damages for any action taken or omitted by the Administrative Agent under any of the Loan Documents or in the performance of any rights, powers or remedies of the Administrative Agent against the Borrowers, any Account Debtor, any Subsidiary, the Collateral or with respect to any Loans, or to obtain any other relief of any kind on account of any transaction between the Administrative Agent and the Borrowers, any Subsidiary or any other Person under or in relation to any of the Loan Documents, the Lenders agree to indemnify and hold the Administrative Agent harmless with respect thereto and to pay to Administrative Agent their respective Proportionate Shares of such amount as the Administrative Agent shall be required to pay by reason of a judgment, decree or other order entered in such action or proceeding or by reason of any compromise or settlement agreed to by the Administrative Agent, including all interest and costs assessed against the Administrative Agent in defending or compromising such action, together with attorneys’ fees and other legal expenses paid or incurred by the Administrative Agent in connection therewith; provided, however, that no Lender shall be liable to the Administrative Agent for any of the foregoing to the extent that they arise from the willful misconduct or gross negligence of the Administrative Agent. In the Administrative Agent’s discretion, the Administrative Agent may also reserve for or satisfy any such judgment, decree or order from proceeds of Collateral prior to any distributions therefrom to or for the account of Lenders.

10.8 The Administrative Agent in its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Holdings and its Subsidiaries as though the Administrative Agent were not the Administrative Agent hereunder. With respect to its Loans made or renewed by it and any Note issued to it, the Administrative Agent shall have the same rights and powers, duties and liabilities under the Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

10.9 Successor Administrative Agent.

(a) The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under the Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders which successor agent shall, so long as no Event of Default has occurred and is continuing, be approved by the Borrowers, which shall not unreasonably withhold their approval, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative

Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under the Loan Documents.

(b) It is intended that there shall be no violation of any applicable law denying or restricting the right of financial institutions to transact business as agent in any jurisdiction. It is recognized that, in case of litigation under any of the Loan Documents, or in case the Administrative Agent deems that by reason of present or future laws of any jurisdiction the Administrative Agent might be prohibited from or restricted in exercising any of the powers, rights or remedies granted to the Administrative Agent or the Lenders hereunder or under any of the Loan Documents or from holding title to or a Lien upon any Collateral or from taking any other action which may be necessary or desirable hereunder or under any of the Loan Documents, the Administrative Agent may appoint an additional individual or institution as a separate collateral agent or co-collateral agent which is not so prohibited from or restricted in taking any of such actions or exercising any of such powers, rights or remedies. If the Administrative Agent shall appoint an additional individual or institution as a separate collateral agent or co-collateral agent as provided above, each and every remedy, power, right, claim, demand or cause of action intended by any of the Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect thereto shall be exercisable by and vested in such separate collateral agent or co-collateral agent, but only to the extent necessary to enable such separate collateral agent or co-collateral agent to exercise such powers, rights and remedies, and every covenant and obligation necessary to the exercise thereof by such separate collateral agent or co-collateral agent shall run to and be enforceable by either of them. Should any instrument from the Lenders be required by the separate collateral agent or co-collateral agent so appointed by Administrative Agent in order more fully and certainly to vest in and confirm to him or it such rights, powers, duties and obligations, including without limitation indemnification of such collateral agent or co-collateral agent, any and all of such instruments shall, on request, be executed, acknowledged and delivered by the Lenders. In case any separate collateral agent or co-collateral agent, or a successor to either, shall die, become incapable of acting, resign or be removed, all the estates, properties, rights, powers, duties and obligations of such separate collateral agent or co-collateral agent, so far as permitted by applicable law, shall vest in and be exercised by the Administrative Agent until the appointment of a new collateral agent or successor to such separate collateral agent or co-collateral agent.

10.10 Notices from Administrative Agent to Lenders; Notices from Lenders to Administrative Agent. The Administrative Agent shall promptly, upon receipt thereof, forward to each Lender copies of any updated Schedules and of any written notices, reports or other information supplied to it by the Borrowers or any Subsidiary (but which such Person is not required to supply directly to the Lenders). Except to the extent expressly provided in this Agreement or in the other Loan Documents, the Administrative Agent shall not be obligated to deliver or disclose to any Lender any of the Administrative Agent’s internal reports, analysis or investigation or any records or other information in its possession relating to the Borrowers or any of the Subsidiaries or the Affiliates of the Borrowers. Each Lender shall notify the Administrative Agent if such Lender or any of its affiliates enters into a Hedging Agreement with any Borrower within five Business Days after consummation of such transaction, and shall provide such information as the Administrative Agent may request regarding such Hedging Agreement, including a mark to market value on each such hedging arrangement, at such frequency as the Administrative Agent may request.

10.11 Declaring Events of Default. Upon the occurrence of a Default, the Administrative Agent may, and at the direction of the Required Lenders shall, give such notice or take such other action as may be required hereunder to declare an Event of Default.

10.12 Issuing Lender as Issuer of Letters of Credit. Each Revolving Credit Lender hereby acknowledges that the provisions of this Section 10 shall apply to the Issuing Lenders, in their capacities as issuers of the Letters of Credit, in the same manner as such provisions are expressly stated to apply to the Administrative Agent, except that obligations to indemnify the Issuing Lenders shall be Ratable among the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments (or, if the Revolving Credit Commitments have been terminated, the outstanding principal amount of their respective Revolving Credit Loans and L/C Obligations and their respective participating interests in the outstanding Letters of Credit).

10.13 Co-Syndication Agents and Documentation Agent. For avoidance of doubt, it is expressly acknowledged and agreed by the Administrative Agent and each Lender for the benefit of each of the Co-Syndication Agents and the Documentation Agent that, other than any rights or obligations explicitly reserved to or imposed upon the Co-Syndication Agents or the Documentation Agent under this Agreement, neither of the Co-Syndication Agents nor the Documentation Agent, in such capacities, has any rights or obligations hereunder nor shall either Co-Syndication Agent or the Documentation Agent, in such capacities, be responsible or accountable to any other party hereto for any action or failure to act hereunder, other than in connection with such explicitly reserved rights or such obligations and then only for claims, damages, losses (other than consequential losses) and other liabilities arising out of such Person’s own gross negligence or willful misconduct.

10.14 No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants, transferees or assignees, may rely on Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s, transferee’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any Borrower, its Affiliates or its agents, the Loan Documents or the transactions hereunder: (i) any identity verification procedures, (ii) any recordkeeping, (iii) any comparisons with government lists, (iv) any customer notices or (v) any other procedures required under the CIP Regulations or such other laws.

10.15 USA Patriot Act. Each Lender or transferee, participant or assignee of a Lender that is not incorporated under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and

(ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (i) within 10 days prior to the Closing Date and (2) at such other times as are required under the USA Patriot Act.

SECTION 11. MISCELLANEOUS

11.1 Amendments and Waivers. Except as otherwise expressly set forth in this Agreement, no Loan Document nor any terms thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section 11.1. With the written consent of the Required Lenders, the Administrative Agent and the respective Credit Parties or their Subsidiaries may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to any Loan Document to which they are parties or changing in any manner the rights of the Lenders or of any such Credit Party or its Subsidiaries thereunder or waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of any such Loan Document or any Default or Event of Default and its consequences; provided that:

(a) no such waiver and no such amendment, supplement or modification shall release Collateral not required or permitted by any Loan Document to be released and which, in the aggregate with all other Collateral released pursuant to this clause (a) (other than Collateral released pursuant to the proviso to this clause (a)) during the calendar year in which such proposed release would be effected and the immediately preceding calendar year, has fair market value on the proposed date of release in excess of 20% of the fair market value of all Collateral (including any Guarantee) on such date without the written consent of all Lenders; provided that, notwithstanding the foregoing, this clause (a) shall not be applicable to and no consent shall be required for (i) releases of Collateral in connection with any dispositions permitted by Sections 7.4 and 7.5, or (ii) upon the reincorporation of any Borrower or any Subsidiary in a new jurisdiction or the creation of a new Subsidiary of any Borrower, any release of Collateral in connection with the transfer of such released Collateral to such reincorporated entity or new Subsidiary in compliance with Section 7.6; provided that the Administrative Agent, in its sole discretion, determines that such release and transfer, together with any grant and perfection of a new Lien therein in favor of the Administrative Agent, will cause no material impairment of the value of the Collateral taken as a whole, after giving effect to such release and transfer;

(b) no such waiver and no such amendment, supplement or modification shall extend the final maturity date of any Loan or the scheduled payment date of any installment of any Loan, or reduce the rate or extend the time of payment of interest thereon, or change the method of calculating interest thereon, or reduce or extend the time of payment of any fee payable to the Lenders hereunder, or reduce the principal amount thereof, or change the amount of any Lender’s Commitment or Commitment Percentage, or amend, modify or waive any provision of subsection 3.9(b) or this Section 11.1 or reduce the percentage specified in the definition of Required Lenders or reduce the percentage specified in the definition of Supermajority Lenders or consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Loan Document, in each case, without the prior written consent of each Lender directly affected thereby;

(c) no such waiver and no such amendment, supplement or modification affecting the then Administrative Agent, Co-Syndication Agents, the Documentation Agent or an Issuing Lender shall amend, modify or waive any provision of Section 10 without the written consent of such Administrative Agent, Co-Syndication Agents, Documentation Agent or such Issuing Lender;

(d) no such waiver and no such amendment, supplement or modification shall amend, modify or waive any provision of Section 11.8 without the written consent of each affected Lender;

(e) the consent of every Lender shall be required for any increase in the percentages set forth in the following definitions “Borrowing Base”, “NOLV Percentage”, “Eligible Tire Inventory”, “Eligible Non-Tire Inventory”, “Eligible Receivable”, and “Eligible Subordinated Vendor Inventory”;

(f) the consent of the Administrative Agent and the Supermajority Lenders shall be required with respect to any material change to the definition of “Borrowing Base” or the terms used therein;

(g) the consent of every Lender shall be required to subordinate the payment or performance of the Loans to any other Indebtedness or to subordinate the Lien of the Administrative Agent in the Collateral to any other Lien in favor of another Person;

(h) the consent of every Lender shall be required to change the definition of “Secured Obligations;” and

(i) If, in connection with any proposed amendment, consent or waiver requiring the consent of the Supermajority Lenders or the consent of all Lenders, and the consent of the Required Lenders is obtained, but the consent of one or more Lenders is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not a Non-Consenting Lender, at the Borrowers’ request, the Administrative Agent or an Eligible Assignee shall have the right (but not the obligation) with the Administrative Agent’s approval, to purchase from any Non-Consenting Lender, and each Non-Consenting Lender agrees that it shall sell, all of such Non-Consenting Lender’s Commitment for an amount equal to the outstanding principal balance of such Non-Consenting Lender’s Loans and all accrued interest and fees with respect thereto through the date of sale pursuant to an Assignment and Acceptance, without premium or discount.

Any such waiver and any such amendment, supplement or modification described in this Section 11.1 shall apply equally to each of the Lenders and shall be binding upon each Credit Party and its Subsidiaries, the Lenders, the Administrative Agent and the Issuing Lenders and all future holders of the Notes and the Loans. Any extension of a Letter of Credit by the Issuing Lenders shall be treated hereunder as a new Letter of Credit. In the case of any waiver, the Credit Parties, the Lenders, the Administrative Agent and Issuing Lenders shall be restored to their former position and rights hereunder and under the outstanding Notes, and any Default or

Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

11.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or telex, if one is listed), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when sent, confirmation of receipt received, or, in the case of telex notice, when sent, answerback received, addressed as follows in the case of the Borrowers, the Administrative Agent, and as set forth in Schedule I in the case of any Lender, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Borrowers:	American Tire Distributors, Inc.
12200 Herbert Wayne Court
Suite 150
Huntersville, North Carolina 28078
Attention: Scott Deininger
Facsimile No.: (704) 992-1451

With a copy to:	Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: Janet Vance, Esq.
Telecopy: (212) 351-4035

The Administrative Agent
and Swing Line Lender:	Bank of America, N.A.
300 Galleria Parkway
Suite 800
Atlanta, Georgia 30339
Attention: Senior Portfolio Manager
Telecopy: (770) 857-2947

With a copy to:	Parker, Hudson, Rainer & Dobbs LLP
1500 Marquis Two Tower
285 Peachtree Center Avenue, N.E.
Atlanta, Georgia 30303
Attention: C. Edward Dobbs, Esq.
Facsimile No.: (404) 522-8409

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Sections 2.4, 2.5, 3.1, 3.2, 3.3 and 3.4 shall not be effective until received and; provided, further, that the failure to provide the copies of notices to the Borrowers provided for in this Section 11.2 shall not result in any liability to the Administrative Agent.

11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the Letters of Credit and the Notes.

11.5 Expenses. The Borrowers agree, jointly and severally, to pay or reimburse on demand all costs and expenses reasonably (other than pursuant to subsection (b) below as to which such requirement shall not apply) incurred

(a) by or on behalf of the Administrative Agent, including the reasonable fees and disbursements of counsel, in connection with

(i) the negotiation, preparation, execution, delivery, administration, enforcement and termination of this Agreement and each of the other Loan Documents, whenever the same shall be executed and delivered, including

(A) reasonable out-of-pocket costs and expenses incurred in connection with the administration and interpretation of this Agreement and the other Loan Documents;

(B) reasonable costs and expenses of appraisals of the Collateral (subject to Section 6.5(c) and Section 7.6 hereof);

(C) the costs and expenses of lien searches; and

(D) taxes, fees and other charges for filing of financing statements and continuations and the costs and expenses of taking other actions to perfect, protect, and continue the Security Interests;

(ii) the preparation, execution and delivery of any waiver, amendment, supplement or consent by the Administrative Agent and the Lenders relating to this Agreement or any of the Loan Documents;

(iii) sums paid or incurred to pay any amount or take any action required of the Borrowers under the Loan Documents that the Borrowers fail to pay or take;

(iv) costs of inspections and verifications of the Collateral, including standard per diem fees charged by the Administrative Agent or the Lenders, travel, lodging, and meals for inspections of the Collateral and the Borrowers’

operations and books and records by the Administrative Agent’s and/or the Lenders’ agents, subject to the provisions of Section 6.5(c) and Section 7.6 hereof;

(v) costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining each Controlled Disbursement Account, Agency Account and Lockbox; and

(vi) costs and expenses of preserving and protecting the Collateral; and

(b) by or on behalf of the Administrative Agent or any Lender in connection with

(i) consulting, after the occurrence of a Default, with one or more Persons, including appraisers, accountants and lawyers, concerning the value of any Collateral for the Secured Obligations or related to the nature, scope or value of any right or remedy of the Administrative Agent or any Lender hereunder or under any of the Loan Documents, including any review of factual matters in connection therewith, which expenses shall include the fees and disbursements of such Persons; and

(ii) costs and expenses paid or incurred to obtain payment of the Secured Obligations, enforce the Security Interests, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of the Loan Documents, or to prosecute or defend any claim in any way arising out of, related to or connected with, this Agreement or any of the Loan Documents, which expenses shall include the reasonable fees and disbursements of counsel and of experts and other consultants retained by the Administrative Agent or any Lender.

The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by the Borrowers. The Borrowers hereby authorize the Administrative Agent and the Lenders to debit the Borrowers’ Loan Accounts (by increasing the principal amount of the Loans) in the amount of any such costs and expenses owed by the Borrowers when due.

11.6 Stamp and Other Taxes. The Borrowers will pay any and all stamp, registration, recordation and similar taxes, fees or charges and shall indemnify and defend the Administrative Agent and the Lenders against any and all liabilities with respect to or resulting from any delay in the payment or omission to pay any such taxes, fees or charges, which may be payable or determined to be payable in connection with the execution, delivery, performance or enforcement of this Agreement and any of the Loan Documents or the perfection of any rights or security interest thereunder, including the Security Interest.

11.7 Indemnification. The Borrowers agree to reimburse the Administrative Agent, the Co-Syndication Agents, the Documentation Agent and the Lenders (each an “Indemnitee”) for all costs and expenses provided in Sections 11.5 and 11.6 and to indemnify, defend and hold harmless the Indemnitees from and against all losses suffered by any Indemnitee in connection with:

(a) the exercise by the Administrative Agent or any Lender of any right or remedy granted to it under this Agreement or any of the Loan Documents,

(b) any claim, and the prosecution or defense thereof, arising out of or in any way connected with this Agreement or any of the Loan Documents, and

(c) the collection or enforcement of the Secured Obligations or any of them, provided, that Borrowers shall not be required to indemnify an Indemnitee for any claims incurred by such Indemnitee as a direct result of such Indemnitee’s own gross negligence or willful misconduct or that arise out of any disputes arising solely out of the relationship between Agent and any Lender.

11.8 Successors and Assigns; Participations and Assignments.

(a) This Agreement shall be binding upon and inure to the benefit of each Borrower, the Lenders, the Administrative Agent, the Co-Syndication Agents, the Documentation Agent, all future holders of the Notes and the Loans, and their respective successors and assigns, except that the Borrowers may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of each Lender.

(b) Any Lender may, in the ordinary course of its commercial banking, lending or investment business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any participating interest in the Letters of Credit of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender hereunder. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. The Borrowers agree that if amounts outstanding under this Agreement and the Notes are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note; provided that such right of setoff shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in Section 11.8. The Borrowers also agree that each Participant shall be entitled to the benefits of Sections 2.10, 3.11 and 3.12 with respect to its participation in the Letters of Credit and in the Commitments and the Loans outstanding from time to time as if it were a Lender; provided that no Participant shall be entitled to receive any greater amount pursuant to any such subsection than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred. Each Lender agrees that the participation agreement pursuant to which any Participant acquires its participating interest (or any other document) may afford voting rights to such Participant, or any right to instruct such Lender with respect to voting hereunder, only with respect to matters requiring the consent of either all of the Lenders hereunder or all of the Lenders holding the Revolving Credit Commitments subject to such participation.

(c) Subject to paragraph (g) of this Section 11.8, any Lender may, in the ordinary course of its commercial banking, lending or investment business and in accordance with applicable law, (i) at any time and from time to time assign all or any part of its rights and obligations under this Agreement and the Notes to any Lender or any Affiliate thereof or an Eligible Assignee; provided that, in the event of a sale of less than all of such rights and obligations, such assigning Lender after any such sale to any other Lender or any Affiliate of such Lender shall retain Commitments and/or Loans and/or L/C Participating Interests aggregating at least $5,000,000 (or such lesser amount as the Administrative Agent may determine) and (ii) with the consent of the Borrowers (unless an Event of Default shall exist) (with respect to the Borrowers) and the Administrative Agent (which in each case shall not be unreasonably withheld or delayed) at any time and from time to time assign to one or more Eligible Assignees, all or any part of its rights and obligations under this Agreement and the Notes, pursuant to an Assignment and Acceptance, executed by such Eligible Assignee, such transferor Lender (and, in the case of an Eligible Assignee that is not then a Lender or an Affiliate thereof, by the Borrowers and the Administrative Agent), and delivered to the Administrative Agent for its acceptance and recording in the Register (as defined below); provided that (a) each such sale pursuant to clause (ii) of this subsection 11.8(c) shall be in a principal amount of at least (I) $5,000,000 (or such lesser amount as the Administrative Agent and the Borrowers may determine) in the case of Revolving Loans unless the Assigning Lender is transferring all of its rights and obligations and (b) in the event of a sale of less than all of such rights and obligations, such Lender after any such sale shall retain Commitments and/or Loans and/or L/C Participating Interests aggregating at least $5,000,000 (or such lesser amount as the Administrative Agent and the Borrowers may determine). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Eligible Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent of the interest transferred, as reflected in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of the indemnification provisions set forth in Sections 11.5 and 11.7).

(d) The Administrative Agent, which for purposes of this subsection 11.8(d) only shall be deemed to be the agent of the Borrowers, shall maintain at the address of the Administrative Agent referred to in Section 11.2, a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Eligible Assignee (and, in the case of an Eligible Assignee that is not then a Lender or an Affiliate thereof, by the Borrowers and the Administrative Agent), together with payment to the Administrative Agent of a registration and processing fee of $2,500 (provided, however, that in the event of two or more concurrent assignments to members of the same Assignee Group or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group, the fee will be $2,500 plus, for the fifth and each additional concurrent assignment or suballocation to members of an Assignee Group (or from members of an Assignee Group, as applicable), an additional $500), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrowers (no such assignment shall become effective unless and until so recorded). On or prior to such effective date, the Borrowers at their own expense, shall execute and deliver to the Administrative Agent (in exchange for any or all of the Revolving Credit Notes of the assigning Lender, if any) new Revolving Credit Notes, to the order of such Eligible Assignee (if requested) in an amount equal to the Revolving Credit Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment, new Revolving Credit Notes, to the order of the assigning Lender in an amount equal to the Commitment, retained by it hereunder (if requested). Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby.

(f) The Administrative Agent, the Co-Syndication Agents, the Documentation Agent and the Lenders agree that they will use reasonable efforts to protect the confidentiality of any confidential information concerning Holdings and its Subsidiaries and Affiliates. Notwithstanding the foregoing, the Borrowers authorize each Lender to disclose (i) to its employees, officers and advisors, who shall be bound by the confidentiality provisions hereof, (ii) to any regulatory authority as required by law, (iii) in connection with any enforcement or other legal action and (iv) to any Participant or Eligible Assignee (each, a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning Holdings and its Subsidiaries which has been delivered to such Lender by or on behalf of the Borrowers pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrowers in connection with such Lender’s credit evaluation of the Borrowers and their Subsidiaries prior to becoming a party to this Agreement; provided that each Lender shall cause its respective prospective Transferees to agree in writing to protect the confidentiality of any confidential information concerning Holdings and its Subsidiaries and Affiliates.

(g) If, pursuant to this Section 11.8, any interest in this Agreement or any Note is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any state thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the terms of this Agreement including without limitation subsection 3.11(d).

(h) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.9 Adjustments; Set-off.

(a) If any relevant Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of any of its Loans or L/C Participating Interests, as the case may be, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in clause (f) of Section 8.1, or otherwise) in a greater proportion than any such payment to and collateral received by any other relevant Lender, if any, in respect of such other relevant Lender’s Loans or L/C Participating Interests, as the case may be, or interest thereon, such benefited Lender shall purchase for cash from the other relevant Lenders such portion of each such other relevant Lender’s Loans or L/C Participating Interests, as the case may be, or shall provide such other relevant Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the relevant Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrowers agree that each Lender so purchasing a portion of another Lender’s Loans and/or L/C Participating Interests may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion. The Administrative Agent shall promptly give the Borrowers notice of any set-off; provided that the failure to give such notice shall not affect the validity of such set-off.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon the filing of a petition under any of the provisions of the federal bankruptcy code or amendments thereto, by or against; the making of an assignment for the benefit of creditors by; the application for the appointment, or the appointment, of any receiver of, or of any substantial portion of the property of; the issuance of any execution against any substantial portion of the property of; the issuance of a subpoena or order, in supplementary proceedings, against or with respect to any substantial portion of the property of; or the issuance of a warrant of attachment against any substantial portion of the property of; the Borrowers to set off and apply against any indebtedness, whether matured or unmatured, of the Borrowers to such Lender, any amount owing from such Lender to the Borrowers, at or at any time after, the happening of any of the above mentioned events, and as security for such indebtedness, the Borrowers hereby grant to each Lender a continuing security interest in any and all deposits, accounts or moneys of the Borrowers then or thereafter maintained with such Lender, subject in each case to subsection 11.8(a) of this Agreement. The aforesaid right of set-off may be exercised by such Lender against the Borrowers or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Borrowers, or against anyone else claiming through or against the Borrowers or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the making, filing or issuance, or service upon such Lender of, or of notice of, any such petition; assignment for the benefit of creditors; appointment or application for the appointment of a receiver; or issuance of execution, subpoena, order or warrant. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.10 Representation of Lenders. Each Lender hereby represents that it will make each Loan hereunder as a commercial loan for its own account in the ordinary course of its business; provided, however, that subject to Section 11.8 hereof, the disposition of the Notes or other evidence of the Secured Obligations held by any Lender shall at all times be within its exclusive control.

11.11 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent. This Agreement shall become effective with respect to the Borrowers, the Administrative Agent, the Co-Syndication Agents, the Documentation Agent and the Lenders when the Administrative Agent shall have received copies of this Agreement executed by the Borrowers, the Administrative Agent, the Co-Syndication Agents, the Documentation Agent and the Lenders, or, in the case of any Lender, shall have received telephonic confirmation from such Lender stating that such Lender has executed counterparts of this Agreement or the signature pages hereto and sent the same to the Administrative Agent.

11.12 Governing Law; No Third Party Rights. This Agreement and the Notes and the rights and obligations of the parties under this Agreement and the Notes shall be governed by, and construed and interpreted in accordance with, the law of the State of New York. This Agreement is solely for the benefit of the parties hereto and their respective successors and assigns, and, except as set forth in Section 11.8, no other Persons shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement.

11.13 Survival. Notwithstanding any termination of this Agreement,

(a) until all Secured Obligations have been irrevocably paid in full or otherwise satisfied, the Administrative Agent, for the benefit of the Secured Parties, shall retain its Security Interest and shall retain all rights under this Agreement and each of the Loan Documents with respect to such Collateral as fully as though this Agreement had not been terminated,

(b) the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article 11 and any other provision of this Agreement and the Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before, and

(c) in connection with the termination of this Agreement and the release and termination of the Security Interests, the Administrative Agent, on behalf of itself as agent and the other Secured Parties, may require such assurances and indemnities as it shall reasonably deem necessary or appropriate to protect the Administrative Agent and the other Secured Parties against loss on account of such release and termination, including with respect to credits previously applied to the Secured Obligations that may subsequently be reversed or revoked.

11.14 Submission to Jurisdiction; Waivers.

(a) Each party to this Agreement hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating to this Agreement or any of the other Loan Documents, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

(b) Each party hereto unconditionally waives trial by jury in any legal action or proceeding referred to in paragraph (a) above and any counterclaim therein.

11.15 Interest. Each provision in this Agreement and each other Loan Document is expressly limited so that in no event whatsoever shall the amount paid, or otherwise agreed to be paid, by the Borrowers for the use, forbearance or detention of the money to be loaned under this Agreement or any other Loan Document or otherwise (including any sums paid as required by any covenant or obligation contained herein or in any other Loan Document which is for the use, forbearance or detention of such money), exceed that amount of money which would cause the effective rate of interest to exceed the highest lawful rate permitted by applicable law (the “Highest Lawful Rate”), and all amounts owed under this Agreement and each other Loan Document shall be held to be subject to reduction to the effect that such amounts so paid or agreed to be paid which are for the use, forbearance or detention of money under this Agreement or such other Loan Document shall in no event exceed that amount of money which would cause the effective rate of interest to exceed the Highest Lawful Rate. Notwithstanding any provision in this Agreement or any other Loan Document to the contrary, if the maturity of the Loans or the obligations in respect of the other Loan Documents are accelerated for any reason, or in the event of any prepayment of all or any portion of the Loans or the obligations in respect of the other Loan Documents by the Borrowers or in any other event, earned interest on the Loans and such other obligations of the Borrowers may never exceed the Highest Lawful Rate, and any unearned interest otherwise payable on the Loans or the obligations in respect of the other Loan Documents that is in excess of the Highest Lawful Rate shall be canceled automatically as of the date of such acceleration or prepayment or other such event and (if theretofore paid) shall, at the option of the holder of the Loans or such other obligations, be either refunded to the Borrowers or credited on the principal of the Loans. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate, the Borrowers and the Lenders shall, to the maximum extent permitted by applicable law, amortize, prorate, allocate and spread, in equal parts during the period of the actual term of this Agreement, all interest at any time contracted for, charged, received or reserved in connection with this Agreement.

11.16 Permitted Payments and Transactions. Notwithstanding any provision to the contrary contained in this Agreement, the Borrowers and their Subsidiaries shall be permitted to make payments (including fees and expenses) pursuant to or in respect of, the following agreements, and, in the case of clauses (a) and (d) below, to engage in the following transactions: (a) (i) the Agreement for Advisory, Strategic Planning and Consulting Services, between Investcorp International, Inc. (“III”) and MergerCo as such agreement is in effect on the Closing Date, (ii) the Financing Advisory Services Agreement between III and MergerCo as such agreement is in effect on the Closing Date, (iii) the Financing Advisory Services Agreement between MergerCo and Berkshire as such agreement is in effect on the Closing Date, (iv) the Financing Advisory Services Agreement between MergerCo and Greenbriar as such agreement is in effect on the Closing Date, and (v) any other agreement with III or any of its Affiliates providing for the payment of management fees of up to $2,000,000 in the aggregate in any Fiscal Year; (b) agreements with any Person or Persons providing for the payment of customary fees in connection with serving as a director of Holdings or any Subsidiary of Holdings; (c) agreements providing for the payment of commercially reasonable fees in connection with any permitted financing, refinancing, sale, transfer, sale and leaseback or other permitted disposition of any assets of Holdings or its Subsidiaries; (d) the borrowing of any Indebtedness to the extent, and upon the terms and conditions, the same is expressly permitted under Section 7.1; and (e) agreements providing for commercially reasonable fees in connection with any permitted purchase or acquisition of stock or assets by Holdings or any of its Subsidiaries.

11.17 Amendment and Restatement. The amount of loans outstanding under the Existing Loan Agreement as of the Closing Date is $176,244,083.84. This Agreement amends and restates the Existing Loan Agreement in its entirety, and is not intended to be or operate as a novation or an accord and satisfaction of the Existing Loan Agreement or the Secured Obligations evidenced or secured thereby or provided for thereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and have caused this Agreement to be delivered in New York, New York by their proper and duly authorized officers as of the day and year first above written.

AMERICAN TIRE DISTRIBUTORS, INC.

By:	/s/ William E. Berry
William E. Berry,
President

THE SPEED MERCHANT, INC.

By:	/s/ William E. Berry
William E. Berry,
President

T.O. HAAS HOLDING CO., INC.

By:	/s/ William E. Berry
William E. Berry,
President

T.O. HAAS TIRE COMPANY, INC.

By:	/s/ William E. Berry
William E. Berry,
President

TEXAS MARKET TIRE HOLDINGS I, INC.

By:	/s/ William E. Berry,
William E. Berry
President

Signature Page 1: Fourth Amended and Restated

Loan and Security Agreement

TEXAS MARKET TIRE, INC., d/b/a Big State Tire Supply

By:	/s/ William E. Berry
William E. Berry,
President

TARGET TIRE, INC.

By:	/s/ William E. Berry
William E. Berry,
President

ATD MERGERSUB, INC.

By:	/s/ Steven Puccinelli
Steven Puccinelli,
President

Signature Page 2: Fourth Amended and Restated

Loan and Security Agreement

BANK OF AMERICA, N.A., as Administrative Agent, Issuing Lender and a Lender

By:	/s/ Stephen Y. McGehee
Name:	STEPHEN Y. McGEHEE
Title:	SENIOR VICE PRESIDENT

WACHOVIA BANK, NATIONAL ASSOCIATION, as Co-Syndication Agent and a Lender

By:	/s/ John T. Trainor
Name:	John T. Trainor
Title:	Director

GENERAL ELECTRIC CAPITAL CORPORATION, as successor to Transamerica Business Capital Corporation, as Co-Syndication Agent and a Lender

By:	/s/ Kimberly A Maria
Name:	Kimberly A Maria
Title:	Its duly Authorized Signatory

THE CIT GROUP/BUSINESS CREDIT, INC., as a Lender

By:	/s/ Albert J. Forzano
Name:	Albert J. Forzano
Title:	Vice President

Signature Page : Fourth Amended and Restated

Loan Agreement

STANDARD FEDERAL BANK NATIONAL ASSOCIATION, as a Lender

By: LASALLE BUSINESS CREDIT, LLC, as agent

By:	/s/ Roger D. Attix
Name:	Roger D. Attix
Title:	VP

THE ROYAL BANK OF SCOTLAND, as a Lender

By:	/s/ Craig Hamrah
Name:	Craig Hamrah
Title:	Senior Vice President

Signature Page : Fourth Amended and Restated

Loan Agreement

SCHEDULE I

LIST OF ADDRESSES FOR NOTICES;

LENDING OFFICES; COMMITMENT AMOUNTS

Name of Lender and Lending Office Address	Revolving Credit Commitment Percentage	Revolving Credit Commitment
Bank of America, N.A. 300 Galleria Parkway Suite 800 Atlanta, Georgia 30339 Attention: Loan Administration Manager Telecopy: (770) 857-2947	25.0000%	$75,000,000.00

Wachovia Bank, National Association 301 South College Street NC0479, 6th Floor Charlotte, North Carolina 28288-0479 Attention: John Trainor and Andrew Gale Telecopy: (704) 374-2703	20.0000%	$60,000,000.00

General Electric Capital Corporation 335 Madison Avenue, 12th Floor New York, NY 10017 Attention: Andrew Crain Telecopy: (212) 983-8767	15.8333%	$47,500,000.00

The CIT Group / Business Credit, Inc. 1211 Avenue of the Americas 22nd Floor N.Y., N.Y. 10036 Attention: Eddy L. Millstein Telecopy: (212) 790-9123	15.8333%	$47,500,000.00

Standard Federal Bank National Association c/o LaSalle Business Credit, Inc. 3060 Peachtree Road, Suite 890 Atlanta, Georgia 30305 Attention: Roger Attix Telecopy: (404) 365-8677	13.3334%	$40,000,000.00

The Royal Bank of Scotland Business Capital 101 Park Avenue N.Y., N.Y. 10178 Attention: Craig Hamrah Telecopy: (212) 401-1429	10.0000%	$30,000,000.00

TOTAL	100.00000%	$300,000,000

SCHEDULE II

PRICING GRID

Tier	Fixed Charge Coverage Ratio	Eurodollar Loans	Alternate Base Rate Loans	Commitment Fee Rate
IV	If Fixed Charge Coverage Ratio is less than or equal to 1.10 to 1.0	2.00%	0.50%	0.25%

III	If Fixed Charge Coverage Ratio is greater than 1.10 to 1.0, but less than or equal to 1.50 to 1.0	1.75%	0.25%	0.30%

II	If Fixed Charge Coverage Ratio is greater than 1.50 to 1.0, but less than or equal to 2.00 to 1.0	1.50%	0%	0.30%

I	If Fixed Charge Coverage Ratio is greater than 2.00	1.25%	0%	0.35%

SCHEDULE III

PRO FORMA ADJUSTED EBITDA

AMERICAN TIRE DISTRIBUTORS

EBITDA Definition

($ in millions) Line	PER OM 2004
1 Audited EBITDA	$61.429

2 Adjustment for Bonus and overaccrual of medical reserve	2.395

3 Adjusted EBITDA	$63.824

3 Target Tire (for pre-acquisition period)	3.937
4 Big State (for pre-acquisition period)	3.306

5 Sub-total	$71.067

6 Target Synergies	7.708

7 Pro Forma Adjusted 2004 EBITDA (1)	$78.775

(1)	Pro Forma Adjusted 2004 EBITDA will be used to Determine the Closing Debt Ratio

SCHEDULE IV

EXCLUDED COLLATERAL

The following property of each Borrower shall constitute “Excluded Property” under this Agreement:

(i)	Any Deposit Account or Investment Property owned, maintained or acquired in the ordinary course of business of a Borrower that is established by such Borrower solely for payroll and benefit plan disbursement activities of such Borrower or deferred compensation arrangements of such Borrower, including any deferred compensation investment accounts, ERISA disbursement accounts and payroll disbursement accounts;

(ii)	Any Deposit Account or Investment Property as to which a Borrower is acting as a trustee or fiduciary for the benefit of current or former employees of such Borrower;

(iii)	Any deposits or prepayments made to suppliers or lessors of property (other than Inventory) or providers of services;

(iv)	Any deposits or prepayments received by a Borrower from lessees or sublessees of Real Estate;

(v)	Any 40l(k) plan assets;

(vi)	Any Deposit Account or Investment Property maintained by a Borrower solely in connection with the Voluntary Employee Benefits Association for California vacation benefits of such Borrower’s employees;

(vii)	Investments in Del-Nat Corporation Debentures in the aggregate principal amount of approximately $91,124.87 as of September 15, 2003 plus accrued interest;

(viii)	Any Deposit Account or Investment Property maintained by a Borrower solely in connection with the American Tire Distributors, Inc. Deferred Compensation Plan.

(ix)	The following Deposit Accounts:

Account Name	Bank Name	Account #	ABA #	Type of Account
American Tire Distributors, Inc.	Fleet Maine N.A. 400 Galleria Parkway Atlanta, GA 30339 Betsy Howard (770) 859-2438	0080033207	011201539	Payroll control disbursement account - ZBA

Speed Merchant, Inc. dba Competition Parts Warehouse Payroll Acct	Wells Fargo P.O. Box 63020 San Francisco, CA 94163	4123649741	121000248	Payroll control disbursement account - only for manual checks

American Tire Distributors Vacation Trust Agreement	Wells Fargo P.O. Box 63020 San Francisco, CA 94163	4945083186	121000248	Checking - for West coast vacation checks only

Heafner Tire Group, Inc. Employee Welfare Benefit Plan Trust	Bank of America P.O. Box 1091 Charlotte, NC 28254-3489	511236200	026009593	Checking - VEBA for self insured medical claims (every division except CPW)

Target Tire, Inc.	Wachovia Bank, N.A. Charlotte, NC	2041890061494	053000219	Payroll Disbursement Account

Target Tire, Inc.	Wachovia Bank., N.A. Charlotte, NC	2041850055660	053000219	Health Insurance Account

SCHEDULE 1.1

CLEARING BANKS

As of February 25, 2005:

Account Name	BANK NAME & ADDRESS	ABA NUMBER	ACCOUNT NUMBER
13 Knoxville	AmSouth 2901 Essary Road Knoxville, TN 37918 correspondence: Jan Hollar 550 Metroplex Drive Nashville, TN 37237-0310 615-748-1480	064000017	90001127

24 Mobile	AmSouth Bank Tillman’s Corner Office P.O. Box 1628 Mobile, AL 36633-1628 Mike Nix 334-434-3125 c/s-334-694-1515	062000019	03524078

54 Jackson	AmSouth 210 East Capital Jackson, MS 39201 Jan Hollar 615-748-2000 601-987-1838 Chargebacks	064000017	5002984974

55 Texarkana	Commercial National Bank P.O. Box 1998 Texarkana, AR 71854 Ann Davis 870-773-4561	082901046	42 562 1

62 Louisville	National City Bank 2400 Dixie Highway Louisville, KY 40216 Norma Webb 502-581-5383	083000056	3686809

85 Rural Hall	BB & T 6000 University Parkway Winston-Salem NC 27109 336-733-3300	053101121	5117080848

121 - Rome, GA	Suntrust Bank 100 E 2nd Ave Rome, GA 30162 Lynn Terrell 706-236-4321	061100790	2000134425

132 -Johnson City, TN	BB & T 5928 Highway 11E Piney Flats, TN 37686 V.V. Cox 423-538-6761	064208165	0110490240

140 - Cullman, AL 141 - Montgomery, AL	Southtrust Bank 300 2nd Avenue SW Cullman, AL 35055 Connie Shaver 256-734-5421	062000080	68882379

208 Auburn, NY	Fleet Capital 400 Galleria Parkway Atlanta, GA 30339 Betsy Howard 770-859-2438	011900571	9428436025

209 Buffalo, NY	HSBC 752 Tonwanda Street Buffalo, NY 14207 Bill Vail 716-875-9130	022000020	746813414

212 Versailles	PNC Bank 500 Lincoln Highway N. Versailles, PA 15137 Judy Kender 412-823-4930 User ID: 560754594 Password: 2237 Business Id: Americantire	04000096	1011286037

219 Poca	Rock Branch Community Bank 4650 First Avenue Nitro, WV 25143 Martha Bailey 304-755-4700	051502489	4004156

501 - Lincoln, NE	US Bank Mail Code: EPMNH04B 800 Nicollet Mall Minneapolis, MN 55402-7020 Jean Matlock 612-303-3027 1-800-673-3555	104000029	105969200044

502 - Sioux Falls, SD	US Bank Mail Code: EPMNH04B 800 Nicollet Mall Minneapolis, MN 55402-7020 Jean Matlock 612-303-3027 1-800-673-3555	091408501	175080033418

551 - Lubbock, TX 555 - Carrollton, TX 553 - Amarillo, TX	Plains Capital Bank Lubbock, TX	111322994	107862

08 - Nashville, TN 12 - Asheville, NC 14 - Florence, SC 15 - Fayetteville, NC 16 - Raleigh, NC 17 - Richmond, VA 18 - Augusta, GA 51 - Atlanta, GA 53 - Pensacola, FL 56 - Memphis, TN 58 - Tallahassee, FL 59 - Little Rock, AR 60 - Mauldin, SC 63 - Springfield, MO 70 - Charlotte, NC 75 - Roanoke, VA 80 - Burlington, NC 90 – Norfolk, VA 95 – Orlando, FL 101 – Wilson, NC 105 – Wilmington, NC 107 – Landover, MD 110 – Salisbury, MD 111 – Medley, FL 113 – Jacksonville, FL 114 – Ft. Myers, FL 115 – Harrisonburg, VA 116 – Wytheville, VA 117 – Tampa, FL 118 – W. Palm Beach, FL 123 – Savannah, GA	Bank of America 101 S Tryon Street Charlotte, NC 28255-0001 704-387-0487 David Houston	053000196 Wire: 026009593	000511146003 000511146003

124 – Byron, GA

130 – Charleston, SC

206 – Halethorpe, MD

300 – San Jose, CA

302 – Sacramento, CA

303 – Fresno, CA

304 – Moorpark, CA

306 – Carson, CA

307 – Rancho, CA

308 – Phoenix, AZ

309 – Chula Vista, CA

509 – Des Moines, IA

10 House ROA’s

30106 San Francisco Lockbox

3720 St. Louis Lockbox

409684 Atlanta Lockbox

SCHEDULE 4.7

LITIGATION

None.

SCHEDULE 4.11

TAXES

From time to time in the ordinary course of business, the Borrowers fail to file sales, use and franchise tax returns and/or fail to pay amounts due in respect of sales, use and franchise taxes in various jurisdictions in which the Borrowers do business, which failures to file or pay could not be reasonably expected to have a Material Adverse Effect and in any event are not greater than $250,000 in the aggregate.

Haas Tire is currently involved in a sales and use tax audit by the State of Nebraska for the period from December 1998 to October 2001. The State of Nebraska has issued a Notice of Deficiency and American Tire along with Randy Haas (the seller of Haas Tire to American Tire) are contesting the deficiency through appropriate channels. Based on the date of acquisition, American Tire is responsible for tax obligations for the period after April 2000 not to exceed $250,000 in the aggregate, and the former owners of Haas Tire are responsible for tax obligations for the prior period.

The New York State Department of Taxation and Finance is conducting a franchise tax audit for the calendar years 2001, 2002 and 2003, with respect to American Tire. Price Waterhouse Coopers has prepared and submitted an initial response. As of March 16, 2005, the New York State Department of Taxation and Finance has requested additional information and Price Waterhouse Coopers is preparing this additional information.

SCHEDULE 4.12

SUBSIDIARIES

NAME	JURISDICTION OF INCORPORATION	IMMEDIATE PARENT
The Speed Merchant, Inc.	California	American Tire Distributors, Inc.
T.O. Haas Holding Co., Inc.	Nebraska	American Tire Distributors, Inc.
T.O. Haas Tire Company, Inc.	Nebraska	T.O. Haas Holding Co., Inc.
Texas Market Tire Holdings I, Inc.	Texas	American Tire Distributors, Inc.
Texas Market Tire, Inc.	Texas	Texas Market Tire Holdings I, Inc.
Target Tire, Inc.	North Carolina	American Tire Distributors, Inc.

Each subsidiary is 100% owned by its immediate parent.

SCHEDULE 4.13

PERMITTED INVENTORY LOCATIONS

Location	Address	Sq Ft
Albuquerque, NM	8225 Washington Street NE, Suite 102, Albuquerque, NM 87113	24,000
Albuquerque, NM	8701 San Mateo Boulevard, Albuquerque, NM 87113	64,864
Amarillo, TX	101 South Grant, Amarillo, TX 79101-1604	30,000
Amarillo, TX	617 E. 2nd Street, Amarillo, TX 79101-1604	22,000
Asheville, NC	41 Dogwood Road, Asheville, NC 28806	26,250
Atlanta, GA	2232 Mountain Industrial Blvd., Tucker, GA 30084	105,000
Atlanta, GA	3602 Browns Mill Road, Atlanta, GA 30354	50,000
Auburn, NY	40 York Street, Auburn, NY 13021	71,120
Augusta, GA	2504 Deans Bridge Rd., Augusta, GA 30906	15,600
Baltimore, MD	4625 Hollins Ferry Road, Halethorpe, MD 21227	150,403
Buffalo, NY	491 Ontario Street, Buffalo, NY 14207	48,000
Burlington, NC	3020 Tucker Street Extension, Burlington, NC 27215	80,000
Byron, GA	102 Dunbar Rd., Byron, GA 31008	50,000
Carrollton, TX	1701 Vantage, Suite 102, Carrollton, TX 75006	131,298
Carson, CA	22411 S. Bonita Street, Carson, CA 90745	94,984
Charleston, SC	7360 Spartan Blvd., Charleston, SC 29418	50,500
Charlotte, NC	4301 Wilkinson Blvd., Charlotte, NC 28208	120,200
Chula Vista, CA	2400 Main Street, Chula Vista, CA 91911	81,330
Columbia, SC	917 Rosewood Dr., Columbia, SC 29201	88,858
Cullman, AL	420 Industrial Park Road, Cullman, AL 35055	100,000
Des Moines, IA	3915 Delaware Avenue, Suite #5, Des Moines, Iowa	76,530
Fayetteville, NC	4208 Murchison Rd., Fayetteville, NC 28311	80,000
Florence, SC	1611 Rangeway Drive, Florence, SC 29503	32,400
Fresno, CA	3064 South Chestnut Avenue, Fresno, CA 93725	14,784
Ft. Myers, FL	17550 East Street NE, Ft. Myers, FL 33917	30,000
Harrisonburg, VA	880 Acorn Drive, Harrisonburg, VA 22802	90,000
Jackson, MS	926 I-20, Jackson, MS 39284	30,000
Jacksonville, FL	243 N. Lane Ave., Jacksonville, FL 32254	85,600
Johnson City, TN	410 Century Ct., Piney Flats, TN 37686	50,000
Knoxville, TN	916 Callahan Drive, Knoxville, TN 37912	75,000
Landover, MD	7100A Old Landover Road, Landover, MD 20785	106,500
Lincoln, NE	1415 Commerce, Lincoln, NE 68521	222,000
Lincoln, NE	3541 NW 15th Street, Lincoln, NE 68501	27,500
Lincolnton, NC	1582 Startown Road, Building #1, Lincolnton, NC 28092	30,000
Lincolnton, NC	3099 Finger Mill Road, Lincolnton, NC 28092	170,000
Little Rock, AR	1305 North Hills Blvd., Ste. 114, N. Little Rock, AR 72114	39,204
Louisville, KY	8169 National Turnpike, Louisville, KY 40214	61,875
Lubbock, TX	8308 Upland Avenue, Lubbock, TX 79424	88,000
Mauldin, SC	712 N. Main Street, Mauldin, SC 29662	84,700
McAllen, TX	2900 West Business Hwy 83, McAllen, TX 78501	30,000

Memphis, TN	4370 Mendenhall Road, Memphis, TN 38141	62,447
Miami, FL	16542 NW 54th Avenue, Hialeah, FL 33014	90,050
Mobile, AL	5240 Willis Road, Theodore, AL 36582	60,000
Montgomery, AL	2914 Day St., Montgomery, AL 36108	60,000
Moorpark, CA	5100 Commerce Avenue, Moorpark, CA 93021	76,130
N. Versailles, PA	611 E. Pittsburgh/McKeesport Blvd., N. Versailes, PA 15137	30,000
Nashville, TN	521 Harding Industrial Drive, Nashville, TN 37211	100,000
Norfolk, VA	4554 Progress Rd., Norfolk, VA 23502	79,565
Oklahoma City, OK	3701 S. Thomas Road, Oklahoma City, OK	94373
Orlando, FL	2216 Directors Row, Orlando, FL 32809	115,848
Pensacola, FL	7502 Sears Blvd., Pensacola, FL 32514	40,500
Phoenix, AZ	2001 South 15th Avenue, Phoenix, AZ 85007	125,643
Poca, WV	5 Stone Street, Poca, WV 25159	47,900
Raleigh, NC	1615 Wolfpack Lane, Suite 121, Raleigh, NC 27609	51,802
Rancho Cucamonga, CA	11680 Dayton Drive, Rancho Cucamonga, CA 91730	143,468
Richmond, VA	1806 Jefferson Davis Highway, Richmond, VA 23224	61,000
Roanoke, VA	1634 Seibel Drive NE, Roanoke, VA 24013-6032	48,000
Rome, GA	332 Dodd Blvd, SE, Rome, GA 30161	84,700
Rural Hall, NC	250 Northstar Drive, Rural Hall, NC 27045	100,000
Sacramento, CA	4632 Raley Boulevard, Sacramento, CA 95838	133,380
Salisbury, MD	530 Marvel Road, Salisbury, MD 21801	26,300
San Angelo, TX	39 West Concho, San Angelo, TX 76903	9,875
San Angelo, TX	27 West Concho, San Angelo, TX 76903	5,000
San Angelo, TX	332 Pullin, San Angelo, TX 76903	5,000
San Jose, CA	645 Dado Street, San Jose, CA 95131 (April 2004)	103,350
San Marcos, TX	2350 Clovis Barker Road, San Marcos, TX 78666	55,000
Savannah, GA	1402 Mills B Lane Blvd., Savannah, GA 31405	60,500
Sioux Falls, SD	611 North West Avenue, Sioux Falls, SD 57104	84,000
Springfield, MO	2727 N. Oak Grove, Springfield, MO 65803	60,000
Tallahassee, FL	3780 Hartsfield Road, Tallahassee, FL 32303	15,000
Tampa, FL	1201-2 Old Hopewell Rd., Tampa, FL 33619	69,647
Texarkana, AR	3921 West 19th Street, Texarkana, AR 71854	49,500
Tyler, TX	3709 Shiloh Road, Tyler, TX 75707	25,000
West Palm Beach, FL	3300 Electronics Way, W. Palm Beach, FL 33407	50,000
Wilmington, NC	2405 Wrightsville Ave., Wilmington, NC 28403	38,700
Wilson, NC	2708 Commerce Road, Wilson, NC 27894	84,000
Wytheville, VA	485 Stafford Umberger Dr., Wytheville, VA 24382	36,550

SCHEDULE 4.17(b)

LOCATION OF OFFICES AND RECORDS

American Tire Distributors, Inc.

12200 Herbert Wayne Court, Suite 150

P.O. Box 1345

Huntersville, NC 28070-3145

The Speed Merchant, Inc.

645 Dado Street

San Jose, CA 95131

T.O. Haas Tire Company

3800 NW 12th Street, Suite A

P.O. Box 85746

Lincoln, NE 68501

T.O. Haas Holding Co., Inc.

12200 Herbert Wayne Court, Suite 150

P.O. Box 1345

Huntersville, NC 28070-3145

Texas Market Tire Holdings I, Inc.

12200 Herbert Wayne Court, Suite 150

P.O. Box 1345

Huntersville, NC 28070-3145

Texas Market Tire, Inc. d/b/a Big State Tire Supply

8308 Upland Avenue

Lubbock, TX 79424

Target Tire, Inc.

12200 Herbert Wayne Court, Suite 150

P.O. Box 1345

Huntersville, NC 28070-3145

ATD MergerSub, Inc.

280 Park Avenue, 36th Floor

New York, NY 10017

SCHEDULE 4.20

CORPORATE AND FICTITIOUS NAMES

American Tire Distributors, Inc. (including predecessor entities)

Heafner Tire Group, Inc.

The J.H. Heafner Company, Inc.

Heafner-Itco

Heafner-Itco Tires & Products

Heafner Tire & Products

Heafner Worldwide

ITCO Logistics Corporation

ITCO Holding Company, Inc.

ITCO Tire Company

ITCO Tire Company of Georgia, Inc.

L&N Leasing Corporation

Doug Duggan, Inc.

Interstate Tire Company

Interstate Tire & Battery

Radial Tire Stores, Inc.

Town & County Tire Service, Inc.

AutoEdge

Winston Tire Company

Oliver & Winston, Inc.

Winston Tire

Winston Tires

California Tire Company

Cal Tire

California Tire Company LLC

California Tire Acquisition Company

Heafner Worldwide

Heafnet

Xpress Performance

The Speed Merchant, Inc.

CPW

Competition Parts Warehouse

American Tire Distributors

Phoenix Racing, Inc.

The Speed Merchant of San Jose

Arthur Enterprises, Inc.

Main Auto

Wheel King

Economy Imports

Performance Leasing

Tire Outlet

Tires One

Parnelli Jones

Wheel Wizard

T.O. Haas Holding Co., Inc.

T.O. Haas Tire

Haas Tire

T.O. Haas Tire Company, Inc.

T.O. Haas Tire

Haas Tire

TEXAS MARKET TIRE HOLDINGS I, INC.

None

TEXAS MARKET TIRE, INC.

Big State Tire Supply

Big State

Shook Tire

Big State Wheel

ATD/Big State Tire Distributors

Big State American Tire Distributors

TARGET TIRE, INC.

Target Tire

Target Tire and Automotive Corporation

SCHEDULE 4.21

EMPLOYEE RELATIONS

None.

SCHEDULE 4.23

TRADE NAMES

[Schedule 4.20 is incorporated by reference.]

SCHEDULE 4.24

BANK ACCOUNTS

Account Name	Bank Name	Account #	ABA #	Type of Account
American Tire Distributors, Inc.	Fleet 400 Galleria Parkway Atlanta, GA 30339 Betsy Howard (770) 859-2438	55013019	011000138	Operating account (funding account)

American Tire Distributors, Inc.	Fleet Maine N.A. 400 Galleria Parkway Atlanta, GA 30339 Betsy Howard (770) 859-2438	0080033151	011201539	A/P control disbursement account – ZBA

American Tire Distributors, Inc.	Fleet Maine N.A. 400 Galleria Parkway Atlanta, GA 30339 Betsy Howard (770) 859-2438	0080238413	011201539	A/P control disbursement account – ZBA - Oracle

American Tire Distributors, Inc.	Fleet Maine N.A. 400 Galleria Parkway Atlanta, GA 30339 Betsy Howard (770) 859-2438	0080238480	011201539	Health care control disbursement account - ZBA

American Tire Distributors, Inc.*	Fleet Maine N.A. 400 Galleria Parkway Atlanta, GA 30339 Betsy Howard (770) 859-2438	0080033207	011201539	Payroll control disbursement account – ZBA

American Tire Distributors, Inc.	Fleet National Bank 400 Galleria Parkway Atlanta, GA 30339 Betsy Howard (770) 859-2438	9427759965	011900571	Cash concentration account (blocked deposit account)

American Tire Distributors, Inc.	AmSouth Bank 2901 Essary Rd Knoxville, TN 37918 Correspondence: Jan Hollar 550 Metroplex Drive Nashville, TN 37237-0310	90001127	064000017	DC deposit account – balance is sent to Fleet via ACH

* denotes Excluded Property as defined on Schedule IV

Account Name	Bank Name	Account #	ABA #	Type of Account
American Tire Distributors, Inc.	AmSouth Bank Tilman’s Corner Office P.O. Box 1628 Mobile, AL 36633 Mike Nix (334) 434-3125	03524078	062000019	DC deposit account – balance is sent to Fleet via ACH

American Tire Distributors, Inc.	AmSouth Bank 210 East Capital Jackson, MS 39201 Jan Hollar (615)748-2000	5002984974	064000017	DC deposit account – balance is sent to Fleet via ACH

American Tire Distributors, Inc.	Commercial National Bank P.O. Box 1998 Texarkana, AR 71854 Ann Davis (870)773-4561	42-562-1	082901046	DC deposit account – balance is sent to Fleet via ACH

American Tire Distributors, Inc.	National City Bank 2400 Dixie Highway Louisville, KY 40216 Norma Webb (502) 581-5383	3686809	083000056	DC deposit account – balance is sent to Fleet via ACH

American Tire Distributors, Inc.	BB&T 6000 University Parkway Winston-Salem, NC 27109 (336) 733-3300	5117080848	053101121	DC deposit account – balance is sent to Fleet via ACH

American Tire Distributors, Inc.	SunTrust 100 E 2nd Ave Rome, GA 30162 Lynn Terrell	2000134425	061100790	DC deposit account – balance is sent to Fleet via ACH

American Tire Distributors, Inc.	BB&T 5928 Highway 11E Piney Flats, TN 37686 V.V. Cox (423) 538-6761	0110490240	064208165	DC deposit account – balance is sent to Fleet via ACH

American Tire Distributors, Inc.	SouthTrust Bank 300 2nd Avenue SW Cullman, AL 35055 Connie Shaver (256) 734-5421	68-882-379	062000080	DC deposit account – balance is sent to Fleet via ACH

American Tire Distributors, Inc.	Fleet 400 Galleria Parkway Atlanta, GA 30339 Betsy Howard (770) 859-2438	9428436025	011900571	DC deposit account – balance is sent to Fleet via ACH

American Tire Distributors, Inc.	HSBC 752 Tonwanda St Buffalo, NY 14207 Bill Vail (716) 875-9130	746813414	022000020	DC deposit account – balance is sent to Fleet via ACH

* denotes Excluded Property as defined on Schedule IV

Account Name	Bank Name	Account #	ABA #	Type of Account
American Tire Distributors, Inc.	PNC Bank 500 Lincoln Highway N. Versailles, PA 15137 Judy Kender (412) 823-4930	1011286037	043000096	DC deposit account – balance is sent to Fleet via ACH

American Tire Distributors, Inc.	Rock Branch Community Bank 4650 First Avenue Nitro, WV 25143 Martha Bailey (304) 755-4700	0004004156	051502489	DC deposit account – balance is sent to Fleet via ACH

T O Haas Tire Company Inc.	US Bank Mail Code: EPMN04B 800 Nicollet Mall Minneapolis, MN 55402-7020 Jean Matlock (612) 303-3027	105969200044	104000029	DC deposit account – balance is sent to Fleet via ACH

T O Haas Tire Company Inc.	US Bank Mail Code: EPMN04B 800 Nicollet Mall Minneapolis, MN 55402-7020 Jean Matlock (612) 303-3027	175080033418	091408501	DC deposit account – balance is sent to Fleet via ACH

American Tire Distributors, Inc.	Bank of America 101 S Tryon Street Charlotte, NC 28255-0001 David Houston (704) 387-0487	000511146003	053000196	Lockbox/DC deposit account – available balance is sent to Fleet via sweep

Speed Merchant, Inc. dba Competition Parts Warehouse Payroll Acct*	Wells Fargo P.O. Box 63020 San Francisco, CA 94163	4123649741	121000248	Payroll control disbursement account – only for manual checks

American Tire Distributors Vacation Trust Agreement*	Wells Fargo P.O. Box 63020 San Francisco, CA 94163	4945083186	121000248	Checking – for West coast vacation checks only

Heafner Tire Group, Inc. Employee Welfare Benefit Plan Trust*	Bank of America P.O. Box 1091 Charlotte, NC 28254-3489	511236200	026009593	Checking – VEBA for self insured medical claims (every division except CPW)

Texas Market Tire, Inc. dba Big State Tire Supply	Plains Capital Bank Lubbock, TX	107862	111322994	Main checking & DC deposit account

* denotes Excluded Property as defined on Schedule IV

Account Name	Bank Name	Account #	ABA #	Type of Account
Target Tire, Inc. Master Account	Wachovia Bank, N.A Charlotte, NC	2062680024015	053000219	Master Account

Target Tire, Inc. Automotive Corp	Wachovia Bank, N.A Charlotte, NC	2041880036604	053000219	A/P Disbursement Account

Target Tire, Inc.	Wachovia Bank, N.A.	2041890061494	053000219	Payroll Disbursement Account

Target Tire, Inc.*	Wachovia Bank, N.A Charlotte, NC	2041850055660	053000219	Health Insurance Account

* denotes Excluded Property as defined on Schedule IV

SCHEDULE 4.25

REAL PROPERTY

Real Property Owned by the Company or its Subsidiaries

1. 530 Marvel Road, Salisbury, MD 21801

2. 3780 Hartsfield Rd., Tallahassee, FL 32303

3. 332 Dodd Blvd. SE, Rome, GA 30161

4. 41 Dogwood Rd., Asheville, NC 28806

Real Property Leased by the Company or its Subsidiaries

1. 8225 Washington Street NE, Suite 102, Albuquerque, NM 87113

2. 8701 San Mateo Boulevard, Albuquerque, NM 87113

3. Building #1, 101 South Grand, Amarillo, TX 79101-1604

4. Building #2, 617 East 2nd Street, Amarillo, TX 79101-1604

5. 3602 Browns Mill Road, Atlanta, GA 30354

6. 1121 & 1169 Oakleigh Avenue, Atlanta, GA 30344

7. 40 York Street, Auburn, NY 13021

8. 2504 Deansbridge Rd., Augusta, GA 30906

9. 4625 Hollins Ferry Road, Baltimore, MD 21227 (sublease)

10. 491 Ontario Street, Buffalo, NY 14207

11. 3020 Tucker Street Extension, Burlington, NC 27216

12. 102 Dunbar Rd., Byron, GA 31008

13. 1701 Vantage, Suite 102 & Suite 103, Carrollton, TX 75006

14. 22411 South Bonita Street, Carson, CA 90745

15. 7360 Spartan Blvd., Charleston, SC 29418

16. 311 Huger Street, Charleston, SC 29403

17. 2105 WaterRidge Parkway, Charlotte, NC 28217 (sublease)

18. 4301 Wilkinson Boulevard, Charlotte, NC 28208

19. 929 Jay Street, Charlotte, NC 28208

20. 800 South Mint St., Carolina Panthers Suite, Charlotte, NC 28202

21. 100 Hive Drive, Charlotte Bobcats Suite, Charlotte, NC 28217

22. 407 Roanoke Street, Unit 75, Christiansburg, VA 24073

23. 2400 Main Street, Chula Vista, CA 91911

24. 917 Rosewood Dr., Columbia, SC 29201

25. 721 Vine Street, Columbia, SC 29201

26. Lowe’s Motor Speedway, Suite 119, Concord, NC 28026

27. 420 Industrial Park Road, Cullman, AL 35055

28. 3915 Delaware Avenue, Suite 5, Des Moines, IA 50313

29. 1245 Woods Chapel Road, Duncan, SC 29334

30. 1400 East Greer Street, Durham, NC 27704

31. 4208 Murchson Rd., Fayetteville, NC 28311

32. 1611 Rangeway Drive, Florence, SC 29503

33. 3064 South Chestnut Avenue, Fresno, CA 93725

34. 17550 E. Street NE, Ft. Myers, FL 33917

35. 3960 Canal Street, Ft. Myers, FL 33916

36. 880 Acorn Drive, Harrisonburg, VA 22801

37. 135 North Main, Hillsboro, KS 67063

38. 12200 Herbert Wayne Ct., Huntersville, NC 28078 (Suite 150)

39. 12200 Herbert Wayne Ct., Huntersville, NC 28078 (Suite 130)

40. 926 I-20, Jackson, MS 39284

41. 243 N. Lane Ave., Jacksonville, FL 32254 (sublease)

42. 916 Callahan Drive, Knoxville, TN 37912

43. 601 East Jackson Avenue, Knoxville, TN 37915

44. 7100A Old Landover Road, Landover, MD 20785

45. 1415 West Commerce Way, Lincoln, NE 68521

46. 3541 NW 15th, Lincoln, NE 68521

47. 3800 NW 12th, Suite A, Lincoln, NE 68521

48. 1582 Startown Road, Building #1, Lincolnton, NC 28092

49. 3099 Finger Mill Road, Lincolnton, NC 28092

50. 1305 North Hills Blvd., Ste. 114, N. Little Rock, AR 72114

51. 8169 National Turnpike, Louisville, KY 40214

52. 8308 Upland Avenue, Lubbock, TX 79424 (Building lease)

53. 8308 Upland Avenue, Lubbock, TX 79424 (Parking lot lease)

54. 1218 Park Avenue, Lynchburg, VA 24501

55. 10550 Linden Lake Plaza, Suite 101, Manassas, VA 20109

56. 712 North Main Street, Mauldin, SC 29662

57. 2900 West Business Hwy 83, McAllen, TX 78501

58. 4370 Mendenhall Road, Suite 10, Building C, Memphis, TN 38118

59. 16542 NW 54th Avenue, Miami, FL 33014

60. 2914 Day St., Montgomery, AL 36108

61. 5100 Commerce Avenue, Moorpark, CA 93021

62. 16840 Joleen Way, Morgan Hill, CA 95037 (sublease)

63. 521 Harding Industrial Drive, Nashville, TN 37211

64. 611 E. Pittsburgh/McKeesport Blvd., North Versailles, PA 15137

65. 4554 Progress Rd., Norfolk, VA 23502

66. 3701 South Thomas Road, Oklahoma City, OK 73179

67. 2216 Directors Row, Orlando, FL 32809

68. 7502 Sears Blvd., Pensacola, FL 32514

69. 2001 South 15th Avenue, Phoenix, AZ 85007

70. 410 Century Ct., Piney Flats, TN 37686

71. 5 Stone Street, Poca, WV 25159

72. 1615 Wolfpack Lane, Suite 121, Raleigh, NC 27609

73. 11680 Dayton Drive, Rancho Cucamonga, CA 91730

74. 1806 Jefferson Davis Highway, Richmond, VA 23224

75. 1200 Dinwiddie Street, Richmond, VA 23224

76. 500 Highway 49 South, Richland, MS 39218

77. 1634 Seibel Drive NE, Roanoke, VA 24013

78. 250 Northstar Drive, Rural Hall, NC 27045

79. 175-193 Commerce Circle, Sacramento, CA 95815 (sublease)

80. 4632 Raley Boulevard, Sacramento, CA 95815

81. 27 West Concho, San Angelo, TX 76903

82. 39 West Concho, San Angelo, TX 76903

83. 332 Pullin, San Angelo, TX 76903

84. 645 Dado Street, San Jose, CA 95131

85. 2330 10th Street, San Jose, CA 95126 (sublease)

86. 2350 Clovis Barker Road, San Marcos, TX 78666

87. 1402 Mills B. Lane Boulevard, Savannah, GA 31405

88. 611 North West Avenue, Sioux Falls, SD 57104

89. 2727 N. Oak Grove, Springfield, MO 65803

90. 4755 Capital Circle NW, Tallahassee, FL 32303

91. 1201-2 Old Hopewell Rd., Tampa, FL 33619

92. 3921 East 19th Street, Texarkana, AR 71854

93. 5240 Willis Road, Theodore, AL 36582

94. 2232 Mountain Industrial Blvd., Tucker, GA 30084

95. 3709 Shiloh Road, Tyler, TX 75707

96. 3300 Electronics Way, West Palm Beach, FL 33407

97. 2405 Wrightsville Ave., Wilmington, NC 28403

98. 2708 Commerce Road, Wilson, NC 27894 (sublease)

99. 485 Stafford Umberger Dr., Wytheville, VA 24382

100. 144 East 8th Street, North Platte, NE 69103

SCHEDULE 7.1(a)

EXISTING INDEBTEDNESS

1.	Fleet Capital Leasing, Lease No. 35119 dated October 1, 2000 with a remaining balance on February 25, 2005 of $59,631.

2.	Lease Agreement dated March 26, 2002 by and between HEF (NC-SC) QRS, 14-86, Inc., a Delaware corporation as Landlord and Heafner Tire Group, Inc., a Delaware corporation as Tenant representing a liability as expressed on American Tire’s balance sheet of $14,084,964.20.

3.	Lease Agreement dated December 20, 2002 by and between PNB Capital Leasing LP as Lessor and Texas Market Tire, Inc. as Lessee with a remaining balance on February 25, 2002 of $105,032.

4.	Lease Agreement dated April 30, 2001 by and between GE Polymerland and Heafner Tire Group, Inc. as Lessee with a remaining balance on February 25, 2005 of $373,639.

5.	Reimbursement Obligations under Letter of Credit in favor of LaSalle Bank National Association dated March 21, 2002 to assure lease payments under Lease Agreement dated March 26, 2002 by and between HEF (NC-SC) QRS, 14-86, Inc., as Landlord and Heafner Tire Group, Inc., as Tenant in the aggregate amount $1,644,500.

6.	Reimbursement Obligations under Letter of Credit in favor of Argonaut Insurance Company dated November 20, 2002 to assure payment of workers’ compensation claims for policy year October 1, 2002 to September 30, 2003 in the aggregate amount of $1,610,000.

7.	Reimbursement Obligations under Letter of Credit in favor of Argonaut Insurance Company dated October 8, 2003 to assure payment of workers’ compensation claims for policy year October 1, 2003 to September 30, 2004 in the aggregate amount of $1,900,000.

8.	Reimbursement Obligations under $325,000 Letter of Credit in favor Liberty Property Limited Partnership to assure lease payments by Itco Holding Company, Inc. under sale and leaseback of Orlando, Florida warehouse facility (face amount declines to zero over a period of three years provided certain balance sheet tests are met).

9.	Reimbursement Obligations under Letter of Credit in favor of Argonaut Insurance Company dated October 12, 2004 to assure payment of workers’ compensation claims for policy year October 1, 2004 to September 30, 2005 in the aggregate amount of $1,500,000.

10.	Debts and Guarantees from time to time arising under the Loan Documents.

11.	Guarantees given by the Borrowers pursuant to the Senior Notes as in effect on the date hereof.

12.	Promissory Note dated August 1, 2001 of Heafner Tire Group, Inc. in favor of Property Developers and Consultants, LLC in the original principal amount of $26,580.00 for financing the Cullman, AL distribution center leasehold improvements. The remaining balance is $11,418.

13.	Promissory Note dated April 30, 2001 of Heafner Tire Group, Inc. in favor of GE Polymerland in the original principal amount of $489,653 for financing the Huntersville, NC Support Center furniture. The remaining balance is $229,779.

14.	Promissory Note dated August 17, 2001 of Heafner Tire Group, Inc. in favor of Adele Associates in the original principal amount of $99,500 for financing the Medley, FL distribution center leasehold improvements. The remaining balance is $70,859.

15.	Promissory Note dated May 6, 2003 of American Tire Distributors, Inc. in favor of Hitachi Credit America Corporation in the original principal amount of $765,824. The remaining balance is $95,728.

16.	Promissory Note dated February 27, 2004 of American Tire Distributors, Inc. in favor of Oracle Credit Corporation in the original principal amount of $1,635,677. The remaining balance is $980,906.

17.	Indebtedness outstanding in respect of Interest Rate Swap Agreement entered into by American Tire Distributors, Inc. and The Speed Merchant, Inc. with Fleet National Bank from time to time to manage exposure to fluctuations in interest rates. As of February 25, 2005, American Tire Distributors, Inc. had an Interest Rate Swap Agreement in place covering a notional amount of $50,000,000 of indebtedness expiring on June 30, 2006 at an interest rate of 2.14%.

18.	Financing obligation dated February 19, 2004 of American Tire Distributors, Inc. in favor of Oracle Financing Division (OFD) with a maximum draw amount of $1,700,000 with a current outstanding amount of $992,294.

19.	Promissory Note dated June 14, 2004 of American Tire Distributors, Inc in favor of General Electric Capital Corporation in the original principal amount of $716,396.95. The remaining balance is $586,774.

20.	Financing obligation dated January 20, 2005 of American Tire Distributors, Inc. in favor of Oracle Financing Division (OFD) with a maximum draw amount of $3,377,760 with a current outstanding amount of $1,169,378.

21.	Promissory Note dated January 19, 2005 of American Tire Distributors, Inc. in favor of Oracle Credit Corporation in the original amount of $1,872,557. The remaining balance is $1,641,345.

22.	Guarantees on certain leases of Winston Tire Company of $11.2 million at January 2005.

SCHEDULE 7.2(g)

EXISTING LIENS

Lease Agreement dated March 26, 2002 by and between HEF (NC-SC) QRS, 14-86, Inc., a Delaware corporation as Landlord and American Tire, a Delaware corporation, as Tenant which evidences a landlord lien which relates to rights of landlord in and to these said properties but for which American Tire has a landlord lien waiver.

•	3099 Finger Mill Road, Lincolnton, NC 28092

•	4301 Wilkinson Boulevard, Charlotte, NC 28208

•	712 North Main Street, Mauldin, SC 29662

SCHEDULE 7.3(d)

EXISTING CONTINGENT OBLIGATIONS

Guarantees on certain leases listed below of Winston Tire Company of $11.2 million at January 2005.

WINSTON GUARANTEES

ADDRESS	LEASE DATE	EXPIRATION DATE	GUARANTY OBLIGATION*	COMMENTS
14351 Penasquitos Carmel Mountain Center West San Diego, CA	September 23, 1998; Certificate of Occupancy 8/14/2000	August 2015	$1,566,704.92	Assigned to Big O May 4, 2001

8670 Frank Lloyd Wright Blvd Scottsdale, AZ	11/16/1998; Certificate of Occupancy 6/14/1999	November 15, 2019	$2,439,855.03	Subleased to Sun Devil Auto Centers March 6, 2001

22972 Pacific Park Drive Aliso Viejo, CA 92656	April 3, 1998	May 31, 2008	$649,578.60	Assigned to Aliso Autocare & Tire, Inc. April 30, 2001

444 South Vincent West Covina, CA 91790	March 1, 1999	February 28, 2016	$1,467,192.79	Assigned to Big O March 2, 2000

2314 West Rosecrans Gardena, CA	January 10, 2000	December 31, 2012	$467,739.79	Assigned to Saad Salib, July 2, 2001

15367 Los Gatos Blvd Los Gatos, CA			$1,292,002.65	Assigned to Genuine Automotive July 13, 2001

6450 Dublin Blvd. Dublin, CA	August 15, 1999	August 14, 2014	$3,357,995.32	Assigned to Halle Properties May 11, 2001

Guarantees on certain leases listed below of The Speed Merchant, Inc. of $9 million at March 2005.

THE SPEED MERCHANT LEASE GUARANTEES
ADDRESS	LEASE DATE	EXPIRATION DATE	GUARANTY OBLIGATION*	COMMENTS
2400 Main Street Chula Vista, CA	July 1, 2000	September 30, 2010	$2,781,044.05

22411 S. Bonita Carson, CA	March 1, 2000	February 28, 2010	$2,756,109.46

2330 S. Tenth Street San Jose, CA	January 31, 2001	January 31, 2006	$59,093.19

3064 South Chestnut Avenue Fresno, CA	January 1, 2001	December 31, 2010	$3,427,300.36

*	in each case represents the aggregate remaining rental payments

SCHEDULE 7.6(l)

PERMITTED INVESTMENTS

1.	Investments in Del-Nat Tire Corporation Debentures in an aggregate principal amount of approximately $91,124.87 as of September 15, 2003, plus accrued interest.

2.	All payments made by American Tire Distributors, Inc. into the Defeasance Trust (as defined in the Existing Notes).

SCHEDULE 7.10

AFFILIATE TRANSACTIONS

Lease dated October 1, 1992, as amended between Harriett B. McBride and The J.H. Heafner Company, Inc. dba Heafner Tire Company (2504 Deansbridge Road, Augusta, GA 30906)

Lease dated July 16, 2004 between Tendalla, Ltd, a Texas limited liability company and American Tire Distributors, Inc. a Delaware corporation (2350 Clovis Barker Road, San Marcos, TX 78666)

Lease dated July 16, 2004 between Tendalla, Ltd, a Texas limited liability company and American Tire Distributors, Inc. a Delaware corporation (8308 Upland Avenue, Lubbock, TX 79424)

EXHIBIT A

Form of Revolving Credit Note

FORM OF [FOURTH] AMENDED AND RESTATED PROMISSORY NOTE

$	Atlanta, Georgia March , 2005

FOR VALUE RECEIVED, the undersigned, AMERICAN TIRE DISTRIBUTORS, INC., a Delaware corporation; THE SPEED MERCHANT, INC., a California corporation; T.O. HAAS HOLDING CO., INC., a Nebraska corporation; T.O. HAAS TIRE COMPANY, INC., a Nebraska corporation; TEXAS MARKET TIRE HOLDINGS I, INC., a Texas corporation; TEXAS MARKET TIRE, INC., a Texas corporation d/b/a BIG STATE TIRE SUPPLY; TARGET TIRE, INC., a North Carolina corporation; and ATD MERGERSUB, INC., a Delaware corporation (collectively, the “Borrowers”), hereby jointly and severally unconditionally promise to pay to the order of                                  (the “Lender”) at the offices of BANK OF AMERICA, N.A., a national banking association, as administrative and collateral agent for the Lenders (together with its successor agents, the “Administrative Agent”) located at                                 , or at such other place within the United States as shall be designated from time to time by the Administrative Agent, on the Revolving Credit Termination Date, the principal amount of                                          AND NO/100 DOLLARS ($             .00), or such lesser principal amount as may then constitute the aggregate unpaid balance of all Revolving Credit Loans made by the Lender to the Borrowers pursuant to the Loan Agreement (as hereinafter defined), in lawful money of the United States of America in federal or other immediately available funds.

The Borrowers also jointly and severally unconditionally promise to pay interest on the unpaid principal amount of this Note outstanding from time to time for each day from the date hereof until such principal amount is paid in full (whether upon maturity, by reason of acceleration or otherwise) at the rates per annum and on the dates specified in the Loan Agreement applicable from time to time in accordance with the provisions thereof. Nothing contained in this Note or in this Loan Agreement shall be deemed to establish or require the payment of a rate of interest in excess of the maximum rate permitted by any applicable law. In the event that any rate of interest required to be paid hereunder exceeds the maximum rate permitted by applicable law, the provisions of the Loan Agreement relating to the payment of interest under such circumstances shall control.

This Fourth Amended and Restated Promissory Note is one of the Revolving Credit Notes referred to in the Fourth Amended and Restated Loan and Security Agreement dated as of March     , 2005 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”; terms defined in the Loan Agreement being used herein as therein defined), among the Borrowers, the Lender, the other financial institutions party thereto from time to time as “Lenders,” and the Administrative Agent, is subject to, and entitled to, all provisions and benefits of the Loan

Documents, is secured by the Collateral and other property as provided in the Loan Documents, is subject to optional and mandatory prepayment in whole or in part and is subject to acceleration prior to maturity upon the occurrence of one or more Events of Default, all as provided in the Loan Documents.

This [Fourth] Amended and Restated Promissory Note is made by the Borrowers in favor of the Lender in substitution and exchange for the Third Amended and Restated Revolving Credit Note dated March 19, 2004, payable to the order of the Lender in the original aggregate principal amount of $             , but not in extinguishment or as a novation of the Debt evidenced by such Note.

Presentment for payment, demand, protest and notice of demand, notice of dishonor, notice of non-payment and all the other notices are hereby waived by the Borrowers, except to the extent expressly provided in the Loan Agreement. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

The Borrowers hereby jointly and severally agree to pay on demand all costs and expenses as provided in the Loan Agreement which are incurred in collecting the Secured Obligations hereunder or in enforcing or attempting to enforce any of the Lender’s rights hereunder.

The provisions of Section 11.14 of the Loan Agreement are hereby expressly incorporated herein.

The [Fourth] Amended and Restated Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles thereof, other than Section 5-1401 of the New York General Obligations Law.

IN WITNESS WHEREOF, the undersigned have executed this Fourth Amended and Restated Promissory Note as of the day and year first above written.

BORROWERS:

AMERICAN TIRE DISTRIBUTORS, INC.

Attest:

By:	By:
Name:	Name:
Title:	Title:
[Corporate Seal]

Attest:	THE SPEED MERCHANT, INC.

By:	By:
Name:	Name:
Title:	Title:
[Corporate Seal]

Attest:	T.O. HAAS HOLDING CO., INC.

By:	By:
Name:	Name:
Title:	Title:
[Corporate Seal]

Attest:	T.O. HAAS TIRE COMPANY, INC.

By:	By:
Name:	Name:
Title:	Title:
[Corporate Seal]

TEXAS MARKET TIRE HOLDINGS I, INC.
Attest:

By:	By:
Name:	Name:
Title:	Title:
[Corporate Seal]

TEXAS MARKET TIRE, INC., d/b/a Big State Tire Supply

Attest:

By:	By:
Name:	Name:
Title:	Title:
[Corporate Seal]

TARGET TIRE, INC.

Attest:

By:	By:
Name:	Name:
Title:	Title:
[Corporate Seal]

ATD MERGERSUB, INC.

Attest:

By:	By:
Name:	Name:
Title:	Title:
[Corporate Seal]

EXHIBIT B

Form of Swing Line Note

$15,000,000.00	Atlanta, Georgia
March , 2005

FOR VALUE RECEIVED, the undersigned, AMERICAN TIRE DISTRIBUTORS, INC., a Delaware corporation, THE SPEED MERCHANT, INC., a California corporation, T.O. HAAS HOLDING CO., INC., a Nebraska corporation, and T.O. HAAS TIRE COMPANY, INC., a Nebraska corporation; TEXAS MARKET TIRE HOLDINGS I, INC., a Texas corporation; TEXAS MARKET TIRE, INC., a Texas corporation d/b/a BIG STATE TIRE SUPPLY; TARGET TIRE, INC., a North Carolina corporation; and ATD MERGERSUB, INC., a                                  (collectively, the “Borrowers”), hereby jointly and severally unconditionally promise to pay to the order of                                  (the “Swingline Lender”) at the offices of BANK OF AMERICA, N.A., as administrative and collateral agent for the Lenders (together with its successor agents, the “Administrative Agent”) located at                                 , or at such other place within the United States as shall be designated from time to time by the Administrative Agent, on the Revolving Credit Termination Date, the principal amount of FIFTEEN MILLION AND NO/100 DOLLARS ($15,000,000), or such lesser principal amount as may then constitute the aggregate unpaid balance of all Swingline Loans made by the Swingline Lender to the Borrowers pursuant to the Loan Agreement (as hereinafter defined), in lawful money of the United States of America in federal or other immediately available funds.

The Borrowers also jointly and severally unconditionally promise to pay interest on the unpaid principal amount of this Note outstanding from time to time for each day from the date hereof until such principal amount is paid in full (whether upon maturity, by reason of acceleration or otherwise) at the rates per annum and on the dates specified in the Loan Agreement applicable from time to time in accordance with the provisions thereof. Nothing contained in this Note or in the Loan Agreement shall be deemed to establish or requires the payment of a rate of interest in excess of the maximum rate permitted by any applicable law. In the event that any rate of interest required to be paid hereunder exceeds the maximum rate permitted by applicable law, the provisions of the Loan Agreement relating to the payment of interest under such circumstances shall control.

This Note is the Swingline Note referred to in the Fourth Amended and Restated Loan and Security Agreement dated as of March     , 2005 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”; unless otherwise defined herein, terms defined therein being used in this Note as therein defined), by and among the Borrowers, the Swingline Lender, the other financial institutions party thereto from time to time as “Lenders,” and the Administrative Agent, is subject to, and entitled to, all provisions and benefits of the Loan Documents, is secured by the Collateral and other property as provided in the Loan Documents, is subject to optional and mandatory prepayment in whole or in part and is subject to acceleration prior to maturity upon the occurrence of one or more Events of Default, all as provided in the Loan Documents.

Presentment for payment, demand, protest and notice of demand, notice of dishonor, notice of non-payment and all other notices are hereby waived by the Borrowers, except to the extent expressly provided in the Loan Agreement. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

The Borrowers herby jointly and severally agree to pay on demand all costs and expenses as provided in the Loan Agreement which are incurred in collecting the Secured Obligations hereunder or in enforcing or attempting to enforce any of the Swingline Lender’s rights hereunder.

The provisions of Section 11.14 of the Loan Agreement are hereby expressly incorporated herein.

This Swingline Note shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles thereof, other than Section 5-1401 of the New York General Obligations Law.

IN WITNESS WHEREOF, the undersigned have executed this Swingline Note as of the day and year first above written.

BORROWERS:

AMERICAN TIRE DISTRIBUTORS, INC.

Attest:

By:	By:
Name:	Name:
Title:	Title:
[Corporate Seal]

THE SPEED MERCHANT, INC.

Attest:

By:	By:
Name:	Name:
Title:	Title:
[Corporate Seal]

T.O. HAAS HOLDING CO., INC.

Attest:

By:	By:
Name:	Name:
Title:	Title:
[Corporate Seal]

T.O. HAAS TIRE COMPANY, INC.

Attest:

By:	By:
Name:	Name:
Title:	Title:
[Corporate Seal]

TEXAS MARKET TIRE HOLDINGS I, INC.

Attest:

By:	By:
Name:	Name:
Title:	Title:
[Corporate Seal]

TEXAS MARKET TIRE, INC., d/b/a Big State Tire Supply

Attest:

By:	By:
Name:	Name:
Title:	Title:
[Corporate Seal]

TARGET TIRE, INC.

Attest:

By:	By:
Name:	Name:
Title:	Title:
[Corporate Seal]

ATD MERGERSUB, INC.

Attest:

By:	By:
Name:	Name:
Title:	Title:
[Corporate Seal]

EXHIBIT C

Form of Assignment and Acceptance

Reference is made to the Fourth Amended and Restated Loan and Security Agreement dated as of March     , 2005 (as amended, modified, supplemented or restated, the “Loan Agreement”), by and among American Tire Distributors, Inc., a Delaware corporation, The Speed Merchant, Inc., a California corporation, T.O. Haas Holding Co., Inc., a Nebraska corporation, T.O. Haas Tire Company, Inc., a Nebraska corporation, Texas Market Tire Holdings I, Inc., a Texas corporation, Texas Market Tire, Inc., a Texas corporation d/b/a Big State Tire Supply, Target Tire, Inc., a North Carolina corporation, ATD Mergersub, Inc., a Delaware corporation, ATD, Speed Merchant, Haas Holding, Haas Tire (collectively, the “Borrowers”), the financial institutions party thereto from time to time (the “Lenders”), the Co-Syndication Agents, and Bank of America, N.A., as administrative and collateral agent for the Lenders (together with its successor agents, the “Administrative Agent”). Unless otherwise defined herein, capitalized terms used herein that are defined in the Loan Agreement are used with the meanings therein ascribed to them.

                                                                                                                                (“Assignor”) and                                                   (“Assignee”) agree as follows:

1. Assignor hereby sells and assigns to Assignee, the Assignee hereby purchases and assumes from Assignor, an interest in and to such of Assignor’s rights and obligations as a Lender under the Loan Agreement as of the Effective Date (as hereinafter defined) as represents a     % interest in and to the outstanding rights and obligations of Assignor thereunder (before giving effect to any other assignment by Assignor that is not yet effective) and a     % interest in and to all of the outstanding rights and obligations of the Lenders thereunder as of the Effective Date (including, without limitation, such percentage interest in the Revolving Credit Loans and Letter of Credit Obligations owing to the Assignor outstanding on the Effective Date, together with such percentage interest in all unpaid interest and such percentage interest in the Notes held by the Assignor). Assignee shall have no interest in any interest that is payable with respect to a period prior to the Effective Date.

2. Assignor (i) represents that as of the date hereof, its Commitment under the Loan Agreement is $            , the outstanding balance of its Revolving Credit Loans is $             and the aggregate amount of its interest in Letter of Credit Obligations is $             (in each case unreduced by any assignments thereof which have not yet become effective); (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, lien or encumbrance; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or any other Person or the performance or observance by the Borrowers or any other Person of any of its obligations under the Loan Agreement or any other Loan Documents.

3. Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (ii) confirms that it has received a copy of the Loan Agreement together with copies of the most recent financial statements delivered pursuant to Section 9.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (iii) agrees that it will, independently and without reliance upon the Administrative Agent, the Co-Syndication Agents, Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement; (iv) confirms that it is an Eligible Assignee; (v) appoints and authorizes the Administrative Agent to take such action as administrative and collateral agent on its behalf and to exercise such powers under the Loan Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (vi) agrees that it will be bound by the provisions of the Loan Agreement and that it will perform in accordance with their terms all the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender; (vii) specifies as its address for notices the office set forth beneath its name on the signature pages hereof; (viii) agrees that it will keep confidential all information with respect to the Borrowers furnished to it by or on behalf of the Borrowers or Assignor, except where required or requested by governmental or regulatory authorities (other that information generally available to the public or otherwise available to Assignee on a nonconfidential basis); (ix) agrees and covenants that the lesser of (A) the Minimum Commitment and (B) the aggregate outstanding principal amount of the Revolving Credit Loans and Letter of Credit Obligations assigned to Assignee hereby shall not be assigned, participated or otherwise transferred by Assignee to any other assignee; and (x) represents and warrants that it is organized under the laws of a jurisdiction in the United States of America.

4. The effective date for this Assignment and Acceptance shall be                         ,              (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent.

5. Upon such acceptance and recording, from and after the Effective Date, (i) Assignee shall be a party of the Loan Agreement and, to the extent provided in this Assignment and Acceptance, shall have the rights and obligations of a Lender thereunder and shall be bound by the provisions thereof, and (ii) Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Agreement.

6. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to Assignee. Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date or with respect to the making of this Assignment and Acceptance directly between themselves.

7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to any provision which would render such choice of law invalid.

ASSIGNOR:

By:
Name:
Title:

ASSIGNOR:

By:
Name:
Title:

Accepted this day of , .

Bank of America, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT D

Form of Parent Guarantee

CONTINUING GUARANTY AGREEMENT

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

THIS CONTINUING GUARANTY AGREEMENT (this “Guaranty”) is made and executed this      day of March, 2005, by AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC., a Delaware corporation with a mailing address at 280 Park Avenue, 36th Floor, New York, New York 10017 (herein called “Guarantor”), in favor of BANK OF AMERICA, N.A., a national banking association, as collateral and administrative agent for the Guaranteed Parties (as identified below) (together with its successors and assigns in such capacity, the “Agent”), with a mailing address at 300 Galleria Parkway, Suite 800, Atlanta, Georgia 30339.

Recitals:

AMERICAN TIRE DISTRIBUTORS, INC., a Delaware corporation (“American Tire”), THE SPEED MERCHANT, INC., a California corporation (“Speed Merchant”), T.O. HAAS HOLDING CO., INC., a Nebraska corporation (“Haas Holding”), T.O. HAAS TIRE COMPANY, INC., a Nebraska corporation (“Haas Tire”), TEXAS MARKET TIRE HOLDINGS I, INC., a Texas corporation (“Holdings”), TEXAS MARKET TIRE, INC., a Texas corporation doing business as Big State Tire Supply (“Big State”), and TARGET TIRE, INC., a North Carolina corporation (“Target”), and ATD MERGERSUB, INC., a Delaware corporation (“MergerCo”; American Tire, Speed Merchant, Haas Holding, Haas Tire, Holdings, Big State, Target and MergerCo are referred to hereinafter individually as a “Borrower” and collectively as the “Borrowers”), the various financial institutions that are parties thereto from time to time as the Guaranteed Parties (“Lenders”, and together with Agent, the “Guaranteed Parties”), Agent and the other agents named therein have entered into a certain Fourth Amended and Restated Loan and Security Agreement dated of even date herewith (as at any time amended, restated, modified or supplemented, the “Loan Agreement”). Pursuant to the Loan Agreement, Agent and Lenders have agreed, subject to all the terms and conditions thereof, to make loans and other extensions of credit to Borrowers from time to time secured by a security interest in and lien upon certain of Borrowers’ assets.

A condition set forth in the Loan Agreement to the Guaranteed Parties’ obligations to make loans or other extensions of credit to Borrowers is Guarantor’s execution and delivery to Agent of this Guaranty.

To induce the Guaranteed Parties to make loans or otherwise extend credit or other financial accommodations from time to time to Borrowers under the Loan Agreement, Guarantor is willing to execute this Guaranty.

Agreement:

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, Guarantor hereby agrees as follows:

1. Definitions; Rules of Construction. Capitalized terms used herein, unless otherwise defined, shall have the meanings ascribed to them in the Loan Agreement. As used herein, the words “herein,” “hereof,” “hereunder,” and “hereon” shall have reference to this Guaranty taken as a whole and not to any particular provision hereof; and the word “including” shall mean “including, without limitation.”

2. Guaranty. (a) Guarantor hereby unconditionally and absolutely guarantees to Agent the due and punctual payment, performance and discharge (whether upon stated maturity, demand, acceleration or otherwise in accordance with the terms thereof) of all of the Secured Obligations (all Secured Obligations being jointly referred to hereinafter as the “Guaranteed Obligations”). Without limiting the generality of the foregoing, the term “Guaranteed Obligations” as used herein shall include all debts, liabilities and obligations incurred by a Borrower to the Guaranteed Parties in any bankruptcy case of such Borrower and any interest, fees or other charges accrued in any such bankruptcy, whether or not any such interest, fees or other charges recoverable from such Borrower or such Borrower’s estate under 11 U.S.C. § 506.

(b) Neither Agent nor any of the Guaranteed Parties shall be under any obligation to marshal any assets in favor of Guarantor or in payment of any of the Guaranteed Obligations. If and to the extent Agent receives any payment on account of any of the Guaranteed Obligations (whether from Borrowers, Guarantor or a third party obligor or from the sale or other disposition of any collateral) and such payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or federal law, common law or equitable cause, then the part of the Guaranteed Obligations intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made. The foregoing provisions of this paragraph shall survive the termination of this Guaranty.

(c) Agent, for and on behalf of the Guaranteed Parties, shall have the right to seek recourse against Guarantor to the full extent provided for herein and against Borrowers to the full extent provided for in any of the Loan Documents. No election to proceed in one form of action or proceeding, or against any Person, or on any obligation, shall constitute a waiver of Agent’s right to proceed in any other form of action or proceeding or against any other Person unless Agent has expressly waived such right in writing. Specifically, but without limiting the generality of the foregoing, no action or proceeding by Agent against Borrowers under the Loan Documents or any other instrument or agreement evidencing or securing Guaranteed Obligations shall serve to diminish the liability of Guarantor for the balance of the Guaranteed Obligations.

3. Nature of Guaranty. This Guaranty is a primary, immediate and original obligation of Guarantor; is an absolute, unconditional, continuing and irrevocable guaranty of payment of the Guaranteed Obligations and not of collectibility only; is not contingent upon the exercise or enforcement by the Guaranteed Parties of whatever rights or remedies the Guaranteed Parties may have against Borrowers or others, or the enforcement of any Lien or realization upon any Collateral or other security that Agent or any of the other Guaranteed Parties may at any time possess; and shall remain in full force and effect without regard to future changes in conditions, including change of law or any invalidity or unenforceability of any of the Guaranteed Obligations or agreements evidencing same. This Guaranty shall be in addition to any other present or future guaranty or other security for any of the Guaranteed Obligations, shall not be prejudiced or unenforceable by the invalidity of any such other guaranty or security, and is not conditioned upon or subject to the execution by any other Person of this Guaranty or any other guaranty or suretyship agreement.

4. Payment of Guaranteed Obligations. (a) If Guarantor should dissolve or become insolvent (within the meaning of the Uniform Commercial Code), or if an Event of Default shall occur and be continuing, then, in any such event and whether or not any of the Guaranteed

Obligations are then due and payable or the maturity thereof has been accelerated or demand for payment thereof has been made, Agent may, on behalf of the Guaranteed Parties, without notice to Guarantor, make the Guaranteed Obligations immediately due and payable hereunder as to Guarantor and Agent shall be entitled to enforce the obligations of Guarantor hereunder as if the Guaranteed Obligations were then due and payable in full. If any of the Guaranteed Obligations are collected by or through an offering at law, Guarantor agrees to pay to the Guaranteed Parties reasonable attorneys’ fees and court costs.

(b) Guarantor’s payment of the Guaranteed Obligations shall be without setoff or other deductions, irrespective of any counterclaim, defense (other than payment in full of the Guaranteed Obligations) or other claim that Guarantor may have or assert at any time. If for any reason any Borrower has no legal existence or is under no legal obligation to discharge any of the Guaranteed Obligations, or if any of the Guaranteed Obligations become unrecoverable from any Borrower by reason of such Borrower’s insolvency, bankruptcy or reorganization or by other operation of law or for any other reason, this Guaranty shall nevertheless be binding on Guarantor to the same extent as if Guarantor had at all times been the principal obligor on all such Guaranteed Obligations. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of debt or for any other reason, all such amounts otherwise subject to acceleration under the terms of any Loan Documents or other instrument or agreement evidencing or securing the payment of the Guaranteed Obligations shall be immediately due and payable by Guarantor.

(c) The books and records of Agent showing the amounts owed to the Guaranteed Parties by Borrowers shall be admissible in evidence in any action or proceeding against or involving Guarantor as prima facie proof of the items therein set forth, and the monthly statements of Agent rendered to Borrowers, to the extent no written objection thereto is made within 30 days from the date of sending thereof to Borrowers, shall be deemed conclusively correct, absent manifest error and shall constitute an account stated among the Guaranteed Parties and Borrowers and shall be binding on Guarantor.

5. Specific Waivers of Guarantor. (a) To the fullest extent permitted by applicable law, Guarantor does hereby waive notice of Agent’s acceptance hereof and reliance hereon; notice of the extension of credit from time to time by the Guaranteed Parties to Borrowers and the creation, existence or acquisition of any Guaranteed Obligations; notice of the amount of Guaranteed Obligations of Borrowers to the Guaranteed Parties from time to time, (subject, however, to Guarantor’s right to make inquiry of Agent to ascertain the amount of Guaranteed Obligations at any reasonable time); notice of any adverse change in any Borrower’s financial condition or of any other fact which might increase Guarantor’s risk; notice of presentment for payment, demand, protest and notice thereof as to any instrument; notice of default or acceleration; all other notices and demands to which Guarantor might otherwise be entitled; any right Guarantor may have, by statute or otherwise, to require Agent or the other Guaranteed Parties to institute suit against any Borrower after notice or demand from Guarantor or to seek recourse first against any Borrower or otherwise, or to realize upon any security for the Guaranteed Obligations, as a condition to enforcing Guarantor’s liability and obligations hereunder; any defense that any Borrower may at any time have or assert based upon the statute of limitations, the statue of frauds, failure of consideration, fraud, bankruptcy, lack of legal capacity, usury, or accord and satisfaction; any defense that other indemnity, guaranty, or security was to be obtained; any defense or claim that any Person purporting to bind any Borrower to the payment of any of the Guaranteed Obligations did not have actual or apparent authority to do so; any right to contest the commercial reasonableness of the disposition of any Collateral; any defense or claim that any other act or failure to act by Agent had the effect of increasing Guarantor’s risk of payment; and any other legal or equitable defense to payment hereunder. Without limiting the generality of the foregoing, Guarantor waives all rights under applicable law to require Agent or the other Guaranteed Parties to proceed against Borrowers.

(b) To the fullest extent permitted by applicable law, Guarantor also hereby waives and renounces (for itself and its successors) any and all rights or defenses arising by reason of any “one action” or “anti-deficiency” law which would otherwise prevent Agent or the other Guaranteed Parties from bringing any action, including any claim for a deficiency, or exercising any other right or remedy (including any right of setoff) against Guarantor before or after the Guaranteed Parties’ commencement or completion of any foreclosure action, whether by judicial action, by exercise of power of sale or otherwise, or any other law which in any other manner would otherwise require any election of remedies by Agent or any of the other Guaranteed Parties; and any right that Guarantor may have to claim or recover in any litigation arising out of this Guaranty or any of the other Loan Documents, any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.

6. Guarantor’s Consents and Acknowledgments. (a) Guarantor consents and agrees that, without notice to or by Guarantor and without reducing, releasing, diminishing, impairing or otherwise affecting the liability or obligations of Guarantor hereunder, Agent, on behalf of the Guaranteed Parties, may (with or without consideration) compromise or settle any of the Guaranteed Obligations; accelerate the time for payment of any of the Guaranteed Obligations; extend the period of duration or the time for the payment, discharge or performance of any of the Guaranteed Obligations; increase the amount of the Guaranteed Obligations; refuse to enforce, or release all or any Persons liable for the payment of, any of the Guaranteed Obligations; increase, decrease or otherwise alter the rate of interest payable with respect to the principal amount of any of the Guaranteed Obligations or grant other indulgences to Borrowers in respect thereof; amend, modify, terminate, release, or waive any Loan Documents or any other documents or agreements evidencing, securing or otherwise relating to the Guaranteed Obligations (other than this Guaranty); release, surrender, exchange, modify or impair, or consent to the sale, transfer or other disposition of, any Collateral or other property at any time securing (directly or indirectly) any of the Guaranteed Obligations or on which Agent, for the benefit of the Guaranteed Parties, may at any time have a Lien; fail or refuse to perfect (or to continue the perfection of) any Lien granted or conveyed to Agent, for the benefit of the Guaranteed Parties, with respect to any Collateral, or to preserve rights to any Collateral, or to exercise care with respect to any Collateral in Agent’s, or any of the Guaranteed Parties’, possession; extend the time of payment of any Collateral consisting of accounts, notes, chattel paper or other rights to the payment of money; refuse to enforce or forbear from enforcing its rights or remedies with respect to any Collateral or any Person liable for any of the Guaranteed Obligations or make any compromise or settlement or agreement therefor in respect of any Collateral or with any party to the Guaranteed Obligations; or release or substitute any one or more of the endorsers or guarantors of the Guaranteed Obligations, whether parties to this Guaranty or not.

(b) Guarantor is fully aware of the financial condition of Borrowers. Guarantor delivers this Guaranty based solely upon Guarantor’s own independent investigation and in no part upon any representation or statement of the Guaranteed Parties with respect thereto. Guarantor is in a position to and hereby assumes full responsibility for obtaining any additional information concerning Borrowers’ financial condition as Guarantor may deem material to Guarantor’s obligations hereunder and Guarantor is not relying upon, nor expecting Agent or any of the other Guaranteed Parties to furnish Guarantor any information in the Guaranteed Parties’ possession concerning, Borrowers’ financial condition. If Agent, in its sole discretion, undertakes at any time or from time to time to provide any information to Guarantor regarding Borrowers, any of the Collateral or any transaction or occurrence in respect of any of the Loan Documents, neither Agent nor any of the other Guaranteed Parties shall be under any obligation to update any such information or to provide any such information to Guarantor or any subsequent occasion. Guarantor hereby knowingly accepts the full range of risks encompassed within a contract of “Guaranty,” which risks include, without limitation, the possibility that Borrowers will contract additional Guaranteed Obligations for which Guarantor may be liable hereunder after Borrowers’ financial condition or ability to pay its lawful debts when they fall due has deteriorated.

(c) Except as may be expressly permitted in the Loan Documents with respect to the Transactions, Guarantor shall not at any time:

(i) engage in any business, other than (A) the Transactions and the other transactions permitted by this subsection (c), and (B) the ownership of the Capital Stock of American Tire and MergerCo, and businesses incidental thereto;

(ii) create, incur, assume or suffer to exist any Indebtedness except (A) as evidenced by the Parent Notes or any refinancing of the Parent Notes (plus principal in lieu of cash interest or accretion and plus up to 6% of fees and expenses in connection with such refinancing) so long as each of the Refinancing Conditions is satisfied as determined by Agent, and (B) $290,000,000 of unsecured Indebtedness in connection with the refinancing of Senior Notes (plus any principal amounts issued in lieu of cash interest or accretion and up to 6% of fees and expenses in connection with such refinancing) so long as each of the Refinancing Conditions is satisfied as determined by Agent, and (C) other unsecured Indebtedness so long as each of the following conditions is satisfied as reasonably determined by Agent: (1) the proceeds of such Indebtedness shall be contributed promptly to American Tire for use as working capital and shall not be used by Holdings for any other purpose, (2) no Borrower shall (nor shall be permitted to) guarantee such Indebtedness, (3) no Event of Default shall exist at the time or result therefrom and (4) Excess Availability at the time and after giving pro forma effect thereto is at least $25,000,000;

(iii) create, incur, assume or suffer to exist any lien on its assets except a Permitted Lien (as defined below); or

(iv) assume, endorse or be or become liable for, or guarantee, directly or indirectly, any indebtedness for borrowed money or obligation of any other Person except (A) this guarantee of the Guaranteed Obligations, (B) the guarantee by Guarantor of the Senior Notes so long as such guarantee is unsecured and is subordinated to the Guaranteed Obligations, and (C) the guarantee of unsecured Indebtedness permitted to be incurred by any of the Borrowers under the Loan Agreement so long as such guarantee is unsecured and subordinated to the Guaranteed Obligations.

As used herein, “Permitted Liens” shall mean (i) Liens in favor of the Agent in the Capital Stock of American Tire and MergerCo arising from the Parent Pledge Agreement, (ii) Liens for taxes, assessments and governmental charges not yet delinquent or which are being Properly Contested, and (iii) such other Liens as are consented to pursuant to the Loan Documents or in writing by the Agent.

7. Continuing Nature of Guaranty. (a) This Guaranty shall continue in full force and effect until the Guaranteed Obligations have been fully paid and discharged (or, in the case of contingent obligations, such as those arising from Letters of Credit, cash collateralized as required by the Loan Documents) and all financing commitments under the Loan Agreement or otherwise have been terminated. Guarantor acknowledges that there may be future advances by the Guaranteed Parties to Borrowers (although the Guaranteed Parties may be under no obligation to make such advances) and that the number and amount of the Guaranteed Obligations are unlimited and may fluctuate from time to time hereafter, and this Guaranty shall remain in force at all times hereafter, whether there are any Guaranteed Obligations outstanding from time to time or not.

(b) To the fullest extent permitted by applicable law, Guarantor waives any right that Guarantor may have to terminate or revoke this Guaranty. If, notwithstanding the foregoing waiver, Guarantor shall nevertheless have any right under applicable law to terminate or revoke this Guaranty, which right cannot be waived by Guarantor, such termination or revocation shall not be effective until a written notice of such termination or revocation, specifically referring to this Guaranty and signed by Guarantor, is actually received by an officer of Agent who is familiar with Borrowers’ account with the Guaranteed Parties and this Guaranty; but any such termination or revocation shall not affect the obligation of Guarantor or Guarantor’s successors or assigns with respect to any of the Guaranteed Obligations owing to the Guaranteed Parties and existing at the time of the receipt by Agent of such revocation or to arise out of or in connection with any transactions theretofore entered into by the Guaranteed Parties with or for the account of Borrowers. If any of the Guaranteed Parties grant loans or other extensions of credit to or for the benefit of Borrowers or takes other action after the termination or revocation by Guarantor but prior to Agent’s receipt of such written notice of termination or revocation, then the rights of Agent and the Guaranteed Parties hereunder with respect thereto shall be the same as if such termination or revocation had not occurred.

8. Agent’s Offset Rights. In addition to all Liens upon and rights of setoff that Agent or any of the other Guaranteed Parties may have against Guarantor or any property of Guarantor under any other agreement with Guarantor or pursuant to applicable law, Agent shall have, for the benefit of the Guaranteed Parties, with respect to Guarantor’s obligations under this Guaranty and to the extent permitted by law, a contractual right of setoff against Guarantor. This right of setoff maybe exercised without demand upon or notice to Guarantor.

9. Subordination; Postponement of Subrogation Rights. (a) Any and all present and future debts and obligations of Borrowers to Guarantor are hereby waived and postponed in favor of and subordinated to the full payment of the Guaranteed Obligations by Borrowers to the Guaranteed Parties. If any payment shall be made to Guarantor on account of any indebtedness owing by Borrowers to Guarantor during any time that any Guaranteed Obligations are outstanding, Guarantor shall hold such payment in trust for the benefit of the Guaranteed Parties and shall make such payments to Agent to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the discretion of Agent. The provisions of this Guaranty shall be supplemental to and not in derogation of any rights and remedies of the Guaranteed Parties or any affiliate of the Guaranteed Parties under any separate subordination agreement that Agent or such affiliate may at any time or from time to time enter into with Guarantor.

(b) Until the Guaranteed Obligations have been paid in full and the Loan Agreement has been terminated, Guarantor shall have no claim, right or remedy (whether or not arising in equity, by contract or applicable law) against Borrowers or any other Person by reason of Guarantor’s payment or other performance hereunder. Without limiting the generality of the foregoing, Guarantor hereby subordinates to the full and final payment of the Guaranteed Obligations any and all legal or equitable rights or claims that Guarantor may have to reimbursement, subrogation, indemnity and exoneration and agrees that until all of the Guaranteed Obligations have been paid in full and the Loan Agreement has been terminated, Guarantor shall have no recourse to any assets or property of Borrowers (including any Collateral) and no right of recourse against or contribution from any other Person in any way directly or contingently liable for any of the Guaranteed Obligations, whether any of such rights arise under contract, in equity or under applicable law.

10. Other Guaranties. If on the date of Guarantor’s execution of this Guaranty or at any time thereafter any of the Guaranteed Parties receives any other guaranty from Guarantor or from any other Person of any of the Guaranteed Obligations, the execution and delivery to Agent or such other Guaranteed Party and Agent’s or such other Guaranteed Party’s acceptance of any such additional guaranty shall not be deemed in lieu of or to supersede, terminate or diminish this Guaranty, but shall be construed as an additional or supplementary guaranty unless otherwise expressly provided in such additional or supplementary guaranty; and if, prior to the date hereof, Guarantor or any other Person has given to any of the Guaranteed Parties a previous guaranty or guaranties, this Guaranty shall be construed to be an additional or supplementary guaranty and not to be in lieu thereof or to supersede, terminate or diminish such previous guaranty or guaranties.

11. Application of Payments. Unless otherwise required by law or a specific agreement to the contrary, all payments received by Agent or any of the other Guaranteed Parties from Borrowers, Guarantor or any other Person with respect to the Guaranteed Obligations or from proceeds of the Collateral may be applied (or reversed and reapplied) by Agent to the Guaranteed Obligations in such manner and order as Agent desires, in its sole discretion, without affecting in any manner Guarantor’s liability hereunder.

12. Limitation on Guaranty. To the extent any performance of this Guaranty would violate any applicable usury statute or other applicable law, the obligation to be fulfilled shall be reduced to the limit legally permitted, so that this Guaranty shall not require any performance in excess of the limit legally permitted, but such obligations shall be fulfilled to the limit of legal validity. Nothing in this Guaranty shall be construed to authorize the Guaranteed Parties to collect from Guarantor any interest that has not yet accrued, is unearned or subject to rebate or is otherwise not entitled to be collected by the Guaranteed Parties under applicable law. The provisions of this paragraph shall control every other provision of this Guaranty.

13. Notices. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder must be in writing and shall be effective upon receipt by the noticed party. Acceptable methods for giving notices hereunder shall include first-class U.S. mail, facsimile transmission and commercial courier service. Regardless of the manner in which notice is provided, notices may be sent to the addresses for Agent and Guarantor as set forth above or to such other address as either party may give to the other for such purpose in accordance with this Section.

14. Governing Law; Venue. This Guaranty, all acts and transactions hereunder and the rights and obligations of the parties hereto shall be governed, construed and interpreted according to the internal laws of the State of New York without giving effect to the conflict of laws principles thereof, other than Section 5-1401 of the New York General Obligations Law. All actions, suits or proceedings arising directly or indirectly hereunder may, at the option of Agent, be litigated in courts having suits within the State of New York, and Guarantor hereby expressly consents to the jurisdiction of any state or federal court located within said state and agrees that any service of process in such action or proceedings may be made by personal service upon Guarantor wherever Guarantor may be then located, or by certified or registered mail directed to Guarantor at Guarantor’s last known address; provided, however, that the foregoing shall not prevent Agent or any of the other

Guaranteed Parties from bringing any action, enforcing any Lien or judgment or exercising any rights or remedies against Guarantor, against any Collateral, or against any property of Guarantor, within any other county, state or other foreign or domestic jurisdiction. Guarantor waives any objection to venue and any objection based on a more convenient form in any action instituted under this Guaranty.

15. Successors and Assigns. All the rights, benefits and privileges of Agent shall vest in, and be enforceable by Agent and its successors and assigns. Agent may, without notice to Guarantor, assign this Guaranty, in whole or in part. This Guaranty shall be binding upon Guarantor and Guarantor’s successors and assigns.

16. Miscellaneous. This Guaranty expresses the entire understanding of the parties with respect to the subject matter hereof and may not be changed orally, and no obligation of Guarantor can be released or waived by Agent or any officer or agent of Agent, except by a writing signed by a duly authorized officer of Agent. If any part of this Guaranty is determined to be invalid, the remaining provisions of this Guaranty shall be unaffected and shall remain in full force and effect. No delay or omission on Agent’s or any of the Guaranteed Parties’ part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will Agent’s or any of the Guaranteed Parties’ action or inaction impair any such right or power, and all of the Guaranteed Parties’ rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies that any of the Guaranteed Parties may have under other agreements, at law or in equity. Time is of the essence of this Guaranty and of each provision hereof. The section headings in this Guaranty are inserted for convenience of reference only and shall in no way alter, modify or define, or be used in construing, the text of this Guaranty. This Guaranty may be executed in multiple counterparts, all of which taken together shall constitute one and the same Guaranty and the signature page of any counterpart may be removed therefrom and attached to any other counterpart.

17. Jury Trial Waiver. Guarantor and Agent each hereby waives the right to a jury trial in any action, suit, proceeding or counterclaim arising out of or related to this Guaranty and Guarantor further waives rights arising under applicable statutes or otherwise to require Agent or any of the Guaranteed Parties to institute suit against any Borrower or to exhaust Agent’s rights and remedies against any Borrower or any Collateral, Guarantor being bound to the payment of any and all indebtedness of Borrowers to the Guaranteed Parties, whether now existing or hereafter accruing as fully as if such indebtedness were directly owing to the Guaranteed Parties by Guarantor.

[this space intentionally left blank; signatures on following page]

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be signed, sealed and delivered by its duly authorized officers, on the day and year first written above.

ATTEST:	AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.
(“Guarantor”)

By:
Secretary	Title:
[CORPORATE SEAL]

EXHIBIT E

Form of Parent Pledge Agreement

STOCK PLEDGE AGREEMENT

This STOCK PLEDGE AGREEMENT (this “Agreement”) is made and entered into this      day of March, 2005, by and between AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC., a Delaware corporation (“Pledgor”), and BANK OF AMERICA, N.A., a national banking association, as collateral and administrative agent for the Lenders (as identified below) (together with its successors and assigns in such capacity, the “Agent”).

Recitals:

AMERICAN TIRE DISTRIBUTORS, INC., a Delaware corporation (“American Tire”), THE SPEED MERCHANT, INC., a California corporation (“Speed Merchant”), T.O. HAAS HOLDING CO., INC., a Nebraska corporation (“Haas Holding”), T.O. HAAS TIRE COMPANY, INC., a Nebraska corporation (“Haas Tire”), TEXAS MARKET TIRE HOLDINGS I, INC., a Texas corporation (“Holdings”), TEXAS MARKET TIRE, INC., a Texas corporation doing business as Big State Tire Supply (“Big State”), and TARGET TIRE, INC., a North Carolina corporation (“Target”), and ATD MERGERSUB, INC., a Delaware corporation (“MergerCo”; American Tire, Speed Merchant, Haas Holding, Haas Tire, Holdings, Big State, Target and MergerCo are referred to hereinafter individually as a “Borrower” and collectively as the “Borrowers”), the various financial institutions that are parties thereto from time to time as lenders (“Lenders”), Agent and the other agents named therein have entered into a certain Fourth Amended and Restated Loan and Security Agreement dated of even date herewith (as at any time amended, restated, modified or supplemented, the “Loan Agreement”), pursuant to which Lenders may from time to time make loans or extend other financial accommodations to or for the benefit of Borrowers.

Pursuant to the terms of a certain Continuing Guaranty Agreement dated the date hereof in favor of Agent (as at any time amended, the “Guaranty”), Pledgor has guaranteed the payment and performance to Agent, for the benefit of itself and the other Secured Parties, of all Secured Obligations.

A condition to the continued making of any loans under the Loan Agreement is Pledgor’s pledge to Agent, for the benefit of itself and the other Secured Parties, of all of the issued and outstanding shares of the capital stock of each of American Tire and MergerCo, as security for the Secured Obligations, whether arising under the Loan Agreement or under any other instrument or agreement evidencing or securing all or any part of the Secured Obligations (the Loan Agreement and all such other instruments and agreements being collectively called, together with all amendments thereto, the “Loan Documents”), and as security for the Guaranty.

NOW, THEREFORE, for Ten Dollars ($10.00) in hand paid to Pledgor and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to secure the timely payment and performance of the Secured Obligations and the Guaranty, Pledgor agrees as follows:

1. Definitions. Capitalized terms used herein, unless otherwise defined, shall have the meaning ascribed to them in the Loan Agreement. As used herein, the following terms shall have the following meanings:

“Company” shall mean American Tire and MergerCo, and the term “Companies” shall mean both of them.

“Pledged Collateral” shall have the meaning ascribed to in Section 2 hereof.

“Power” shall have the meaning ascribed to it in Section 2 hereof.

“Stock” shall mean and include the following:              shares of the capital stock of American Tire, evidenced by Stock Certificate No.              ; and              shares of the capital stock of MergerCo evidenced by Stock Certificate No.             .

2. Pledge; Agent’s Duties.

(a) Pledgor hereby pledges, assigns, transfers, sets over and delivers to Agent, for its benefit and the benefit of the other Secured Parties, and hereby grants to Agent, for its benefit and the benefit of the other Secured Parties, a security interest in all of the Stock and all options for the purchase of shares of capital stock of any Company, herewith delivered to Agent, for its benefit and the benefit of the other Secured Parties, accompanied by stock powers (“Powers”) duly executed in blank, with signatures properly attested, and all proceeds thereof and all dividends at any time payable in connection therewith (said Stock, Powers, proceeds and dividends hereinafter collectively called the “Pledged Collateral”), as security for the due and punctual payment and performance of the Secured Obligations and the Guaranty.

(b) Agent shall have no duty with respect to any of the Pledged Collateral other than the duty to use reasonable care in the safe custody of any tangible items of the Pledged Collateral in its possession. Without limiting the generality of the foregoing, Agent shall be under no obligation to sell any of the Pledged Collateral or otherwise to take any steps necessary to preserve the value of any of the Pledged Collateral or to preserve rights in the Pledged Collateral against any other Persons, but may do so at its option, and all expenses incurred in connection therewith shall be for the sole account of Pledgor.

3. Voting Rights. During the term of this Agreement, and so long as no Event of Default shall exist, Pledgor shall have the right to vote all or any portion of the Stock on all corporate questions for all purposes not inconsistent with the terms of this Agreement or any of the other Loan Documents. To that end, if Agent transfers all or any portion of the Pledged Collateral, into its name or the name of its nominee, to the extent authorized to do so under this Agreement or any of the other Loan Documents, Agent shall, upon the request of Pledgor, unless an Event of Default shall have occurred, execute and deliver or cause to be executed and delivered to Pledgor, proxies with respect to the Pledged Collateral. Pledgor hereby grants to Agent, effective upon or after the occurrence of any Event of Default, an IRREVOCABLE PROXY pursuant to which Agent shall be entitled to exercise all voting powers pertaining to the Pledged Collateral, including to call and attend all meetings of the shareholders of the Companies to be held from time to time with full power to act and vote in the name, place and stead of Pledgor (whether or not the Stock shall have been transferred into its name or the name of its nominee or nominees), give all consents, waivers and ratifications in respect of the Pledged Collateral and otherwise act with respect thereto as though it were the outright owner thereof, and any and all proxies theretofore executed by Agent shall terminate and thereafter be null and void and of no effect whatsoever.

4. Collection of Dividend Payments. During the term of this Agreement, and so long as there shall not occur or exist any Event of Default, Pledgor shall have the right to receive and retain any and all dividends payable by any Company on account of any of the Pledged Collateral except as otherwise provided in the Loan Documents. Upon or after the occurrence of any Event of Default, all dividends payable by any Company on account of any of the Pledged Collateral shall be paid to Agent, for the benefit of itself and the other Secured Parties, and any such sum received by Pledgor shall be deemed to be held by Pledgor in trust for the benefit of Agent and the other Secured Parties and shall be forthwith turned over to Agent for application by Agent to the Secured Obligations in such order of application as is specified in the Loan Agreement.

5. Representations and Warranties of Pledgor. Pledgor warrants and represents to Agent and the other Secured Parties as follows (which representations and warranties shall be deemed continuing): (a) Pledgor is the legal and beneficial owner of the Pledged Collateral; (b) all of the shares of the Stock have been duly and validly issued, are fully paid and nonassessable, and are owned by Pledgor free of any Liens except for Agent’s security interest hereunder; (c) the Stock constitutes all of the issued and outstanding capital stock of each of the Companies; (d) there are no contractual, charter or other restrictions upon the voting rights or upon the transfer of any of the Pledged Collateral; (e) Pledgor has the right to vote, pledge and grant a security interest in or otherwise transfer the Pledged Collateral without the consent of any other party and free of any Liens and applicable restrictions imposed by any governmental authority and without any restriction under the by-laws or charter of Pledgor or any Company or any agreement among Pledgor’s or any Company’s shareholders; (f) this Agreement has been duly authorized, executed and delivered by Pledgor and constitutes a legal, valid and binding obligation of Pledgor, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights; (g) the execution, delivery and performance by Pledgor of this Agreement and the exercise by Agent of its rights and remedies hereunder do not and will not result in the violation of the by-laws or charter of Pledgor, any violation of any material provision of any agreement, indenture, instrument or any violation in any material respects of any applicable law by which Pledgor or any Company is bound or to which Pledgor or any Company is subject (except Pledgor makes no representation or warranty about Agent’s prospective compliance with any federal or state laws or regulations governing the sale or exchange of securities); and (h) no consent, filing, approval, registration or recording is required (x) for the pledge by Pledgor of the Pledged Collateral pursuant to this Agreement or (y) to perfect the Lien created by this Agreement, except in each case to the extent that such consent, filing, approval, registration or recording has been obtained or made.

6. Affirmative Covenants of Pledgor. During the term of this Agreement, Pledgor covenants that it will: (a) promptly deliver to Agent all material written notices, and will promptly give written notice to Agent of any other material notices received by Pledgor with respect to the Pledged Collateral; and (b) deliver to Agent promptly to hold under this Agreement any shares of the capital stock of any Company subsequently acquired by Pledgor, whether acquired by Pledgor by virtue of the exercise of any stock options included within the Pledged Collateral or otherwise, accompanied by Powers, all in form and substance satisfactory to Agent.

7. Negative Covenants of Pledgor. During the term of this Agreement, Pledgor covenants that it will not (a) sell, convey or otherwise dispose of any of the Pledged Collateral or any interest therein, provided that Pledgor may sell all or any portion of the Stock pursuant to one or more sales to the extent permitted by Section 7.5 or 7.6 of the Loan Agreement (each, a “Permitted Sale”), and at the time of each such Permitted Sale, the Stock so sold and Pledgor’s rights with respect thereto shall cease to be subject to the terms of this Agreement and Agent shall deliver to Pledgor, at Pledgor’s expense, the Stock so sold; (b) incur or permit to be incurred any Lien whatsoever upon or with respect to any of the Pledged Collateral or the proceeds thereof, other than the security interest created hereby; (c) consent to the issuance by any Company of any new stock; or (d) consent to any merger or other consolidation of any Company with or into any corporation or other entity except to the extent such merger or other consolidation is permitted by Section 7.5 or 7.6 of the Loan Agreement.

8. Subsequent Changes Affecting Pledged Collateral. Pledgor represents to Agent and the other Secured Parties that Pledgor has made its own arrangements for keeping informed of changes or potential changes affecting the Pledged Collateral (including rights to convert, rights to subscribe, payment of dividends, reorganization or other exchanges, tender offers and voting rights), and Pledgor agrees that Agent and the other Secured Parties shall have no responsibility or liability for informing Pledgor of any such changes or potential changes or for taking any action or omitting to take any action with respect thereto. Agent may, at any time that an Event of Default exists, at its option and without notice to Pledgor, transfer or register the Pledged Collateral or any portion thereof into its or its nominee’s name with or without any indication that such Pledged Collateral is subject to the security interest hereunder.

9. Stock Adjustments. If during the term of this Agreement any stock dividend, reclassification, readjustment or other change is declared or made in the capital structure of any Company, or any option included within the Pledged Collateral is exercised, or both, all new, substituted and additional shares, or other securities, issued by reason of any such change or exercise shall, if received by Pledgor, be held in trust for Agent’s and the other Secured Parties’ benefit and shall be promptly delivered to and held by Agent, for the benefit of itself and the other Secured Parties, under the terms of this Agreement in the same manner as the Pledged Collateral originally pledged hereunder.

10. Warrants, Options and Rights. If during the term of this Agreement subscription warrants or any other rights or options shall be issued or exercised in connection with the Pledged Collateral, then such warrants, rights and options shall be immediately assigned by Pledgor to Agent, for the benefit of itself and the other Secured Parties, and all new stock or other securities so acquired by Pledgor shall be immediately assigned to Agent, for the benefit of itself and the other Secured Parties, to be held under the terms of this Agreement in the same manner as the Pledged Collateral originally pledged hereunder.

11. Registration. If Agent determines that it is advisable to register under or otherwise comply in any way with the Securities Act of 1933 or any similar federal or state law, or if such registration or compliance is required with respect to the securities included in the Pledged Collateral prior to sale thereof by Agent, then upon or at any time after the occurrence of an Event of Default, Pledgor will use its best efforts to cause any such registration to be effectively made, at no expense to Agent and Lenders, and to continue such registration effective for such time as may be reasonably necessary in the opinion of Agent, and will reimburse Agent and Lenders for any expense incurred by Agent or Lenders, including reasonable attorneys’ fees and accountants’ fees and expenses, in connection therewith.

12. Consent. Pledgor hereby consents that from time to time, before or after the occurrence or existence of any Default or Event of Default, with or without notice to or assent from Pledgor, any other security at any time held by or available to Agent or any other Secured Party for any of the Secured Obligations may be exchanged, surrendered, or released, and any of the Secured Obligations may be changed, altered, renewed, extended, continued, surrendered, compromised, waived or released, in whole or in part, as Agent or the other Secured Parties may see fit, and Pledgor shall remain bound under this Agreement and under the other Loan Documents notwithstanding any such exchange, surrender, release, alteration, renewal, extension, continuance, compromise, waiver or inaction, extension of further credit or other dealing.

13. Remedies Upon Default. Upon or after the occurrence of any Event of Default, Agent shall have, in addition to any other rights given by law or the rights given hereunder or under each of the other Loan Documents, all of the rights and remedies with respect to the Pledged Collateral of a secured party under the UCC. In addition, Agent may cause all or any part of the Stock held by it to be transferred into its name or the name of its nominee or nominees, if it has not already done so. Upon or at any time after the occurrence of an Event of Default, Agent may sell or cause the Pledged Collateral, or any part thereof, which shall then be or shall thereafter come into Agent’s possession or custody, to be sold at any broker’s board or at public or private sale, in one or more sales or lots, at such price as Agent may deem best, and for cash or on credit or for future delivery, and the purchaser of any or all of the Pledged Collateral so sold shall thereafter hold the same absolutely, free from any claim, encumbrance or right of any kind whatsoever. If any of the Pledged Collateral is sold by Agent upon credit or for future delivery, Agent shall not be liable for the failure of the purchaser to pay the same and in such event Agent may resell such Pledged Collateral. Unless the Pledged Collateral threatens to decline speedily in value or is or becomes of a type sold on a recognized market, Agent will give Pledgor reasonable notice of the time and place of any public sale thereof, or of the time after which any private sale or other intended disposition is to be made. Any sale of the Pledged Collateral conducted in conformity with reasonable commercial practices of banks, insurance companies or other financial institutions disposing of property similar to the Pledged Collateral shall be deemed to be commercially reasonable. Any requirements of reasonable notice shall be met if such notice is mailed to Pledgor, as provided in Section 21 below, at least ten (10) days before the time of the sale or disposition. Any other requirement of notice, demand or advertisement for sale is, to the extent permitted by applicable law, waived. Agent or any other Secured Party may, in its own name, or in the name of a designee or nominee, buy at any public sale of the Pledged Collateral and, if permitted by applicable law, buy at any private sale thereof. Pledgor will pay to Agent on demand all expenses (including court costs and reasonable attorneys’ fees and expenses) of, or incident to, the enforcement of any of the provisions hereof and all other charges due against the Pledged Collateral, including taxes, assessments or Liens upon the Pledged Collateral and any expenses, including transfer or other taxes, arising in connection with any sale, transfer or other disposition of Pledged Collateral. In connection with any sale of Pledged Collateral by Agent, Agent shall have the right to execute any document or form, in its name or in the name of Pledgor, which may be necessary or desirable in connection with such sale, including Form 144 promulgated by the Securities and Exchange Commission. In view of the fact that federal and state securities laws may impose certain restrictions on the method by which a sale of the Pledged Collateral may be effected after an Event of Default, Pledgor agrees that Agent may, from time to time, attempt to sell all or any part of the Pledged Collateral by means of a private placement restricting the bidders and prospective purchasers to those who will represent and agree that they are purchasing for investment only and not for distribution. Pledgor agrees that any such private sales may be at prices and other terms less favorable to the seller than if sold at public sales and that such private sales shall not by reason thereof be deemed not to have been made in a commercially reasonable manner. Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit the issuer of such securities to register such securities for public sale under the Securities Act of 1933, as amended, even if the issuer would agree to do so. Agent shall apply the cash proceeds actually received from any sale or other disposition to the reasonable expenses of retaking, holding, preparing for sale, selling and the like, to reasonable attorneys’ fees, and all legal expenses, travel and other expenses which may be incurred by Agent in attempting to collect the Secured Obligations or to enforce this Agreement or in the prosecution or defense of any action or proceeding related to the subject matter of this Agreement, and then to the Secured Obligations in the manner authorized by the Loan Agreement.

14. Redemption; Marshaling. Pledgor hereby waives and releases to the fullest extent permitted by applicable law any right of equity of redemption with respect to the Pledged Collateral before or after a sale conducted pursuant to Section 13 hereof. Pledgor agrees that neither Agent nor any other Secured Party shall be required to marshal any present or future security (including this Agreement and the Pledged Collateral pledged hereunder) for, or guaranties of, the Secured Obligations or any of them, or to resort to such security or guaranties in any particular order; and all of Agent’s rights hereunder and in respect of such security and guaranties shall be cumulative and in addition to all other rights, however existing or arising. To the fullest extent that it lawfully may, Pledgor hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of Agent’s rights under this Agreement or under any other instrument evidencing any of the Secured Obligations or under which any of the Secured Obligations is outstanding or by which any of the Secured Obligations is secured or guaranteed, and to the fullest extent that it lawfully may Pledgor hereby irrevocably waives the benefits of all such laws.

15. Term. This Agreement shall become effective only when accepted by Agent and, when so accepted, shall constitute a continuing agreement and shall remain in full force and effect until the earlier of (i) the Loan Agreement and the Guaranty are terminated and all of the Secured Obligations have been fully and finally paid, satisfied and discharged, and (ii) all of the Stock has been sold by Pledgor in one or more Permitted Sales, at which time this Agreement shall terminate and Agent shall deliver to Pledgor, at Pledgor’s expense, such of the Pledged Collateral as shall not have been sold or otherwise applied pursuant to this Agreement and the Loan Documents. Notwithstanding the foregoing, in no event shall any termination of this Agreement terminate any indemnity set forth in this Agreement or any of the other Loan Documents, all of which indemnities shall survive any termination of this Agreement or any of other Loan Documents.

16. Rules and Construction. The singular shall include the plural and vice versa, and any gender shall include any other gender as the text shall indicate. All references to “including” shall mean “including, without limitation.”

17. Successors and Assigns. This Agreement shall be binding upon Pledgor and its successors and assigns, and shall inure to the benefit of Agent and the other Secured Parties and their respective successors and assigns.

18. Construction and Applicable Law. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but, if any provision of this Agreement shall be held to be prohibited or invalid under any applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflict of laws principles thereof, other than Section 5-1401 of the New York General Obligations Law, provided, that perfection issues with respect to Article 9 of the UCC may give effect to applicable choice or conflict of law rules set forth in Article 9 of the UCC.

19. Cooperation and Further Assurances. Pledgor agrees that it will cooperate with Agent and will upon Agent’s request execute and deliver, or cause to be executed and delivered, all such other stock powers, instruments, financing statements, certificates, and other documents, and will take all such other action as Agent may reasonably request from time to time, in order to carry out the provisions and purposes hereof, including delivering to Agent, if requested by Agent, irrevocable proxies with respect to the Stock in form satisfactory to Agent. Until receipt thereof, this Agreement shall constitute Pledgor’s proxy to Agent or its nominee to vote all shares of the Stock then registered in Pledgor’s name (subject to Pledgor’s voting rights under Section 3 hereof).

20. Agent’s Exoneration. Under no circumstances shall Agent be deemed to assume any responsibility for or obligation or duty with respect to any part or all of the Pledged Collateral of any nature or kind, other than the physical custody thereof, or any matter or proceedings arising out of or relating thereto. Agent shall not be required to take any action of any kind to collect, preserve or protect its or Pledgor’s rights in the Pledged Collateral or against other parties thereto. Agent’s prior recourse to any part or all of the Pledged Collateral shall not constitute a condition of any demand, suit or proceeding for payment or collection of the Secured Obligations.

21. Notices. All notices, requests and demand to or upon either party hereto shall be given in the manner and become effective as stipulated in the Loan Agreement.

22. Pledgor’s Obligations Not Affected. The obligations of Pledgor hereunder shall remain in full force and effect without regard to, and shall not be impaired by (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of Pledgor; (b) any exercise or nonexercise, or any waiver, by Agent or Lenders of any right, remedy, power or privilege under or in respect of any of the Secured Obligations or any security thereof (including this Agreement); (c) any amendment to or modification of the Loan Agreement, the Guaranty, the other Loan Documents or any of the Secured Obligations; (d) any amendment to or modification of any instrument (other than this Agreement) securing any of the Secured Obligations; or (e) the taking of additional security for, or any guaranty of, any of the Secured Obligations or the release or discharge or termination of any security or guaranty for any of the Secured Obligations, whether or not Pledgor shall have notice or knowledge of any of the foregoing.

23. No Waiver, Etc. No act, failure or delay by Agent shall constitute a waiver of any of its rights and remedies hereunder or otherwise. No single or partial waiver by Agent or Lenders of any Default or Event of Default or right or remedy which Agent or Lenders may have shall operate as a waiver of any other Default, Event of Default, right or remedy or of the same Default, Event of Default, right or remedy on a future occasion. Pledgor hereby waives presentment, notice of dishonor and protest of all instruments included in or evidencing any of the Secured Obligations or the Pledged Collateral, and any and all other notices and demands whatsoever (except as expressly provided herein).

24. Section Headings. The section headings herein are for convenience of reference only, and shall not affect in any way the interpretation of any of the provisions hereof.

25. Agent Appointed Attorney-In-Fact. Pledgor hereby constitutes and appoints Agent, with full power of substitution, Pledgor’s attorney-in-fact for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument which Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is coupled with an interest and is irrevocable. Without limiting the generality of the foregoing, Agent shall have the power to arrange for the transfer, upon or at any time after the occurrence of an Event of Default, of any of the Pledged Collateral on the books of the applicable Company to the name of Agent or Agent’s nominee. Pledgor agrees to indemnify and save Agent and the other Secured Parties harmless from and against any liability or damage which Agent or any other Secured Party may suffer or incur, in the exercise or performance of any of Agent’s powers and duties specifically set forth herein.

26. Use of Loan Proceeds. Pledgor hereby represents and warrants to Agent and the other Secured Parties that none of the loan proceeds heretofore and hereafter received by any Borrower under the Loan Agreement are for the purpose of purchasing any “margin security” as that term is defined in either Regulation U promulgated by the Board of Governors of the Federal Reserve System, or refinancing any indebtedness originally incurred to purchase any such “margin security.”

27. Waiver of Subrogation and Other Claims. Pledgor recognizes that Agent, in exercising its rights and remedies with respect to the Pledged Collateral, may likely be unable to find one or more purchasers thereof if, after the sale of the Pledged Collateral, any Company was, because of any claim based on subrogation or any other theory, liable to Pledgor on account of the sale by Agent of the Pledged Collateral in full or partial satisfaction of the Secured Obligations or liable to Pledgor on account of any indebtedness owing to Pledgor that is subordinated to any or all of the Secured Obligations. Pledgor hereby agrees, therefore, that until the Secured Obligations are paid in full, Pledgor shall have no right or claim against any Company on account of any such subordinated indebtedness or on the theory that Pledgor has become subrogated to any claim or right of Agent or the other Secured Parties against such Company or on any basis whatsoever, and Pledgor hereby expressly waives and relinquishes all such rights and claims against the Companies.

28. WAIVERS. PLEDGOR HEREBY WAIVES: NOTICE OF AGENT’S ACCEPTANCE OF THIS AGREEMENT; NOTICE OF EXTENSIONS OF CREDIT, LOANS, ADVANCES OR OTHER FINANCIAL ASSISTANCE BY AGENT AND LENDERS; TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY (WHICH

AGENT ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM CONCERNING THIS AGREEMENT OR ANY OF THE PLEDGED COLLATERAL; PRESENTMENT AND DEMAND FOR PAYMENT OF ANY OF THE SECURED OBLIGATIONS; PROTEST AND NOTICE OF DISHONOR OR DEFAULT WITH RESPECT TO ANY OF THE SECURED OBLIGATIONS; AND ALL OTHER NOTICES TO WHICH PLEDGOR MIGHT OTHERWISE BE ENTITLED EXCEPT AS HEREIN OTHERWISE EXPRESSLY PROVIDED.

IN WITNESS WHEREOF, Pledgor has signed, sealed and delivered this Agreement on the day and year first above written.

PLEDGOR:

ATTEST:		AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

By:	/s/ J. Michael Gaither	By:	/s/ Scott A. Deininger
	J. Michael Gaither		Scott A. Deininger
	Secretary		Senior Vice President Finance and Administration and Treasurer

[CORPORATE SEAL]
Accepted:

AGENT:

BANK OF AMERICA, N.A.,
as Agent

		By:	/s/ Stephen Y. McGehee
Stephen Y. McGehee
Senior Vice President

ACKNOWLEDGMENT AND AGREEMENT OF THE ISSUERS

Each of the undersigned entities (each an “Issuer”) hereby acknowledges, represents and agrees that: (i) such Issuer has received a copy of the foregoing Stock Pledge Agreement (the “Agreement”), dated on or about the date hereof, by and between AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC., a Delaware corporation (“Pledgor”), and BANK OF AMERICA, N.A., a national banking association, in its capacity as collateral and administrative agent (together with its successors in such capacity, “Agent”) for various financial institutions (“Lenders”); (ii) the Agreement has been duly recorded and noted on the books and records of such Issuer and will be maintained as part of such books and records; (iii) the Agreement does not violate any term, condition or covenant of the organizational documents, articles of incorporation, certificate of formation or certificate of limited partnership or the by-laws, limited liability company operating agreement or limited partnership agreement of such Issuer (the “Issuer Agreements”), or of any other material agreement to which such Issuer is a party; (iv) such Issuer will comply with written instructions regarding transfer of the Collateral originated by Agent in compliance with the terms of the Agreement without further consent of Pledgor as the registered owner of the Collateral; (vi) such Issuer consents to the execution of the Agreement and to the assignment, transfer and pledge of the Collateral effected thereby; and (vii) upon the occurrence and during the continuance of an Event of Default, such Issuer consents to a public or private sale or sales of all or any part of the Collateral by Lender in accordance with the terms of the Agreement and consents to each purchaser of all or any part of the Collateral at such sale or sales becoming a shareholder, member, partner or other owner, if applicable, of such Issuer thereby entitled to the same rights and privileges and subject to the same duties as the owner of such Collateral under the Issuer Agreements.

Capitalized terms used herein, unless otherwise defined herein, shall have the meaning ascribed to them in the Agreement.

ISSUERS:

ATTEST:		AMERICAN TIRE DISTRIBUTORS, INC.

By:	/s/ J. Michael Gaither	By:	/s/ Scott A. Deininger
	J. Michael Gaither		Scott A. Deininger
	Secretary		Senior Vice President Finance and Administration and Treasurer
[CORPORATE SEAL]

ATTEST:		ATD MERGERSUB, INC.

By:	/s/ J. Michael Gaither	By:	/s/ Scott A. Deininger
	J. Michael Gaither		Scott A. Deininger
	Secretary		Senior Vice President Finance and Administration and Treasurer
[CORPORATE SEAL]

EXHIBIT F

Form of Subsection 3.11(d)(2) Certificate

Reference is hereby made to the Fourth Amended and Restated Loan and Security Agreement dated as of March     , 2005 (as amended, restated, modified or supplemented from time to time, the “Loan Agreement”), among the Borrowers, the several lenders from time to time parties thereto, and the Agents. Pursuant to the provisions of subsection 3.11(d)(2) of the Loan Agreement, the undersigned hereby certifies that it is not a “bank” as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended.

By:
Title:

EXHIBIT G

Form of Opinion of Gibson, Dunn & Crutcher LLP

(See attached)

EXHIBIT H

Form of Borrower Closing Certificate

(See attached)

EXHIBIT I

Form of Credit Parties Closing Certificate

(See attached)

EXHIBIT J

Form of Borrowing Base Certificate

Reference is made to the Fourth Amended and Restated Loan and Security Agreement dated as of March 31, 2005 (as amended, modified, supplemented or restated, the “Loan Agreement”), by and among American Tire Distributors, Inc., a Delaware corporation, The Speed Merchant, Inc., a California corporation, T.O. Haas Holding Co., Inc., a Nebraska corporation, T.O. Haas Tire Company, Inc., a Nebraska corporation, Texas Market Tire Holdings I, Inc., a Texas corporation, Texas Market Tire, Inc., a Texas corporation d/b/a Big State Tire Supply, Target Tire, Inc., a North Carolina corporation, and ATD MergerSub, Inc., a Delaware corporation (collectively, the “Borrowers”), the financial institutions party thereto from time to time (the “Lenders”), the Documentation Agent, the Co-Syndication Agents, and Bank of America, N.A., a national banking association, as administrative and collateral agent for the Lenders (together with its successor agents, the “Administrative Agent”). Terms used herein that are defined in the Loan Agreement are used with the meanings therein ascribed to them.

This certificate is furnished to the Administrative Agent by the Borrowers, in accordance with their obligations, under Section 6.9(c) of the Loan Agreement. The Borrowers certify that (a) the computation of the Borrowing Base attached hereto complies with all the applicable provisions of the Loan Agreement, and (b) the data has been prepared from the books of account and records of the Borrowers in accordance with GAAP (or other applicable accounting principles contemplated by the Loan Agreement) and presents fairly and accurately the status of the Borrowers’ accounts as at                              , 200    .

Date:

AMERICAN TIRE DISTRIBUTORS, INC., for itself and on behalf of the other Borrowers

By:
Name:
Title:

EXHIBIT K

Form of Vendor Lien Subordination Agreement

THIS VENDOR LIEN SUBORDINATION AGREEMENT is made on                     , 200    , between BANK OF AMERICA, N.A., a Rhode Island corporation, in its capacity as administrative agent (together with its successors in such capacity, “Agent”) for Lenders (as hereinafter defined), and                     , a                                               (“Trade Creditor”).

Recitals:

American Tire Distributors, Inc., a Delaware corporation (“ATD”), The Speed Merchant, Inc., a California corporation, T.O. Haas Holding Co., Inc., a Nebraska corporation (“Haas Holding”), and T.O. Haas Tire Company, Inc., a Nebraska corporation (“Haas Tire”); Texas Market Tire Holdings I, Inc., a Texas corporation (“Texas Holdings”); Texas Market Tire, Inc., a Texas corporation d/b/a Big State Tire Supply (“Big State”); Target Tire, Inc., a North Carolina corporation (“Target”); ATD Mergersub, Inc., a Delaware corporation (“MergeCo”); (ATD, Speed Merchant, Haas Holding, Haas Tire, Texas Holdings, Big State, Target, and MergeCo and each other Person that hereafter becomes a “Borrower” under and as defined in the Loan Agreement are collectively referred to herein as “Borrowers”) are parties to a Fourth Amended and Restated Loan and Security Agreement dated as of March     , 2005 (as amended to date and as the same may be further amended, restated, modified or supplemented from time to time, the “Loan Agreement”) with the financial institutions party thereto from time to time (“Lenders”) and Agent.

Pursuant to the terms of the Loan Agreement, Lenders have heretofore made and may from time to time hereafter make loans and other extensions of credit to Borrowers, which loans and extensions of credit directly and indirectly benefit all Borrowers. As security for the repayment by Borrowers of such loans and other extensions of credit, each Borrower has granted or will hereafter grant to Agent, for its benefit and the benefit of Lenders, a security interest in substantially all of such Borrower’s personal property, including all of such Borrower’s Inventory (as hereinafter defined) and all proceeds thereof.

Pursuant to the terms of [Name and date of Trade Creditor’s Security Agreement] (as amended to date and as the same may be further amended, restated, modified or supplemented from time to time, the “Trade Security Agreement”), each Borrower has granted or may hereafter grant to Trade Creditor a security interest in all Inventory (as hereinafter defined) consisting of tires sold to such Borrower by Trade Creditor and bearing any brand name or trademark used by Trade Creditor now or in the future (such Inventory is referred to herein as “Branded Inventory”).

Borrowers have requested that Lenders extend credit to or for the benefit of Borrowers based, in part, on the value of Branded Inventory, which extensions of credit will directly and indirectly benefit Trade Creditor. As an inducement to Lenders to so extend credit, Borrowers and Trade Creditor have agreed to enter into this Agreement with Agent for the purpose of establishing the priorities of Trade Creditor’s and Agent’s respective liens in the Branded Inventory and to set forth certain other agreements between Trade Creditor and Agent.

Accordingly, in consideration of the foregoing premises, the mutual covenants and conditions herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto, intending to be bound hereby, agree as follows:

1. Definitions; Rules of Construction.

(a) In addition to the terms defined in the recitals hereto, as used in this Agreement, the following terms shall have the following meanings for the purposes of this Agreement:

“Account” shall have the meaning given to the term “account” in the UCC.

“Bankruptcy Case” shall mean any case hereafter commenced by or against any Borrower under any chapter of the Bankruptcy Code.

“Bankruptcy Code” shall mean title 11 of the United States Code.

“Branded Inventory” shall have the meaning ascribed to it in the Recitals.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks are authorized or required to be closed under the laws of the State of New York.

“Chattel Paper” shall have the meaning given to the term “chattel paper” in the UCC.

“Collateral” shall mean and collectively include all of the following property of each Borrower, whether now existing or hereafter created or acquired (and whether acquired prior to or during the pendency of any Bankruptcy Case), wherever located: all Accounts, Inventory (including all Branded Inventory), General Intangibles, Documents, Instruments and Chattel Paper, and the proceeds and products of all of the foregoing.

“Document” shall have the meaning given to the term “document” in the UCC.

“Enforcement Action” shall mean and include any remedy available to Lenders under any of the Senior Creditor Documents or applicable law to enforce collection of any of the Senior Obligations following the occurrence of any Event of Default, and any remedy available to Trade Creditor under any of the Trade Creditor Documents or applicable law to enforce collection of any the Trade Obligations following the occurrence of an Event of Default, including, in each case, (a) the commencement of any action, suit or other proceeding against a Borrower to enforce payment of any of the Senior Obligations or Trade Obligations; (b) the repossession, foreclosure upon or other act to realize upon any of the Collateral; (c) any notification by a party to any account debtor on any Account to remit payments with respect to such Account to the notifying party; and (d) any involuntary petition for relief against a Borrower under the Bankruptcy Code or a petition or suit for the appointment of a receiver or other custodian for a Borrower or any of a Borrower’s assets.

“Event of Default” shall mean an event or condition that constitutes a default or an event of default under the Senior Credit Documents or the Trade Creditor Documents.

“General Intangibles” shall have the meaning given to the term “general intangibles” in the UCC and shall include all tax refund claims, patents, patent applications, copyrights, trademarks, tradenames, trade secrets, service marks and choses in action.

“Instrument” shall have the meaning given to the term “instrument” in the UCC.

“Inventory” shall have the meaning given to the term “inventory” in the UCC.

“Lien” shall mean any security interest, statutory lien, judgment lien, common law lien, equitable lien or other interest in any of the Collateral.

“Person” shall mean any natural person, sole proprietorship, corporation, partnership, limited liability company, joint venture, business trust, other business entity, or any governmental unit, agency, bureau or political subdivision.

“Senior Creditor Documents” shall mean and include the Loan Agreement and all other instruments or agreements now or hereafter evidencing or securing the payment of the whole or any part of the Senior Obligations, executed by a Borrower in favor of Agent, for its benefit and the benefit of Lenders and their affiliates.

“Senior Obligations” shall mean and include all liabilities and obligations of Borrowers to Agent, and Lenders and their affiliates, whether now or hereafter created, incurred or arising, and whether direct or indirect, absolute or contingent, primary or secondary, due or to become due, joint or several, or incurred during the pendency of a Bankruptcy Case or thereafter, including all liabilities now or at any time or times hereafter owing to Agent, Lenders and their affiliates under any of the Senior Creditor Documents.

“Trade Creditor Documents” shall mean and include the Trade Security Agreement and all other instruments or agreements now or hereafter evidencing or securing the payment of the whole or any part of the Trade Obligations.

“Trade Debt” shall mean, at any time, the outstanding trade debt then owing to Trade Creditor by Borrowers arising out of Borrowers’ purchases of Branded Inventory on open account.

“Trade Obligations” shall mean and include the Trade Debt and all other liabilities and obligations of Borrowers to Trade Creditor, whether now or hereafter created, incurred or arising, including all liabilities now or at any time hereafter owing to Trade Creditor under any of the Trade Creditor Documents.

“UCC” shall mean the Uniform Commercial Code (or any successor statute) as adopted and in force in the State of New York or, when the laws of any other state govern the method or manner of the creation or perfection of any security interest in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such state.

(b) All references to any instrument or agreement, including any of the Trade Creditor Documents or the Senior Creditor Documents, shall mean and include all amendments and modifications thereto and renewals and restatements thereof; all references to any statute shall mean and include all amendments thereto and all regulations issued pursuant thereto; and the words “including” and “include” shall mean “including, without limitation” and “include, without limitation.”

2. Consents to Liens. Trade Creditor’s security interest in Branded Inventory as security for the Trade Obligations is a permitted Lien under the Loan Agreement; the existence of such security interest does not constitute an Event of Default under any of the Senior Creditor Documents. Trade Creditor shall not request, accept or receive any Lien or other interest in any of the Collateral except for Branded Inventory and to the extent that Trade Creditor currently has a Lien on other Collateral, Trade Creditor is hereby deemed to have released such Lien and agrees to execute any and all documentation requested by Agent to evidence such release. Without limiting the generality of the foregoing, Creditor acknowledges and agrees that it shall not have a lien on or security interest in any proceeds of Branded Inventory. Trade Creditor hereby consents to each Borrower’s grant of Liens in all of the Collateral to Agent, for its benefit, the Lenders and their affiliates, as security for the Senior Creditor Obligations and agrees that the existence of any such Liens shall not constitute an Event of Default under any of the Trade Creditor Documents.

3. Priority of Liens.

(a) Trade Creditor and Agent agree at all times, whether before, after or during the pendency of any bankruptcy, reorganization or other insolvency proceeding and notwithstanding the priorities which would ordinarily result from the order of granting or perfection of any Liens, the order of filing or recording of any financing statements, or the priorities that would otherwise apply under applicable law, that (i) Agent’s Liens in the Collateral constitute first priority Liens in such property to secure the Senior Obligations and shall be superior to any Lien or other interest of Trade Creditor in the same property arising pursuant to the Trade Creditor Documents, by operation of law or otherwise; and (ii) any Lien or other interest at any time acquired by Trade Creditor in any of the Collateral shall be subordinate to the Liens of Agent therein.

(b) For purposes of the foregoing priorities, any claim of a right of setoff by Trade Creditor shall be treated in all respects as a Lien and no claim to right of setoff by Trade Creditor shall be asserted to defeat or diminish the rights or priorities provided for herein in favor of Agent.

(c) If for any reason any Lien granted or conveyed by a Borrower to Agent pursuant to the Senior Creditor Documents or otherwise is set aside or otherwise declared ineffective, in whole or in part, by any court of competent jurisdiction, and if as a consequence thereof Trade Creditor becomes entitled to receive any proceeds from any of the Collateral or on account of Trade Creditor’s Lien in any of the Collateral, then any such payments or proceeds received by Trade Creditor shall be used by it to purchase a junior participation in the Senior Obligations pursuant to a junior participation agreement in form and content satisfactory to Agent but in all events providing that Lenders’ retained interest in the Senior Obligations (including both principal and interest) and all costs and expenses incurred by Agent and Lenders (including attorneys’ fees) in attempting to collect the Senior Obligations or to realize upon any of the Collateral shall be paid in full before Trade Creditor shall be entitled to any payment on account of its junior participation and Trade Creditor’s junior participation will be without recourse of any kind to Agent or any Lender except for Agent’s or any Lender’s gross negligence or willful misconduct after the date of Trade Creditor’s purchase of such junior participation.

(d) In no event shall Trade Creditor institute, or join as a party in the institution of, or directly or indirectly assist in the prosecution of, any action, suit or proceeding seeking a determination that the Lien of Agent in any of the Collateral is invalid, unperfected or avoidable, or is or should be subordinated to the interests of any other Person. In no event shall Agent or any Lender institute, or join as a party in the institution of, or directly or indirectly assist in the prosecution of, any action, suit or proceeding seeking a determination that the Lien of Trade Creditor in any of the Collateral is invalid, unperfected or avoidable, or is or should be subordinated to the interests of any Person other than Agent under the terms hereof.

(e) If at any time Agent shall subordinate, in whole or in part, its Lien upon any of the Collateral to or in favor of any other Person, the priority of Agent’s Lien in the Collateral I Trade Creditor shall not be affected thereby and Agent’s Lien shall continue to be superior to Trade Creditor’s Lien in the Collateral as provided in paragraph 3(a) of this Agreement.

4. Standby as to Certain Actions. Trade Creditor agrees that it will not ask for, demand, sue for, collect, take, receive, or repossess any of the Branded Inventory or other Collateral from any Borrower by setoff or in any other manner, or otherwise take any Enforcement Action with respect to the whole or any part of the Collateral, whether by judicial action or under power of sale, by self-help repossession or otherwise, unless and until all of the Senior Obligations have been paid finally and in full and Lenders’ commitments to extend further credit to or for the benefit of Borrowers have been terminated. If Trade Creditor in violation of the terms hereof, initiates any Enforcement Action against a Borrower or any of the Collateral, Agent may interpose this Agreement and demand specific performance of the terms hereof.

5. Agent’s Rights Exclusive. Agent, on behalf of Lenders, shall have the exclusive right to collect, foreclose upon, sell, transfer, liquidate or otherwise dispose of any or all of the Collateral as provided in the Senior Creditor Documents or by applicable law, in the manner deemed appropriate by Agent and Lenders, without regard to any Liens of Trade Creditor therein, and Trade Creditor will not hinder Agent’s actions in enforcing its remedies or taking any Enforcement Action with respect to the Collateral; provided, however, that after payment in full of all Senior Obligations and the termination of Lenders’ commitments to extend further credit to or for the benefit of Borrowers, Agent shall deliver to Trade Creditor (unless otherwise restricted by applicable law or by any order issued by a court in the proper exercise of its jurisdiction and subject in all events to Agent’s receipt of an indemnification from Trade Creditor of all liabilities arising from such delivery) for application to the Trade Obligations any proceeds remaining from the sale or other disposition of the Collateral. To the fullest extent permitted by applicable law, Trade Creditor waives any requirement on the part of Agent or any Lender to conduct any sale or other disposition of any of the Collateral in a commercially reasonable manner, and Agent shall be fully authorized to sell or otherwise dispose of any or all of the Collateral in the manner deemed appropriate by Agent and Lenders, including by the exercise of any right Agent may have to accept any or all of the Collateral in total or partial satisfaction of any of the Senior Obligations in accordance with the UCC or otherwise.

6. Receipt of Monies by Trade Creditor. Trade Creditor agrees that should it receive any money from the sale, liquidation, casualty or other disposition of, or as a result of its Lien in any of the Collateral, it will (unless otherwise restricted by law) hold the same in trust for

Agent and Lenders and promptly pay over the same to Agent for application to the Senior Obligations (unless otherwise restricted by law or by any order issued by a court in the proper exercise of its jurisdiction).

7. Agreement on Certain Bankruptcy Matters.

(a) Without impairing, abrogating or in any way affecting Agent’s or any Lender’s rights hereunder, including the relative priorities established by paragraph 3 hereof, Agent may during any Bankruptcy Case give or withhold its consent to any Borrower’s or any bankruptcy trustee’s use or consumption of any Collateral (including cash proceeds of any Accounts or other Collateral), or may provide financing or otherwise extend credit to any Borrower or any bankruptcy trustee secured by a first priority Lien upon any or all of the Collateral, whether acquired by such Borrower prior to or after the commencement of such Bankruptcy Case, and by its execution of this Agreement, Trade Creditor shall be deemed to have consented to such Borrower’s or any bankruptcy trustee’s use of Collateral if and to the extent consented to by Agent and the applicable Lenders and to any financing proposed to be provided by Lenders (or any of them) to a Borrower or any bankruptcy trustee that is secured by a Lien upon any or all of the Collateral during the pendency of any such Bankruptcy Case. Any Lien at any time acquired by Trade Creditor in any of the Collateral, whether such Collateral is created, acquired or arises at any time prior to or after any such Bankruptcy Case, shall be subject to all of the terms of this Agreement and shall be subordinate in priority to all Liens at any time granted to or obtained by Agent with respect to any such Collateral, including Liens granted to or conferred upon Agent to secure financing in any Bankruptcy Case.

(b) If the applicable Lenders consent to the sale of any of the Collateral during any Bankruptcy Case (whether such sale is to be made pursuant to 11 U.S.C. § 363, pursuant to a plan of reorganization or otherwise), then Trade Creditor shall be deemed to have consented to any such sale and shall, if requested to do so by Agent in connection with any such sale, promptly execute and deliver to Agent a release of Trade Creditor’s Liens with respect to the Collateral to be sold.

(c) If Agent or any Lender shall be required in any Bankruptcy Case to return, refund or repay to a Borrower or any trustee or committee appointed in the Bankruptcy Case any payment or proceeds of any Collateral in connection with any action, suit or proceeding alleging that Agent or such Lender’s receipt of such payments or proceeds was a transfer voidable under state or federal law (including the Bankruptcy Code), then Agent or such Lender shall not be deemed ever to have received such proceeds for purposes of this Agreement in determining whether and when all of the Senior Obligations have been paid in full.

8. Agreement to Release Liens. Trade Creditor agrees that it will (if requested to do so by Agent after and during the continuance of an Event of Default under the Senior Creditor Documents) release its Liens in any Collateral in connection with and in order to facilitate any orderly liquidation sale of such Collateral by any Borrower or any bankruptcy trustee or receiver for such Borrower, and promptly upon the request of Agent, it will execute and deliver such documents, instruments and agreements as are necessary to effectuate such release and to evidence such release in the appropriate public records, provided that the net proceeds from any such sale or other disposition are to be applied in reduction of the Senior Obligations (with any excess after the Senior Obligations have been paid in full to be turned over to Trade Creditor, to the extent not otherwise prohibited by applicable law).

9. Waiver of Marshalling; Application of Payments and Proceeds. Trade Creditor hereby waives any right to require Agent to marshall any security or collateral or otherwise to compel Agent or any Lender to seek recourse against or satisfaction of the indebtedness to it from one source before seeking recourse or satisfaction from another source. Agent shall be authorized to apply any and all payments, collections and proceeds of Collateral received by it to such portion of the Senior Obligations as Agent may lawfully elect consistent with the provisions of the Senior Creditor Documents.

10. Provisions Concerning Insurance. Proceeds of the Collateral include insurance proceeds, and therefore the priorities set forth in paragraph 3 hereof govern the ultimate disposition of casualty insurance proceeds. Agent shall have the sole and exclusive right, as against Trade Creditor, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of the Collateral. All proceeds of such insurance shall inure to Agent to the extent of the Senior Obligations, and Trade Creditor shall cooperate (if necessary), at Agent’s expense, in a reasonable manner in effecting the payment of insurance proceeds to Agent. Agent shall have the right (as between the parties hereto) to determine whether such proceeds will be applied to its claim or used to rebuild, replace or repair the affected Collateral. If such proceeds are applied to Senior Obligations, any proceeds remaining after payment in full of Senior Obligations and expenses of collection, provided that Lenders’ commitments to extend further credit to or for the benefit of Borrowers shall have been terminated, shall be promptly remitted to Trade Creditor for application to the Trade Obligations or to Borrowers, as applicable.

11. Notices. All notices, requests and demands to or upon a party hereto shall be in writing and shall be delivered by hand, sent by certified or registered mail, return receipt requested or by telecopier and shall be deemed to have been validly served, given or delivered when delivered against receipt or four (4) Business Days after deposit in the United States mail, certified, return receipt requested, postage prepaid, or, in the case of telecopy notice, when received at the office of the noticed party, in each case addressed as follows:

(a)	if to Agent:	Bank of America, N.A.
300 Galleria Parkway, Suite 800
Atlanta, Georgia 30339
Attention: Loan Administration Manager
Telecopier No.: (770) 857-2947

(b)	if to Trade Creditor:

Attention:
Telecopier No.: ( )

or to such other address as each party may designate for itself by like notice given in accordance with this paragraph. Any written notice that is not sent in conformity with the provisions hereof shall nevertheless be effective on the date that such notice is actually received by the noticed party. Trade Creditor hereby agrees that any requirement for the giving of notice by Agent under the UCC or otherwise in connection with any exercise by Agent of any of its and Lenders’ rights or remedies with respect to the Collateral shall be satisfied by the giving of written notice at least five (5) days prior to the date on which such rights or remedies are to be exercised by Agent, provided that nothing herein shall be deemed to require the giving of any such notice when such notice is not required by applicable law.

12. No Duties Imposed Upon Agent or any Lender. The rights granted to Agent in this Agreement are solely for its protection and nothing herein contained imposes on Agent or any Lender any duties with respect to any of the Collateral. None of Agent or any Lender has any duty to preserve rights against prior parties on any instrument or chattel paper received from any Borrower as collateral security for any of the Senior Obligations.

13. Relationship of Parties. This Agreement is entered into solely for the purposes set forth above, and neither party assumes any responsibility to the other party to advise such other party of information known to such party regarding the financial condition of any Borrower or regarding the Collateral, or of any other circumstances bearing upon the risk of nonpayment of the obligations of such Borrower, under the Trade Creditor Documents, or the Senior Creditor Documents. Each party shall be responsible for managing its relationship with Borrowers and neither party shall be deemed the agent of the other for any purpose. Trade Creditor, on one hand, and Agent and Lenders, on the other hand, each may alter, amend, supplement, release, discharge or otherwise modify any terms of the Trade Creditor Documents or of the Senior Creditor Documents, respectively, without notice to or the consent of the other.

14. No Debt Subordination. Nothing in this Agreement shall be construed to be or operate as a subordination of any of the Senior Obligations to the Trade Obligations, or vice versa.

15. Additional Credit Extensions; Amendments to Senior Creditor Documents; Amendments to Trade Creditor Documents. Trade Creditor acknowledges, understands and agrees that Lenders may make loans to or for the benefit of Borrowers from time to time, pursuant to the Senior Creditor Documents or otherwise, and all such loans shall constitute part of the Senior Obligations and shall be secured by all of the Collateral, and nothing herein shall restrict in any manner or in any way the right of Borrowers to obtain additional credit from Lenders or the right of Lenders to make available such additional credit to Borrowers as Lenders in their sole discretion may elect. Agent, Lenders and Borrowers may amend, modify, supplement or waive any of the provisions of the Senior Creditor Documents without notice to or the consent of Trade Creditor and without in any manner affecting this Agreement or any of Agent’s or any Lender’s rights hereunder. Without the prior written consent of the Lenders, neither Trade Creditor nor any of the Borrowers may amend or otherwise modify the terms of any Trade Creditor Document in any material respect or in any respect that could reasonably be expected to be adverse to the interests of the Agent and the Lenders.

16. Indemnity. Trade Creditor agrees to indemnify, defend and hold Agent and each Lender harmless from and against any loss, damage, cost, claim or expense, including court costs and attorneys’ fees, incurred or sustained by Agent and such Lender in connection with any remittances of proceeds of any Collateral made pursuant to the terms hereof from Agent to Trade Creditor, to the extent that such remittance of proceeds subsequently is determined by a court of competent jurisdiction to have been prohibited by applicable law, avoidable under any insolvency law (including the Bankruptcy Code), or in violation of the rights of any other creditor of any Borrower when made. The foregoing indemnity shall survive any termination of this Agreement.

17. Independent Credit Investigations. None of the parties hereto nor any of their respective directors, officers, agents, employees, successors or assigns shall be responsible to the others or to any other Person for any Borrower’s solvency, financial condition or ability to repay any of the Trade Obligations or any of the Senior Obligations, or for statements of any Borrower, oral or written, or for the validity, sufficiency or enforceability of any of the Trade Creditor Documents or any of the Senior Creditor Documents, or the validity or priority of any liens or security interests granted by any Borrower to either party in connection with any of the Trade Creditor Documents or any of the Senior Creditor Documents. Each party hereto has entered into its agreements with Borrowers based upon its own independent investigation, and makes no warranty or representation to the other party nor does it rely upon any representation of the other party with respect to matters identified or referred to in this paragraph.

18. No Rights Conferred Upon Borrowers. Nothing herein shall be construed to confer any rights upon Borrowers. Without limiting the generality of the foregoing, if any party hereto shall enforce its rights or remedies in violation of this Agreement, Borrowers shall not be authorized to use such violation as a defense to any right or remedy exercised by such party, nor assert such violation as a counterclaim or basis of setoff or recoupment against such party, unless the other party hereto consents in writing and itself asserts that the exercise of right or remedy is in violation of this Agreement.

19. Governing Law. This Agreement shall be interpreted, and the rights and obligations of the parties hereto determined, in accordance with the internal laws of the State of New York without giving effect to the conflict of laws principles thereof, other than Section 5-1401 of the New York General Obligations Law.

20. No Third Party Beneficiaries. Nothing contained in this Agreement shall be deemed to indicate that this Agreement has been entered into for the benefit of any Person other than the parties hereto.

21. Conflict with Documents. The provisions of this Agreement are intended by the parties to control any conflicting provisions in the Senior Creditor Documents or the Trade Creditor Documents, including any covenants prohibiting further borrowing or encumbrances of Collateral.

22. Counterparts; Telecopied Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

23. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. In no event, however, shall either party hereto transfer or assign any Lien that it may have in any of the Collateral to any Person unless the transferee or assignee thereof shall first agree in writing to be bound by the terms of this Agreement the same as if an original signatory hereto. Notwithstanding the immediately preceding sentence, any Person whose loans or advances to Borrowers (or either of them) hereafter are used to refinance and pay in full the Senior Obligations shall be deemed for all purposes hereof to be the successor to Agent, and from and after the date of any such refinancing in satisfaction in full of the Senior Obligations such Person shall be deemed a party hereto in the place and stead of Agent as if such Person had been the original signatory hereto, and all loans, advances, liabilities, debit balances, covenants and duties at any time or times owed by Borrowers to such successor to Agent, whether direct or indirect, absolute or contingent, secured or unsecured, due or to become due, then existing or thereafter arising, including any renewals, extensions, modifications, or replacements of any of the foregoing, shall be deemed for all purposes hereunder to constitute and be Senior Obligations.

24. Further Assurances. Each of the parties hereto agrees to execute such amendments to financing statements and other documents as may be necessary to reflect of record the existence of this Agreement and the relative priorities established pursuant to paragraph 3 hereof. Without limiting the generality of the foregoing, Trade Creditor agrees that any UCC-1 financing statement or other document filed of record to evidence or perfect Trade Creditor’s security interest in any of the Branded Inventory shall conspicuously state that the security interest perfected thereby is subordinate in priority to all Liens at any time granted to or conferred upon Agent with respect to the Trade Credit Collateral and all other Collateral.

25. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

26. Entire Agreement; Amendments. This Agreement expresses the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior understandings and agreements of the parties regarding the same subject matter. This Agreement may not be amended or modified except by a writing signed by the parties hereto.

27. Jury Trial Waiver. Trade Creditor and Agent each hereby waives all rights to a trial by jury in connection with any action, suit or other proceeding arising out of or related to this Agreement.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

BANK OF AMERICA, N.A., as Administrative Agent
(“Agent”)

By:
Title:

(“Trade Creditor”)

By:
Title:

ACKNOWLEDGMENT AND AGREEMENT

Each of the undersigned hereby accepts and acknowledges receipt of a copy of the foregoing Vendor Lien Subordination Agreement and consents to and agrees to be bound by all provisions thereof, including, without limitation, the agreements between Agent, on behalf of Lenders, and Trade Creditor with respect to the payment by each to the other of certain proceeds derived from the liquidation of the Collateral.

Each of the undersigned further acknowledges and agrees that the Vendor Lien Subordination Agreement may be modified or amended at any time or times without notice to or the consent of any of the undersigned.

Each of the undersigned agrees to indemnify, defend and hold Agent and each Lender harmless from and against any loss, damage, cost, claim or expense, including court costs and attorneys’ fees, incurred or sustained by Agent and such Lender in connection with any remittances of proceeds of any Collateral made pursuant to the terms of the Vendor Lien Subordination Agreement from Agent to Trade Creditor, to the extent that such remittance of proceeds subsequently is determined by a court of competent jurisdiction to have been prohibited by applicable law, avoidable under any insolvency law (including the Bankruptcy Code), or in violation of the rights of any other creditor of any of the undersigned when made. The foregoing indemnity shall survive any termination of the Vendor Lien Subordination Agreement.

Capitalized terms used in this Acknowledgment and Agreement without definition have the meaning specified in the foregoing Vendor Lien Subordination Agreement unless the context otherwise requires.

As of                     , 200    .

AMERICAN TIRE DISTRIBUTORS, INC.

Attest:

By:	By:
Name:	Name:
Title:	Title:
[Corporate Seal]

THE SPEED MERCHANT, INC.
Attest:

By:	By:
Name:	Name:
Title:	Title:
[Corporate Seal]

T.O. HAAS HOLDING CO., INC.
Attest:

By:	By:
Name:	Name:
Title:	Title:
[Corporate Seal]

T.O. HAAS TIRE COMPANY, INC.

Attest:

By:	By:
Name:	Name:
Title:	Title:
[Corporate Seal]

TEXAS MARKET TIRE HOLDINGS I, INC.

Attest:

By:	By:
Name:	Name:
Title:	Title:
[Corporate Seal]

TEXAS MARKET TIRE, INC., d/b/a Big State Tire Supply

Attest:

By:	By:
Name:	Name:
Title:	Title:
[Corporate Seal]

TARGET TIRE, INC.

Attest:

By:	By:
Name:	Name:
Title:	Title:
[Corporate Seal]

Attest:	ATD MERGERSUB, INC.

By:	By:
Name:	Name:
Title:	Title:
[Corporate Seal]